Exhibit 10.1

EXECUTION VERSION

$250,000,000

CREDIT AGREEMENT

Dated as of April 11, 2018

among

WISDOMTREE INVESTMENTS, INC.

as the Parent and U.S. Borrower,

WISDOMTREE INTERNATIONAL HOLDINGS LTD

as the English Borrower,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent, Collateral Agent, L/C Issuer and Lender

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

CREDIT SUISSE SECURITIES (USA) LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners,

and

ROYAL BANK OF CANADA,

BMO CAPITAL MARKETS,

FIFTH THIRD BANK

and

PNC CAPITAL MARKETS LLC

as Co-Lead Arrangers,

and

STANDARD CHARTERED BANK

as Co-Arranger

and

BANK OF AMERICA, N.A.

as Syndication Agent

i

SCHEDULES

I	Guarantors, Certain Scheduled Excluded Subsidiaries and Unrestricted Subsidiaries
1.01(a)	Initial Term A Commitments
1.01(b)	UK Qualifying Lender Confirmation and UK DTTP Scheme
1.01(c)	Applicable Designees
1.01(d)	Amount of Multicurrency Revolving Credit Commitments
4.01(a)	Closing Date Documents
5.07	Real Property
5.10	Plans
6.13(b)	Post-Closing Matters
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.08	Affiliate Transactions
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	Parent Guarantee
A-2	Subsidiary Guarantee
B	Committed Loan Notice
C	Compliance Certificate
D-1	Term Note
D-2	Revolving Credit Note
E	Solvency Certificate
F-1	U.S. Security Agreement
F-2	English Borrower Share Pledge
F-3	Target Share SIA
F-4	UK Security Agreement
G	Intercompany Note
H-1 to H-4	Tax Certificates
I	Assignment and Assumption
J	Perfection Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of April 11, 2018, among WISDOMTREE INVESTMENTS, INC., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”), WISDOMTREE INTERNATIONAL GROUP, INC., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), WISDOMTREE INTERNATIONAL HOLDINGS LTD, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Lender (such terms and each capitalized term not defined in this preamble or the preliminary statements below have the meaning provided in Section 1.01) and each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”).

PRELIMINARY STATEMENTS

The English Borrower intends to acquire (the “Acquisition”) the entire issued share capital of Electra Target Holdco Limited, a private company incorporated in Jersey with registered number 125128 (the “Acquired Business”), pursuant to that certain Share Sale Agreement dated as of November 13, 2017 (together with the schedules and exhibits thereto, and as the same may be amended, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), among the Parent, the English Borrower and ETF Securities Limited, a private company incorporated in Jersey with registered number 88370 (the “Seller”).

In connection with the foregoing, the Borrowers have requested that the Lenders extend certain credit facilities in an aggregate principal amount of $250,000,000, consisting of (i) Initial Term A Loans to be made available to the English Borrower on the Closing Date in an aggregate principal amount of $200,000,000 and (ii) Multicurrency Revolving Credit Commitments (which Multicurrency Revolving Credit Commitments shall include a sub-facility as set forth herein with respect to Letters of Credit) to be made available to the Borrowers in an aggregate principal amount of $50,000,000.

The English Borrower shall use the proceeds of the Initial Term A Loans, together with borrowings by the English Borrower and/or the Parent Borrower under the Revolving Credit Facility on the Closing Date (if any) and the Closing Date Contribution, solely (a) to fund the Acquisition and (b) to pay the Transaction Expenses.

The Lenders have indicated their willingness to lend and each L/C Issuer (as defined below) has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.    Defined Terms. As used in this Agreement (including in the preamble and preliminary statements hereto), the following terms shall have the meanings set forth below:

“ABR” means the highest of (a) the rate of interest determined by the Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and notified to the applicable Borrower, (b) the Federal Funds Effective Rate from time to time plus 0.50% per annum and (c) the 1-month LIBOR Rate (as defined below, and taking into account the floor) plus 1.00% per annum.

“ABR Loan” means a Loan that bears interest based on the ABR.

“Acquired Business” has the meaning set forth in the preliminary statements to this Agreement.

“Acquisition” has the meaning set forth in the preliminary statements to this Agreement.

“Acquisition Agreement” has the meaning set forth in the preliminary statements to this Agreement.

“Acquisition Agreement Representations” means the representations and warranties made by or on behalf of the Seller with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the English Borrower (or any of its Affiliates) has the right, pursuant to the Acquisition Agreement, to terminate its (or their) obligations under the Acquisition Agreement (or decline to consummate the Acquisition) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” means, at any time, any Person that is not (w) a Disqualified Lender, (x) a Defaulting Lender, (y) a natural Person or (z) the Parent or any of its Subsidiaries, in each case, that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment or Replacement Term Loans Amendment in accordance with Section 2.15; provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, to the extent that each such Additional Refinancing Lender is not an Affiliate of a then-existing Lender or an Approved Fund, (ii) the Parent and (iii) in the case of a Refinancing Amendment in respect of the Revolving Credit Loans, each L/C Issuer.

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent. Unless the context otherwise requires, the term “Administrative Agent” as used herein and in the other Loan Documents shall include the Collateral Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent with respect to any Lender.

“AdvisorEngine” means AdvisorEngine, Inc., a Delaware corporation.

“Affected Class” has the meaning set forth in Section 3.07(a).

“Affected Casualty Event” has the meaning set forth in Section 2.05(b)(ix).

“Affected Disposition” has the meaning set forth in Section 2.05(b)(ix).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. For the avoidance of doubt, none of the Arrangers, the Agents or their respective lending Affiliates shall be deemed to be an Affiliate of the Parent or any of its Subsidiaries.

“Agent Parties” has the meaning set forth in Section 10.02(b).

“Agent-Related Persons” means the Agents and their respective Affiliates and the respective officers, directors, employees, partners, trustees, agents, advisors, attorneys-in-fact and other representatives of each of the foregoing.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the UK Security Trustee and the Arrangers.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Alternative Currency” has the meaning assigned to that term in Section 2.04(b).

“Agreed Guaranty and Security Principles” means, with respect to any Non-U.S. Subsidiary incorporated or formed under the laws of any jurisdiction, that a guaranty of any of the Obligations (including pursuant to the Subsidiary Guarantee) or a pledge or grant of a security interest in an asset (including Equity Interests) otherwise required to be pledged under this Agreement or any other Loan Document, in each case shall not be required to be given by such Subsidiary to the extent that such guaranty, pledge or grant:

(a)    is prohibited by or in breach of or could reasonably be expected to be in breach of (i) any Requirement of Law (including, but not limited to, any exchange control, financial assistance, corporate benefit, corporate interest, minimum capitalization, fraudulent conveyance, “interest stripping”, transfer pricing, thin capitalization, retention of title or similar laws, rules or regulations) or (ii) any Contractual Obligation in effect as of the Closing Date (or, if later, the date such Subsidiary is formed or acquired so long as not incurred in contemplation thereof (or contractual obligations not more restrictive in any material respect, solely in the case of limitations and restrictions impacting guarantees, pledges, security interests and assets, than those in existence at such earlier time));

(b)    would require consent, approval, license or authorization from any Governmental Authority (including supervisory board, works council, regulator or regulatory board (or equivalent), or other external body) to provide a guarantee, pledge or grant (unless such consent, approval, license or authorization has been received);

(c)    could reasonably be expected to result in a risk of (i) breach of the fiduciary duties of, or personal civil or criminal liability on the part of, any of any such Non-U.S. Subsidiary’s officers, directors, employees or similar persons or (ii) criminal liability on the part of any such Non-U.S. Subsidiary;

(d)    could reasonably be expected to result in material adverse tax consequences (including in relation to interest deductibility, stamp duty and the possibility to form a fiscal unity) to the Parent or any of its Restricted Subsidiaries as determined in good faith by the Parent in consultation with the Administrative Agent; or

(e)    could reasonably be expected to result in costs (including stamp duty, VAT, notarization and registration fees) or other consequences that would be excessive in relation to the benefits afforded thereby, as determined in good faith by the Parent and the Administrative Agent.

“Agreement” means this Credit Agreement, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 10.24.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, an ABR floor greater than 1.00% or a LIBOR Rate floor greater than 0.00% (with such increased amount being equated to interest margins in accordance with this defined term for purposes of determining any increase to the Applicable Margin) or otherwise, in each case incurred or payable by the U.S. Borrower or the English Borrower, as the case may be, generally to all the Lenders of such Indebtedness; provided that (i) upfront fees and OID shall be equated to an interest rate assuming a three-year life to maturity, (ii) “All-In Yield” shall not include any structuring fees, syndication fees, ticking fees, unused line fees, commitment fees, amendment fees, underwriting and arranger fees, other similar fees and other fees in each case not paid generally to all Lenders in the primary syndication of such Indebtedness, (iii) if and to the extent such Indebtedness was originally issued with OID or upfront fees and was subsequently repriced through an amendment in connection with which no additional OID or upfront fees were incurred, the OID or upfront fees with respect to the original issuance of such Indebtedness will be taken into account and (iv) if any such Indebtedness constitutes fixed-rate Indebtedness, the fixed rate coupon of such Indebtedness shall be swapped to a floating rate on a customary matched-maturity basis, and the All-In Yield of such fixed-rate Indebtedness on a floating rate basis shall be reasonably determined in a customary manner by the Administrative Agent based on customary financial methodology in consultation with the applicable Borrower (or, if the Administrative Agent declines (or is unable) to determine such All-In Yield or the appropriate floating rate swap on a matched-maturity basis, as reasonably determined in a customary manner based on customary financial methodology by a financial institution reasonably acceptable to the Administrative Agent and the applicable Borrower.

“Alternative Currency” means at any time, Euros, Sterling and any Agreed Alternative Currency.

“Alternative Currency Alternate Rate” means, with respect to any Alternative Currency in any jurisdiction, the rate of interest per annum notified to the Administrative Agent by that Lender as soon as practicable after notice is given under Section 3.02, and in any event before interest is due to be paid in respect of the applicable Interest Period, based on the cost to that Lender of funding its participation in that LIBOR Rate Loan. Notwithstanding anything to the contrary contained herein, LIBOR Rate Loans may be made or maintained as Daily Rate Loans only to the extent specified in Section 3.02.

“Alternative Currency Loan” means any Loan denominated in a currency other than U.S. Dollars.

“Annual Financial Statements” means the audited consolidated balance sheets and related statements of income and cash flows of the Parent and its subsidiaries for the fiscal years ended December 31, 2014, December 31, 2015, December 31, 2016 and December 31, 2017.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213, §§ 101-104), as amended, the UK Bribery Act of 2010 and any other anti-corruption laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Parent or the English Borrower or any Consolidated Party.

“Anti-Money Laundering Laws” means all applicable financial recordkeeping and reporting requirements and statutes, in each case, related to terrorism financing or money laundering, and the rules and regulations thereunder, in each case, issued, administered or enforced by any Governmental Authority having jurisdiction over the Parent or the English Borrower or any Consolidated Party, or to which the Parent, the English Borrower or any Consolidated Party is subject.

“Applicable Currency” means as to any particular payment or Loan, U.S. Dollars or the Alternative Currency in which it is denominated or is payable.

“Applicable Facility Fee Percentage” means (a) until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter of the Parent ending after the Closing Date pursuant to Section 6.01, a rate per annum of 0.50% and (b) thereafter, the rate per annum set forth in the table below, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Total Leverage Ratio	Applicable Facility Fee Percentage

1	> 2.25: 1.00	0.500%
2	≤ 2.25: 1:00 and > 1.25: 1.00	0.500%
3	≤ 1.25: 1.00 and > 0.75: 1.00	0.375%
4	≤ 0.75: 1.00	0.250%

Any increase or decrease in the Applicable Facility Fee Percentage resulting from a change in the Total Leverage Ratio or the corporate family rating pursuant to clause (ii) of the below proviso shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, (i) at the option of the Required Lenders (following written notice by the Administrative Agent to the applicable Borrower(s)), the highest pricing level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered (after giving effect to any applicable grace periods) but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) or 8.01(f) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (ii) if at any time the Parent obtains a corporate family rating from each of Moody’s and S&P of at least BBB- (stable outlook or better) and Baa3 (stable outlook or better), respectively, then, the applicable pricing level shall be level 3 even if the Total Leverage Ratio exceeds 1.25: 1.00 and, for the avoidance of doubt, upon achieving a Total Leverage Ratio equal to or less than 0.75: 1.00, the pricing level shall be level 4.

Notwithstanding the foregoing, (x) the Applicable Facility Fee Percentage in respect of any Class of Extended Revolving Credit Commitments or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant

Extension Amendment, (y) the Applicable Facility Fee Percentage in respect of any Revolving Credit Commitment Increase or any Class of Incremental Revolving Credit Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment and (z) the Applicable Facility Fee Percentage in respect of any Class of Refinancing Revolving Credit Commitments or any Class of Refinancing Revolving Credit Loans shall be the applicable percentages per annum set forth in the applicable Refinancing Amendment.

“Applicable Designee” means any Affiliate of a Lender designated thereby from time to time with the consent of the Administrative Agent (which such consent shall not be unreasonably withheld or delayed) to fund all or any portion of such Lender’s Multicurrency Revolving Commitment Percentage of Multicurrency Revolving Credit Loans (and L/C Obligations) under this Agreement. As of the Closing Date, the Applicable Designees of each Multicurrency Revolving Credit Lender are set forth on Schedule 1.01(c) (which schedule may be updated from time to time upon written notice by any such Lender to the Administrative Agent).

“Applicable Margin” means a percentage per annum equal to:

(a) in the case of Initial Term A Loans,

(i)    until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter of the Parent ending after the Closing Date pursuant to Section 6.01, (1) for LIBOR Rate Loans, 1.75% and (2) for ABR Loans, 0.75%, and

(ii)    thereafter, the percentages per annum set forth in the table below, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Margin

Pricing Level	Total Leverage Ratio	LIBOR Rate Loans	ABR Loans

1	> 2.25: 1.00	2.00%	1.00%
2	≤ 2.25: 1:00 and > 1.25: 1.00	1.75%	0.75%
3	≤ 1.25: 1.00	1.50%	0.50%

(b) in the case of Multicurrency Revolving Credit Loans and Letters of Credit fees,

(i)    until delivery of financial statements and a related Compliance Certificate for the first full fiscal quarter of the Parent ending after the Closing Date pursuant to Section 6.01, (1) for LIBOR Rate Loans, 1.25% and (2) for ABR Loans, 0.25%, and

(ii)    thereafter, the percentages per annum set forth in the table below, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Margin
Pricing Level	Total Leverage Ratio	LIBOR Rate Loans and Letter of Credit Fees	ABR Loans

1	> 2.25: 1.00	1.500%	0.500%
2	≤ 2.25: 1:00 and > 1.25: 1.00	1.250%	0.250%
3	≤ 1.25: 1.00 and > 0.75: 1.00	1.125%	0.125%
4	≤ 0.75: 1.00	1.250%	0.250%

Any increase or decrease in the Applicable Margin for Initial Term A Loans, Multicurrency Revolving Credit Loans and Letters of Credit respectively resulting from a change in the Total Leverage Ratio or the corporate family rating pursuant to clause (ii) of the below proviso shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that, (i) at the option of the Required Lenders (following written notice by the Administrative Agent to the applicable Borrower(s)), the highest pricing level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered (after giving effect to any applicable grace periods) but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) or 8.01(f) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (ii) if at any time the Parent obtains a corporate family rating from each of Moody’s and S&P of at least BBB- (stable outlook or better) and Baa3 (stable outlook or better), respectively, then, the applicable pricing level shall be level 3 even if the Total Leverage Ratio exceeds 1.25: 1.00 and, for the avoidance of doubt, upon achieving a Total Leverage Ratio equal to or less than 0.75: 1.00, the pricing level shall be level 4. For the avoidance of doubt, the applicable pricing level at any given time for Multicurrency Revolving Credit Loans shall be the same pricing level for the Applicable Facility Fee Percentage at such time.

Notwithstanding the foregoing, (v) the Applicable Margin in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (w) the Applicable Margin in respect of any Revolving Credit Commitment Increase, New Revolving Credit Commitment, any Class of Incremental Term Loans or any Class of Incremental Revolving Credit Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment, (x) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the applicable Replacement Term Loans Amendment, (y) the Applicable Margin in respect of any Class of Refinancing Revolving Credit Commitments, any Class of Refinancing Revolving Credit Loans or any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the applicable Refinancing Amendment and (z) in the case of the Initial Term A Loans, the Applicable Margin shall be increased as, and to the extent necessary, to comply with the provisions of Section 2.14.

In the event that any financial statement or certificate delivered pursuant to Section 6.01 or 6.02(a) is shown to be inaccurate (at a time when this Agreement is in effect and unpaid Obligations under this Agreement are outstanding (other than contingent obligations in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time), and such inaccuracy, if corrected, would have led to the application of a different Applicable Margin for any period (an “Applicable Period”) that was higher than the Applicable Margin applied for such Applicable Period, then (x) the Parent shall immediately deliver to the Administrative Agent a correct Compliance Certificate required by Section 6.02(a) for such Applicable Period(s) and (y) the applicable Borrower shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Periods minus any decreased Applicable Margin, if any, for such Applicable Periods. Nothing in this paragraph shall limit the rights of the Administrative Agent or any Lender under Section 2.08(b) or Article VIII.

“Applicable Requirements” means, in respect of any Indebtedness, that such Indebtedness satisfies the following requirements:

(a)    such Indebtedness shall not mature earlier than the date that is 91 days after the Latest Maturity Date of the Term Loans outstanding at the time of incurrence of such Indebtedness (which, in the case of customary bridge loans, shall be determined by reference to the final maturity of the notes, loans or demand securities into which such bridge loans are to be exchanged or converted, or refinanced with the Net Proceeds of, as applicable, and other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(b)    the holders of such Indebtedness may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments with Net Proceeds of the type described in paragraph (a) of the definition thereof);

(c)    such Indebtedness does not have mandatory prepayment categories that are not applicable to the Initial Term A Loans;

(d)    such Indebtedness shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term Loans outstanding at the time of incurrence of such Indebtedness;

(e)    if such Indebtedness is secured by Liens on the Collateral that are junior in priority to the Liens securing the Obligations, a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Customary Intercreditor Agreement (or any existing Customary Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Borrowers and the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a junior lien basis);

(f)    if such Indebtedness is subordinated in right of payment to the Obligations, then such Indebtedness shall be subordinated on terms reasonably satisfactory to the Administrative Agent;

(g)    to the extent such Indebtedness is secured by any property or assets of any U.S. Loan Party, it shall not be secured by any property or assets of any U.S. Loan Party other than the Collateral (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral);

(h)    such Indebtedness shall not be guaranteed by any Person other than any Loan Party that guarantees or is otherwise an obligor with respect to the Obligations of the U.S. Borrower; and

(i)    the other terms and conditions of such Indebtedness shall be as agreed between the applicable U.S. Loan Party and the lenders providing such Indebtedness.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class and (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Multicurrency Revolving Credit Lenders.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Approved Member State” means Belgium, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Spain, Sweden and the United Kingdom.

“Arrangers” means Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in their capacity as joint lead arrangers and joint bookrunners under this Agreement.

“Assignee” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit I hereto or any other form approved by the Administrative Agent and the Borrower.

“Attorney Costs” means and includes all reasonable and documented out-of-pocket fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Available Amount” means, at any date (the “Reference Date”), an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)    50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first full fiscal quarter of the Parent commencing after the Closing Date to the end of the most recently ended Test Period as of such date, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(b)    100% of the aggregate amount of contributions to the common capital of the Parent (other than from any of its Restricted Subsidiaries) or the Net Proceeds of the issuance of Qualified Equity Interests of the Parent (other than to any of its Restricted Subsidiaries), in each case received in cash and Cash Equivalents after the Closing Date, in each case other than Excluded Contributions, plus

(c)    to the extent not (i) included in the calculation of Consolidated Net Income above or (ii) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash dividends and other cash distributions received by the Parent or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of Investments in such Unrestricted Subsidiary or Minority Investments made by the Parent or any Restricted Subsidiary up to the amount of the Investment made in reliance on the Available Amount, plus

(d)    to the extent not (i) included in the calculation of Consolidated Net Income above or (ii) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment, the aggregate amount of all cash repayments of principal received by the Parent or any Restricted Subsidiary from any Minority Investments or Unrestricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date in respect of loans or advances made by the Parent or any Restricted Subsidiary to such Minority Investments or Unrestricted Subsidiaries up to the amount of the loans or advances made in reliance on the Available Amount, plus

(e)    to the extent not (i) included in the calculation of Consolidated Net Income above, (ii) already reflected as a return of capital with respect to such Investment for purposes of determining the amount of such Investment or (iii) required to be applied to prepay Term Loans in accordance with Section 2.05(b)(ii), the aggregate amount of all Net Proceeds received by the Parent or any Restricted Subsidiary in connection with the sale, transfer or other disposition of its ownership interest in any Minority Investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, in each case, in respect of Investments made by the Parent or any Restricted Subsidiary in, or loans or advances made by the Parent or any Restricted Subsidiary to, such Unrestricted Subsidiary or Minority Investments up to the aggregate amount of the Investments and/or loans and advances made in reliance on the Available Amount, plus

(f)    in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, consolidation or amalgamation of an Unrestricted Subsidiary into the Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Borrower or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment made in such Unrestricted Subsidiary pursuant to Section 7.02(r) (or the assets transferred), as determined in good faith of the Borrower at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or amalgamation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged or consolidated or Indebtedness associated with the assets so transferred), plus

(g)    the aggregate amount of Declined Proceeds since the Closing Date, minus

(h)    any amount of the Available Amount used to make Investments pursuant to Section 7.02(r) after the Closing Date and prior to such time.

“Available Multicurrency Revolving Credit Commitment” means, as to any Multicurrency Revolving Credit Lender at any time an amount equal to the excess, if any, of (a) such Lender’s Multicurrency Revolving Credit Commitment over (b) the sum of (i) the aggregate Effective Amount of then outstanding Multicurrency Revolving Credit Loans made by such Lender and (ii) such Lender’s Multicurrency Revolving Credit Pro Rata Share of the Effective Amount of L/C Obligations then outstanding.

“Availability Period” means, with respect to the Multicurrency Revolving Credit Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date of the Multicurrency Revolving Credit Facility, (b) the date of termination of the aggregate Multicurrency Revolving Credit Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Multicurrency Revolving Credit Lender to make Multicurrency Revolving Credit Loans and of the obligation of the L/C Issuers to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-in Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” means any Person that is a Lender, Agent or an Arranger, or an Affiliate of any of the foregoing, at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement (notwithstanding that such Bank may cease to be a Lender, an Agent, an Arranger or an Affiliate of any of the foregoing after entering into a Secured Hedge Agreement or a Treasury Services Agreement), as applicable, in its capacity as a party thereto and that (other than in the case of an Agent, Arranger or Affiliate of the foregoing) has been specifically designated a “Bank” with respect to such Secured Hedge Agreement or Treasury Services Agreement, as applicable, in a writing from the applicable Borrower to the Administrative Agent, and (other than a Person already party hereto as a Lender, Agent or Arranger) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 9.11, 10.05, 10.08, 10.15, 10.16 and 10.20 and Article IX as if it were a Lender.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Bona Fide Debt Fund” means any Person that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with (a) any competitor of Parent and/or any of its Subsidiaries or (b) any Affiliate of such competitor, but with respect to which no personnel involved with any investment in such competitor or Affiliate (i) makes, has the right to make or participates with others in making any investment decisions with respect to such Person or (ii) has access to any information (other than information that is publicly available) relating to Parent or its Subsidiaries or any entity that forms a part of the business of the Parent or any of its Subsidiaries.

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrower Materials” has the meaning set forth in Section 6.01(d).

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means (i) as it relates to any payment, determination, funding or notice to be made or given in connection with any U.S. Dollar-denominated Loan, or otherwise to be made or given to or from the Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, or are in fact closed; provided, however, that when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market; provided, further, that when used in connection with any Letter of Credit, the term “Business Day” shall also exclude any day on which commercial banks in the city in which the respective L/C Issuer for such Letter of Credit is domiciled are required by law to close and (ii) as it relates to any payment, determination, funding or notice to be made or given in connection with any Alternative Currency Loan, any day (A) on which dealings in deposits in the Alternative Currency are carried out in the London interbank market, (B) on which commercial banks and foreign exchange markets are open for business in London, New York City, and the principal financial center for such Alternative Currency, and (C) with respect to any such payment, determination or funding to be made in connection with any Alternative Currency Loan denominated in Euros, on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET2) System payment system launched on November 19, 2007 or any successor settlement system is open.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a blocked account at a commercial bank selected by the Administrative Agent, in the name of the Administrative Agent and under the sole dominion and “control” (within the meaning of the UCC) of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” and “Cash Collateralization” have the meaning set forth in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Consolidated Party:

(a)    U.S. Dollars, Euros, Sterling, any other Agreed Alternative Currencies, any national currency of any Approved Member State, and any local currencies in which the Parent or any of its Subsidiaries transact business from time to time in the ordinary course of its business;

(b)    readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States or any Approved Member State having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or the applicable Approved Member State is pledged in support thereof;

(c)    time deposits or eurodollar time deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a Lender or (ii)(A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 in the case of any U.S. Bank or $100,000,000 in the case of any non-U.S. bank (any such bank in the foregoing clause (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 12 months from the date of acquisition thereof;

(d)    commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) and rated A-1 (or the equivalent thereof) or better by S&P or Prime-1 (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than 24 months from the date of acquisition thereof;

(e)    marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers) and, in each case, maturing within 24 months after the date of creation or acquisition thereof;

(f)    repurchase obligations for underlying securities of the types described in clause (b), (c) or (e) above entered into with any Approved Bank;

(g)    readily marketable direct obligations with average maturities of 24 months or less from the date of acquisition issued by any state, commonwealth or territory of the United States, or any political subdivision or taxing authority thereof, in each case having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h)    Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i)    securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(j)    Investments, classified in accordance with GAAP as current assets of any Consolidated Party, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (i) above;

(k)    instruments equivalent to those referred to in clauses (a) through (i) above denominated in Euros, Sterling, any other Agreed Alternative Currencies, any national currency of any Approved Member State, and any local currencies in which the Parent or any of its Subsidiaries transact business from time to time in the ordinary course of its business or any other foreign currency comparable in credit quality and tenor to the foregoing and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(l)    investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (j) above; and

(m)    investments permitted pursuant to any investment policy approved by the board of directors of the Parent from time to time and consistent with past practices.

“Cash Management Obligations” means obligations owed by any Consolidated Party to any Bank in respect of any overdraft and related liabilities arising from treasury, depository, credit card, debit card and cash management services or any automated clearing house transfers of funds, in each case, pursuant to a Treasury Services Agreement, in each case, to the extent designated by the applicable Borrower and such Bank as “Cash Management Obligations” in writing to the Administrative Agent. The designation of any Cash Management Obligations shall not create in favor of such Bank any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Loan Documents.

“Casualty Event” means any event that gives rise to the receipt by any Consolidated Party of any insurance proceeds (excluding business interruption insurance proceeds) or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holding Company” has the meaning set forth in the definition of “Excluded Subsidiary.”

“Change of Control” shall be deemed to occur if:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Parent; or

(b)    the Parent ceases to own, directly or indirectly, the English Borrower.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Multicurrency Revolving Credit Commitments,

Extended Revolving Credit Commitments of a given Extension Series, Refinancing Revolving Credit Commitments of a given Refinancing Series, Initial Term A Commitments, Incremental Term Commitments, Refinancing Term Commitments of a given Refinancing Series or Commitments in respect of Replacement Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Multicurrency Revolving Credit Loans, Revolving Credit Loans under Extended Revolving Credit Commitments of a given Extension Series, Incremental Revolving Credit Loans, Revolving Credit Loans under Refinancing Revolving Credit Commitments of a given Refinancing Series, Initial Term A Loans, Extended Term Loans of a given Extension Series, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Replacement Term Loans. Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means April 11, 2018.

“Closing Date Contribution” means (i) the contribution of cash by the Parent directly or indirectly through one or more of its Subsidiaries to the English Borrower in exchange for Equity Interests thereof and/or (ii) the making of intercompany loans by the Parent to the English Borrower, in an aggregate amount of cash equity contributions and/or intercompany loans of $53,000,000, provided that any such intercompany loans shall be subordinated in right of payment to the Obligations.

“Closing Date Preferred Shares” means the Parent’s Series A Non-Voting Convertible Preferred Stock, par value $0.01 per share.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the U.S. Security Agreement and all the “Collateral” or “Pledged Assets” or “Security” (or any similar or equivalent definition in any jurisdiction other than the United States), in each case as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document (but in any event excluding the Excluded Assets).

“Collateral Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as collateral agent under any of the Collateral Documents, or as the UK Security Trustee under the laws of England and Wales, in each case for the benefit of the Secured Parties pursuant to its appointment as the Collateral Agent in Section 9.01(b) and/or pursuant to any UK Security Document or any other agent or subagent or trustee acting for the benefit of the Secured Parties with the consent of the Administrative Agent, and any successor collateral agent or security trustee.

“Collateral and Guarantee Requirement” means, at any time, the requirement that (in each case, subject to, in the case of any Non-U.S. Subsidiary, the Agreed Guaranty and Security Principles):

(a)    the Administrative Agent shall have received each Collateral Document required to be delivered (i) on the Closing Date, pursuant to Section 4.01(a)(vi), and (ii) at such time as may be designated therein, pursuant to the Collateral Documents or Sections 6.11 or 6.13, subject, in each case, to the limitations and exceptions set forth in this Agreement, duly executed by each Loan Party party thereto;

(i)    all Obligations of the U.S. Borrower shall have been unconditionally guaranteed pursuant to the Guaranties (A) on the Closing Date, by each Restricted Subsidiary of the Parent that is a U.S. Person listed on Part A of Schedule I hereto (other than any Excluded Subsidiary), and (B) after the Closing Date, by each subsequently acquired or organized Restricted Subsidiary of the Parent that is a direct or indirect Material U.S. Subsidiary (other than any Excluded Subsidiary) (such Persons described in the foregoing clauses (i)(A) and (i)(B), the “U.S. Borrower Required Guarantors”), and

(ii)    all Obligations of the English Borrower shall have been unconditionally guaranteed pursuant to the Guaranties (A) on the Closing Date, by the Parent, U.S. Midco and each Restricted Subsidiary of the Parent that is a U.S. Person listed on Part A of Schedule I hereto (other than any Excluded Subsidiary), (B) on the date that is 90 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), by each Restricted Subsidiary of the Parent that is listed on Part B of Schedule I hereto (other than any Excluded Subsidiary), and (C) after the date that is 90 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent in its sole discretion), by each subsequently acquired or organized Restricted Subsidiary of the Parent that is a direct or indirect Material Subsidiary (other than any Excluded Subsidiary) (such Persons described in the foregoing clauses (ii)(A), (ii)(B) and (ii)(C), the “English Borrower Required Guarantors” and together with the U.S. Borrower Required Guarantors, the “Required Guarantors”);

(b)    except to the extent otherwise provided hereunder and subject to Liens permitted by Section 7.01:

(i)    subject to the Perfection Requirements, all Secured Obligations of the U.S. Borrower and the U.S. Borrower Required Guarantors shall have been secured by a first-priority security interest in (A) on the Closing Date, (I) all of the Equity Interests in each Restricted Subsidiary that is a Material U.S. Subsidiary and directly owned by the U.S. Borrower or a U.S. Borrower Required Guarantor that is party to a Guaranty on the Closing Date, and (II) 65% of the voting Equity Interests and 100% of the non-voting Equity Interests in each Material Subsidiary that is a CFC or a CFC Holding Company and directly owned by the U.S. Borrower or a U.S. Borrower Required Guarantor that is party to a Guaranty on the Closing Date (and, for the avoidance of doubt, there shall be no pledge of the Equity Interests in respect of any Subsidiary of a CFC or CFC Holding Company), and (B) after the Closing Date, (I) all of the Equity Interests in each Restricted Subsidiary that is a Material U.S. Subsidiary and directly owned by the U.S. Borrower or a U.S. Borrower Required Guarantor and (II) 65% of the voting Equity Interests and 100% of the non-voting Equity Interests in each Material Subsidiary that is a CFC or a CFC Holding Company and directly owned by the U.S. Borrower or a U.S. Borrower Required Guarantor (and, for the avoidance of doubt, there shall be no pledge of the Equity Interests in respect of any Subsidiary of a CFC or CFC Holding Company) (other than, in the case of each of the foregoing clauses (i)(A) and (i)(B), to the extent any of such Equity Interests constitute Excluded Assets) (such Equity Interests described in the foregoing clauses (i)(A) and (i)(B), the “U.S. Borrower Pledged Collateral”), and

(ii)    subject to the Perfection Requirements, all Secured Obligations of the English Borrower and the English Borrower Required Guarantors shall have been secured by a first-priority security interest in (A) on the Closing Date, all of the Equity Interests in each Restricted Subsidiary that is a Material Subsidiary and directly owned by the Parent, the English Borrower or an English Borrower Required Guarantor that is party to a Guaranty on the Closing Date, and (B) after the Closing Date, all of the Equity Interests in each Restricted Subsidiary that is a Material Subsidiary and directly owned by the Parent, the English Borrower or an English Borrower Required Guarantor (other than, in the case of each of the foregoing clauses (ii)(A) and (ii)(B), to the extent any of such Equity Interests constitute Excluded Assets) (such Equity Interests described in the foregoing clauses (ii)(A) and (ii)(B), the “English Borrower Pledged Collateral” and together with the U.S. Borrower Pledged Collateral, the “Pledged Collateral”), in each case, subject to exceptions and limitations otherwise set forth in this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth below and in Section 4.01) and the Collateral Documents;

(c)    except to the extent otherwise provided hereunder and subject to Liens permitted by Section 7.01:

(i)    subject to the Perfection Requirements, all Secured Obligations of the U.S. Borrower and the U.S. Borrower Required Guarantors shall have been secured by a perfected-first priority security interest in (A) on the Closing Date, the Collateral of the Parent and each U.S. Borrower Required Guarantor that is party to a Guaranty on the Closing Date, and (B) after the Closing Date, the Collateral of the Parent and each U.S. Borrower Required Guarantor, in each case, subject to exceptions and limitations otherwise set forth in this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth below and in Section 4.01) and the Collateral Documents, and

(ii)    subject to the Perfection Requirements, all Secured Obligations of the English Borrower and the English Borrower Required Guarantors shall have been secured by a perfected-first priority security interest in (A) on the Closing Date, the Collateral of the Parent, the English Borrower and each English Borrower Required Guarantor that is party to a Guaranty on the Closing Date, and (B) after the Closing Date, the Collateral of the Parent, the English Borrower and each English Borrower Required Guarantor, in each case, subject to exceptions and limitations otherwise set forth in this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth below and in Section 4.01) and the Collateral Documents; and

(d)    the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Material Real Property (other than Excluded Assets) owned by the Parent or a Subsidiary Guarantor and required to be delivered pursuant to Sections 6.11 and 6.13 (the “Mortgaged Properties”) duly executed and delivered by the applicable Loan Party, (ii) a title insurance policy for such property available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first-priority Lien on the property described therein, free of any other Liens except as permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance and in such amounts as the Administrative Agent may reasonably request, (iii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Parent and each other Loan Party relating thereto) and, if any improvements on any Mortgaged Property are located within an area designated a “flood hazard area,” evidence of such flood insurance as may be required under Section 6.07, (iv) ALTA surveys in form and substance reasonably acceptable to the Administrative Agent or such existing surveys together with no-change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in clause (ii) above and (v) such legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property;

provided, however, that (i) notwithstanding anything to the contrary herein or in any other Loan Document, neither the foregoing definition nor any other provision in this Agreement or any other the Loan Document shall be construed to require (and the Collateral Agent shall not be authorized to require) (A) the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets, (B) the perfection of pledges of or security interests in motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a Uniform Commercial Code financing statement (or the equivalent), (C) other than with respect to any Cash Collateral Account, the perfection of pledges of or security interests in Cash and Cash Equivalents, deposit accounts, securities accounts, commodities accounts and similar accounts by means of control or any similar arrangement (including by means of control agreements), (D) with respect to Collateral of any U.S. Loan Party, the perfection of pledges of or security interests in such Collateral by any means other than (1) the filing of financing statements under the Uniform Commercial Code, (2) the filing of any necessary filings with the United States Patent and Trademark Office or United States Copyright Office, (3) the recording of Mortgages in the applicable real estate records with respect to Mortgaged Properties, (4) the delivery to the Collateral Agent to be held in its possession of all Pledged Collateral and (5) any actions required pursuant to the Jersey SIA to be executed by the U.S. Borrower, (E) the taking of any actions (other than the actions listed in clauses (D)(1) through (D)(5) above) with respect to any assets not located in the United States other than, solely with respect to assets of the English Borrower or an English Borrower Required Guarantor organized or formed in a Covered Jurisdiction, any actions required in the jurisdiction applicable to perfection of the security interests in such assets, (F) the entering into of any security document governed by the laws of a jurisdiction other than (I) in the case of any U.S. Loan Party, a jurisdiction within the United States other than, solely in the case of U.S. Midco, the English Borrower Share Pledge and, solely in the case of the U.S. Borrower, a Jersey SIA (II) in the case of the English Borrower, England and Wales and (III) in the case of an English Borrower Required Guarantor organized or formed in a Covered Jurisdiction, the jurisdiction in which such Guarantor is organized or (G) the obtaining of landlord waivers, estoppels, collateral access letters or similar third-party agreements or consents, and (ii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

The Administrative Agent may grant extensions of time for the perfection of security interests in, or the delivery of the Mortgages and the obtaining of title insurance, surveys and other deliverables with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Parent, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the Collateral Documents or any other Loan Documents.

“Collateral Documents” means, collectively, the U.S. Security Agreement, the UK Security Agreement, the English Borrower Share Pledge, the Target Share SIA, each Jersey SIA, the U.S. Intellectual Property Security Agreements, any Mortgages, collateral assignments, U.S. Security Agreement Supplements, security agreements, debentures, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 4.01(a)(vi), 6.11 or 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of LIBOR Rate Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit B hereto.

“Commitment” means a Multicurrency Revolving Credit Commitment, Extended Revolving Credit Commitment of a given Extension Series, Revolving Credit Commitment Increase, New Revolving Credit Commitment, Refinancing Revolving Credit Commitment of a given Refinancing Series, Initial Term A Commitment, Incremental Term Commitment, Refinancing Term Commitment of a given Refinancing Series or a Commitment in respect of Replacement Term Loans, as the context may require.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Common Stock” means the common stock of the Parent, par value $0.01.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C hereto.

“Computation Date” has the meaning assigned to that term in Section 2.04(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)    without duplication and, other than with respect to amounts added back under clause (a)(xiii) or (a)(xiv), to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Consolidated Parties:

(i)    Consolidated Interest Expense for such period;

(ii)    Taxes paid and any provision for Taxes based on income or profits or net worth or capital, including income, capital, federal, state, local, franchise and similar Taxes, property Taxes, foreign withholding Taxes and foreign unreimbursed value added Taxes (including penalties and interest related to any such Tax or arising from any Tax examination) paid or accrued during such period;

(iii)    amortization (including, without limitation, amortization of OID (for avoidance of doubt, including any Transaction Expenses attributable to OID, amortization of goodwill, software and other intangible assets)), depreciation and other non-cash charges for such period (except to the extent that such non-cash charges represent an accrual or reserve for potential cash charges to be taken in the future);

(iv)    (x) extraordinary charges, expenses or losses (including legal costs in connection therewith) and (y) unusual or non-recurring charges, expenses or losses (including legal costs in connection therewith), in each case in the good faith determination of the Parent;

(v)    non-cash charges, write-downs, expenses or losses (including, without limitation, non-cash charges related to mark-to-market revaluations of held bullion and non-cash costs and/or expenses incurred pursuant to any management equity plan, stock option plan, or any other stock subscription or shareholder agreement and goodwill and intangible asset impairment charges); provided that, if any such non-cash charges represent an accrual or reserve for potential cash charges to be taken in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent;

(vi)    all losses on sales of assets outside the ordinary course of business;

(vii)    charges, fees, expenses, costs, losses, accruals and/or reserves of any kind attributable to the undertaking and/or implementation of operating improvements, operating expense reductions, cost savings and other similar initiatives, transitions, openings and pre-openings, business optimization, enhanced accounting functions, restructurings and integration (including, without limitation, software development, systems upgrades, closure or consolidation of facilities, curtailments, entry into new markets, strategic initiatives and contracts, consulting fees, signing costs, retention or completion bonuses, expansion and relocation expenses, severance payments, and modifications to pension and post-retirement employee benefit plans, new systems design and implementation and startup costs);

(viii)    to the extent deducted in the calculation of Consolidated Net Income, losses resulting from (x) changes in earn-out and other similar reserves, (y) changes in the valuation of deferred consideration liabilities incurred in connection with the Gold Royalty Agreement and (z) expenses and charges in connection with the granting or payment of earn-outs;

(ix)    currency translation losses;

(x)    any charges, fees, expenses, costs, losses, accruals and/or reserves of any kind attributable to or deduction that is attributable to any non-controlling interest and/or minority interest of any third party in a Restricted Subsidiary;

(xi)    non-cash costs or expenses incurred pursuant to any management equity plan, stock option plan or any other stock subscription or shareholder agreement (including any profits interest), the granting of any stock appreciation right and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement);

(xii)    accruals, payments, fees and expenses (including rationalization, legal, tax, structuring and other costs and expenses, including Transaction Expenses), or any amortization thereof, associated with the Transactions and any other acquisitions (including failed acquisitions), other Investments, dividends, Permitted Reorganizations, dispositions, or any amortization thereof, outside the ordinary course of business, and issuances or amendments, modifications, waivers, repricings, refinancings, repayments or extensions of debt or equity permitted under this Agreement, in each case whether or not consummated;

(xiii)    pro forma “run rate” cost savings, operating expense reductions, and synergies (other than revenue synergies) (net of the amount of actual amounts realized) reasonably identifiable and factually supportable (in the good faith determination of the Parent and subject to certification by a Responsible Officer of the Parent) related to (x) the Transactions and projected by the Parent in good faith to result from actions that have been taken (including prior to the Closing Date) or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent) within 24 months after the Closing Date and (y) any permitted asset sales, acquisitions, investments, dispositions and other specified transactions, and any operating improvements, restructurings, cost savings initiatives and other similar initiatives (including, in relation to any such foregoing initiative, the modification and renegotiation of contracts and other arrangements in connection therewith and any Permitted Reorganization) and projected by the Parent in good faith to result from actions that have been taken (including prior to completion of any specified transactions or such events or initiatives) or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent) within 24 months after such specified transactions, events or initiatives; pro forma “run rate” shall be the full benefit associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken calculated on a Pro Forma Basis as though such cost savings, operating expense reductions and synergies (other than revenue synergies) had been fully realized on the first day of the applicable period for the entirety of such period;

(xiv)    to the extent not included in the calculation of Consolidated Net Income, proceeds of business interruption insurance;

(xv)    charges, losses or expenses to the extent indemnified, insured, reimbursed or reimbursable or otherwise covered by a third party (to the extent expected to be received by the Parent or its Restricted Subsidiaries within one year);

(xvi)    accruals and reserves that are established or adjusted (x) within 12 months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or (y) after the closing of any acquisition or investment that are so required as a result of such acquisition or investment in accordance with GAAP, or changes as a result of the adoption or modification of accounting policies;

(xvii)    effects of adjustments (including in the property and equipment, software, goodwill, intangible assets, deferred revenue, inventory fair value step-up and debt line items thereof) resulting from the application of recapitalization accounting or acquisition accounting, as the case may be, in relation to the Transactions or any consummated acquisition or Investment;

(xviii)    letter of credit, guarantee and bankers’ acceptance fees and expenses and costs of surety bonds;

(xix)    Public Company Costs;

(xx)    add-backs, exclusions and adjustments reflected in the financial model prepared by the Parent and delivered to the Arrangers on October 27, 2017 and/or the quality of earnings report dated November 3, 2017 prepared by Ernst and Young LLP relating to the Acquired Business;

(xxi)    the cumulative effect of a change in accounting principles to the extent included in the calculation of Consolidated Net Income including, for the avoidance of doubt, a change from IFRS to GAAP accounting, whether effected through a cumulative effect adjustment, restatement or a retroactive application;

(xxii)    any earn-out and contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise) incurred in connection with the Transactions or any consummated acquisition or Investment which is paid or accrued during such period and in connection with any similar acquisition or other Investment completed prior to the Closing Date and, in each case, adjustments thereof; and

(xxiii)    cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period solely to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back; minus

(b)    without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) including non-cash gains as a result of last-in first-out and/or first-in first-out methods of accounting, (ii) any net gain from disposed, abandoned or discontinued operations or product lines, (iii) any extraordinary, unusual or non-recurring net gains, (iv) any net gain on sales of assets outside the ordinary course of business, (v) currency translation gains and (vi) the amount of any minority interest income attributable to minority interests or non-controlling interests of third parties in any non-wholly-owned Restricted Subsidiary, except to the extent such income is actually paid in cash to any Consolidated Party by dividend or other distribution during such period.

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.09.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA for any Test Period that includes any of the fiscal quarters ended March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017, respectively, Consolidated EBITDA for such fiscal quarters shall be deemed to be $32,075,000, $34,921,000, $33,967,000 and $30,655,000, respectively; provided that further adjustments may be made on a Pro Forma Basis to the foregoing amounts to the extent provided in Section 1.09.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of (without duplication):

(a)    consolidated total interest expense of such Person and its Restricted Subsidiaries for such period (i) including (A) any capitalized interest, (B) any premium or fees paid to obtain payment, financial assurance or similar bonds, (C) the interest component of any payment under any Capital Lease (regardless of whether accounted for as interest expense under GAAP), (D) any commission, discount and/or other fee or charge owed with respect to any letter of credit and/or bankers’ acceptance, (E) any fee and/or expense paid to the Administrative Agent in connection with its services under the Loan Documents, or any other bank, administrative agency (or trustee) and/or financing fees and (F) any cost associated with any surety bond in connection with financing activities (whether amortized or immediately expensed) but (ii) excluding amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and other amounts of non-cash interest other than non-cash interest expense resulting solely from amortization of debt issuance cost/OID of debt (other than the Facilities and refinancings thereof) issued at less than par; plus

(b)    any cash dividend paid or payable in respect of Disqualified Capital Stock during such period other than to such Person or any Loan Party; plus

(c)    any net payments pursuant to any Swap Contract and/or other derivative financial instrument issued by such Person for the benefit of such Person or its Restricted Subsidiaries, in each case determined on a consolidated basis for such period; minus

(d)    consolidated total cash interest income received in such period (other than interest income on customer deposits or restricted cash).

For purposes of this definition, interest in respect of any Capital Lease shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Consolidated Parties for such period, determined on a consolidated basis, without duplication, in accordance with GAAP; provided that in calculating Consolidated Net Income of the Consolidated Parties for any period, there shall be excluded (without duplication):

(a)    the net income (or loss) of any Unrestricted Subsidiary and any Person in which a Person or Persons other than the Parent and its Restricted Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than the Parent and its Restricted Subsidiaries in such Person, except to the extent such net income is actually paid in cash to any Consolidated Party by dividend or other distribution during such period;

(b)    except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary;

(c)    any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses;

(d)    the net income for such period shall not include the cumulative effect of a change in accounting principles during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP;

(e)    effects of adjustments (including the effects of such adjustments pushed down to the Parent’s Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the property and equipment, software, goodwill, intangible assets, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes;

(f)    any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations;

(g)    any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business, as determined in good faith by the Parent;

(h)    any impairment charge or asset write-off, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, the amortization of intangibles arising pursuant to GAAP and the amortization of Capitalized Software Expenditures;

(i)    any impairment charge or write-off or amortization made of any deferred financing cost and/or premium paid or other charge or loss, in each case attributable to the early extinguishment of Indebtedness (and the termination of any associated Swap Contract);

(j)    (i) any realized or unrealized non-cash gain or loss in respect of (x) any obligation under any Swap Contract not entered into for speculative purposes as determined in accordance with GAAP and/or (y) any other derivative instrument pursuant to, in the case of this clause (y), Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging, and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness, any net gain or loss resulting from Swap Contracts for currency exchange risk resulting from any intercompany Indebtedness, any foreign currency translation or transaction or any other currency-related risk); and

(k)    any non-cash (for such period and all other periods) compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by, or to, management or other holders of Equity Interests of the Parent in connection with the Transactions.

For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.09.

“Consolidated Parties” means the Parent and its Restricted Subsidiaries.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Consolidated Parties outstanding on such date, in an amount that would be reflected on the consolidated balance sheet of the Parent with respect to the Consolidated Parties as of such date in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition or any other acquisition permitted under this Agreement under GAAP) consisting only of (i) Indebtedness for borrowed money, (ii) unreimbursed obligations in respect of any drawn Letter of Credit or other drawn letter of credit (it being understood that any borrowing, whether automatic or otherwise, including any L/C Borrowings, to fund such reimbursement shall be counted); provided that any unreimbursed obligations in respect of any such drawn Letter of Credit or other drawn letter of credit shall not be included as Consolidated Total Debt until one (1) Business Day after such amount is due and payable by any Borrower or any Restricted Subsidiary, (iii) obligations in respect of Capitalized Leases (other than any Real Property lease that is required to be capitalized in accordance with GAAP) and other purchase money Indebtedness, (iv) debt obligations evidenced by bonds, debentures, promissory notes or other similar instruments and (v) Guarantees by the Parent or any Restricted Subsidiary of any of the foregoing; provided that “Consolidated Total Debt” shall be (a) adjusted to reflect the effect (in the good faith determination of the Parent) of any Swap Contract relating to any such Indebtedness, calculated on a mark-to-market basis and (b) for the avoidance of doubt, calculated (A) excluding (1) royalty or similar payments made in the ordinary course of business in respect of licenses, (2) accruals for payroll and other non-interest bearing liabilities incurred in the ordinary course of business, (3) intercompany Indebtedness among the Parent and its Restricted Subsidiaries and (4) obligations in respect of the Closing Date Preferred Shares and (B) based on the initial stated principal amount of any Indebtedness that is issued at a discount to its initial stated principal amount without giving effect to any such discounts.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate”.

“Covered Jurisdictions” means each of Canada, England and Wales, Germany, Ireland, Jersey, Luxembourg and the Netherlands, as applicable. In addition, from time to time after the Closing Date, the Parent may request (by written notice to the Administrative Agent) that one or more additional jurisdictions be added to the list of Covered Jurisdictions. In such event, such jurisdictions shall be added to (and thereafter form part of) the list of Covered Jurisdictions so long as, in each case, (x) the Guarantees and Collateral that would be provided by a Restricted Subsidiary of the Parent in the respective jurisdiction, after taking into account the Agreed Guaranty and Security Principles, shall provide credit support that is not materially less favorable to the Secured Parties than the credit support that such Secured Parties then receive from Restricted Subsidiaries in existing Covered Jurisdictions taken as a whole (as determined by the Parent and the Administrative Agent, each acting reasonably) or (y) such respective jurisdiction is otherwise reasonably acceptable to the Administrative Agent.

“Credit Agreement Refinancing Indebtedness” means any (a) Permitted Junior Priority Refinancing Debt, (b) Permitted Unsecured Refinancing Debt, (c) other Indebtedness incurred pursuant to a Refinancing Amendment or (d) Replacement Term Loans, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans (or, if applicable, unused Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness of the applicable Borrower (or, in the case of the Parent, any such Indebtedness of the English Borrower) (the “Refinanced Debt”); provided that (i) such Credit Agreement Refinancing Indebtedness shall have a maturity date that is no earlier than the Latest Maturity Date (or (A) in the case of Permitted Junior Priority Refinancing Debt or Permitted Unsecured Refinancing Debt, the date that is 91 days after the Latest Maturity Date and (B) in the case of any Revolving Credit Facility, the latest maturity date of any then-existing Revolving Credit Facility) at the time of incurrence and, in the case of Credit Agreement Refinancing Indebtedness consisting of loans that are not revolving Indebtedness, a Weighted Average Life to Maturity equal to or greater than that of the Refinanced Debt (after giving effect to any amortization thereof, but not any prepayments thereof, prior to the time of such Refinancing) as of the date of determination, (ii) the covenants, events of default and guarantees of any such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, OID and optional prepayment or redemption premiums and terms) shall be identical to, or less favorable to the lenders thereunder than, those applicable to the Refinanced Debt (other than covenants or other provisions applicable only to periods after the Latest Maturity Date (or, in the case of Permitted Junior Priority Refinancing Debt or Permitted Unsecured Refinancing Debt, the date that is 91 days after the Latest Maturity Date) at the time of incurrence and terms that are contemporaneously added for the benefit of the existing Lenders), (iii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (including any tender premium and prepayment premiums) and penalties (if any) thereon and fees, expenses, OID and upfront fees incurred in connection with such Refinancing, (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained with the Net Proceeds received from the incurrence or issuance of such Indebtedness and any corresponding commitments shall immediately terminate, (v) such Credit Agreement Refinancing Indebtedness shall not require any mandatory repayment, redemption, repurchase or defeasance (other than in the case of notes or debentures, customary “AHYDO” payments, customary change of control, asset sale event or casualty or condemnation event offers and customary acceleration any time after an event of default) prior to the Latest Maturity Date (or, in the case of Permitted Junior Priority Refinancing Debt or Permitted Unsecured Refinancing Debt, the date that is 91 days after the Latest Maturity Date) at the time of such incurrence, (vi) if the Refinanced Debt is subordinated in right of payment to, or to the Liens securing, the Obligations, then any Credit Agreement Refinancing Indebtedness shall be subordinated in right of payment to, or to the Liens securing, the Obligations, as applicable, pursuant to a Customary Intercreditor Agreement and, if subordinated in right of payment, on terms reasonably satisfactory to the Administrative Agent, and (vii) with respect to Credit Agreement Refinancing Indebtedness consisting of a revolving facility, (A) such Credit Agreement Refinancing Indebtedness shall have no mandatory scheduled commitment reductions prior to the maturity date of any existing Revolving Credit Facility (or, if at such time no Revolving Credit Facility exists, the Latest Maturity Date at the time of incurrence), (B) any borrowings, repayments, prepayments and commitment reductions thereunder shall be ratable among such facility, any Revolving Credit Facility and any other such revolving facility and (C) there shall not be more than two revolving credit facilities among the revolving facilities constituting Credit Agreement Refinancing Indebtedness and any Revolving Credit Facility.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral intended to rank equal in priority with the Liens on the Collateral securing the Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Parent, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority with the Liens on the Collateral securing the Obligations and (b) to the extent executed in connection with the incurrence of Indebtedness secured by Liens on the Collateral intended to rank junior to the Liens on the Collateral securing the Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Parent, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Lien on the Collateral securing the Obligations.

“Daily Rate” means, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternative Currency Alternate Rate.

“DAM Exchange” means the mechanism solely among the Lenders and the Administrative Agent for the allocation and exchange of interests in the Facilities and collections thereunder established under the Re-Allocation Agreement.

“Debtor Relief Laws” means the U.S. Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning set forth in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, without cure or waiver hereunder, would be an Event of Default.

Default Rate” means an interest rate equal to (i) with respect to overdue principal amounts of any Loans, (a) the interest rate applicable to such Loans pursuant to Section 2.08(a), plus (b) 2.00% per annum, and/or (ii) with respect to any other overdue amounts, (a) the interest rate applicable to ABR Loans pursuant to Section 2.08(a), plus (b) 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations, within one (1) Business Day of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Parent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, (d) has failed, within two (2) Business Days after request by the Administrative Agent, to pay any amounts owing to the Administrative Agent or the other Lenders, or (e) has, or has a direct or indirect parent company that has, after the Closing Date, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) become the subject of a Bail-in Action or (iv) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of (x) the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority or (y) in the case of a solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Governmental Authority under or based on the Law of the country where such Person is subject to home jurisdiction supervision if any applicable Law requires that such appointment not be publicly disclosed, in any such case, where such action does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrower, each L/C Issuer and each Lender.

“Designated Person” means a person or entity:

(a)    listed in the annex to, or otherwise subject to the provisions of, the Executive Order;

(b)    named as a “Specially Designated National and Blocked Person” (“SDN”) on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list (the “SDN List”); or

(c)    in which an entity on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“Disposition” or “Dispose” means the sale, transfer, license tantamount to a sale, lease or other disposition (including any sale-leaseback transaction and any sale or issuance of Equity Interests (other than directors’ qualifying shares or other shares required by applicable Law) in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Effective Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Effective Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of any Consolidated Party, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Parent or any of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lenders” means (a) those persons that are direct competitors of the Parent, the English Borrower and/or their respective Subsidiaries to the extent identified by the Parent or the English Borrower to the Administrative Agent by name in writing from time to time, (b) those banks, financial institutions and other Persons separately identified by the Parent to the Administrative Agent in writing prior to the Closing Date (the list of such banks, financial institutions and other Persons, the “DQ List”) or (c) in the case of clauses (a) or (b), any of their Affiliates, other than Bona Fide Debt Funds, that are clearly identifiable as affiliates solely on the basis of their name (provided that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates); provided, further, that no such identification after the date hereof pursuant to clauses (a) and (b) shall apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest in the Loans to the extent such Person was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be. The Administrative Agent shall not post or otherwise distribute or make available the DQ List to any Persons; provided, however, that the Administrative Agent may make the DQ List available to any Lender on a confidential basis upon request so long as such Lender agrees to keep the DQ List confidential.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal U.S. Dollar Equivalent amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and (b) with respect to any outstanding L/C Obligations on any date, the U.S. Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under outstanding Letters of Credit taking effect on such date.

“Eligible Assignee” has the meaning set forth in Section 10.07(a)(i).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“English Borrower” has the meaning set forth in the preamble to this Agreement.

“English Borrower Pledged Collateral” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“English Borrower Required Guarantor” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“English Borrower Share Pledge” means that certain English law pledge agreement, substantially in the form of Exhibit F-2 attached hereto.

“Environment” means the indoor and outdoor environment, including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata or sediment, and natural resources, such as wetlands, flora and fauna, and any other environmental media.

“Environmental Laws” means any applicable Law relating to the prevention of pollution or the protection of the Environment and natural resources, and the protection of health and safety as it relates to exposure to Hazardous Materials, including any applicable provisions of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) noncompliance with any Environmental Law including any failure to obtain, maintain or comply with any Environmental Permit, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract or agreement to the extent pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing; provided that any agreement or instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such Indebtedness is so converted or exchanged for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate (to the extent such event would be reasonably likely to result in liability to a Loan Party) from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate (to the extent such event would be reasonably likely to result in liability to a Loan Party) from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that would reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA, whether or not waived, or the filing, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for the waiver of the minimum funding standard with respect to any Pension Plan; (h) a failure by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate (to the extent such event would be reasonably likely to result in liability to a Loan Party) to make a required contribution to a Multiemployer Plan; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would result in material liability to a Loan Party or any Restricted Subsidiary; (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due under Section 4007 of ERISA, upon a Loan Party, any Restricted Subsidiary or any ERISA Affiliate (to the extent such event would be reasonably likely to result in liability to a Loan Party); (k) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan; or (l) any condition that constitutes grounds for the revocation by the IRS of the qualified or Tax-exempt status of any Plan or any trust thereunder that is intended to qualify for Tax-exempt status under Section 401 or 501 of the Code.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

“European Insolvency Regulation” means Council Regulation (EC) No. 1346/2000 of May 29, 2000 on Insolvency Proceedings, as amended from time to time.

“Euro” means the lawful currency adopted by or which is adopted by Participating Member States of the European Union.

“Event of Default” has the meaning set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, with respect to conversions between U.S. Dollars and any other currency, the Spot Rate; provided that if at the time of any such determination, for any reason, no such Spot Rate is being quoted, the Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error. For purposes of determining the Exchange Rate in connection with an Alternative Currency Loan such Exchange Rate shall be determined as of the Exchange Rate Determination Date for such Borrowing. The Administrative Agent shall provide Borrowers with the then current Exchange Rate from time to time upon any Borrower’s request therefor.

“Exchange Rate Determination Date” means for purposes of the determination of the Exchange Rate of any stated amount on any Business Day in relation to any Alternative Currency Loan, the date which is two (2) Business Days prior to such LIBOR Rate borrowing.

“Excluded Assets” means (X) in the case of any U.S. Loan Party, (i) any fee owned real property (other than Material Real Properties) and any leasehold rights and interests in real property, (ii) motor vehicles, airplanes and other assets subject to certificates of title to the extent perfection of the security interest in such assets cannot be accomplished by the filing of a UCC financing statement (or equivalent), (iii) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case to the extent permitted under the Loan Documents, to the extent that a grant of a security interest therein would violate, invalidate or terminate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than any Loan Party or any of their respective Subsidiaries), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law and any consents that have otherwise been obtained, but excluding the proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law notwithstanding such prohibition, provided that the limitation on pledges and security interests in this clause (iii) shall (a) not apply to the extent any such limitation is contained in any agreement that relates to Credit Agreement Refinancing Indebtedness and (b) only apply to the extent that such limitation is otherwise permitted under Section 7.09, (iv) any lease, license, permit, property or agreement to the extent that a grant of a security interest therein is prohibited by applicable Law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), or any governmental licenses or state or local franchises, charters and authorizations and any other property or assets (other than to the extent such prohibition is rendered ineffective under the UCC or other applicable Law notwithstanding such prohibition), or requires governmental or third party consents, approvals, licenses or authorization required pursuant to applicable Law that have not been obtained, (v) Margin Stock and Equity Interests in any Subsidiary other than wholly-owned Subsidiaries only to the extent that (a) the organizational documents or other agreements with other equity holders of such non-wholly-owned Subsidiaries do not permit the pledge of such Equity Interests (so long as such prohibition was not entered into in contemplation of the applicable Loan Party becoming a Loan Party or at the time the applicable Loan Party becomes a Loan Party) or (b) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other materially adverse consequences to any of the Loan Parties or such non-wholly-owned Subsidiary, in each case of clauses (a) and (b) after giving effect to applicable anti-assignment provisions of the UCC or other applicable Law, (vi) any property or assets to the extent that the creation or perfection of pledges of, or security interests in, such property or assets would reasonably be expected to result in material adverse Tax consequences to any Loan Party or any Subsidiary of any Loan Party, as reasonably determined by the Parent in consultation with the Administrative Agent, (vii) any property subject to a Lien permitted by Section 7.01(s), (u) or (z) (to the extent relating to a Lien originally permitted pursuant to Section 7.01(s) or (u)) to the extent that the granting of a security interest in such property would be prohibited under the terms of the Indebtedness secured thereby after giving effect to the applicable anti-assignment provisions of the UCC, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition or restriction, (viii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (ix) particular assets if and for so long as the Administrative Agent and the Parent reasonably determine that the costs of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys or flood insurance (if necessary), abstracts or appraisals in respect of such assets required by the Administrative Agent are excessive in relation to the practical benefits to be obtained by the Lenders therefrom, (x) assets (including Equity Interests and debt) owned by Excluded Subsidiaries, (xi) 35% of the voting Equity Interests of any first-tier wholly-owned CFC or CFC Holding Company, (xii) Equity Interests of Excluded Pledged Subsidiaries, (xiii) any asset or right under any contract, in each case to the extent that the Collateral Agent may not validly possess a security interest therein under applicable Law or the creation of a security interest in such property would require consent, approval, license or authority from a Person other than the Parent or any of its Subsidiaries or Affiliates, including any Governmental Authority but excluding any other Person if such consent requirement is not permitted under Section 7.09, that has not otherwise been obtained, except, in each case, to the extent such requirement is rendered inapplicable under the UCC or other Law, including, to the extent applicable, any contract rights of any Restricted Subsidiary of the Parent acquired or created after the Closing Date that is (i) an “investment adviser,” within the meaning of the Investment Advisers

Act that is registered or required to be registered thereunder; and/or (ii) a “broker” or “dealer” within the meaning of the Exchange Act that is registered or required to be registered under the Exchange Act, (xiv) commercial tort claims with a value (as reasonably determined by the Parent) of less than $10,000,000, (xv) letter of credit rights, except to the extent constituting support obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement and (xvi) (A) payroll, healthcare and other employee wage and benefit accounts, (B) Tax accounts, including, without limitation, sales Tax accounts, (C) escrow, defeasance and redemption accounts and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account; provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (i) through (xvi) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xvi)) and, (Y) in the case of the English Borrower and any non-U.S. Loan Party, assets typically excluded by market practice in the relevant jurisdiction for comparable transactions in accordance with the Agreed Guaranty and Security Principles (provided that such Collateral shall not include (i) any Equity Interests of GBS and (ii) any assets of GBS)).

“Excluded Contributions” means the net cash proceeds received by the Parent from: (i) contributions to its common equity capital, (ii) dividends, distributions, fees and other payments (A) from Unrestricted Subsidiaries and any of their Subsidiaries, (B) received in respect of any minority investments and (C) from any joint ventures that are not Restricted Subsidiaries; and/or (iii) the sale (other than to a Restricted Subsidiary of the Parent) of Equity Interests (other than Disqualified Equity Interests) of the Parent.

“Excluded Pledged Subsidiary” means (a) any Subsidiary for which the pledge of its Equity Interests is prohibited by applicable Law or for which governmental (including regulatory) consent, approval, license or authorization would be required unless such consent, approval, license or authorization has been received and (b) any Unrestricted Subsidiary.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable Law (including financial assistance, fraudulent conveyance, preference, capitalization or other similar laws and regulations) or Contractual Obligation existing at the time of acquisition thereof after the Closing Date (but only if the contractual prohibition is not created in contemplation of the Closing Date or such acquisition and, in any event, only for so long as such prohibition continues to exist), in each case, from guaranteeing the Obligations or if guaranteeing the Obligations would require governmental (including regulatory) consent, approval, license or authorization that has not otherwise been obtained, (b) any Unrestricted Subsidiaries, (c) any Non-U.S. Subsidiary that is a CFC, (d) any direct or indirect Subsidiary substantially all the assets of which consist of the Equity Interests or debt instruments of one or more Non-U.S. Subsidiaries that are CFCs (“CFC Holding Company”), (e) any direct or indirect U.S. Subsidiary of a Non-U.S. Subsidiary that is a CFC, (f) each Subsidiary of the Parent listed on Part C of Schedule I hereto and any other Subsidiary of the Parent that is registered as a broker-dealer under the Exchange Act or registered, as such, to conduct financial services business for the purposes of the Financial Services and Market Act 2000 or the Financial Services (Jersey) Law 1998, (g) any captive insurance Subsidiaries, (h) any not-for-profit Subsidiaries, (i) any Subsidiary that is a special purpose entity reasonably satisfactory to the Administrative Agent, (j) any Immaterial Subsidiary, (k) in the case of any Secured Hedge Agreement, any Subsidiary that is not an “Eligible Contract Participant” as defined in the Commodity Exchange Act (after giving effect to any customary “keepwell” provision), (l) any joint ventures, (m) any Subsidiary where the provision of the Subsidiary Guarantee by such Subsidiary would result in material adverse tax consequences (including in relation to interest deductibility, stamp duty and the possibility to form a fiscal unity) to any Loan Party or any of their respective Restricted Subsidiaries, (n) any broker-dealer Subsidiary acquired or formed after the Closing Date, (o) any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted Investment that is subject to Indebtedness permitted to be assumed pursuant to this Agreement (and which is not incurred in contemplation of such Permitted Acquisition or other permitted Investment) and any Subsidiary thereof that guarantees such Indebtedness, in each case, to the extent, and so long as, the documentation relating to such Indebtedness prohibits such Subsidiary from becoming a Guarantor, (p) GBS and (q) any other Restricted Subsidiary to the extent that the burden or cost of obtaining a guarantee of the Obligations is excessive in comparison to the practical benefit to the Lenders afforded thereby, as reasonably determined by the Administrative Agent and the Parent.

“Excluded Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap Obligation”), if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient:

(a)    Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes,

(b)    in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (1) such Lender acquires such interest in the Loan or Commitment pursuant to an assignment (other than pursuant to an assignment under Section 3.07(a)(iii)) or (2) such Lender changes its lending office, except in each case to the extent that (A), pursuant to Section 3.01, amounts with respect to such Taxes would have been payable to such Lender’s assignor if the relevant assignment had not occurred or (as applicable) to such Lender if the relevant change in its in lending office had not occurred, or (B) that Lender is a UK Treaty Lender which has confirmed its scheme reference number and jurisdiction of tax residence to the English Borrower and indicated that it wishes the UK DTTP Scheme to apply to this Agreement, HMRC has not yet responded to a UK DTTP Filing made in respect of that Lender in relation to this Agreement (or such a UK DTTP Filing has not yet been made) and such Taxes would not be imposed if HMRC had given the relevant Loan Party authority to make payments to that UK Treaty Lender without a UK Tax Deduction,

(c)    any United Kingdom taxes required to be deducted or withheld (a “UK Tax Deduction”) from a payment of interest under any Loan Document in respect of any Loan to the English Borrower if on the date on which the payment falls due:

(i)    the payment could have been made to the relevant Lender without a UK Tax Deduction if it was a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)    the relevant Lender is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender and that relevant Lender has not given a UK Tax Confirmation to the English Borrower and the payment could have been made to the relevant Lender without a UK Tax Deduction if that Lender had given a UK Tax Confirmation to the English Borrower, on the basis that the UK Tax Confirmation would have enabled the relevant Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK ITA; or

(iii)    the relevant Lender is a UK Qualifying Lender solely under sub-paragraph (b) of the definition of UK Qualifying Lender and an officer of HMRC has given (and not revoked) a direction (a “UK Direction”) under section 931 of the UK ITA which relates to that payment and that Lender has received from the relevant Loan Party a certified copy of that UK Direction and the payment could have been made to the Lender without any UK Tax Deduction if that UK Direction had not been made, or

(d)    Taxes attributable to such Recipient’s failure to comply with Section 3.01(d),

(e)    the bank levy as set out in the Finance Act 2011 of the United Kingdom, and/or

(f)    any withholding Taxes imposed under FATCA.

“Executive Order” means Executive Order 13224 signed on September 23, 2001.

“Existing Revolver Tranche” has the meaning set forth in Section 2.16(b).

“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).

“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.16(b).

“Extending Revolving Credit Lender” has the meaning set forth in Section 2.16(c).

“Extended Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from an Extension Amendment.

“Extended Term Loans” has the meaning set forth in Section 2.16(a).

“Extending Term Lender” has the meaning set forth in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to the terms of Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.16(d).

“Extension Election” has the meaning set forth in Section 2.16(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means the Revolving Credit Facility, a given Extension Series of Extended Revolving Credit Commitments, a given Refinancing Series of Refinancing Revolving Credit Loans, the Term Facility, a given Extension Series of Extended Term Loans, a given Class of Incremental Term Loans, a given Refinancing Series of Refinancing Term Loans or a Series of Replacement Term Loans, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter, dated as of December 15, 2017, by and among the English Borrower, the Administrative Agent, Bank of America, N.A., and the Arrangers, as amended, restated and amended and restated, supplemented or otherwise modified.

“Finance Party” has the meaning assigned to that term in Section 3.01(h) (i).

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Flood Insurance Laws” means, collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statue thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and any and all official rulings and interpretation thereunder or thereof.

“Foreign Lender” means (a) if the applicable Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the applicable Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes.

“Foreign Pension Plan” means a registered pension plan which is subject to applicable pension legislation other than ERISA or the Code, which a Loan Party or Restricted Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan” means each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement (as amended, waived, supplemented, renewed or otherwise modified from time to time) whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America, by any Loan Party or Restricted Subsidiary, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Plan Event” has the meaning set forth in Section 5.10 (d).

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Multicurrency Revolving Credit Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that, subject to Section 1.03, if the Parent notifies the Administrative Agent that it requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“GBS” means Gold Bullion Securities Limited, a public limited liability par value company incorporated in Jersey with registered number 87322.

“Gold Royalty Agreement” means that certain Gold Royalty Agreement dated as of the Closing Date by and among Electra Target Holdco Limited, the English Borrower and the Seller (as in effect on the Closing Date, together with any subsequent successor(s) to, or replacement(s) of, such agreement, so long as such successor or replacement agreement(s) only contains substantively similar obligations taken as a whole or other obligations not less favorable in any material respect, taken as a whole, to the Loan Parties).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranties” means the Parent Guarantee and/or the Subsidiary Guarantee, as the context may require and “Guaranty” shall be construed accordingly.

“Guarantor Coverage Requirement” means, as of any date of determination, as of the last day of the then most recently ended Test Period ending on December 31st for which financial statements have been delivered pursuant to Section 6.01(a), the requirement that the Consolidated EBITDA of the Loan Parties shall not be less than 80% of the Consolidated EBITDA of the Parent and its Restricted Subsidiaries for such Test Period, determined on a Pro Forma Basis.

“Guarantors” means each Required Guarantor, as defined in the definition of “Collateral and Guarantee Requirement”, and each other Restricted Subsidiary that shall have become a Guarantor after the Closing Date pursuant to Section 6.11, in each case subject to the terms, conditions and provisions of the Collateral and Guarantee Requirement. For the avoidance of doubt, the Parent in its sole discretion may cause any Restricted Subsidiary (x) organized or formed in the United States that is not a Guarantor (and, in the case of the U.S. Borrower, that is not an Excluded Subsidiary) to Guarantee the Obligations by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guarantee Supplement (as defined in the Subsidiary Guarantee) substantially in the form attached as an Exhibit to the Subsidiary Guarantee and/or (y) organized or formed in a Covered Jurisdiction that is not a Guarantor to Guarantee the Obligations of the English Borrower by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Guarantee Supplement (as defined in the Subsidiary Guarantee) substantially in the form attached as an Exhibit to the Subsidiary Guarantee with, in the case of any Non-U.S. Subsidiary, such limitations and restrictions required to comply with the Agreed Guaranty and Security Principles, subject to the Administrative Agent’s and the applicable Lender(s)’ satisfactory receipt of documentation or other information as required by regulatory authorities under applicable “know your customer” rules and regulations, and the delivery of customary corporate (and, if appropriate, shareholder) resolutions, officer certificates (and, if appropriate, solvency certificates) and legal opinions addressed to the Administrative Agent and the other Secured Parties of counsel for the Loan Parties (or, if applicable, in the relevant jurisdictions, counsel for the Secured Parties) reasonably acceptable to the Administrative Agent as to such customary matters as the Administrative Agent may reasonably request and such other instruments and documents as the Administrative Agent may reasonably request in connection with such Guarantee Supplement, and any such Restricted Subsidiary shall thereafter be a Guarantor, Loan Party and Subsidiary Guarantor hereunder for all purposes.

“Hazardous Materials” means all pollutants or contaminants, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold, and all materials, substances and wastes that otherwise are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Historical Financial Statements” means the Annual Financial Statements and the Quarterly Financial Statements.

“HMRC” means Her Majesty’s Revenue & Customs.

“Honor Date” has the meaning set forth in Section 2.03(c) (i).

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto, as in effect from time to time.

“Immaterial Subsidiary” means any direct or indirect Subsidiary of the Parent that is not a Material U.S. Subsidiary or Material Non-U.S. Subsidiary.

“Incremental Amendment” has the meaning set forth in Section 2.14(f).

“Incremental Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Lenders” has the meaning set forth in Section 2.14(c).

“Incremental Loan” has the meaning set forth in Section 2.14(b).

“Incremental Request” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.14(c).

“Incremental Revolving Credit Commitment” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Loan” has the meaning set forth in Section 2.14(b).

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(c).

“Incremental Term Loan” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)    the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)    net obligations of such Person under all Swap Contracts to the extent required to be reflected on a balance sheet of such Person;

(d)    all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument;

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness;

(g)    all obligations of such Person in respect of Disqualified Equity Interests if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP; and

(h)    to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited, (B) in the case of the Consolidated Parties, exclude all intercompany Indebtedness payable on demand or having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business (other than, with respect to Indebtedness of Consolidated Parties, intercompany Indebtedness owing by any Consolidated Party to any Unrestricted Subsidiary), (C) exclude (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii) any earn-out obligation, contingent post-closing purchase price adjustments or indemnification payments in connection with any Permitted Acquisition or permitted Investment, any acquisition consummated prior to the Closing Date or any permitted Disposition, unless such obligation is not paid after becoming due and payable, (iii) accruals for payroll, employee compensation and other liabilities accrued in the ordinary course of business, (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (v) liabilities associated with customer prepayments and deposits and (D) exclude obligations under the Gold Royalty Agreement. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount thereof and (y) the fair market value of any assets of such Person securing such Indebtedness or to which such Indebtedness otherwise has recourse as reasonably estimated by the Parent in good faith.

“Indemnified Taxes” means (A) all Taxes, other than Excluded Taxes, imposed on or with respect to payments made by or on account of any obligation of any Loan Party under any Loan Document and (B) to the extent not otherwise described in clause (A), Other Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Term A Commitment” means, as to each Term Lender, its obligation to make an Initial Term A Loan to the English Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01(a) under the caption “Initial Term A Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate amount of the Initial Term A Commitments is $200,000,000.

“Initial Term A Loans” means the term A loans made by the Term Lenders on the Closing Date to the English Borrower pursuant to Section 2.01(a).

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and with respect to any Initial Term A Loans, the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any ABR Loan, the last Business Day of each March, June, September and December and with respect to any Initial Term A Loans, the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date that is one, two, three or six months thereafter or, to the extent agreed in writing by each Lender of such LIBOR Rate Loan, 12 months or, in the sole discretion of the Administrative Agent, a shorter period, as selected by the applicable Borrower in its Committed Loan Notice; provided that:

(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)    no Interest Period shall extend beyond the applicable Maturity Date.

“Interest Rate Determination Date” means the date for calculating the LIBOR Rate for an Interest Period, which date shall be (i) in the case of any LIBOR Rate Loan in U.S. Dollars, the second Business Day prior to the first day of the related Interest Period for such Loan or (ii) in the case of any LIBOR Rate Loan in an Alternative Currency consisting of Euro or Sterling, the date on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the Applicable Currency for value on the first day of the related Interest Period for such LIBOR Rate Loan but in any event not earlier than the second Business Day prior to the first day of the related Interest Period; provided, however, that if for any such Interest Period with respect to an Alternative Currency Loan in a currency other than Euro or Sterling, quotations would ordinarily be given on more than one date, the Interest Rate Determination Date shall be the last of those dates.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which the Screen Rate for the Applicable Currency is available) that is shorter than the Interest Period and (b) the Screen Rate for the shortest period (for which the Screen Rate for the Applicable Currency is available) that exceeds the Interest Period, in each case, as of approximately 11:00 a.m., London time (or, with respect to Euro denominated Loans, 11.00 a.m., Brussels time), two (2) Business Days prior to the commencement of such Interest Period.

“Investment” means, as to any Person, (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership interest or joint venture interest in such other Person (excluding, in the case of the Parent and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness (in each case owing to the Parent or a Restricted Subsidiary) having a term not exceeding 364 days (inclusive of any roll over or extension of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, but giving effect to any repayments of principal in the case of any Investment in the form of Indebtedness and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale).

“Investment Adviser” means Persons who are: (a) investment advisers registered under the Investment Advisers Act or are supervised persons of, or persons associated with, an investment adviser (in each case as defined in the Investment Advisers Act); and/or (b) broker-dealers registered under the Exchange Act (or associated persons thereof, as defined in the Exchange Act).

“Investment Advisers Act” means the United States Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Vehicle” means a separate account or vehicle for collective investment (in whatever form of organization, including a corporation, limited liability company, partnership, association, trust, fund or other entity, and including each separate portfolio or series of any of the foregoing), including any vehicle or entity established for purposes of issuing and/or investing in exchange-traded equities, funds, notes, securities, commodities, currency and short-and-leveraged products and similar structured products, which investments are managed by the Parent or any of its Restricted Subsidiaries in the ordinary course of business.

“IP Rights” has the meaning set forth in Section 5.15.

“IRS” means the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer, the applicable Borrower (or any Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.

“Issuing Country” has the meaning set forth in Section 2.04(e).

“Jersey” means the Bailiwick of Jersey.

“Jersey SIA” means each Jersey law security interest agreement over the shares of a Subsidiary organized under the Laws of Jersey.

“Jersey Registration” has the meaning set forth in Section 4.01(a)(vi)(B).

“Jersey Security Register” means the security interests register established under Part 8 of the Security Interests (Jersey) Law 2012.

“Judgment Currency” has the meaning set forth in Section 10.24.

“Junior Financing” has the meaning set forth in Section 7.12(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitments, Refinancing Revolving Credit Commitments, Extended Term Loans, Incremental Term Loans, Refinancing Term Loans, Replacement Term Loans and Refinancing Term Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, legally binding guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the legally binding interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, legally binding requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Disbursement” means a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Fronting Fee” has the meaning set forth in Section 2.03(i).

“L/C Issuer” means (a) Credit Suisse AG, Cayman Islands Branch and (b) Bank of America, N.A. (directly or through their respective domestic or foreign branches or Affiliates) and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. If there is more than one L/C Issuer at any given time, the term L/C Issuer shall refer to the relevant L/C Issuer(s).

“L/C Obligations” means, as at any date of determination, the U.S. Dollar Equivalent of the aggregate amount available to be drawn under all outstanding Letters of Credit plus the U.S. Dollar Equivalent of the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCT Election” has the meaning set forth in Section 1.08(b).

“LCT Test Date” has the meaning set forth in Section 1.08(b).

“Legal Reservations” means:

(a)    the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the principle of good faith and fair dealing, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors and secured creditors;

(b)    the time barring of claims under applicable limitation laws and defenses of acquiescence, set-off or counterclaim (including the Limitation Acts) and the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void;

(c)    the principle that in certain circumstances in certain jurisdictions security granted by way of fixed charge may be re-characterized by a court as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge;

(d)    the principle that additional interest or payment of compensation imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e)    the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(f)    the principle that the creation or purported creation of security over any contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement over which security has purportedly been created;

(g)    similar principles, rights and defenses under the laws of any relevant jurisdiction;

(h)    any other matters which are set out as qualifications or reservations (however described) as to matters of law in any legal opinions provided under this Agreement;

(i)    the principle that the legality, validity, binding nature or enforceability of any Collateral Document which is not governed by the laws of the jurisdiction where the asset or assets purported to be secured under that Collateral Document are situated may be flawed; and

(j)    the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes the L/C Issuers and each Additional Lender and Additional Refinancing Lender that becomes a Lender in accordance with the terms hereof, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the applicable Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the U.S. Dollar Equivalent of $10,000,000 and (b) the aggregate amount of the Multicurrency Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Multicurrency Revolving Credit Facility.

“LIBOR Rate” means the product of (a) and (b) below:

(a)

(i)    in the case of U.S. Dollar denominated Loans, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) that displays the ICE Benchmark Administration Limited (or the successor interest rate benchmark provider if ICE Benchmark Administration Limited is no longer making the applicable interest settlement rate available) rate for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “US LIBOR Screen Rate”), determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” for U.S. Dollar denominated Loans shall be the Interpolated Rate; or

(ii)    in the case of Euro denominated Loans, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) that displays the Global Rate Set Systems Limited (or the successor interest rate benchmark provider if Global Rate Set Systems Limited is no longer making the applicable interest settlement rate available) rate for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (the “EURIBOR Screen Rate”), determined as of approximately 11:00 a.m. (Brussels time) on the applicable Interest Rate Determination Date (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” for Euro denominated Loans shall be the Interpolated Rate; or

(iii)    in the case of Loans denominated in any Alternative Currency (other than Euro), the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the appropriate page of the Reuters screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) that displays the ICE Benchmark Administration Limited rate for deposits in the applicable Alternative Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period (or the successor thereto if ICE Benchmark Administration Limited is no longer making the applicable interest settlement rate available) (the “LIBOR Screen Rate”, and together with the US LIBOR Screen Rate and the EURIBOR Screen Rate, the “Screen Rate”), determined as of approximately 11:00 a.m. (London time) on the applicable Interest Rate Determination Date (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” for Loans denominated in any Alternative Currency (other than Euro) shall be the Interpolated Rate; or

(iv)    for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to the US LIBOR Screen Rate (or any successor to or substitute for such rate), determined at approximately 11:00 a.m. (London Time) on the applicable Interest Rate Determination Date for U.S. Dollar deposits being delivered in the London interbank market for a term of one month commencing that day (but if more than one rate is specified on such page, the rate will be an arithmetic average of all such rates); provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” for such ABR Loans shall be the Interpolated Rate; or

(v)    in the case of any LIBOR Rate Loan with an Interest Period shorter than one month, such Loan shall accrue interest for the actual number of days in such Interest Period at a rate per annum equal to the then current LIBOR Rate for the applicable currency for a one-month Interest Period; and

(b)    the then current Statutory Reserve Requirements of the Lenders,

provided that, notwithstanding the foregoing, if the LIBOR Rate shall be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.

“LIBOR Rate Loan” means a Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Screen Rate” has the meaning set forth in the definition of “LIBOR Rate”.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“Limited Condition Transaction” means (i) any Permitted Acquisition or Investment by the Parent or one or more of its Restricted Subsidiaries whose consummation is not conditioned upon the availability of, or on obtaining, third party financing or any asset sale, (ii) any repayment, repurchase or refinancing of Indebtedness with respect to which advanced notice of repayment (or similar irrevocable notice) is required to be delivered or (iii) any dividends or distributions on, or redemptions of, Equity Interests permitted to be issued pursuant to this Agreement requiring irrevocable notice in advance thereof.

“Loan” means an extension of credit under Article II by a Lender to the Borrowers in the form of a Term Loan or a Revolving Credit Loan (including any Initial Term A Loans, any Multicurrency Revolving Credit Loans, any Incremental Term Loans and any extensions of credit under any Revolving Credit Commitment Increase or New Revolving Credit Commitment, any Extended Term Loans and any extensions of credit under any Extended Revolving Credit Commitment, any Refinancing Term Loans and any extensions of credit under any Refinancing Revolving Credit Commitment and any Replacement Term Loans).

“Loan Documents” means, collectively, (i) this Agreement (including the schedules hereto), (ii) the Notes, (iii) the Collateral Documents, (iv) any Customary Intercreditor Agreement, (v) any Refinancing Amendment, Incremental Amendment, Extension Amendment or Replacement Term Loans Amendment, (vi) each Letter of Credit Application, (vii) any amendment or joinder to this Agreement or any Customary Intercreditor Agreement and (viii) each other document designated in writing by (A) the Administrative Agent and/or the Lenders and (B) the Parent as a “Loan Document”.

“Loan Parties” means, collectively, the Borrowers, U.S. Midco and each Subsidiary Guarantor.

“LTM EBITDA” means, as of any date of determination, Consolidated EBITDA calculated on a Pro Forma Basis as of the last day of the then most recently ended Test Period for such Test Period.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) on the Closing Date, a MAC Event (as defined in the Acquisition Agreement) and (b) after the Closing Date, a material adverse effect on (i) the business,

financial condition or results of operations, in each case, of the Consolidated Parties, taken as a whole, (ii) the rights and remedies (taken as a whole) of the Administrative Agent hereunder or under the other Loan Documents or (iii) the ability of the Loan Parties, taken as a whole, to perform their payment obligations hereunder or under the other Loan Documents.

“Material Non-U.S. Subsidiary” means, at any date of determination, each of the Parent’s Non-U.S. Subsidiaries that is a Restricted Subsidiary (a) whose total assets as of the last day of the most recently ended fiscal year of the Parent for which financial statements have been delivered pursuant to Section 6.01(a) comprised in the aggregate more than 5.0% of Total Assets as of such date or (b) whose gross revenues for such fiscal year comprised more than 5.0% of the consolidated gross revenues of the Consolidated Parties for such fiscal year. Assets of Non-U.S. Subsidiaries shall be converted into U.S. Dollars at the rates used for purposes of preparing the consolidated balance sheet of the Parent included in such financial statements.

“Material Non-Public Information” means information that is (a) not publicly available, (b) material with respect to the Consolidated Parties or their respective securities for purposes of United States federal and state securities laws and (c) of a type that would not be publicly disclosed in connection with any issuance by any Consolidated Party of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Material Real Property” means any fee-owned real property that is acquired by any Loan Party after the Closing Date and that has a fair market value in excess of $10,000,000 at the time of acquisition, as reasonably estimated by the Parent in good faith.

“Material Subsidiary” means any Material U.S. Subsidiary or any Material Non-U.S. Subsidiary.

“Material U.S. Subsidiary” means, at any date of determination, each of the Parent’s U.S. Subsidiaries that is a Restricted Subsidiary (i) whose total assets as of the last day of the most recently ended fiscal quarter of the Parent for which financial statements have been delivered pursuant to Section 6.01(a) or (b) comprised in the aggregate more than 5.0% of Total Assets as of such date or (ii) whose gross revenues for such fiscal quarter comprised more than 5.0% of the consolidated gross revenues of the Consolidated Parties for such fiscal quarter.

“Maturity Date” means (i) with respect to the (a) Initial Term A Loans and (b) the Multicurrency Revolving Credit Facility, April 11, 2021, (ii) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Amendment, (iii) with respect to any Incremental Term Loans or any Incremental Revolving Credit Commitment respectively, the final maturity date as specified in the applicable Incremental Amendment, (iv) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment, and (v) with respect to any Replacement Term Loans, the final maturity date as specified in the Replacement Term Loans Amendment; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Minority Investment” means any Person other than a Subsidiary in which the Parent or any Restricted Subsidiary owns any Equity Interests.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policies” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Mortgaged Properties” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties creating and evidencing a Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Sections 6.11 and 6.13, in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Multicurrency Revolving Credit Commitment” means, with respect to any Multicurrency Revolving Credit Lender, the obligation of such Multicurrency Revolving Credit Lender to make Multicurrency Revolving Credit Loans (including loans made pursuant to any Incremental Revolving Credit Commitment that increases the Multicurrency Revolving Credit Facility and loans made pursuant to any Extended Credit Revolving Commitment or Refinancing Revolving Credit Commitment) and to participate in Letters of Credit, as such commitment may be adjusted from time to time pursuant to this Agreement, which commitment as of the Closing Date is the amount set forth opposite such Lender’s name on Schedule 1.01(d) hereto under the caption “Amount of Multicurrency Revolving Credit Commitment”, and “Multicurrency Revolving Credit Commitments” means such commitments collectively, which commitments equal $50,000,000 in the aggregate as of the Closing Date.

“Multicurrency Revolving Credit Facility” means the multicurrency revolving credit facility under this Agreement evidenced by the Multicurrency Revolving Credit Commitments (including commitments under any Incremental Revolving Credit Commitment that increases the Multicurrency Revolving Credit Commitments, Extended Revolving Credit Commitments and Refinancing Revolving Credit Commitments) and the Multicurrency Revolving Credit Loans (including loans made pursuant to any Incremental Revolving Credit Commitment that increases the Multicurrency Revolving Credit Facility and loans made pursuant to any Extended Revolving Credit Commitment and any Refinancing Revolving Credit Commitment).

“Multicurrency Revolving Credit Lender” means any Lender which has a Multicurrency Revolving Credit Commitment or has made a Multicurrency Revolving Credit Loan. Each reference to any Multicurrency Revolving Credit Lender shall be deemed to include such Multicurrency Revolving Credit Lender’s Applicable Designee. Notwithstanding the designation by any Multicurrency Revolving Credit Lender of an Applicable Designee, the Loan Parties and the Administrative Agent shall be permitted to deal solely and directly with such Multicurrency Revolving Credit Lender in connection with such Multicurrency Revolving Credit Lender’s rights and obligations under this Agreement.

“Multicurrency Revolving Credit Loan” and “Multicurrency Revolving Credit Loans” have the meanings set forth in Section 2.01(b).

“Multicurrency Revolving Credit Pro Rata Share” means, when used with reference to any Multicurrency Revolving Credit Lender under the Multicurrency Revolving Credit Facility and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment under such Facility or, if the Maturity Date with respect to such Facility has occurred, such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment most recently in effect under such Facility immediately prior to such date, giving effect to any subsequent assignments and the denominator of which shall be the Multicurrency Revolving Credit Commitments under such Facility or, if the Maturity Date with respect to such Facility has occurred, the Multicurrency Revolving Credit Commitments most recently in effect under such Facility immediately prior to such date.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party, any Restricted Subsidiary or any ERISA Affiliate (to the extent such event would be reasonably likely to result in liability to a Loan Party) makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(a)    100% of the cash proceeds actually received by any Consolidated Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (iii) in the case of any Disposition or Casualty Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of any wholly-owned Consolidated Party as a result thereof, (iv) Taxes actually paid or payable, or Tax distributions that the Borrowers or their Subsidiaries may be required to make to Parent, as a result thereof, (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by any Consolidated Party including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction) and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to a Consolidated Party, such amounts net of any related expenses shall constitute Net Proceeds); provided that, subject to the restrictions set forth in Section 7.05(i), if any Consolidated Party uses any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Consolidated Parties (other than ordinary course current assets), to make one or more Permitted Acquisitions (or any subsequent investment made in a Person, division or line of business previously acquired), or to prepay, terminate or otherwise retire any obligations under the Gold Royalty Agreement, in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12-month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within the later of such 12-month period and 180 days from the entry into such contractual commitment, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless the aggregate amount of such net proceeds shall exceed $7,500,000 (or the U.S. Dollar Equivalent in any currency other than U.S. Dollars) in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b)    100% of the cash proceeds from the incurrence, issuance or sale by any Consolidated Party of any Indebtedness or Equity Interests, as applicable, net of all Taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to any Consolidated Party shall be disregarded.

“New Lender Date” has the meaning set forth in clause (b)(i) of the definition of “UK DTTP Filing”.

“New Revolving Credit Commitment” has the meaning set forth in Section 2.14(a).

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Non-Guarantor Cap” means the greater of $27,500,000 and 25.0% of LTM EBITDA on the date such Investment is made, reduced by Investments made in reliance thereon under Section 7.02(c)(iii) and, without duplication, Indebtedness incurred in reliance thereon under Section 7.03(d).

“Non-U.S. Subsidiary” means any direct or indirect Subsidiary of the U.S. Borrower that is not a U.S. Subsidiary.

“Not Otherwise Applied” means, with reference to any amount of Net Proceeds of any transaction or event, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b) and (b) was not previously (and is not currently being) applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was or is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligations” means (x) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and expenses that accrue after the commencement by or against any Loan Party or

Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and expenses are allowed claims in such proceeding and (y) for purposes of the definition of Collateral and Guarantee Requirement, the Collateral Documents, the Guaranties and Section 8.03 only, obligations of any Loan Party arising under any Secured Hedge Agreement or any Treasury Services Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the Loan Documents. Notwithstanding the foregoing, (I) the obligations of the Borrowers or any Restricted Subsidiary under any Secured Hedge Agreement or any Treasury Services Agreement shall be secured and guaranteed pursuant to the Collateral Documents and the Guaranties only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (II) any release of Collateral or Guarantors effected in a manner permitted by this Agreement or any other Loan Document will not require the consent of any Lender or any Affiliate of a Lender in its capacity as a counterparty under any Swap Contract. Notwithstanding the foregoing, the Obligations of any Guarantor shall in no event include any Excluded Swap Obligations of such Guarantor.

“OFAC” has the meaning set forth in Section 5.17(b).

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement or any offering document issued by such limited liability company; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes that are imposed as a result of any present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than any connections arising solely from such Lender or Agent executing, delivering, becoming a party to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, engaging in any other transaction pursuant to, or enforcing, any Loan Document, or selling or assigning an interest in a Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, mortgage, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, recording, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment that is requested or required in writing by the Borrower).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in U.S. Dollars, the Federal Funds Effective Rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Guarantee” means that certain Parent Guarantee, dated as of the Closing Date, by the Parent and U.S. Midco in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit A-1 attached hereto.

“Participant” has the meaning set forth in Section 10.07(e).

“Participant Register” has the meaning set forth in Section 10.07(e).

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate (to the extent such event would be reasonably likely to result in liability to a Loan Party) or to which any Loan Party or any ERISA Affiliate (to the extent such event would be reasonably likely to result in liability to a Loan Party) contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate substantially in the form of Exhibit J hereto or any other form reasonably approved by the Administrative Agent, as the same shall be supplemented from time to time.

“Perfection Requirements” means the making or procuring of appropriate registrations, filings, endorsements, notarizations, stampings and/or notifications of the Collateral Documents and/or the Liens expressed to be created under the Collateral Documents necessary in any relevant jurisdiction for the enforceability or production in evidence or the relevant priority of the Collateral Document.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that

(i) such Indebtedness may only be incurred by the Parent,

(ii) such Indebtedness is (x) secured by a Lien on all or a portion of the Collateral of the Parent or any U.S. Loan Party on a junior priority basis to the Liens on such Collateral securing the Obligations of the Parent and is not secured by any other property or assets of the Parent or any of its Subsidiaries, and (y) is secured pursuant to documentation no more favorable to the secured parties thereunder than the terms of the Collateral Documents,

(iii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness”,

(iv) the holders of such Indebtedness (or any trustee, agent or similar representative on their behalf) and the Administrative Agent and/or the Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on such Collateral securing such obligations shall rank junior to the Liens on such Collateral securing the Obligations of the Parent, and

(v) such Indebtedness is not at any time guaranteed by any of the Parent’s Subsidiaries other than the Loan Parties that guarantee the Parent’s Obligations.

“Permitted Liens” has the meaning set forth in Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms (i) that reflect market terms (as reasonably determined by the Parent) at the time of incurrence or issuance of such Permitted Refinancing or (ii) otherwise reasonably acceptable to the Administrative Agent, (e) in the event of a refinancing, refunding, renewal, restructuring, replacement or extension only, such refinancing, refunding, renewal, restructuring, replacement or extension shall occur concurrently with such Indebtedness being repaid, repurchased, retired, defeased or satisfied and discharged, as applicable, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid on such date, (f) such modification, refinancing, refunding, renewal, restructuring, replacement or extension of Indebtedness is not at any time guaranteed by any Person other than the guarantors of such Indebtedness and (g) any such modification, refinancing, refunding, renewal, restructuring, replacement or extension of Indebtedness shall be pari passu or junior in right of payment and, if secured, secured on no more senior a basis than such Indebtedness being refinanced.

“Permitted Reorganization” means one or more internal reorganizations of the Parent and its Subsidiaries related to tax planning or intended to promote compliance with applicable regulatory Laws completed at any time after the Closing Date, which reorganization may include, among other things, mergers, asset sales, consolidations, separations of businesses and lines of business, and other divestitures (including antitrust divestitures and other reorganizations in connection therewith in connection with the

Acquisition), and intercompany transactions involving asset transfers or sales, contributions, Indebtedness or Equity Interests of the Parent or any of its Restricted Subsidiaries; provided that, both immediately before and immediately after giving effect to such Permitted Reorganization, and at all times during such Permitted Reorganization, the following conditions shall be satisfied:

(a)    no Event of Default has occurred and is continuing or would result therefrom;

(b)    subject, in the case of any Non-U.S. Subsidiary, to the Agreed Guaranty and Security Principles and Sections 6.11 and 6.13(b), and to the terms, conditions and provisions of the Collateral and Guarantee Requirement, following the consummation of such Permitted Reorganization, the Collateral that remains in existence and owned by a Loan Party that would otherwise be required to pledge such Collateral pursuant to a Collateral Document shall remain subject to (or, in the case of Collateral created or transferred to any such Person as part of any step of such Permitted Reorganization, shall become subject to) a perfected security interest of the Collateral Agent to the extent required by and in accordance with the terms of the Loan Documents (giving due regard to any grace periods provided for herein or therein);

(c)    immediately after giving effect to such Permitted Reorganization, the Guarantor Coverage Requirement shall be satisfied; and

(d)    immediately after giving effect to such Permitted Reorganization, the Borrowers shall continue to be Borrowers under the Multicurrency Revolving Credit Facility, and the English Borrower shall continue to be the Borrower of the Initial Term A Loans.

“Permitted Repricing Amendment” has the meaning set forth in Section 10.01.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness in the form of one or more series of senior unsecured notes, bonds or debentures or loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that

(i) such Indebtedness may only be incurred by the Parent,

(ii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness”, and

(iii) such Indebtedness is not at any time guaranteed by any of the Parent’s Subsidiaries other than the Loan Parties that guarantee the Parent’s Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.01(d).

“Pledged Collateral” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Prime Rate” has the meaning set forth in the definition of “ABR”.

“Proceeding” has the meaning set forth in Section 10.05.

“Proceeds” has the meaning set forth in the applicable Collateral Document.

“Projections” has the meaning set forth in Section 6.01(c).

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.09.

“Pro Forma Financial Statements” has the meaning set forth in Section 5.05(b).

“Pro Rata Share” means, with respect to each Lender, at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, with respect to any Term Loans after the applicable borrowing date if applicable and without duplication, the Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, with respect to any Term Loans after the applicable borrowing date if applicable and without duplication, the Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of any Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“PTE” means a prohibited transaction class exemption by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity, directors’, managers’ and/or employees’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees and other costs and/or expenses associated with being a public company.

“Public Lender” has the meaning set forth in Section 6.01(d).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and related statements of income and cash flows of the Parent for the fiscal quarter ended September 30, 2017.

“Re-Allocation Agreement” means a Re-Allocation Agreement solely among the Lenders and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” has the meaning set forth in Section 3.01(h)(ii).

“Re-Denomination Event” means (i) the occurrence of any Event of Default with respect to any Borrower pursuant to Sections 8.01(a) or 8.01(e), (ii) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case pursuant to the provisions of Article VIII hereof or (iii) the failure of any Borrower to pay any principal of, or interest on, any Loans of any Facility or any L/C Borrowings on the applicable Maturity Date.

“Reference Date” has the meaning set forth in the definition of “Available Amount”.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinanced Term Loans” has the meaning set forth in Section 10.01.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Parent, (b) the applicable Borrower(s), (c) the Administrative Agent, (d) each Additional Refinancing Lender and (e) each Lender that agrees to provide any portion of the Refinancing Term Loans, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Revolving Credit Commitments” means one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments, Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield (other than, for this purpose, any OID or upfront fees), if applicable and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning set forth in Section 2.05(b)(vii).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors, managers and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into, or migration through, the Environment or any facility or property.

“Relevant Party” has the meaning set forth in Section 3.01(h)(ii).

“Replacement Term Loans Amendment” means an amendment to this Agreement executed by each of (a) the Parent, (b) the applicable Borrower(s), (c) the Administrative Agent, (d) each Lender that agrees to provide any portion of the Replacement Term Loans, in accordance with Section 10.01.

“Replacement Term Loans” has the meaning set forth in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Guarantor” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments, unused Refinancing Revolving Credit Commitments and unused Extended Revolving Credit Commitments; provided that the unused Term Commitments, Revolving Credit Commitments, Refinancing Revolving Credit Commitments and Extended Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of (a) the Effective Amount of all Revolving Credit Loans and L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments and unused Refinancing Revolving Credit Commitments; provided that the Revolving Credit Commitment and Refinancing Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirement of Law” means, as to any Person, any Law imposing a legal obligation or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reset Date” has the meaning set forth in Section 1.12.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer, controller or other similar officer of a Loan Party, and with respect to Committed Loan Notices, any designee thereof. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payment” has the meaning set forth in Section 7.12(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Consolidated Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Consolidated Party’s equity holders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Parent (including any Subsidiary organized under the Laws of Jersey) other than an Unrestricted Subsidiary.

“Return” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts (whether in cash, securities or other property) received or realized in respect of such Investment.

“Revolver Extension Request” has the meaning set forth in Section 2.16(b).

“Revolver Extension Series” has the meaning set forth in Section 2.16(b).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period, made by each of the Revolving Credit Lenders.

“Revolving Credit Commitments” means the Multicurrency Revolving Credit Commitments and any other Class of Revolving Credit Commitments established pursuant to this Agreement (including any Revolving Credit Commitment Increase, any New Revolving Credit Commitments, each Extension Series of Extended Revolving Credit Commitments, and/or each Refinancing Series of Refinancing Revolving Credit Commitments and, in each case, the Credit Extensions made thereunder, as the context requires).

“Revolving Credit Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the Effective Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations at such time.

“Revolving Credit Facility” means the Multicurrency Revolving Credit Facility and any other Class of Revolving Credit Commitments, including any Revolving Credit Commitment Increase, any New Revolving Credit Commitments, each Extension Series of Extended Revolving Credit Commitments, and/or each Refinancing Series of Refinancing Revolving Credit Commitments and, in each case, the Credit Extensions made thereunder, as the context requires.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, any Revolving Credit Exposure.

“Revolving Credit Loans” means any Multicurrency Revolving Credit Loans, any Incremental Revolving Credit Loans, any Extended Revolving Credit Loans and/or any Refinancing Revolving Credit Loans, as the context requires.

“Revolving Credit Note” means a promissory note of the applicable Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit D-2 hereto, evidencing the aggregate Indebtedness of the applicable Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the applicable Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of Standard & Poor’s Financial Services LLC, a subsidiary of McGraw Hill Financial, Inc., and any successor to its credit ratings business.

“Same Day Funds” means disbursements and payments in immediately available funds.

“Sanctions Laws and Regulations” means (i) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the Executive Order, the USA Patriot Act, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, or the Iran Threat Reduction and Syria Human Rights Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”), and any similar law, regulation, or Executive Order enacted in the United States after the date of this Agreement, (ii) any sanctions or requirements imposed under similar laws or regulations enacted by the European Union, the United Kingdom or Australia and (iii) any similar Law of any jurisdiction other than the United States, in each case, applicable to the Parent or any Consolidated Party.

“Screen Rate” has the meaning set forth in the definition of “LIBOR Rate”.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Parent or any Restricted Subsidiary and any Bank, to the extent designated by the Parent and such Bank as a “Secured Hedge Agreement” in writing to the Administrative Agent. The designation of any Secured Hedge Agreement shall not create in favor of such Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Secured Obligations” means, collectively, the Obligations, the Cash Management Obligations and all obligations owing to the Secured Parties by any Consolidated Party under any Secured Hedge Agreement (but excluding in any event Excluded Swap Obligations).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each other Agent, each L/C Issuer, each other Lender, each Bank and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preliminary statements to this Agreement.

“Senior Representative” means, with respect to any series of Permitted Junior Priority Refinancing Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Solvent” means that (i) the fair value of the assets (on a going concern basis) of the Parent and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise as they become due in the ordinary course of business; (ii) the present fair saleable value of the property (on a going concern basis) of the Parent and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the Parent and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and (iv) the Parent and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, would reasonably be expected to become an actual and matured liability in the ordinary course of business.

“SPC” has the meaning set forth in Section 10.07(h).

“Specified Representations” means the representations and warranties with respect to the Loan Parties set forth in Sections 5.01(a) (with respect to the organizational existence of the Loan Parties only), 5.01(b)(ii), 5.02(a) (with respect to the due authorization, execution and delivery and performance by the Loan Parties of the Loan Documents), 5.02(b)(i), 5.04, 5.12, 5.16, 5.17(c) and, subject to the proviso contained in Section 4.01(a)(vi) hereto, 5.18 of this Agreement.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of the Parent or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, and any Permitted Reorganization or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), Restricted Payment, Revolving Credit Commitment Increase, New Revolving Credit Commitment, Incremental Revolving Credit Loan or Incremental Term Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency; provided, further, that (i) in the case of Euro denominated Loans, such delivery shall be two (2) Business Days later and (ii) in the case of Sterling denominated Loans, such delivery shall be one (1) Business Day later.

“stated amount” or “stated amounts” means (i) with respect to any Letter of Credit issued in U.S. Dollars, the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), and (ii) with respect to any Letter of Credit issued in any currency other than U.S. Dollars, the U.S. Dollar Equivalent of the stated or face amount of such Letter of Credit to the extent available at the time for drawing (subject to presentment of all requisite documents), in either case as the same may be increased or decreased from time to time in accordance with the terms of such Letter of Credit.

“Statutory Reserve Requirements” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). LIBOR Rate Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Administrative Agent or any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subsequent Transaction” has the meaning set forth in Section 1.08.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency that has not yet happened) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned, (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person or (iv) in respect of any entity incorporated or established in Jersey, a subsidiary within the meaning of articles 2 and 2A of the Companies (Jersey) Law 1991; provided that notwithstanding the foregoing, the term “Subsidiary” shall not include any Investment Vehicle. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantee” means that certain Subsidiary Guarantee, dated as of the Closing Date, by the Subsidiary Guarantors party thereto in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit A-2 attached hereto.

“Subsidiary Guarantor” means any Guarantor that is not U.S. Midco or the Parent.

“Supplier” has the meaning assigned to that term in Section 3.01(h)(ii).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” has the meaning set forth in the definition of “Excluded Swap Obligation”.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Target Person” has the meaning set forth in Section 7.02.

“Target Share SIA” means that certain Jersey law security interest agreement, substantially in the form of Exhibit F-3 attached hereto.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees or withholdings (including backup withholding), or other charges imposed by any Governmental Authority including interest, penalties and additions to tax applicable thereto.

“Term Borrowing” means a borrowing consisting of Term Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a), or under any Incremental Amendment, Extension Amendment, Refinancing Amendment, or Replacement Term Loans Amendment.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to a Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) Replacement Term Loans Amendment. The initial amount of each Term Lender’s Term Commitment is set forth on Schedule 1.01(a) under the caption “Initial Term A Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Extension Amendment, Refinancing Amendment, or Replacement Term Loans Amendment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be.

“Term Facility” means (a) prior to the Closing Date, the Initial Term A Commitments and (b) thereafter, each Class of Term Loans and/or Term Commitments.

“Term Lender” means, at any time, any Lender that has (a) an Initial Term A Commitment, Incremental Term Commitment or Refinancing Term Commitment or (b) a Term Loan at such time.

“Term Loan” means any Initial Term A Loan, Extended Term Loan, Incremental Term Loan, Refinancing Term Loan or Replacement Term Loan, as the context may require.

“Term Loan Extension Request” has the meaning set forth in Section 2.16(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.16(a).

“Term Loan Increase” has the meaning set forth in Section 2.14(a).

“Term Note” means a promissory note of any Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit D-1 hereto, evidencing the aggregate Indebtedness of that Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Parent most recently ended as of such date of determination for which financial statements have been delivered (or are required to be delivered) pursuant to Section 6.01(a) or (b), as applicable.

“Threshold Amount” means $25,000,000.

“Total Assets” means the total assets of the Consolidated Parties on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent delivered pursuant to Section 6.01(a) or (b), or, prior to the first delivery (or required delivery) of financial statements under Section 6.01(a) or (b), on the balance sheet of the Parent as of December 31, 2017.

“Total Available Multicurrency Revolving Credit Commitment” means, at the time any determination thereof is made, the sum of the Available Multicurrency Revolving Credit Commitments of the Lenders at such time.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Effective Amount of all Loans and all L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by the Parent or any Consolidated Party in connection with the Transactions (including expenses in connection with hedging and currency conversion transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means (a) the execution and delivery of the Loan Documents to be entered into on the Closing Date and the funding of the Loans on the Closing Date, (b) the consummation of the Acquisition and the other related transactions contemplated by the Acquisition Agreement, (c) the consummation of the Closing Date Contribution and (d) the payment of fees and expenses incurred in connection therewith.

“Treasury Services Agreement” means any agreement between any Consolidated Party and any Bank relating to treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds or any similar services.

“Treaty” has the meaning set forth in the definition of “UK Treaty State.”

“Type” means, with respect to a Loan, its character as an ABR Loan or a LIBOR Rate Loan.

“UK Corporation Tax Act” means the Corporation Tax Act 2009 of the United Kingdom.

“UK Direction” has the meaning set forth in clause (c)(iii) of the definition of “Excluded Taxes”.

“UK DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by the relevant Loan Party, which:

(a)    where it relates to a UK Treaty Lender that is a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence opposite that Lender’s name in Schedule 1.01(b), and

(i)    where the Loan Party is a Loan Party on the date of this Agreement, is filed with HMRC within 30 Business Days after the date of this Agreement; or

(ii)    where the Loan Party becomes a Loan Party after the date of this Agreement, is filed with HMRC within 30 Business Days after the date on which that Loan Party becomes an additional Borrower under this Agreement; or

(b)    where it relates to a UK Treaty Lender that becomes a Lender after the Closing Date, contains the scheme reference number and jurisdiction of tax residence in the relevant Assignment and Assumption, and

(i)    where the Loan Party is a Loan Party on the date such UK Treaty Lender becomes a Lender under this Agreement (“New Lender Date”), is filed with HMRC within 30 Business Days after the New Lender Date; or

(ii)    where the Loan Party becomes a Loan Party under this Agreement after the New Lender Date, is filed with HMRC within 30 Business Days after the date on which that Loan Party becomes a Loan Party under this Agreement.

“UK DTTP Scheme” has the meaning assigned to that term in Section 3.01(d)(iii)(B).

“UK ITA” means the Income Tax Act 2007 of the United Kingdom.

“UK Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is:

(a)    a Lender:

(i)    which is a bank (as defined for the purpose of section 879 of the UK ITA making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the UK Corporation Tax Act; or

(ii)    in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK ITA) at the time that that advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or

(b)    a Lender which is:

(i)    a company resident in the United Kingdom for United Kingdom tax purposes;

(ii)    a partnership each member of which is (A) a company resident in the United Kingdom or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK Corporation Tax Act;

(iii)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) of that company; or

(c)    a UK Treaty Lender.

“UK Security Agreement” means that certain English law security agreement, substantially in the form of Exhibit F-4 attached hereto.

“UK Security Documents” means the UK Security Agreement and any other Collateral Document from time to time executed by any Loan Party governed by the laws of England and Wales.

“UK Security Trustee” means Credit Suisse AG, Cayman Islands Branch in its capacity as the UK Security Trustee under the UK Security Documents or any successor UK Security Trustee.

“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either:

(a)    a company resident in the United Kingdom for United Kingdom tax purposes;

(b)    a partnership each member of which is (A) a company resident in the United Kingdom or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK Corporation Tax Act; or

(c)    a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the UK Corporation Tax Act) of that company.

“UK Tax Deduction” has the meaning set forth in the definition of “Excluded Taxes”.

“UK Treaty Lender” means a Lender which is treated as a resident of a UK Treaty State for the purposes of the Treaty, does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected and meets all other conditions in the Treaty for full exemption from tax imposed by the United Kingdom, except that for this purpose it shall be assumed that there is no special relationship between the relevant Loan Party and the Lender or between both of them and another person, that any condition which relates (expressly or by implication) to the amounts or terms of any Loan or terms of the Loan Documents or to any other matter which is outside the exclusive control of that Lender is satisfied, and that any necessary procedural formalities are satisfied.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom, which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unfunded Participations” shall mean, with respect to an L/C Issuer, the aggregate amount, if any, of participations in respect of any outstanding L/C Disbursement that shall not have been funded by the Revolving Credit Lenders in accordance with Section 2.03(c).

“Uniform Commercial Code” or “UCC” means (i) the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or (ii) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it applies to any item or items of Collateral. References in this Agreement and the other Loan Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the date hereof. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (ii) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d)(ii)(C).

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any (x) any Subsidiary set forth on Part D of Schedule I on the Closing Date and (y) any Subsidiary of the Parent designated by the Parent as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“U.S.” and “United States” means the United States of America.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, reauthorized or otherwise modified from time to time.

“U.S. Borrower” has the meaning set forth in the preamble to this Agreement.

“U.S. Dollar” and “$” means lawful money of the United States of America.

“U.S. Dollar Equivalent” means, at any time, (a) as to any amount denominated in U.S. Dollars, the amount thereof at such time and (b) as to any amount denominated in any other currency, the equivalent amount in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Exchange Rate for the purchase of U.S. Dollars with such other currency on the most recent Computation Date provided for in Section 2.04(a).

“U.S. Intellectual Property Security Agreement” has the meaning set forth in the U.S. Security Agreement.

“U.S. Intercompany Note” means a promissory note substantially in the form of Exhibit G.

“U.S. Loan Party” means any Loan Party organized or formed in the United States or any State thereof or the District of Columbia and any other Person that is a U.S. Person.

“U.S. Midco” has the meaning set forth in the preamble to this Agreement.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means a New York law security agreement, dated as of the Closing Date, substantially in the form of Exhibit F-1.

“U.S. Security Agreement Supplement” has the meaning set forth in the U.S. Security Agreement.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any state thereof or the District of Columbia other than any such Subsidiary that is (i) a Subsidiary of a CFC or (ii) a CFC Holding Company.

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere (including, without limitation, goods and services tax in Jersey as provided for under the Goods and Services Tax (Jersey) Law 2007).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02.    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)    Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d)    The terms “include,” “includes” and “including” are by way of example and not limitation.

(e)    The word “or” is not exclusive.

(f)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(h)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i)    For purposes of determining compliance with any Section of Article VII at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Restricted Debt Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Parent in its sole discretion at such time.

(j)    All references to “knowledge” of any Loan Party or a Restricted Subsidiary means the actual knowledge of a Responsible Officer.

(k)    The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l)    All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

Section 1.03.    Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, (a) any lease that is or would be treated as an operating lease for purposes of GAAP as of the date hereof shall not be treated as Indebtedness, Attributable Indebtedness or as a Capitalized Lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of GAAP as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP after the date hereof and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) or (ii) any election under Financial Accounting Standards Codification No. 825 – Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of any Consolidated Party at “fair value” as defined therein.

Section 1.04.    Rounding. Any financial ratios required to be maintained by the Parent pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05.    References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, for purposes of the Loan Documents (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications are not prohibited by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06.    Times of Day. Unless otherwise specified herein or therein, all references in any Loan Document to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07.    Timing of Payment or Performance. Except as otherwise expressly provided herein or therein, when the payment of any obligation or the performance of any covenant, duty or obligation under any Loan Document is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08.    Limited Condition Transactions. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(a)    determining compliance with any provision of this Agreement (other than the financial covenant set forth under Section 7.10, the definition of “Applicable Facility Fee Percentage” and the definition of “Applicable Margin”) that requires the calculation of any financial ratio or test, including the Total Leverage Ratio (and, for the avoidance of doubt, the financial ratios set forth in Sections 2.14(d), 7.02(q), 7.03(g), 7.03(s), 7.06(c), 7.06(f) and 7.12(a)(v)); or

(b)    testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Total Assets);

in each case, at the option of the Parent (the Parent’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, in respect of any transaction described in clauses (ii) or (iii) of the definition of a Limited Condition Transaction, the date of delivery of irrevocable notice of repayment or prepayment, declaration of dividend or similar event (and not at the time of consummation of such Limited Condition Transaction)) (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recent Test Period ended prior to the LCT Test Date (for income statement purposes) or at the end of such most recent Test Period (for balance sheet purposes), the Parent would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Parent has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Consolidated Parties or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Parent has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice of repayment or prepayment, declaration of dividend or similar event for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

Section 1.09.    Pro Forma Calculations.

(a)    Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Leverage Ratio shall be calculated in the manner prescribed by this Section 1.09; provided that notwithstanding anything to the contrary in clauses (b), (c) or (d) of this Section 1.09, when calculating the Total Leverage Ratio for purposes of determining actual compliance (as opposed to determining pro forma compliance, compliance on a Pro Forma Basis or compliance giving Pro Forma Effect to a transaction for purposes of another provision) with the financial covenant tests in Section 7.10, the events described in this Section 1.09 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. Whenever a financial ratio or test is to be calculated on a pro forma basis or giving pro forma effect to a transaction and any related incurrence(s) of Indebtedness, the reference to the “Test Period” for purpose of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which financial statements have been delivered prior to the relevant date of determination.

(b)    For purposes of calculating any financial ratio or test, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection with therewith) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of the determination of Total Assets, the last day). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.09, then such financial ratio or test (or the calculation of Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.09.

(c)    Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Parent and include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating improvements, operating expense reductions and other similar initiatives and synergies projected by the Parent in good faith to result from actions that have been taken (including prior to completion of any Specified Transactions or such events or initiatives) or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Parent) within 24 months after such Specified Transaction (calculated on a pro forma basis as though such cost savings, operating improvements, operating expense reductions and other similar initiatives and synergies had been realized on the first day of such period and as if such cost savings, operating improvements, operating expense reductions and other similar initiatives and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable (in the good faith determination of the Parent and subject to certification by a Responsible Officer of the Parent) and calculated on a pro forma basis net of the amount of actual benefits realized during such period from such actions and (B) no amounts shall be added pursuant to this Section 1.09(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period.

(d)    Notwithstanding anything to the contrary herein, when calculating the Total Leverage Ratio on a Pro Forma Basis for purposes of Section 2.14(d)(iii)(B) or 7.03(s)(B), any Indebtedness that is incurred substantially contemporaneously therewith under any other provision of Section 2.14 or Section 7.03(s) shall be disregarded.

Section 1.10.    Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount available to be drawn under such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.11.    Certifications. All certifications made or to be made hereunder by an officer or representative of a Loan Party shall be made (and deemed made) by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.12.    Calculation of Exchange Rate. On each Exchange Rate Determination Date, the Administrative Agent shall (a) determine the Exchange Rate as of such Exchange Rate Determination Date and (b) give notice thereof (i) to each Borrower and (ii) to each Lender that shall have requested such information. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Exchange Rate Determination Date (each, a “Reset Date”) and shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any provision expressly requiring the use of a current Exchange Rate) be the Exchange Rate employed in converting amounts between U.S. Dollars or Alternative Currencies.

Section 1.13.    Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with any Incremental Term Loan, any Refinancing Loan, any Replacement Term Loan, any Refinancing Commitment, any Extended Loan or any Extended Commitment or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in U.S. Dollars”, “in Alternative Currencies”, “in immediately available funds”, “in Cash” or any other similar requirement. Notwithstanding anything to the contrary set forth in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, the assignor Lender and the assignee of such Lender.

Section 1.14.     Jersey Terms. In each Loan Document, where it relates to a person: (i) incorporated; (ii) established; (iii) constituted; (iv) formed; or (v) having its “centre of main interests” (as that term is used in Article 3(1) of The Council of the European Union No.1346/2000) on Insolvency Proceedings), in each case, in Jersey, a reference to:

(a)    a composition, compromise, assignment or arrangement with any creditor, winding up, liquidation, administration, dissolution, insolvency event or insolvency includes, without limitation, bankruptcy (as that term is interpreted pursuant to Article 8 of the Interpretation (Jersey) Law 1954), a compromise or arrangement of the type referred to in Article 125 of the Companies (Jersey) Law 1991 and any procedure or process referred to in Part 21 of the Companies (Jersey) Law 1991;

(b)    a liquidator, receiver, administrative receiver, administrator or the like includes, without limitation, the Viscount of the Royal Court of Jersey, Autorisés or any other person performing the same function of each of the foregoing;

(c)    Security or a security interest includes, without limitation, any hypothèque whether conventional, judicial or arising by operation of law and any security interest created pursuant to the Security Interests (Jersey) Law 1983 or Security Interests (Jersey) Law 2012 and any related legislation; and

(d)    any analogous proceedings or step being taken in connection with insolvency includes any corporate action, legal proceedings or other formal procedure or formal step being taken in relation to an application for a declaration of en désastre being made in respect of any such entity or any of its assets (or the making of such declaration).

Section 1.15.    LIBOR Discontinuation. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, if the LIBOR Rate for any Interest Period is not available at any time for any reason, then the LIBOR Rate for such Interest Period shall be a comparable or successor floating rate that is, at such time, broadly accepted by the syndicated loan market for loans denominated in Dollars in lieu of the LIBOR Rate as reasonably determined by the Administrative Agent with the consent of the Parent (not to be unreasonably withheld); provided, that in the case such consent is withheld by the Parent, the rate shall be determined in accordance with Section 3.03, or if no such broadly accepted comparable successor rate exists at such time, a successor index rate as the Administrative Agent may determine with the consent of the Parent and the Required Lenders; provided that (i) any such successor rate shall be applied by the Administrative Agent in a manner consistent with market practice and (ii) to the extent such market practice is not administratively feasible for the Administrative Agent, such successor rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Parent.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01.    The Loans.

(a)    Term Borrowings. Subject to the terms and conditions expressly set forth herein, each Term Lender severally agrees to make to the English Borrower term A loans consisting of one or more Term Borrowings denominated in U.S. Dollars in an aggregate amount not to exceed at any time outstanding the amount of such Term Lender’s Initial Term A Commitment. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be re-borrowed. Initial Term A Loans may be ABR Loans or LIBOR Rate Loans, as further provided herein.

(b)    Multicurrency Revolving Credit Borrowings. Subject to the terms and conditions expressly set forth herein, on and after the Closing Date each Multicurrency Revolving Credit Lender severally agrees to make multicurrency revolving credit loans, denominated in U.S. Dollars or an Alternative Currency, to the Borrowers pursuant to Section 2.02 and, if applicable, Section 2.04 (each such loan, together with any multicurrency revolving credit loans made pursuant to an Extended Revolving Credit Commitment, any multicurrency revolving credit loans made pursuant to a Revolving Credit Commitment Increase and any multicurrency revolving credit loans made pursuant to a Refinancing Revolving Credit Commitment, a “Multicurrency Revolving Credit Loan”), from time to time on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding (x) the amount of such Lender’s Multicurrency Revolving Credit Commitment at such time and (y) such Lender’s Multicurrency Revolving Credit Pro Rata Share of the Total Available Multicurrency Revolving Credit Commitments. Within the limits of each Lender’s Multicurrency Revolving Credit Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and re-borrow under this Section 2.01(b) in each case without premium or penalty (subject to Section 3.05). Multicurrency Revolving Credit Loans denominated in U.S. Dollars may be ABR Loans or LIBOR Rate Loans, and Multicurrency Revolving Credit Loans denominated in an Alternative Currency may be LIBOR Rate Loans only, in each case as further provided herein. All Multicurrency Revolving Credit Loans comprising the same Revolving Credit Borrowing hereunder shall be made by the Multicurrency Revolving Credit Lenders simultaneously and in proportion to their respective Multicurrency Revolving Credit Commitments.

Section 2.02.    Borrowings, Conversions and Continuations of Loans.

(a)    Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the applicable Borrower’s notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent (1) not later than 1:00 p.m. New York City time, or 11:00 a.m. London time in the case of any Borrowing denominated in an Alternative Currency (other than Euros), or 11:00 a.m. Brussels time in the case of any Borrowing denominated in Euros, three (3) Business Days prior to the requested date of any Borrowing or continuation of LIBOR Rate Loans or, in the case of any Loans denominated in U.S. Dollars, any conversion of ABR Loans to LIBOR Rate Loans, and (2) not later than 1:00 p.m. New York City time on the requested date of any Borrowing or continuation of ABR Loans denominated in U.S. Dollars; provided that the notice referred to in clause (1) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of the initial Credit Extensions to be made on the Closing Date. Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery (including via email) to the Administrative Agent of a written Committed Loan Notice (and will not be effective until so confirmed), appropriately completed and signed by a Responsible Officer of the applicable Borrower. Except as otherwise provided in Section 2.14, each Borrowing of, conversion to or continuation of LIBOR Rate Loans shall be in a minimum principal amount of $2,000,000 (or, with respect to any Loans denominated in an Alternative Currency, the U.S. Dollar Equivalent thereof), or a whole multiple of $1,000,000 (or, with respect to any Loans denominated in an Alternative Currency, the U.S. Dollar Equivalent thereof), in excess thereof (or, if less, the then Total Available Multicurrency Revolving Commitment or the total available Term Commitment for the applicable Term Facility, as applicable). Except as provided herein, each Borrowing of or conversion to ABR Loans denominated in U.S. Dollars shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other (which conversion option shall only be available in respect of Loans denominated in U.S. Dollars) or a continuation of LIBOR Rate Loans and the Facility under which such Borrowing is being requested, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued (stated in the relevant currency), (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) with respect to any LIBOR Rate Loans, the Applicable Currency and (vii) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the minimum or multiple limitations set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such minimums and multiples). With respect to Loans denominated in U.S. Dollars, if the applicable Borrower fails to specify a Type of Loan in a Committed Loan Notice or, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, ABR Loans (provided that with respect to any failure to give a timely notice requesting a conversion or continuation of a LIBOR Rate Loan denominated in an Alternative Currency, in such event such Loan shall be continued as a LIBOR Rate Loan with an Interest Period of one month. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the applicable Borrower requests a Borrowing of, conversion to, or continuation of LIBOR Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of LIBOR Rate Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one month.

(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to ABR Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 3:00 p.m. (New York City time), in the case of any Loan denominated in U.S. Dollars, not later than 2:00 p.m. (London time) in the case of any Loan denominated in an Alternative Currency (other than Euros) and not later than 1:00 p.m. (Brussels time) in the case of any Loan denominated in Euros, in each case, on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided by the applicable Borrower to (and reasonably acceptable to) the Administrative Agent; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the applicable Borrower, there are L/C Borrowings of that Borrower outstanding, then the proceeds of the Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing and second, to the applicable Borrower as provided above.

(c)    Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan unless the Borrower of that LIBOR Rate Loan pays the amount due, if any, under Section 3.05 in connection therewith. During the occurrence and continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by written notice to the Borrower that no Loans may be converted to or (except in the case of Loans denominated in Alternative Currency as provided above) continued as LIBOR Rate Loans.

(d)    The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. The determination of the LIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e)    After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than eight Interest Periods in effect (or such greater amount as may be agreed by the Administrative Agent in its sole discretion).

(f)    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and each of the Borrowers severally agree to repay to the Administrative Agent promptly after written demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the applicable Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(h)    Each Lender at its option may make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (i) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement, (ii) such LIBOR Rate Loan shall be deemed to have been made and held by such Lender, and the obligation of the applicable Borrower to repay such LIBOR Rate Loan shall nevertheless be to such Lender for the account of such domestic or foreign branch or Affiliate of such Lender and (iii) in exercising such option, such Lender shall use reasonable efforts to minimize increased costs to the applicable Borrower resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.04 shall apply); provided, further, that any such domestic or foreign branch or Affiliate of such Lender shall not be entitled to any greater indemnification under Section 3.01 with respect to such LIBOR Rate Loan than that to which the applicable Lender was entitled on the date on which such Loan was made (except in connection with (x) withholding taxes imposed on amounts payable to or for the account of such domestic or foreign branch or Affiliate of such Lender with respect to such LIBOR Rate Loan, if such domestic or foreign branch or Affiliate of such Lender is a UK Treaty Lender which has confirmed its scheme reference number and jurisdiction of tax residence to the English Borrower and indicated that it wishes the UK DTTP Scheme to apply to this Agreement, HMRC has not yet responded to a UK DTTP Filing made in respect of such domestic or foreign branch or Affiliate of such Lender in relation to this Agreement (or such a UK DTTP Filing has not yet been made) and such Taxes would not be imposed if HMRC had given the relevant Loan Party authority to make payments to such domestic or foreign branch or Affiliate of such Lender without a UK Tax Deduction and (y) any indemnification entitlement arising as a result of a change in law after the date on which such Loan was made to the extent the applicable Lender would have been so entitled to such indemnification entitlement).

Section 2.03.    Letters of Credit.

(a)    The Letter of Credit Commitment. (i) Subject to the terms and conditions expressly set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Multicurrency Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit at sight denominated in U.S. Dollars or one or more Alternative Currencies for the account of the applicable Borrower or any Restricted Subsidiary of the Parent and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit and (B) the Multicurrency Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Effective Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Letters of Credit will be issued by each L/C Issuer, in each case, at the direction of the U.S. Borrower, with the Letter of Credit exposure of each L/C Issuer to be subject to an individual sub-limit, which shall be the U.S. Dollar Equivalent of $7 million for Credit Suisse AG, Cayman Islands Branch and $3 million for Bank of America, N.A. or in such other amounts from time to time as otherwise mutually agreed to by each such L/C Issuer and the U.S. Borrower. Within the foregoing limits, and subject to the terms and conditions hereof, the ability of the Borrowers and the Restricted Subsidiaries to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers and the Restricted Subsidiaries may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired, terminated or that have been drawn upon and reimbursed.

(ii)    An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)    subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal unless (1) each Appropriate Lender and the L/C Issuer has approved of such expiration date or (2) the L/C Issuer thereof has approved of such expiration date and the Effective Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably satisfactory to such L/C Issuer;

(C)    the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably satisfactory to such L/C Issuer;

(D)    the issuance of such Letter of Credit would violate any policies of such L/C Issuer applicable to letters of credit generally; it being understood and agreed that neither Credit Suisse AG, Cayman Islands Branch, nor any of its affiliates shall be required to issue documentary or “trade” Letters of Credit (as opposed to “standby” Letters of Credit); and

(E)    any Revolving Credit Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the applicable Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure as it may elect in its sole discretion.

(iii)    An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)    Each L/C Issuer shall act on behalf of the Multicurrency Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 1:00 p.m. (New York City time) in the case of any Letter of Credit denominated in U.S. Dollars, or 11:00 a.m. (London time) in the case of any Letter of Credit denominated in an Alternative Currency (other than Euros), or 11:00 a.m. (Brussels time) in the case of any Letter of Credit denominated in Euros, at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the requested Letter of Credit will be denominated; and (h) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)    Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or its applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Multicurrency Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Multicurrency Revolving Credit Pro Rata Share or other applicable share provided for under this Agreement multiplied by the U.S. Dollar Equivalent of the stated amount of such Letter of Credit.

(iii)    If the applicable Borrower so requests in any applicable Letter of Credit Application with respect to any standby Letter of Credit, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit and in no event extending beyond the Letter of Credit Expiration Date unless the L/C Issuer thereof has approved of such expiration date and such Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be mutually agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the applicable Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is 7 Business Days before the Non-Extension Notice Date from the Administrative Agent, any Multicurrency Revolving Credit Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived.

(iv)    Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)    Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the applicable Borrower and the Administrative Agent thereof. Not later than 1:00 p.m. (New York City time) (New York City time) in the case of any Letter of Credit denominated in U.S. Dollars, or 11:00 a.m. (London time) in the case of any Letter of Credit denominated in an Alternative Currency (other than Euros), or 11:00 a.m. (Brussels time) in the case of any Letter of Credit denominated in Euros, on the first Business Day immediately following any payment by an L/C Issuer under a Letter of Credit, with written notice to the applicable Borrower (each such date, an “Honor

Date”), the applicable Borrower shall be liable to reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in the relevant currency in which such Letter of Credit was denominated; provided that if such reimbursement is not made on the date of drawing, the applicable Borrower shall pay interest to the relevant L/C Issuer on such amount at the rate applicable to a LIBOR Rate Loan denominated in that currency with a one month Interest Period (without duplication of interest payable on L/C Borrowings). The applicable L/C Issuer shall notify the applicable Borrower in writing of the amount of the drawing promptly following the determination thereof. If the applicable Borrower fails to so reimburse such L/C Issuer at such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in U.S. Dollars in an amount equal to the U.S. Dollar Equivalent thereof in the case of any Letter of Credit denominated in an Alternative Currency) and the amount of any related but unpaid interest due in respect thereof pursuant to the foregoing provisions (the “Unreimbursed Amount”) and the amount of such Appropriate Lender’s Multicurrency Revolving Credit Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, (x) in the case of an Unreimbursed Amount denominated in U.S. Dollars, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of ABR Loans and (y) in the case of an Unreimbursed Amount denominated in an Alternative Currency, the applicable Borrower shall be deemed to have requested a Revolving Credit Borrowing of LIBOR Rate Loans with an Interest Period of one month, in each case to be disbursed on the Honor Date in an amount equal to such Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans or LIBOR Rate Loans (as applicable) but subject to the amount of the Available Multicurrency Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)    Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in U.S. Dollars or the applicable Alternative Currency at the Administrative Agent’s Office for payments in an amount equal to its Multicurrency Revolving Credit Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 1:00 p.m. (New York City time) (New York City time) in the case of any Letter of Credit denominated in U.S. Dollars, or 11:00 a.m. (London time) in the case of any Letter of Credit denominated in an Alternative Currency (other than Euros), or 11:00 a.m. (Brussels time) in the case of any Letter of Credit denominated in Euros, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made, (x) in the case of a Letter of Credit denominated in U.S. Dollars, a Multicurrency Revolving Credit Loan denominated in U.S. Dollars in the form of an ABR Loan or (y) in the case of a Letter of Credit denominated in an Alternative Currency, a Multicurrency Revolving Credit Loan denominated in the applicable Alternative Currency in the form of a LIBOR Rate Loan, as applicable, to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of ABR Loans denominated in U.S. Dollars or LIBOR Rate Loans for Letters of Credit denominated in an Alternative Currency, as the case may be, because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount (and in the relevant currency) of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on written demand (together with interest) and shall bear interest at the Default Rate for Revolving Credit Loans denominated in the applicable currency (which begins to accrue upon funding by the applicable L/C Issuer). In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)    Until each Appropriate Lender funds its Multicurrency Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Multicurrency Revolving Credit Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v)    Each Multicurrency Revolving Credit Lender’s obligation to make Multicurrency Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the applicable Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Multicurrency Revolving Credit Lender’s obligation to make Multicurrency Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)    If any Multicurrency Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the relevant L/C Issuer submitted to any Multicurrency Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)    Repayment of Participations. (i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Multicurrency Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Multicurrency Revolving Credit Pro Rata Share or other applicable share provided for under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the amount received by the Administrative Agent.

(ii)    If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Multicurrency Revolving Credit Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.

(e)    Obligations Absolute. The obligation of the applicable Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement or any other agreement or instrument relating thereto;

(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)    any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)    any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)    any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi)    any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party (other than payment in cash or performance in full);

provided that the foregoing in clauses (i) through (vi) shall not excuse any L/C Issuer from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential or exemplary damages, claims in respect of which are waived by the applicable Borrower to the extent permitted by applicable Law) suffered by the applicable Borrower that are caused by such L/C Issuer’s (or its Related Parties’) gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)    Role of L/C Issuers. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Multicurrency Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to either of their use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the applicable Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the applicable Borrower caused by such L/C Issuer’s (or its Related Parties’) willful misconduct or gross negligence or such L/C Issuer’s (or its Related Parties’) willful misconduct or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)    Cash Collateral. (i) If, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Multicurrency Revolving Credit Commitments, as applicable, require the applicable Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, the applicable Borrower shall Cash Collateralize all L/C Obligations relating to it in an amount equal to 103% of the Effective Amount of such L/C Obligations determined as of such date, and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clauses (i) and (ii), the next Business Day following the Business Day that the applicable Borrower receives written notice thereof, and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, promptly upon the written request of the Administrative Agent or the applicable L/C

Issuer, the applicable Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (solely after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” and “Cash Collateralization” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. Each Borrower hereby severally grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing provided by it. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents (for the benefit of the applicable Borrower). If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or nonconsensual liens permitted under Section 7.01 or that the total amount of such funds is less than the aggregate Effective Amount of all L/C Obligations of such Borrower, the applicable Borrower will, promptly following written demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Effective Amount over (b) the total amount of funds relating to that Borrower, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Effective Amount of such L/C Obligations of such Borrower and so long as no Event of Default has occurred and is continuing, the excess promptly shall be refunded to the applicable Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be promptly refunded to the applicable Borrower. If at any time the Administrative Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or Liens described above, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the applicable Borrower or the relevant Defaulting Lender will, promptly following written demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(h)    Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Multicurrency Revolving Credit Lender for the Multicurrency Revolving Credit Facility in accordance with its Multicurrency Revolving Credit Pro Rata Share or other applicable share provided for under this Agreement, a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Margin then in effect for the relevant currency and for each different Class or Classes of the respective Revolving Credit Lender’s Revolving Credit Commitments at such time multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided that (x) if any portion of a Defaulting Lender’s Pro Rata Share of any Letter of Credit is Cash Collateralized by the applicable Borrower or reallocated to the other Revolving Credit Lenders pursuant to Section 2.17(a)(iv), then the applicable Borrower shall not be required to pay a Letter of Credit fee to such Defaulting Lender with respect to such portion of such Defaulting Lender’s Pro Rata Share so long as it is Cash Collateralized by the applicable Borrower or reallocated to the other Revolving Credit Lenders, but such Letter of Credit fee shall instead be payable to such other Revolving Credit Lenders in accordance with their Pro Rata Share of such reallocated amount, and (y) if any portion of a Defaulting Lender’s Pro Rata Share is not Cash Collateralized or reallocated pursuant to Section 2.17(a)(iv), then the Letter of Credit fee with respect to such Defaulting Lender’s Pro Rata Share shall be payable to the applicable L/C Issuer until such Pro Rata Share is Cash Collateralized or reallocated or such Lender ceases to be a Defaulting Lender. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in U.S. Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the earlier to occur of the Letter of Credit Expiration Date and the Maturity Date then in effect for the applicable Revolving Credit Facility or the date on which the applicable Class of Revolving Credit Commitments of all Lenders holding such Commitments shall be terminated as provided herein. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. Each Borrower shall pay directly to each L/C Issuer for its own account a fronting fee (in the relevant currency in which the applicable Letter of Credit is denominated) with respect to each Letter of Credit issued by it on behalf of such Borrower to any Consolidated Party equal to 0.125% per annum of the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) or such other fee as may be agreed with such L/C Issuer (the “L/C Fronting Fee”). Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in U.S. Dollars (and if the applicable Letter of Credit is in an Alternative Currency, shall be calculated based on the U.S. Dollar Equivalent amount in respect thereof) on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the earlier to occur of the Letter of Credit Expiration Date and the date on which the Revolving Credit Commitment of all Lenders shall be terminated as provided herein. In addition, the applicable Borrower shall pay directly to each L/C Issuer for its own account with respect to each Letter of Credit issued on behalf of the Loan Parties the customary and reasonable issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 10 Business Days of demand and are nonrefundable.

(j)    Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in this Agreement or any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)    Addition of an L/C Issuer. A Multicurrency Revolving Credit Lender reasonably acceptable to the Parent may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrowers, the Administrative Agent and such Multicurrency Revolving Credit Lender. The Administrative Agent shall notify the Multicurrency Revolving Credit Lenders of any such additional L/C Issuer.

(l)    Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each calendar month, the aggregate face amount (or the U.S. Dollar Equivalent thereof in the case of any Letters of Credit denominated in an Alternative Currency) of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding calendar month (and on such other dates as the Administrative Agent may request), (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount (or the U.S. Dollar Equivalent thereof in the case of any Letters of Credit denominated in an Alternative Currency) of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date, currency and amount of such L/C Disbursement and (iv) on any Business Day on which the applicable Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date, currency and amount of such failure.

(m)    Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other tranches, automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the applicable Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed solely with each L/C Issuer.

(n)    Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the applicable Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries (whether or not a direct or indirect Subsidiary of the applicable Borrower) inures to the benefit of that Borrower, and that the applicable Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.04.    Utilization of Multicurrency Revolving Commitments in an Alternative Currency.

(a)    The Administrative Agent will determine the U.S. Dollar Equivalent amount with respect to any (i) Borrowing of Multicurrency Revolving Credit Loans comprised of Alternative Currency Loans as of the requested date of Borrowing, (ii) outstanding Alternative Currency Loans that are Multicurrency Revolving Credit Loans as of the last Business Day of each month, (iii) outstanding Alternative Currency Loans on the date of any prepayment pursuant to Section 2.05(a) or 2.05(b), and/or (iv) issue of, or amendment of, any Letter of Credit denominated in Alternative Currency as of the requested date of issue or amendment, respectively (each such date under clauses (i) through (iv), a “Computation Date”). Upon receipt of any Committed Loan Notice in respect of Multicurrency Revolving Credit Loans, the Administrative Agent will promptly notify each Multicurrency Revolving Credit Lender thereof and of the amount of such Lender’s Multicurrency Revolving Credit Pro Rata Share, of the Borrowing. In the case of a Borrowing comprised of Alternative Currency Loans, such notice will provide the approximate amount of each Lender’s Multicurrency Revolving Credit Pro Rata Share of the Borrowing, and Administrative Agent will, upon the determination of the U.S. Dollar Equivalent amount of the Borrowing as specified in the Committed Loan Notice, promptly notify each Lender of the exact amount of such Lender’s Multicurrency Revolving Credit Pro Rata Share of the Borrowing.

(b)    Each Borrower shall be entitled to request that the Multicurrency Revolving Credit Loans hereunder and Letters of Credit issued hereunder also be permitted to be made in any other lawful currency (other than U.S. Dollars), in addition to the currencies specified in the definition of “Alternative Currency” herein, that is freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into U.S. Dollars (an “Agreed Alternative Currency”). The applicable Borrower shall deliver to the Administrative Agent any request for designation of an Agreed Alternative Currency in accordance with Section 10.02, to be received by the Administrative Agent not later than 11:00 a.m. (New York City time) at least 15 Business Days in advance of the date of any Borrowing hereunder proposed to be made in such Agreed Alternative Currency (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer(s), in its or their sole discretion). Upon receipt of any such request the Administrative Agent will promptly notify the Multicurrency Revolving Credit Lenders thereof and each Multicurrency Revolving Credit Lender will use its best efforts to respond to such request within two (2) Business Days of receipt thereof. Each Multicurrency Revolving Credit Lender may grant or accept such request in its sole discretion. Such request shall only result in an Agreed Alternative Currency if all Multicurrency Revolving Credit Lenders agree to provide such Agreed Alternative Currency.

(c)    In the case of a proposed Borrowing comprised of Multicurrency Revolving Credit Loans in an Agreed Alternative Currency, the applicable Multicurrency Revolving Credit Lenders shall be under no obligation to make such Loans in the requested Agreed Alternative Currency as part of such Borrowing if the Administrative Agent has received notice from any of the applicable Multicurrency Revolving Credit Lenders by 3:00 p.m. (New York City time) three (3) Business Days prior to the day of such Borrowing that such Lender cannot provide Loans in the requested Agreed Alternative Currency, in which event the Administrative Agent will give written notice to the applicable Borrower no later than 9:00 a.m. (London time) on the second Business Day prior to the requested date of such Borrowing that the Borrowing in the requested Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Multicurrency Revolving Credit Lenders. If the Administrative Agent shall have so notified the applicable Borrower that any such Borrowing in a requested Agreed Alternative Currency is not then available, the applicable Borrower may, by notice to the Administrative Agent not later than 2:00 p.m. (London time) two (2) Business Days prior to the requested date of such Borrowing, withdraw the Committed Loan Notice relating to such requested Borrowing. If a Borrower does so withdraw such Committed Loan Notice, the Borrowing requested therein shall not occur and the Administrative Agent will promptly so notify each Multicurrency Revolving Credit Lender. If a Borrower does not so withdraw such Committed Loan Notice, the Administrative Agent will promptly so notify each Multicurrency Revolving Credit Lender and such Committed Loan Notice shall be deemed to be a Committed Loan Notice that requests a Borrowing comprised of LIBOR Rate Loans in U.S. Dollars with an Interest Period of one month in an aggregate amount equal to the U.S. Dollar Equivalent of the originally requested Borrowing in the Committed Loan Notice; and in such notice by the Administrative Agent to each Lender will state such aggregate amount of such Borrowing in U.S. Dollars and such Lender’s Pro Rata Share thereof.

(d)    In the case of a proposed continuation of Multicurrency Revolving Credit Loans denominated in an Agreed Alternative Currency for an additional Interest Period pursuant to Section 2.02(a), the Multicurrency Revolving Credit Lenders shall not be under any obligation to continue such Loans if the Administrative Agent has received notice from any of the Multicurrency Revolving Credit Lenders by 4:00 p.m. (New York City time) four (4) Business Days prior to the day of such continuation that such Lender cannot continue to provide Loans in the Agreed Alternative Currency, in which event the Administrative Agent will give notice to the applicable Borrower not later than 9:00 a.m. (New York City time) on the third Business Day prior to the requested date of such continuation that the continuation of such Loans in the Agreed Alternative Currency is not then available, and notice thereof also will be given promptly by the Administrative Agent to the Multicurrency Revolving Credit Lenders. If the Administrative Agent shall have so notified the applicable Borrower that any such continuation of Loans is not then available, any notice of conversion or continuation with respect thereto shall be deemed withdrawn and such Loans shall be redenominated into LIBOR Rate Loans in U.S. Dollars with an Interest Period of one month with effect from the last day of the Interest Period with respect to any such Loans. The Administrative Agent will promptly notify the applicable Borrower and the Multicurrency Revolving Credit Lenders of any such redenomination and in such notice by the Administrative Agent to each Lender will state the aggregate U.S. Dollar Equivalent amount of the redenominated Alternative Currency Loans as of the Computation Date with respect thereto and such Lender’s Multicurrency Revolving Credit Pro Rata Share thereof.

(e)    If at any time an Alternative Currency Loan denominated in a currency other than Euros is outstanding, the relevant Alternative Currency is replaced as the lawful currency of the country that issued such Alternative Currency (the “Issuing Country”) by the Euro so that all payments are to be made in the Issuing Country in Euros and not in the Alternative Currency previously the lawful currency of such country, then such Alternative Currency Loan shall be automatically converted into an Alternative Currency Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Alternative Currency Loan would be converted pursuant to the EMU Legislation and thereafter no further Alternative Currency Loans will be available in such Alternative Currency, with the basis of accrual of interest, notice requirements and payment offices with respect to such Alternative Currency Loan to be that consistent with the convention and practices in the Euro-zone interbank market for Euro denominated loans. Without prejudice and in addition to any method of conversion or rounding prescribed by any relevant EMU Legislation, (i) each reference in this Agreement to a minimum amount (or an integral multiple thereof) in such Alternative Currency shall be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in Euros as the Administrative Agent may from time to time specify and (ii) this Agreement shall be subject to such other reasonable changes of construction as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or changeover to Euros.

(f)    In each case, to the maximum extent permitted under applicable law, the applicable Borrowers from time to time, at the request of any Lender or L/C Issuer, shall pay to such Lender or L/C Issuer the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone as reasonably determined by such Lender or L/C Issuer or its Affiliates with respect to an Alternative Currency Loan affected by Section 2.04(e) as a result of the tax or currency exchange resulting from the introduction, changeover to or operation of the Euro in any applicable nation or Eurocurrency market. A certificate of any such Lender or the respective L/C Issuer setting forth such Lender’s or such L/C Issuer’s determination of the amount or amounts necessary to compensate such Lender or such L/C Issuer shall be delivered to the Administrative Agent for delivery to the applicable Borrower and shall be conclusive absent manifest error so long as such determination is made by such Lender or such L/C Issuer on a reasonable basis. The applicable Borrower shall pay such Lender or such L/C Issuer the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(g)    Notwithstanding anything herein to the contrary, during the existence of an Event of Default, upon the request of the Required Revolving Lenders under the Multicurrency Revolving Credit Facility, all or any part of any outstanding Multicurrency Revolving Credit Loans that are Alternative Currency Loans shall be redenominated and converted into ABR Loans in Dollars with effect from the last day of the Interest Period with respect to any such Alternative Currency Loans. The Administrative Agent will promptly notify the Parent of any such redenomination and conversion request.

Section 2.05.    Prepayments.

(a)    Optional. (i) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and Revolving Credit Loans in whole or in part without premium or penalty (except as expressly set forth in this Section 2.05); provided that (1) such notice must be received by the Administrative Agent not later than 1:00 p.m. New York City time in the case of Loans denominated in U.S. Dollars, or 11:00 a.m. London time in the case of Loans denominated in an Alternative Currency (other than Euros), or 11:00 a.m. Brussels time in the case of Loans denominated in Euros (A) three (3) Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) on the Business Day prior to any prepayment of ABR Loans; (2) any prepayment of LIBOR Rate Loans shall be in a minimum principal amount of $2,000,000 (or, with respect to any Loans denominated in an Alternative Currency, the U.S. Dollar Equivalent thereof), or a whole multiple of $1,000,000 (or, with respect to any Loans denominated in an Alternative Currency, the U.S. Dollar Equivalent thereof) in excess thereof; and (3) any prepayment of ABR Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the principal of, and interest on, any Revolving Credit Loans denominated in an Alternative Currency shall be made in the relevant Alternative Currency (even if the applicable Borrower is required to convert currency to do so). If such notice is given by a Borrower, unless rescinded pursuant to clause (ii) below, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan (other than prepayments of ABR Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments) shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the applicable Borrower may in its sole discretion select the Borrowing or Borrowings to be repaid (provided that, with respect to any optional prepayment of the Initial Term A Loans, in the absence of direction from the English Borrower, the Administrative Agent shall apply such prepayment to the remaining scheduled Initial Term A Loans repayments in direct order of maturity), and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.

(ii)    Notwithstanding anything to the contrary contained in this Agreement, the applicable Borrower may rescind any notice of prepayment under Section 2.05(a)(i) by notice to the Administrative Agent on the date of prepayment if such prepayment would have resulted from a refinancing of all or any portion of the applicable Class or occurrence of another event, which refinancing or event shall not be consummated or shall otherwise be delayed (subject to payment of amounts due under Section 3.05).

(iii)    Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied as directed by the English Borrower and otherwise first to ABR Loans to the full extent thereof before application to LIBOR Rate Loans, in a manner that minimizes the amount of any payments required to be made by such Borrower pursuant to Section 3.05.

(iv)    Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the English Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity).

(b)    Mandatory. (i) [Reserved].

(ii)    If (1) any Consolidated Party Disposes of any property or assets pursuant to Section 7.05(i), (p) or (s), or (2) any Casualty Event occurs, in either case that results in the receipt by a Consolidated Party of Net Proceeds, the applicable Borrower shall cause to be prepaid on or prior to the date that is five (5) Business Days after the date of the receipt by such Borrower or any Restricted Subsidiary of such Net Proceeds (or such later time that such Borrower is entitled to reinvest Net Proceeds as provided in the definition of “Net Proceeds”), an aggregate principal amount of Term Loans in an amount equal to 100% of all such Net Proceeds; provided that if at the time that any such prepayment would be required, such Borrower is required to offer to repurchase or prepay any Permitted Refinancing of any such Indebtedness (to the extent secured by Liens on the Collateral on a pari passu basis with the Obligations), in each case pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event required to be offered to be so repurchased, “Other Applicable Indebtedness”), then such Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided, further, that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within five (5) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(iii)    If any Consolidated Party incurs or issues any Indebtedness after the Closing Date (A) not permitted to be incurred or issued pursuant to Section 7.03 or (B) that is intended to constitute Credit Agreement Refinancing Indebtedness in respect of, or Replacement Term Loans incurred to refinance (in accordance with the requirements of Section 10.01) any Class of Term Loans, the applicable Borrower shall cause to be prepaid an aggregate principal amount of Term Loans (or, in the case of Indebtedness constituting Credit Agreement Refinancing Indebtedness or Replacement Term Loans, the applicable Class of Term Loans) in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date that is three (3) Business Days after the receipt by such Consolidated Party of such Net Proceeds.

(iv)    If for any reason the aggregate Effective Amount of Revolving Credit Loans and L/C Obligations of any Class at any time exceeds the aggregate Revolving Credit Commitments of such Class then in effect, the applicable Borrower shall promptly prepay Revolving Credit Loans of that Class and/or Cash Collateralize the L/C Obligations in respect of that Class in an aggregate amount equal to such excess; provided that such Borrower shall not be required to Cash Collateralize any such L/C Obligations in respect of such Class pursuant to this Section 2.05(b)(iv) unless, after the prepayment in full of all outstanding Revolving Credit Loans of such Class, such aggregate Effective Amount exceeds the aggregate Revolving Credit Commitments of that Class then in effect.

(v)    If, after the application of any Net Proceeds in accordance with Section 2.05(b)(ii) and Section 2.05(b)(iii) above, the entire amount of Term Loans outstanding hereunder have been repaid in full, any amount of such Net Proceeds in excess of the amount required to effect such repayment in full shall be applied first, to repay outstanding Revolving Credit Loans and second, after any outstanding Revolving Credit Loans have been repaid in full, to Cash Collateralize any outstanding L/C Obligations, provided that such repayment or Cash Collateralization shall not result in any corresponding permanent reduction in the related Revolving Credit Commitments.

(vi)    Except as otherwise provided in any Refinancing Amendment, Extension Amendment, any Incremental Amendment or Replacement Term Loans Amendment or as otherwise provided herein, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt), (B) with respect to each Class of Term Loans, each prepayment pursuant to clause (ii) or (iii) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of such prepayment in direct order of maturity and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(vii)    The applicable Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans or Revolving Credit Loans or Cash Collateralization of any outstanding L/C Obligations required to be made by such Borrower pursuant to clause (ii) or (iii) of this Section 2.05(b) not later than 1:00 p.m. New York City time in the case of any Loan or L/C Obligation denominated in U.S. Dollars, or 11:00 a.m. London time in the case of any Loan or L/C Obligation denominated in an Alternative Currency (other than Euros), or 11:00 a.m. Brussels time in the case of any Loan or L/C Obligation denominated in Euros, at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by such Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of such Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (ii) or (iii)(A) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m. one (1) Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment; provided, however, in no event may the proceeds of any Credit Agreement Refinancing Indebtedness be rejected. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the applicable Borrower.

(viii)    In connection with any mandatory prepayments by the applicable Borrower of the Term Loans pursuant to this Section 2.05(b), such prepayments shall be applied on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or LIBOR Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section

2.05(b)(vii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are LIBOR Rate Loans in a manner that minimizes the amount of any payments required to be made by such Borrower pursuant to Section 3.05.

(ix)    Notwithstanding any other provisions of this Section 2.05(b), (A) to the extent that the Parent has determined that the repatriation or upstreaming to the United States or the United Kingdom of any or all of the Net Proceeds of any Disposition by a Non-U.S. Subsidiary giving rise to a prepayment event pursuant to Section 2.05(b)(ii) (an “Affected Disposition”) or the Net Proceeds of any Casualty Event from a Non-U.S. Subsidiary (an “Affected Casualty Event”) is prohibited under any Requirement of Law, would conflict with the fiduciary duties of such Non-U.S. Subsidiary’s directors, or would result in, or could reasonably be expected to result in, a risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Non-U.S. Subsidiary, the portion of such Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.05(b) but shall be retained by the applicable Non-U.S. Subsidiary and shall be available for working capital and general corporate purposes of the Parent and its Restricted Subsidiaries for so long, but only so long, as such repatriation remains prohibited under Requirement of Law, would conflict with the fiduciary duties of such Non-U.S. Subsidiary’s directors, or would result in, or could reasonably be expected to result in, a risk of personal or criminal liability for the Persons described above (and the Parent hereby agrees to undertake to use commercially reasonable efforts for up to two (2) years to overcome or eliminate any such restrictions (subject to the considerations above and as determined in good faith in the Parent’s reasonable business judgment) to cause such repatriation to the United States and/or the United Kingdom); provided, however, that once the Parent has determined in good faith that such repatriation of any of such affected Net Proceeds is permitted under Requirement of Law, no longer would conflict with the fiduciary duties of such Non-U.S. Subsidiary’s directors, or no longer would result in, or reasonably be expected to result in, a risk of personal or criminal liability for the Persons described above, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of any taxes payable or reserved against, and costs and expenses incurred or payable by Parent or any of its Subsidiaries, in each case as a result thereof) to the repayment of the Loans pursuant to this Section 2.05(b) to the extent provided herein and (B) to the extent that the Parent has determined in good faith that the repatriation or upstreaming of any or all of the Net Proceeds of any Affected Disposition or any Affected Casualty Event could have a material adverse tax cost or regulatory consequence (including the imposition of material withholding taxes and taking into account any tax credit or benefit actually realized in connection with, and at the time of, such repatriation) with respect to such Net Proceeds, the portion of such Net Proceeds so affected will not be required to be applied to repay Loans at the times provided in this Section 2.05(b) but shall be retained by the applicable Non-U.S. Subsidiary and shall be available for working capital and general corporate purposes of the Parent and its Restricted Subsidiaries for so long, but only so long, as such repatriation could have such material adverse tax cost or regulatory consequence (and the Parent hereby agrees to undertake to use commercially reasonable efforts for up to two (2) years to overcome or eliminate any such material adverse tax costs or regulatory consequences (subject to the considerations above and as determined in good faith in the Parent’s reasonable business judgment) to cause such repatriation to the United States and/or the United Kingdom); provided, however, that once the Parent has determined in good faith that such repatriation of any of such affected Net Proceeds can be effected without having such material adverse tax cost or regulatory consequence, such repatriation will be promptly effected and such repatriated Net Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of any taxes payable or reserved against, and costs and expenses incurred or payable by Parent or any of its Restricted Subsidiaries, in each case as a result thereof) to the repayment of the Loans pursuant to this Section 2.05(b) to the extent provided herein.

(c)    Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon (other than prepayments of ABR Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments), together with, in the case of any such prepayment of a LIBOR Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such LIBOR Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Rate Loans is required to be made under this Section 2.05 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such LIBOR Rate Loan prior to the last day of the Interest Period therefor, the applicable Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from such Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the applicable Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by such Borrower for all purposes under this Agreement.

Section 2.06.    Termination or Reduction of Commitments.

(a)    Optional. The Borrowers may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 (or the U.S. Dollar Equivalent thereof in the case of any Commitments denominated in an Alternative Currency), or any whole multiple of $1,000,000 (or the U.S. Dollar Equivalent thereof in the case of any Commitments denominated in an Alternative Currency) in excess thereof or, if less, the entire amount thereof and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrowers. Notwithstanding the foregoing, the Borrowers may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all or any portion of the applicable Class or occurrence of other event, which refinancing or other event shall not be consummated or otherwise shall be delayed.

(b)    Mandatory. The Initial Term A Commitments of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of the Initial Term A Loans to be made by such Term Lender on the Closing Date. The Revolving Credit Commitments of each Revolving Credit Lender shall automatically and permanently terminate on the respective Maturity Date for each Class of Revolving Credit Commitments.

(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portion of the Letter of Credit Sublimit or the unused Commitments of any Class under this Section 2.06. The amount of any such reduction of the Revolving Credit Commitments shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrowers. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

Section 2.07.    Repayment of Loans.

(a)    Term Loans.

The English Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders, on the Maturity Date for Initial Term A Loans, the aggregate principal amount of all such Initial Term A Loans then outstanding due and payable on such date.

(b)    Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans under such Facility outstanding on such date.

Section 2.08.    Interest.

(a)    Subject to the provisions of Section 2.08(b), (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate for such Interest Period plus the Applicable Margin and (ii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR plus the Applicable Margin.

(b)    After the occurrence and during the continuance of an Event of Default under Section 8.01(a) or 8.01(f), each Borrower shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate, which interest on past due amounts shall be payable in lieu of (and not in addition to) any interest on such past due amounts that would otherwise be payable pursuant to Section 2.08(a); provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon written demand.

(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09.    Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a)    Facility Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender under the Multicurrency Revolving Credit Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a facility fee equal to the Applicable Facility Fee Percentage multiplied by the actual daily amount of the aggregate

Multicurrency Revolving Credit Commitments (whether used or unused); provided that any facility fee accrued with respect to any of the unused Multicurrency Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such facility fee shall otherwise have been due and payable by the Borrowers prior to such time; provided, further, that no facility fee shall accrue on any of the unused Multicurrency Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The facility fee on the Multicurrency Revolving Credit Facility shall commence to accrue on and including the Closing Date and shall cease to accrue on the date on which the applicable Multicurrency Revolving Credit Commitments of such Lender shall expire or be terminated as provided herein and such Lender no longer has any Revolving Credit Exposure in respect of the Multicurrency Revolving Credit Facility, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur during the first full fiscal quarter after the Closing Date, and on the Maturity Date for such Revolving Credit Facility. Notwithstanding the foregoing, to the extent any Lender has Revolving Credit Exposure in respect of the Multicurrency Revolving Credit Facility notwithstanding expiration or termination of the applicable Multicurrency Revolving Credit Commitments, such facility fee shall continue to accrue on such Revolving Credit Exposure for so long as such Revolving Credit Exposure remains outstanding and shall be payable on demand. The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(b)    Other Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing (including pursuant to the Fee Letter) in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

Section 2.10.    Computation of Interest and Fees. All computations of interest for ABR Loans (including ABR Loans determined by reference to the LIBOR Rate) shall be made on the basis of a year of 365 days, or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11.    Evidence of Indebtedness.

(a)    The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as a non-fiduciary agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to their respective Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), Applicable Currency, amount and maturity of its Loans and payments with respect thereto.

(b)    In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)    Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

Section 2.12.    Payments Generally.

(a)    All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to payments in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment in U.S. Dollars and in Same Day Funds not later than 1:00 p.m. (New York City time) on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than 1:00 p.m. (London time) on the dates specified herein. If, for any reason, a Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, that Borrower shall make such payment in U.S. Dollars in the U.S. Dollar Equivalent amount of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after the applicable time specified above shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)    Except as otherwise provided herein, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of LIBOR Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)    Unless the applicable Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)    if the applicable Borrower has failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the applicable Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the applicable Borrower, and such Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A written notice (including documentation reasonably supporting such request) of the Administrative Agent to any Lender or the applicable Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)    The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)    Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Effective Amount of all Loans outstanding at such time and (b) the Effective Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(h)    Amounts to be applied to the prepayment of Loans in connection with any mandatory prepayments by the applicable Borrower of the Term Loans pursuant to Section 2.05(b) shall be applied, as applicable, on a pro rata basis to the then outstanding Term Loans being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or LIBOR Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.05(b)(vi), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay LIBOR Rate Loans in a manner that minimizes the amount of any payments required to be made by such Borrower pursuant to Section 3.05.

Section 2.13.    Sharing of Payments. If, other than as provided elsewhere herein, any Lender shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in respect of any principal or interest on account of the Loans or the participations in L/C Obligations held by it, in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the applicable Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment

(including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrowers may extend the final maturity of Term Loans and/or Revolving Credit Commitments in connection with an Extension that is permitted under Section 2.16 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Credit Loans, as applicable, for purposes of this Section 2.13 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.07(a), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Amendment) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement. Furthermore, the Borrowers may take all actions contemplated by Section 2.16 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted, without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.

Section 2.14.    Incremental Credit Extensions.

(a)    Incremental Commitments. Each Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Request”), request (i) one or more new commitments which shall be in the same Facility and same currency as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans denominated in U.S. Dollars or an Alternative Currency (collectively with any Term Loan Increase, the “Incremental Term Commitments”) under this Agreement and/or (ii) (A) one or more increases in the amount of any Class of Revolving Credit Commitments (a “Revolving Credit Commitment Increase”) and/or (B) the establishment of one or more new Revolving Credit Commitments (any such new commitment, a “New Revolving Credit Commitment” and, together with Revolving Credit Commitment Increases, the “Incremental Revolving Credit Commitments” and, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b)    Incremental Loans. Any Incremental Term Loans (other than Term Loan Increases) effected through the establishment of one or more new Term Loans made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Term Loans for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction (or waiver) of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the applicable Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitment is effected, subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender shall make its Commitment available to the applicable Borrower (when borrowed, an “Incremental Revolving Credit Loan” and, collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Revolving Credit Commitment Increase or New Revolving Credit Commitment, as applicable, and (ii) each Incremental Revolving Credit Lender shall become a Lender hereunder with respect to the Revolving Credit Commitment Increase or the New Revolving Credit Commitment, as applicable, and the Incremental Revolving Credit Loans made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c)    Incremental Request. Each Incremental Request from the applicable Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the applicable Borrower have any obligation to approach any existing Lenders to request any Incremental Commitment) or by any other Person that is not (w) a Disqualified Lender, (x) a Defaulting Lender, (y) a natural Person or (z) the applicable Borrower or any of its Subsidiaries (any such Person being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that the Administrative Agent and each L/C Issuer shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitments to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.

(d)    Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date of such Incremental Amendment (the “Incremental Facility Closing Date”) of each of the following conditions:

(i)    (x) no Default or Event of Default shall exist after giving effect to such Incremental Commitments; provided that in the case of Incremental Commitments incurred to finance a Limited Condition Transaction constituting a Permitted Acquisition or permitted Investment hereunder, such condition shall be deemed satisfied so long as no Event of Default under Section 8.01(a) or 8.01(f) exists after giving effect to such Incremental Commitments and (y) the representations and warranties required to be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, shall be correct in all respects) on and as of the date of the incurrence of such Incremental Commitments shall be limited to those agreed between the Borrower incurring, and the Lenders providing, such Incremental Commitments, provided that in the case of Incremental Commitments incurred to finance a Limited Condition Transaction constituting a Permitted Acquisition or permitted Investment hereunder, such requirement shall be limited to customary SunGard “specified” representations and “acquisition agreement” representations or “certain funds” representations;

(ii)    each Incremental Term Commitment shall be in an aggregate principal amount that is not less than the U.S. Dollar Equivalent of $10,000,000 and shall be in an increment of the U.S. Dollar Equivalent of $1,000,000 and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000;

(iii)    the aggregate principal amount of Incremental Term Loans and Incremental Revolving Credit Commitments outstanding at any time shall not exceed (A) an amount equal to the U.S. Dollar Equivalent of $50,000,000 (net of outstanding Indebtedness incurred pursuant to Section 7.03(s)(A)) plus (B) an unlimited amount so long as on the date of the incurrence of such Incremental Term Loans or Incremental Commitments under this clause (B), the Total Leverage Ratio determined on a Pro Forma Basis (including after giving Pro Forma Effect to any Specified Transaction to be financed (in whole or in part) with the proceeds of such Incremental Term Loans or Incremental Revolving Credit Commitments, but excluding any Incremental Term Loans and Incremental Revolving Credit Commitments incurred under clause (A)) as of the last day of the then most recently ended Test Period, would not exceed 2.25:1.00;

(iv)    the Parent shall be in compliance with Section 7.10(a), determined for the Test Period most recently ended prior to the date of the incurrence of the Incremental Commitments, on a Pro Forma Basis, as if such Incremental Commitments had been incurred on the first day of such Test Period; and

(v)    for purposes of the calculations in clauses (iii) and (iv) above, (A) with respect to any Incremental Commitments, such calculations shall assume all Incremental Revolving Credit Commitments established under clause (iii)(B) are fully drawn, (B) to the extent the proceeds of any such Incremental Term Loans or Incremental Revolving Credit Commitments are used to repay Indebtedness, Pro Forma Effect shall be given to such repayment of Indebtedness and (C) the incurrence or establishment of Incremental Term Loans or Incremental Revolving Credit Commitments under clause (iii)(A) above shall at all times not be subject to any ratio test, regardless of whether such Incremental Term Loans or Incremental Revolving Credit Commitments are established or incurred simultaneously with Incremental Term Loans or Incremental Revolving Credit Commitments established or incurred under clause (iii)(B) or otherwise.

(e)    Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Credit Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class, except as otherwise set forth herein, shall be as agreed between the applicable Borrower and the applicable Incremental Lenders; provided that, to the extent the terms of such Incremental Commitments are not consistent with the Facilities (except to the extent permitted by this Section 2.14), the terms of such Incremental Commitments shall be reasonably satisfactory to the Administrative Agent. In any event:

(i)    the Incremental Term Loans and, as applicable, the New Revolving Credit Commitments or Revolving Credit Commitment Increase:

(A)    shall rank pari passu in right of payment with any then-existing Term Loans and Revolving Credit Facilities;

(B)    in the case of Incremental Term Loans, shall rank pari passu in right of security with any then-existing Class of Term Loans incurred by, and Class of Term Commitments made available to, the same Borrower incurring such Incremental Term Loans;

(C)    in the case of New Revolving Credit Commitments, shall rank pari passu in right of security with any then-existing Class of Revolving Credit Loans incurred by, and Class of Revolving Credit Commitments made available to, the same Borrower incurring such New Revolving Credit Commitments;

(D)    in the case of Incremental Term Loans and New Revolving Credit Commitments, shall not be (x) guaranteed by any Person which is not a Loan Party or (y) secured by any assets other than the Collateral (other than any New Revolving Credit Commitments incurred by any new Borrower that is a Non-U.S. Subsidiary that becomes a party to this Agreement after the date of this Agreement in accordance with the terms hereof, which may be guaranteed by Persons that are not Loan Parties on the date when such New Revolving Credit Commitments in favor of such Borrower is established and secured by collateral belonging to such Loan Parties so long as the Lenders that agree to provide such New Revolving Credit Commitments agree to be subject to the DAM Exchange (and become a party to the Re-Allocation Agreement, by execution and delivery of a joinder thereto or other arrangement reasonably acceptable to the Administrative Agent);

(E)    shall be subject to the DAM Exchange (and the holders of any Indebtedness or commitments in respect of such Incremental Term Loans and, as applicable, New Revolving Credit Commitments or any Revolving Credit Commitment Increase shall have become a party to the Re-Allocation Agreement, by execution and delivery of a joinder thereto or other arrangement reasonably acceptable to the Administrative Agent);

(F)    in the case of Incremental Term Loans, shall not mature earlier than the Latest Maturity Date of the Initial Term A Loans outstanding at the time of incurrence of such Incremental Term Loans;

(G)    in the case of New Revolving Credit Commitments, shall not mature earlier than the Latest Maturity Date of the Revolving Credit Commitments outstanding at the time of incurrence of such New Revolving Credit Commitments and shall not have amortization or scheduled mandatory commitment reductions (other than at maturity);

(H)    in the case of Incremental Term Loans, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then-existing Initial Term A Loans;

(I)    in the case of Incremental Term Loans, subject to clause (B) and (D) above, shall have amortization determined by the applicable Borrower and the applicable Incremental Term Lenders;

(J)    subject to clause (iii) below, shall have an Applicable Margin determined by the applicable Borrower and the applicable Incremental Term Lenders or Incremental Revolving Credit Lenders, as applicable;

(K)    (x) in the case of Incremental Term Loans, shall be incurred in U.S. Dollars or any Alternative Currency, and (y) in the case of New Revolving Credit Commitments, shall be denominated in U.S. Dollars; and

(L)    may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis) in any voluntary or mandatory prepayments of Initial Term A Loans hereunder, as specified in the applicable Incremental Amendment;

(ii)    all other material terms of any Incremental Term Loans shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the applicable Borrower) to the Lenders providing such Incremental Term Loans than, those applicable to the then-existing Term Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the then-existing Term Loans), provided, however, that (X) to the extent the terms and conditions of such Incremental Term Loans are not consistent with one or more of the existing Term Facilities (except to the extent permitted pursuant to clause (i) or clause (ii)(Y) below), such terms and conditions may differ if reasonably satisfactory to the Parent and the Administrative Agent, or (Y) in the event such terms are more favorable (taken as a whole) to the Incremental Lenders providing such additional Term Loans, (A) the applicable Borrowers shall have the right to unilaterally provide the existing Term Lenders with additional rights and benefits and the “substantially identical to” or not “no more favorable” requirement of the preceding proviso and compliance therewith shall be determined after giving effect to such additional rights and benefits and (B) to the extent that an additional financial maintenance covenant is added for the benefit of the Lenders under such Incremental Term Loans, then such financial maintenance covenant shall be added to the Term Facilities that remain outstanding after the issuance or incurrence of such Incremental Term Loans (to the extent not already benefitting from any similar financial maintenance covenant and to the extent that such financial maintenance covenant would be effective prior to the Latest Maturity Date for such Term Facilities) for the benefit of the Term Lenders thereunder (it being understood and agreed that the applicable Borrower may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of the provisos to this clause (ii) have been satisfied at least three (3) Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to the applicable Borrower of its objection during such three (3) Business Day period (including a reasonable description of the basis upon which it objects));

(iii)    all material terms (other than with respect to margin, pricing, maturity or fees) of any Revolving Credit Commitment Increase and Incremental Revolving Credit Loans under such Revolving Credit Commitment Increase shall be identical to the Class of Revolving Credit Commitments and Revolving Credit Loans to which they are being added or otherwise reasonably acceptable to the Administrative Agent; it being understood and agreed that covenants or other provisions applicable only to the periods after the Latest Maturity Date of any then-existing Revolving Credit Commitments and Revolving Credit Loans shall be acceptable, subject, solely as to administrative matters to the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), provided, however, that (X) to the extent the terms and conditions of such Incremental Revolving Credit Commitments are not consistent with one or more of the existing Multicurrency Revolving Credit Facility or any other existing Revolving Credit Facility (except to the extent permitted pursuant to clause (i) or clause (iii)(Y) below), such terms and conditions may differ if reasonably satisfactory to the Parent and the Administrative Agent, or (Y) in the event such terms are more favorable (taken as a whole) to the Incremental Lenders providing such Incremental Revolving Credit Commitments, (A) the Borrowers shall have the right to unilaterally provide the existing Multicurrency Revolving Credit Lenders or existing Lender under any other existing Revolving Credit Facility with additional rights and benefits and the “identical to” or not “reasonably acceptable” requirement of the preceding proviso and compliance therewith shall be determined after giving effect to such additional rights and benefits and (B) to the extent that an additional financial maintenance covenant is added for the benefit of the Lenders with such Incremental Revolving Credit Commitments, then such financial maintenance covenant shall be added to the existing Multicurrency Revolving Credit Facility and any other existing Revolving Credit Facility that remains outstanding after such Incremental Revolving Credit Commitments become effective (to the extent not already benefitting from any similar financial maintenance covenant and to the extent that such financial maintenance covenant would be effective prior to the Latest Maturity Date for such Facilities) for the benefit of the existing Multicurrency Revolving Credit Lenders thereunder or existing Revolving Credit Lenders under such other existing Revolving Credit Facilities (it being understood and agreed that the Parent may, at its option, deliver a certificate to the Administrative Agent certifying that the requirements of the provisos to this clause (iv) have been satisfied at least three (3) Business Days prior to the incurrence of such Indebtedness, and such certification shall be conclusive evidence that such requirements have been satisfied unless the Administrative Agent provides notice to the Parent of its objection during such three (3) Business Day period (including a reasonable description of the basis upon which it objects));

(iv)    with respect to any Incremental Term Loan or New Revolving Credit Commitments, the All-In Yield applicable to such Incremental Term Loans or New Revolving Credit Commitments, as applicable, of each Class shall be determined by the applicable Borrower and the applicable Incremental Term Lenders or Incremental Revolving Credit Lenders, and shall be set forth in each applicable Incremental Amendment; provided, however, that if the All-In Yield in respect of any such Class of pro rata Incremental Term Loans incurred on or prior to the date that is 12 months after the Closing Date exceeds the All-In Yield in respect of any then-existing Initial Term A Loans by more than 0.50%, the Applicable Margin of such then-existing Initial Term A Loans shall be adjusted such that the All-In Yield of such then-existing Initial Term A Loans equals the All-In Yield of such Indebtedness minus 0.50%; provided that any amendments to the Applicable Margin in respect of any then-existing Initial Term A Loans that become effective subsequent to the Closing Date but prior to the time of such Indebtedness is incurred or borrowed shall also be included in such calculations, effective upon the making of loans under such Indebtedness; provided, further, that if such Indebtedness includes a LIBOR Rate floor greater than 0.00% per annum or an ABR floor greater than 1.00% per annum, such differential between the LIBOR Rate floor or the ABR floor, as the case may be, shall be equated to the applicable All-In Yield for purposes of determining whether an increase to the interest rate margin under the Initial Term A Loans shall be required, but only to the extent an increase in the LIBOR Rate floor or ABR floor in the Initial Term A Loans, as the case may be, would cause an increase in the interest rate then in effect thereunder, and in such case, the LIBOR Rate floor or ABR floor (but not the interest rate margin), applicable to the Initial Term A Loans shall be increased to the extent of such differential between the LIBOR Rate floors or ABR floors, as the case may be; and

(v)    to the extent any Incremental Term Loans are made in the form of a Term Loan Increase or are Incremental Term Loans with the same terms as the Initial Term A Loans made on the Closing Date, (i) the scheduled amortization payments under Section 2.07(a) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Lenders were entitled before such recalculation and (ii) in the event that, prior to the incurrence of any Incremental Term Loans made in the form of a Term Loan Increase or Incremental Term Loans with the same terms as the Initial Term A Loans made on the Closing Date, the Initial Term A Loans made on the Closing Date, pursuant to any other Term Loan Increase or any other Incremental Term Loans made on the same terms as the Initial Term A Loans made on the Closing Date have scheduled amortization payments under Section 2.07(a) that are less than 0.25% of the aggregate principal amount of such Initial Term A Loans when initially incurred, then the scheduled amortization payments on the Incremental Facility Closing Date of such Incremental Term Loans shall be increased to be equal quarterly installments of principal equal to 0.25% of the aggregate principal amount of such Initial Term A Loans originally incurred.

(f)    Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the applicable Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the applicable Borrower, to effect the provisions of this Section 2.14. The applicable Borrower will use the proceeds of the Incremental Term Loans and Incremental Revolving Credit Commitments for working capital and other general corporate purposes, including the financing of Permitted Acquisitions and other Investments permitted hereby and any other use not prohibited by the Loan Documents, in each case as determined by the applicable Borrower and the Lenders providing such Incremental Term Loans and Incremental Revolving Credit Commitments. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees.

(g)    Implementation of Incremental Revolving Credit Commitments. Upon any Incremental Facility Closing Date:

(i)    on which Revolving Credit Commitment Increases are effected through an increase in any Class of Revolving Credit Commitments pursuant to this Section 2.14, (i) each of the existing Revolving Credit Lenders with Revolving Credit Commitments in the affected Class shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of those Revolving Credit Lenders, at the principal amount thereof and (ii) each of the existing Revolving Credit Lenders with Revolving Credit Commitments in the that Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Revolving Credit Lender providing a portion of the Revolving Credit Commitment Increase, and each such Incremental Revolving Credit Lender will automatically and without further act be deemed to have assumed, a portion of such existing Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit issued in respect of such Class of Revolving Credit Commitments such that, after giving effect to each such assignment and purchase of Loans and each such deemed assignment and assumption of participations in Letters of Credit in respect of that Class of Revolving Credit Commitments, all of the Revolving Credit Lenders’ (including each Incremental Revolving Credit Commitment Lender) participate hereunder in (i) outstanding Borrowings of Revolving Credit Loans of that Class of Revolving Credit Commitments and (ii) Letters of Credit in respect of that Class of Revolving Credit Commitments and (iii) the existing Multicurrency Revolving Credit Facility Lenders of the applicable Class pro rata on the basis of their respective Revolving Credit Commitments of that Class (after giving effect to such Revolving Credit Commitment Increase);

(ii)    on which New Revolving Credit Commitments of a new Class are made available pursuant to this Section 2.14:

(A)    the borrowing and repayment (except for (I) payments of interest and fees at different rates on the existing Revolving Credit Facilities and such New Revolving Credit Commitments, (II) repayments required upon the Maturity Date of any then-existing Revolving Credit Facility and such New Revolving Credit Commitments New Revolving Credit Commitments and (III) repayments made in connection with any permanent repayment and termination of New Revolving Credit Commitments (subject to clause (C) below)) after the effective date of such New Revolving Credit Commitments shall be made on a pro rata basis with any then-existing Revolving Credit Facility;

(B)    all Letters of Credit made or issued, as applicable, under such New Revolving Credit Commitments shall be issued to the extent reasonably practical on a pro rata basis between any then-existing Revolving Credit Facility and such New Revolving Credit Commitments; and

(C)    the permanent repayment of Revolving Credit Loans with respect to, and termination of Commitments under, any then-existing Revolving Credit Facility and such New Revolving Credit Commitments shall be made on a pro rata basis, except that the Borrowers shall be permitted to permanently repay and terminate Commitments under such New Revolving Credit Commitments on a greater than pro rata basis as compared with any other Revolving Credit Facility with a later Maturity Date than such New Revolving Credit Commitments, either at the time of incurrence of such New Revolving Credit Commitments or on the date such other Revolving Credit Facility is subsequently made available after the incurrence of such New Revolving Credit Commitments;

(iii)    each Revolving Credit Commitment Increase shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan; and

(iv)    each Incremental Revolving Credit Lender shall become a Lender with respect to the Revolving Credit Commitment Increases and all matters relating thereto.

The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to this clause (g).

(h)    This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15.    Refinancing Amendments.

(a)    On one or more occasions after the Closing Date, a Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement (which for purposes of this Section 2.15(a) will be deemed to include any then outstanding Refinancing Term Loans or Incremental Term Loans), in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred under this Agreement pursuant to a Refinancing Amendment; provided that such Indebtedness shall be subject to the DAM Exchange (and the holders of any such Indebtedness or commitments in respect of such Indebtedness shall have become a party to the Re-Allocation Agreement, by execution and delivery of a joinder thereto or other arrangement reasonably acceptable to the Administrative Agent); provided, further, that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Credit

Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(m) to the extent dealing with Letters of Credit that mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(m), without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that each Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

(b)    Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than the U.S. Dollar Equivalent of $5,000,000 and (y) an integral multiple of the U.S. Dollar Equivalent of $1,000,000 in excess thereof.

(c)    Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(d)    This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.16.    Extension of Term Loans; Extension of Revolving Credit Loans.

(a)    Extension of Term Loans. Each Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the applicable Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) except as to interest rates, fees (including upfront fees or OID), amortization, final maturity date, “AHYDO” payments and optional prepayments (including any premiums payable in connection therewith), which shall be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Term Loan Extension Request, be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except for covenants or other provisions applicable only to periods after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) that have more than five different Maturity Dates; (ii) the All-In Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different from the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); (iv) Extended Term Loans may have call protection as may be agreed by the applicable Borrower and the Lenders thereof; and (v) the Extended Term Loans shall be subject to the DAM Exchange (and the holders of such Indebtedness shall have become a party to the Re-Allocation Agreement, by execution and delivery of a joinder thereto or other arrangement reasonably acceptable to the Administrative Agent); provided, however, that (A) [reserved], (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of the applicable Existing Term Loan Tranche, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing and (E) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionally increased). Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than the U.S. Dollar Equivalent of $5,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(a)).

(b)    Extension of Revolving Credit Commitments. Each Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the applicable Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) except as to interest rates, fees (including upfront fees or OID), optional redemption or prepayment terms (including any premium payable in connection therewith), final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrower and the Extending Revolving Credit Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Credit Commitment extended pursuant to a Revolver Extension Request, and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Credit Lender than the original Revolving Credit Commitments (and related outstandings); provided that (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments) that have more than five different Maturity Dates; (ii) the All-In Yield with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different from the All-In Yield, pricing or prepayment terms, for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants (as determined by the applicable Borrower and Lenders extending) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving Credit Commitments); and (v) the Extended Revolving Credit Commitments shall be subject to the DAM Exchange (and the holders of such commitments shall have become a party to the Re-Allocation Agreement, by execution and delivery of a joinder thereto or other arrangement reasonably acceptable to the Administrative Agent); provided, further, that (A) [reserved], (B) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder and (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than the U.S. Dollar Equivalent of $5,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(b)).

(c)    Extension Request. The applicable Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.16. Subject to Section 3.07, no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving

Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d)    Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) or 2.16(b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver) on the date thereof of each of the conditions set forth in Section 4.02 (other than delivery of a Committed Loan Notice) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e)    No conversion of Loans pursuant to any Extension in accordance with this Section 2.16 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.17.    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuers, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv)    Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender minus (2) the aggregate Effective Amount of the Loans of that Lender.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and the L/C Issuers agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties and subject to Section 10.21, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18.    Special Provisions Relating to a Re-Denomination Event.

(a)    Multicurrency Revolving Loans and Unpaid Drawings.

(i)    On the date of the occurrence of a Re-Denomination Event, automatically (and without the taking of any action), (A) all then outstanding Multicurrency Revolving Credit Loans denominated in an Alternative Currency and all Unreimbursed Amounts and/or L/C Borrowings in respect of Letters of Credit issued for the account of any Borrower owed in an Alternative Currency, shall be automatically converted into Multicurrency Revolving Credit Loans maintained in, and Unreimbursed Amounts and/or L/C Borrowings owing by such Borrower in, U.S. Dollars (in an amount equal to the U.S. Dollar Equivalent of the aggregate principal amount of the respective Loans or Unreimbursed Amounts and/or L/C Borrowings on the date such Re-Denomination Event first occurred, which Multicurrency Revolving Credit Loans or Unreimbursed Amounts and/or L/C Borrowings (x) shall continue to be owed by such Borrower, (y) shall at all times thereafter be deemed to be ABR Loans and (z) shall be immediately due and payable on the date such Re-Denomination Event has occurred) and (B) all principal, accrued and unpaid interest and other amounts owing with respect to such Multicurrency Revolving Credit Loans and Unreimbursed Amounts and/or L/C Borrowings shall be immediately due and payable in U.S. Dollars, taking the U.S. Dollar Equivalent of such principal amount, accrued and unpaid interest and other amounts. The occurrence of any conversion of Multicurrency Revolving Credit Loans or Unreimbursed Amounts and/or L/C Borrowings to ABR Loans as provided above in this Section 2.18(a) shall be deemed to constitute, for purposes of Section 3.05, a prepayment of Multicurrency Revolving Credit Loans before the last day of any Interest Period relating thereto.

(ii)    Upon and after the occurrence of a Re-Denomination Event, all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Multicurrency Revolving Credit Loans denominated in an Alternative Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Re-Denomination Event) and Unreimbursed Amounts and/or L/C Borrowings owing in an Alternative Currency shall be payable in U.S. Dollars (taking the U.S. Dollar Equivalents of all such amounts on the date of the occurrence of the respective Re-Denomination Event, with all calculations for periods after the Re-Denomination Event being made as if the respective such Multicurrency Revolving Credit Loan or Unreimbursed Amounts and/or L/C Borrowings had originally been made in U.S. Dollars) and shall be distributed by the Administrative Agent for the account of appropriate Lenders which made such Multicurrency Revolving Credit Loans or L/C Borrowings or are participating therein.

(b)    Notice of Re-Denomination. The Administrative Agent will, as soon as practicable after the occurrence thereof, notify the Parent and each Lender of any redenomination and conversion under this Section 2.18 (provided that any failure to give such notice shall not affect the validity of such redenomination and conversion).

Section 2.19.    Parent as Borrower Representative.

Each Borrower (other than the Parent) hereby designates the Parent as its representative and agent for all purposes under the Loan Documents, including designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent or any Lender. The Parent hereby accepts such appointment. The Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication delivered by the Parent on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Parent on behalf of such Borrower. Each of the Administrative Agent and the Lenders shall have the right, in its discretion, to deal exclusively with the Parent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Parent shall be binding upon and enforceable against it.

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01.    Taxes.

(a)    Payment Free of Taxes. Any and all payments made by or on account of any obligation of the Borrowers (the term Borrower under Article III being deemed to include any Restricted Subsidiary for whose account a Letter of Credit is issued) or the Subsidiary Guarantors under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any Borrower, any Subsidiary Guarantor or the Administrative Agent or other applicable withholding agent shall be required by any applicable Law to deduct or withhold any Tax from any amount payable under any Loan Document (as determined in the good-faith discretion of the applicable withholding agent), then (i) the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, (ii) if the Tax in question is an Indemnified Tax, the amount payable by the applicable Borrower or Subsidiary Guarantor shall be increased as necessary so that after making such required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable under this Section 3.01), each of such Agent or such Lender, as applicable receives an amount equal to the amount it would have received had no such deduction or withholding been made. Within 30 days after the date of such payment of Taxes pursuant to this Section 3.01 (or, if receipts or evidence are not available within 30 days, as soon as possible thereafter), if the applicable Borrower or any Subsidiary Guarantor is the applicable withholding agent, it shall furnish to the Administrative Agent the original or a copy of a receipt evidencing payment thereof, a copy of the return reporting such payment, or other evidence reasonably acceptable to the Administrative Agent.

(b)    Payment of Other Taxes. In addition, the applicable Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Loan Party Indemnification for Taxes. The Borrowers and each Subsidiary Guarantor shall jointly and severally indemnify each applicable Agent and each applicable Lender, within 10 days after demand therefor, for (i) the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Agent or such Lender or required to be deducted or withheld from a payment to such Agent or such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered to the applicable Borrower by such Agent or Lender (or by the Administrative Agent on its own behalf or on behalf of such Lender) accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error. For the avoidance of doubt, a Borrower shall only be liable under this Section 3.01(c) for amounts relating to its respective Obligations and not for amounts relating to the Obligations of another Borrower.

(d)    Status of Lenders. Each Lender shall, at the time or times prescribed by applicable Law and at the time or times as are reasonably requested by the applicable Borrower or the Administrative Agent, provide the applicable Borrower and the Administrative Agent with such properly completed and executed documentation prescribed by Law or reasonably requested by the applicable Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents or as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding, including backup withholding, or information reporting requirements. Notwithstanding any other provision of this Section 3.01(d), a Lender shall not be required to deliver any form or certification pursuant to this Section 3.01(d) (other than the documentation set forth in Section 3.01(d)(i), (d)(ii) and (d)(iv)) (x) that such Lender is not legally entitled to deliver or (y) if in such Lender’s reasonable judgment the completion, execution or submission of such form or certification would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing:

(i)    Each Lender that is a U.S. Person shall deliver to the applicable Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the applicable Borrower or the Administrative Agent) two executed originals of IRS Form W-9 certifying that such Lender is exempt from federal backup withholding Tax.

(ii)    Each Foreign Lender shall deliver to the applicable Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the applicable Borrower or the Administrative Agent) whichever of the following is applicable:

(A)    in the case of a Foreign Lender (lending to a Borrower in the United States) entitled to the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, two executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, two executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty,

(B)    two executed originals of IRS Form W-8ECI (or any successor forms),

(C)    in the case of a Foreign Lender (lending to a Borrower in the United States) claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code (a “United States Tax Compliance Certificate”) and (y) two executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor forms), or

(D)    to the extent a Foreign Lender (lending to a Borrower in the United States) is not the beneficial owner (for example, where the Lender is a partnership), two executed originals of IRS Form W-8IMY (or any successor forms) of the Lender, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a United States Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable (provided that if the Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a United States Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner).

(iii)

(A)    Subject to Section 3.01(d)(iii)(B), a UK Treaty Lender and each Loan Party which makes a payment under a Loan Document to which that UK Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for such Loan Party to obtain authorization to make that payment without a UK Tax Deduction, including making and filing of an appropriate application for relief under an applicable Treaty.

(B)    A UK Treaty Lender that holds a passport under the HMRC Double Taxation Treaty Passport Scheme (“UK DTTP Scheme”) and which wishes the UK DTTP Scheme to apply to this Agreement, shall confirm its scheme reference number and jurisdiction of tax residence in: (A) where the UK Treaty Lender is a Lender on the date of this Agreement, Schedule 1.01(b) to this Agreement; or (B) where the UK Treaty Lender becomes a Lender after the date of this Agreement, the relevant Assignment and Assumption, and, having done so, that UK Treaty Lender shall be under no obligation pursuant to Section 3.01(d)(iii)(A) to cooperate with the relevant Loan Party but for the avoidance of doubt that UK Treaty Lender shall have an obligation to cooperate further with the relevant Loan Party in accordance with Section 3.01(d)(iii)(C).

(C)    If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 3.01(d)(iii)(B) and:

(1)    a Loan Party making a payment to that UK Treaty Lender has not made a UK DTTP Filing in respect of that UK Treaty Lender; or

(2)    a Loan Party making a payment to that UK Treaty Lender has made a UK DTTP Filing in respect of that Lender but either (a) that UK DTTP Filing has been rejected by HMRC or (b) HMRC has not given the Loan Party authority to make payments to that UK Treaty Lender without a UK Tax Deduction within 60 Business Days of the date of the UK DTTP Filing, and in each case, the relevant Loan Party has notified that UK Treaty Lender in writing, that UK Treaty Lender and the Loan Party shall cooperate in completing any additional procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a UK Tax Deduction.

(D)    If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 3.01(d)(iii)(B), no Loan Party shall make a UK DTTP Filing or file any other form relating to the UK DTTP Scheme in respect of that Lender’s Commitment or participation in any Loan unless the Lender otherwise agrees.

(E)    A Loan Party shall, promptly after making a UK DTTP Filing, deliver a copy of the UK DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(F)    A Lender that is a Lender on the date of this Agreement that is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender gives a UK Tax Confirmation to the English Borrower by entering into the Agreement. A Lender that is a UK Qualifying Lender solely by virtue of sub-paragraph (b) of the definition of UK Qualifying Lender shall promptly notify the Parent and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(G)    Each Lender shall indicate, for the benefit of the Administrative Agent and any relevant Loan Party, but without liability to any Loan Party, whether it is:

(1)    not a UK Qualifying Lender;

(2)    a UK Qualifying Lender (that is not a UK Treaty Lender); or

(3)    a UK Treaty Lender,

in (x) where the Lender is a Lender on the date of this Agreement, Schedule 1.01(b) to this Agreement; or (y) where the Lender becomes a Lender after the date of this Agreement, the relevant Assignment and Assumption. If a Lender fails to indicate its status in accordance with this Section 3.01(d)(iii)(G)) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Parent and the Administrative Agent which category applies. For the avoidance of doubt, an Assignment and Assumption and shall not be invalidated by any failure of a Lender to comply with this Section 3.01(d)(iii)(G). Any Lender that ceases to be a UK Qualifying Lender shall promptly notify the Administrative Agent and the Parent.

(iv)    FATCA: If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Laws (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)    Foreign Lender Exemption: Except in relation to any Loan to the English Borrower, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine withholding or deduction required to be made.

(vi)    Update of forms and certifications: Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(e)    Mitigation. If any Lender requests compensation under this Section 3.01, then such Lender will, if requested by a Borrower, use its commercially reasonable efforts to designate another Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the reasonable judgment of such Lender, result in any unreimbursed cost or expense, require any action that is inconsistent with legal or regulatory restrictions or be otherwise disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Taxes as to which it has been indemnified or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnity payments or additional amounts paid by the Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes imposed on the receipt of such refund) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return the amount paid over pursuant to this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such party in the event such party is required to repay such refund to the relevant Governmental Authority; provided, further, that in no event will the Lender or Agent be required to pay any amount to a Loan Party pursuant to this clause (f) the payment of which would place the Lender or Agent in a less favorable net after-Tax position than the Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to Taxes that it deems confidential) to the Borrowers or any other person.

(g)    Lender Indemnification for Taxes. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Loan Party to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are directly or indirectly payable or paid by the Administrative Agent as Taxes or otherwise in connection with any Loan Document, and all expenses, including legal expenses and other out-of-pocket expenses, arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)    Value Added Tax.

(i)    All amounts expressed to be payable under a Loan Document by any party to this Agreement to an Arranger, a bookrunner, the Administrative Agent, the Collateral Agent, the UK Security Trustee, a Lender or an L/C Issuer (a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause (h)(ii)

below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party to this Agreement under a Loan Document and such Finance Party is required to account to the relevant tax authority for the VAT, that party to this Agreement must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(ii)    If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Loan Document, and any party to this Agreement other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)    (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this sub-paragraph (ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)    (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)    Where a Loan Document requires any party to this Agreement to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)    Any reference in this Section 3.01(h) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(v)    In relation to any supply made by a Finance Party to any party under a Loan Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

(i)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)    Lender includes L/C Issuer. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer, and the term “applicable Law” includes FATCA.

Section 3.02.    Illegality. If any Lender determines in good faith that any Law or guideline has made it unlawful or impermissible, or that any Governmental Authority has asserted that it is unlawful or impermissible under any such guideline, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans (whether denominated in U.S. Dollars or an Alternative Currency), or to determine or charge interest rates based upon the LIBOR Rate, in each case after the Closing Date, then, on written notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans or to convert ABR Loans denominated in U.S. Dollars to LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall promptly following written demand from such Lender (with a copy to the Administrative Agent), (a) with respect to Loans denominated in U.S. Dollars, prepay or, if applicable, convert all applicable LIBOR Rate Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully and in accordance with guidelines continue to maintain such LIBOR Rate Loans to such day, or promptly, if such Lender may not lawfully or in accordance with guidelines continue to maintain such LIBOR Rate Loans and (b) with respect to Loans denominated in an Alternative Currency, (A) upon receipt of such notification, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Loans denominated in such Alternative Currency, (B) each Eurocurrency Loan of such Lender denominated in such Alternative Currency will automatically be converted to a Daily Rate Loan on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notification (which date shall be no earlier than the last day of any applicable grace period permitted by applicable law) and (C) the obligation of such Lender to make or continue affected Eurocurrency Loans denominated in such Alternative Currency or to convert Loans into Eurocurrency Loans denominated in such Alternative Currency shall be suspended until the Administrative Agent or such Lender shall notify the Parent that the circumstances causing such suspension no longer exist. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03.    Inability to Determine Rates. If the Administrative Agent determines, or is notified by the Required Lenders, after the Closing Date that for any reason adequate and reasonable means do not exist for determining the applicable LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan (whether denominated in U.S. Dollars or an Alternative Currency), or that the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that deposits in U.S. Dollars or the applicable Alternative Currency are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such LIBOR Rate Loan, the Administrative Agent will promptly so notify the Borrowers in writing and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans in the relevant currency shall be suspended and (y) in the event a determination described in the preceding sentence with respect to the LIBOR Rate component of the ABR, the utilization of the LIBOR Rate component in determining the ABR shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such LIBOR Rate Loans or, failing that, (i) in the case of Loans denominated in U.S. Dollars, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (which shall be calculated in accordance with clause (y) of the immediately preceding sentence, if applicable) in the amount specified therein and (ii) in the case of Revolving Credit Loans denominated in an Alternative Currency, unless the Administrative Agent, the relevant Revolving Credit Lenders and the applicable Borrower otherwise agree to a substitute rate that is selected to reflect such Revolving Credit Lenders’ cost of funding such Revolving Credit Loan (in which case, such substitute rate shall be deemed to be the “LIBOR Rate” for the applicable Borrowing), such Revolving Credit Loan shall be made in U.S. Dollars in an amount equal to the U.S. Dollar Equivalent amount of the Alternative Currency amount of the requested Borrowing.

Section 3.04.    Increased Cost and Reduced Return; Capital Adequacy; LIBOR Rate Loan Reserves.

(a)    If any Lender (which, for purposes of this Section 3.04, shall include the L/C Issuers) reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law or guideline, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) (A) Indemnified Taxes indemnified pursuant to Section 3.01, (B) any Taxes described in clauses (b) through (f) of the definition of “Excluded Taxes” and (C) “Connection Income Taxes,” and (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the LIBOR Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within 15 Business Days after written demand by such Lender setting forth in reasonable detail (which detail shall not be required to include any information to the extent disclosure thereof is prohibited by Law) such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in Law or guideline, regardless of the date enacted, adopted or issued; provided that increased costs because of a change in a Law or guideline resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III may only be requested by a Lender imposing such increased costs on similarly situated borrowers under syndicated credit facilities comparable to those provided hereunder.

(b)    If any Lender determines that the introduction of any Law or guideline regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and liquidity and such Lender’s desired return on capital), then from time to time promptly following written demand of such Lender setting forth in reasonable detail (which detail shall not be required to include any information to the extent disclosure thereof is prohibited by Law) the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the applicable Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within 10 Business Days after receipt of such demand.

(c)    Each Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves, capital or liquidity with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of that Borrower equal to the actual costs of such reserves, capital or liquidity allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio, capital or liquidity requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of that Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the applicable Borrower shall have received at 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice at least 10 Business Days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 10 Business Days from receipt of such notice.

(d)    Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 3.04 to the extent that such Lender or Agent fails to make a demand for such compensation more than nine months after becoming aware of its right to such compensation.

(e)    If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrowers, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05.    Funding Losses. Promptly following written demand of any Lender (with a copy to the Administrative Agent) from time to time, each Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a)    any continuation, conversion, payment or prepayment of any LIBOR Rate Loan of that Borrower on a day other than the last day of the Interest Period for such Loan; or

(b)    any failure by that Borrower (for a reason other than the failure of such Lender to make a Loan) to pay, prepay, borrow, continue or convert any LIBOR Rate Loan of that Borrower on the date or in the amount notified by that Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06.    Matters Applicable to All Requests for Compensation.

(a)    Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the applicable Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)    With respect to any Lender’s claim for compensation for any amounts under Section 3.02, 3.03 or 3.04, a Borrower shall not be required to compensate such Lender for the interest and penalties with respect to such amounts if such Lender notifies the applicable Borrower of the event that gives rise to such claim more than 180 days after such event; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by a Borrower under Section 3.04, that Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable LIBOR Rate Loan, or, if applicable, to convert ABR Loans into LIBOR Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)    If the obligation of any Lender to make or continue any LIBOR Rate Loan, or to convert ABR Loans into LIBOR Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable LIBOR Rate Loans shall be automatically converted into ABR Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such LIBOR Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law or guidelines) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)    to the extent that such Lender’s LIBOR Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable LIBOR Rate Loans shall be applied instead to its ABR Loans; and

(ii)    all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as LIBOR Rate Loans shall be made or continued instead as ABR Loans (if possible), and all ABR Loans of such Lender that would otherwise be converted into LIBOR Rate Loans shall remain as ABR Loans.

(d)    If any Lender gives notice to any Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s LIBOR Rate Loans pursuant to this Section 3.06 no longer exist

(which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s ABR Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07.    Replacement of Lenders under Certain Circumstances.

(a)    If at any time (i) any Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any LIBOR Rate Loans as a result of any condition described in Section 3.02 or 3.04 or requires a Borrower to pay additional amounts as a result thereof, (ii) any Lender becomes a Defaulting Lender, or (iii) any Lender becomes a Non-Consenting Lender, then the Borrowers may, on five (5) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (so long as the assignment fee is paid in such instance) all of its rights and obligations under this Agreement (which shall only apply in respect of any applicable Facility (and not all Facilities hereunder) only in the case of clause (i) or, in the case of a Non-Consenting Lender with respect to a vote of directly and adversely affected Lenders or all Lenders of a Class (“Affected Class”), clause (iii)); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents.

(b)    Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations in respect thereof, and (ii) deliver any Notes evidencing such Loans to the applicable Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all obligations of the applicable Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the applicable Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Lender.

(c)    Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or Cash Collateral) have been made in respect of such outstanding Letters of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

(d)    In the event that (i) the Borrowers or the Administrative Agent have requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or each Lender of a Class in accordance with the terms of Section 10.01 or an Affected Class or all Lenders holding Term Loans subject to a Permitted Repricing Amendment and (iii) the Required Lenders (and, in the case of a consent, waiver or amendment (1) involving all of an Affected Class, at least 50.1% of such Affected Class or (2) involving a Permitted Repricing Amendment, all other Lenders holding a tranche of Term Loans subject to such repricing that will continue as repriced or modified Term Loans) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”.

Section 3.08.    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01.    Conditions to Initial Credit Extension. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject solely to the satisfaction (or waiver by the Arrangers in accordance with Section 10.01) of the following conditions:

(a)    The Administrative Agent’s receipt of the following, each of which shall be original, .pdf or facsimile copies or delivered by other electronic method (followed promptly by originals to the extent requested in writing by the Administrative Agent) unless otherwise specified, each duly executed by a Responsible Officer of the signing Loan Party:

(i)    a Committed Loan Notice, executed by the applicable Borrower and delivered in accordance with the requirements hereof;

(ii)    counterparts of this Agreement executed by each Loan Party required to be a party hereto on the Closing Date;

(iii)    the Parent Guarantee, executed and delivered by the Parent;

(iv)    the Subsidiary Guarantee, executed and delivered by each Subsidiary Guarantor required to be a party thereto on the Closing Date;

(v)    Notes executed by (i) the U.S. Borrower and (ii) the English Borrower, in each case, in favor of each applicable Lender that has requested such Note at least two (2) Business Days in advance of the Closing Date;

(vi)    each Collateral Document and each other document set forth on Schedule 4.01(a) required to be executed on the Closing Date as indicated on such schedule, executed by each Loan Party thereto, together with:

(A)    certificates, if any, representing the Pledged Collateral referred to therein accompanied by undated stock or membership interest powers or other appropriate instruments of transfer executed in blank (or confirmation in lieu thereof that such certificates and powers and instruments have been sent for overnight delivery to the Collateral Agent or its counsel); and

(B)    evidence that all other actions, recordings and filings required by the Collateral Documents as of the Closing Date (including (i) consent letters (in the form acceptable to the Administrative Agent) executed by the grantor of the Target Share SIA and the grantor of each Jersey SIA consenting to the registration of the security interests created pursuant to the Target Share SIA and each Jersey SIA on the Jersey Security Register (the “Jersey Registrations”) and (ii) proper financing statements (Form UCC-1) in the jurisdiction of organization of each Loan Party or the equivalent in each other applicable jurisdiction) or that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement as of the Closing Date shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

provided, however, that, the condition set forth in clause (a)(vi) above, including the delivery of any documents, certificates, notices, filings and instruments necessary to satisfy the Collateral and Guarantee Requirement (except for (x)(i) the execution and delivery by the U.S. Borrower and the U.S. Borrower Required Guarantors required to be a party hereto on the Closing of the U.S. Security Agreement and any Collateral upon which a Lien may be perfected by the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, (ii) to the extent that a Lien on the Collateral of the U.S. Borrower and the U.S. Borrower Required Guarantors required to be a party hereto on the Closing may be perfected by the filing of a financing statement under the Uniform Commercial Code, the delivery of any such financing statements in proper form for filing and (iii) solely to the extent such U.S. Borrower Pledged Collateral is in the possession of the U.S. Borrower and the U.S. Borrower Required Guarantors required to be a party hereto on the Closing after their respective use of commercially reasonable efforts to obtain such U.S. Borrower Pledged Collateral, the delivery by the U.S. Borrower and the U.S. Borrower Required Guarantors of the U.S. Borrower Pledged Collateral owned by them and required under the Collateral and Guarantee Requirement, together with undated stock or membership interest powers duly executed or endorsed in blank and (iv) the execution and delivery by the U.S. Borrower of a Jersey SIA with respect to the shares it owns in WisdomTree Europe Holdings Limited, (y)(i) the execution and delivery by U.S. Midco of the English Borrower Share Pledge and (ii) solely to the extent that the applicable English Borrower Pledged Collateral owned by it is in the possession of U.S. Midco after its use of commercially reasonable efforts to obtain such English Borrower Pledged Collateral, the delivery by U.S. Midco of the English Borrower Pledged Collateral owned by it and required under the Collateral and Guarantee Requirement, together with undated stock or membership interest powers or powers of transfer duly executed or endorsed in blank, and/or (z)(i) the execution and delivery by the English Borrower of the Target Share SIA and (ii) solely to the extent that the applicable English Borrower Pledged Collateral owned by it is in the possession of the English Borrower after its use of commercially reasonable efforts to obtain such English Borrower Pledged Collateral, the delivery by the English Borrower of the English Borrower Pledged Collateral owned by it and required under the Collateral and Guarantee Requirement, together with undated stock or membership interest powers or power of transfer duly executed or endorsed in blank and a certified true copy of the Acquired Business’s register of members as at the Closing Date (including any required security notation)) shall not constitute a condition to the obligation of each Lender to make a Credit Extension hereunder on the Closing Date after the Parent’s use of commercially reasonable efforts to satisfy such conditions on or prior to the Closing Date without undue burden or expense if the Parent agrees to satisfy such condition (whether by delivery of such documents, certificates, notices, filings and instruments or the taking of such other actions as may be required to perfect such security interests) within 90 days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion);

(vii)    a completed Perfection Certificate dated the Closing Date, executed and delivered by a Responsible Officer of the Parent;

(viii)    such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, copies of resolutions or other corporate or limited liability company or partnership action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party (including a certificate attaching the Organization Documents of each Loan Party) as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(ix)    opinions from (A) with respect to matters of New York law, Goodwin Procter LLP, New York counsel to the Loan Parties, (B) with respect to matters of English law, Allen & Overy LLP, as England & Wales counsel to the Administrative Agent, and (C) with respect to matters of Jersey law, Ogier, as Jersey counsel to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(x)    a certificate dated the Closing Date and signed by a Responsible Officer of the Parent, confirming satisfaction of the conditions set forth in Sections 4.01(c), (e), (i) and (j); and

(xi)    a solvency certificate from the chief financial officer, chief accounting officer or other officer with equivalent duties of the Parent (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit E.

(b)    All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable and documented out-of-pocket expenses previously agreed in writing to be paid on the Closing Date, in each case to the extent invoiced at least three (3) Business Days prior to the Closing Date, shall have been paid, or shall be paid substantially concurrently with, the initial Borrowing hereunder (which amounts may, at the applicable Borrower’s option, be offset against the proceeds of the Loans).

(c)    No MAC Event (as defined in, and interpreted (including as to governing law) pursuant to the Acquisition Agreement) shall have occurred.

(d)    The Administrative Agent shall have received (at least three (3) Business Days prior to the Closing Date) all documentation and other information as has been requested in writing at least 10 Business Days prior to the Closing Date required by regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the USA Patriot Act.

(e)    The Acquisition shall be consummated substantially concurrently with the initial Borrowing on the Closing Date in all material respects in accordance with the Acquisition Agreement (without any amendment, modification or waiver thereof, or any consent thereunder by the English Borrower in a manner that is materially adverse to the interests of the Lenders without the prior written consent of the Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); provided that (a) the granting of any minor, immaterial or technical consent under the Acquisition Agreement shall not otherwise constitute an amendment, modification or waiver thereof, (b) any change in the amount of consideration required to consummate the Acquisition shall be deemed not to be materially adverse to the Lenders so long as (i) any reduction (I) does not exceed 10% of the amount of such consideration or (II) is applied to reduce the aggregate principal amount of the Term Facility and (ii) any increase is funded by additional cash equity contributions and/or intercompany loans (in each case, on terms substantially consistent with the terms of the Closing Date Contribution) from the Parent to the English Borrower and (c) any change to the definition of “MAC Event” in the Acquisition Agreement shall be deemed materially adverse to the Lenders. The Closing Date Contribution shall have been consummated prior to or substantially concurrently with the initial Borrowing on the Closing Date.

(f)    The Arrangers shall have received (a) the ManJer Accounts and the ETFS UK Accounts (in each case, as defined in the Acquisition Agreement), (b) the ETC Issuer Accounts (as defined in the Acquisition Agreement), and (c) with respect to the ETC Issuers (as defined in the Acquisition Agreement), individual unaudited interim financial reports for the six months to 30 June 2017.

(g)    The Arrangers shall have received copies of the Historical Financial Statements.

(h)    The Pro Forma Financial Statements.

(i)    The Specified Representations shall be true and correct in all material respects as of the Closing Date (unless such Specified Representations relate to an earlier date, in which case, such Specified Representations shall have been true and correct in all material respects as of such earlier date) in each such case, if such Specified Representations are already qualified by materiality, in all respects.

(j)    The Acquisition Agreement Representations shall be true and correct as of the Closing Date (or, as of such earlier date if expressly made as of such earlier date).

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02.    Conditions to All Credit Extensions after the Closing Date. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Rate Loans) is subject to satisfaction or waiver of the following conditions precedent:

(i)    The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such Credit Extension or on such earlier date, as the case may be.

(ii)    No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii)    The Administrative Agent and, if applicable, the relevant L/C Issuer, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension after the Closing Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of LIBOR Rate Loans) submitted by the applicable Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension.

Notwithstanding anything in this Section 4.02 to the contrary, to the extent that the proceeds of Incremental Term Loans are to be used to finance a Limited Condition Transaction permitted hereunder, the only conditions precedent to the funding of such Incremental Term Loans shall be the conditions precedent set forth in the related Incremental Amendment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Parent, the English Borrower and each of their respective Restricted Subsidiaries represent and warrant to the Agents and the Lenders at the time of each Credit Extension (except as otherwise expressly provided herein) that:

Section 5.01.    Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization to the extent such concept exists in such jurisdiction, (b) has all requisite organizational power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under each of the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clause (a) (other than with respect to the Borrowers), (b)(i) (other than with respect to the Borrowers), (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02.    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien on any property or assets of such Person under (other than Liens permitted by Section 7.01), (x) any Contractual Obligation under any agreement evidencing Indebtedness in an aggregate outstanding principal amount in excess of the Threshold Amount to which such Person is a party or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (iii) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach, or contravention would not reasonably be expected to have a Material Adverse Effect.

Section 5.03.    Governmental Authorization. No approval, consent, exemption, authorization, or other action by or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any such Governmental Authority or other Person, in each case, necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (or release existing Liens) under applicable Laws, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings (including in respect of the Jersey Registrations and any Irish or English regulated entities) which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) or which are required to be obtained under the Regulatory Laws (as defined in the Target Share SIA), the European Communities (Assessment of Acquisitions in the Financial Sector) Regulations 2009 (as amended from time to time), the European Communities (Undertakings for Collective Investment in Transferable Securities) Regulations 2011 (as amended from time to time), the European Union (Markets in Financial Instruments) Regulations 2017 (as amended from time to time) or the Financial Services and Markets Act 2000 (as amended from time to time), and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 5.04.    Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. Subject to the Legal Reservations, this Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party hereto or thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws.

Section 5.05.    Financial Statements; No Material Adverse Effect.

(a)    The Annual Financial Statements and the Quarterly Financial Statements and any financial statements delivered pursuant to Section 6.01(a) and (b) fairly present in all material respects the financial condition of the Consolidated Parties as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements and any financial statements delivered pursuant to Section 6.01(b), to changes resulting from normal year-end adjustments and the absence of footnotes.

(b)    The unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statement of income of the Parent as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period of the Parent ended at least forty-five (45) days prior to the Closing Date for which financial statements are available, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Parent to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Parent and its Subsidiaries as at December 31, 2017 and their estimated results of operations for the period covered thereby.

(c)    Since the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06.    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Consolidated Party or against its properties or revenues that have a reasonable likelihood of an adverse determination that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.07.    Ownership of Property; Liens. Each Consolidated Party has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except (a) as set forth on Schedule 5.07, (b) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (c) Liens permitted by Section 7.01 and (d) where the failure to have such title or valid leasehold interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08.    Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    each Loan Party and its respective properties and operations are in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b)    the Loan Parties have not received any written notice (i) that alleges any of them is in violation of or potentially liable under any Environmental Laws, (ii) that the Loan Parties or any of the Loan Parties’ Real Property is the subject of any claim, investigation, lien, demand, or judicial, administrative or arbitral proceeding under any Environmental Law or (iii) to revoke or modify any Environmental Permit held by any of the Loan Parties, in each case with respect to clause (i), (ii) and (iii) above, that is not fully and finally resolved;

(c)    there has been no Release of Hazardous Materials on, at, under or from (i) any Real Property or facilities currently owned, operated or leased by any of the Loan Parties, (ii) to the knowledge of the Parent, any Real Property formerly owned, operated or leased by any Loan Party or (iii) any other location arising out of the conduct or current or prior operations of the Loan Parties that would, in any such case with respect to clause (i), (ii) or (iii) above, reasonably be expected to require investigation, remedial activity or corrective action or cleanup by any Loan Party or would reasonably be expected to result in the Loan Parties incurring Environmental Liability; and

(d)    none of the Loan Parties is subject to any Environmental Liability and, to the knowledge of the Parent, there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or Real Property or facilities owned, operated or leased by any of the Loan Parties or Real Property or facilities formerly owned, operated or leased by the Loan Parties, that would reasonably be expected to result in the Loan Parties incurring Environmental Liability.

Section 5.09.    Taxes. Each of the Loan Parties and their Subsidiaries have timely filed all federal income Tax returns and all other material Tax returns required under applicable Law to be filed with any Governmental Authority, and have timely paid all Taxes shown as due and payable on such Tax returns, except those which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, where such contest operates to suspend enforcement of any Lien securing the obligation to pay such Tax. To the knowledge of the Loan Parties, no Tax deficiency or assessment has been threatened in writing or, to the knowledge of the Loan Parties, made by any Governmental Authority against the Loan Parties, in each case, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10.    ERISA Compliance.

(a)    As of the Closing Date, no Loan Party maintains or contributes to, or has any obligation or liability, contingent or otherwise, under, any Pension Plan or Multiemployer Plan other than those identified on Schedule 5.10.

(b)    Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(c)    (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due under Section 4007 of ERISA); (iii) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; (iv) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has engaged in a transaction that would-be subject to Sections 4069 or 4212(c) of ERISA and (v) the present value of all accumulated benefit obligations under all Pension Plans (based on assumptions used for purposes of statement of Financial Accounting Standards No. 87) did not, as of the most recent valuation date, exceed the fair market value of the assets of such Pension Plans, in the aggregate; except, with respect to each of the foregoing clauses of this Section 5.10(c), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d)    With respect to each Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of a Loan Party or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of a Loan Party or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any facts that, to the best knowledge of the Loan Party or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the best knowledge of the Loan Party or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Loan Party or any of its Restricted Subsidiaries concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law (each of the events described in clauses (i) through (vii) hereof are hereinafter referred to as a “Foreign Plan Event”).

Section 5.11.    Use of Proceeds.

(a)    The proceeds of the Initial Term A Loans will be used on the Closing Date as follows:

(i)    to finance a portion of the Acquisition, and

(ii)    to pay Transaction Expenses.

(b)    The proceeds of Revolving Credit Loans and Letters of Credit will be used (i) on the Closing Date (x) to fund a portion of the Transaction Expenses in an aggregate amount not to exceed $500,000 and (y) to fund any OID or upfront fees required to be funded in connection with the “market flex” provisions of the Fee Letter, (ii) on and after the Closing Date, to cash collateralize letters of credit issued on behalf of the Acquired Business that are outstanding on the Closing Date and (iii) after the Closing Date, for working capital, capital expenditures and for other general corporate purposes of the Parent and its Restricted Subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other Investments, permitted Restricted Payments and Restricted Debt Payments and other purposes not prohibited by the Loan Documents).

Section 5.12.    Margin Regulations; Investment Company Act.

(a)    Each Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation T, U or X of the Board of Governors of the United States Federal Reserve System.

(b)    No Loan Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13.    Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, budgets, estimates and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole and after giving effect to all supplements and updates thereto contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole and after giving effect to all supplements and updates thereto), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information, the Parent represents that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time such information was furnished, it being understood that such projected financial information is not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.

Section 5.14.    Labor Matters. As of the Closing Date, except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Consolidated Party pending or, to the knowledge of the Parent, threatened; (b) hours worked by and payment made to employees of any Consolidated Party have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any Consolidated Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

Section 5.15.    Intellectual Property; Licenses, Etc. The Consolidated Parties own, without restriction, free and clear of all Liens other than Liens permitted by Section 7.01, license or possess the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, except to the extent the absence of such IP Rights or the existence of such Liens permitted by Section 7.01, in each case, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Parent, no IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any of the Restricted Subsidiaries in the operation of their respective businesses as currently conducted infringes upon any rights held by any Person except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any IP Rights, is pending or, to the knowledge of the Parent, threatened against any Loan Party or any of the Restricted Subsidiaries, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 5.16.    Solvency. On the Closing Date, after giving effect to the Transactions and the incurrence of the Indebtedness and obligations being incurred in connection with this Agreement and the Transactions, the Parent and its Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17.    USA Patriot Act; Sanctions Laws and Regulations; Anti-Corruption Laws.

(a)    To the extent applicable, each of the Parent and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the USA Patriot Act, (iii) the Sanctions Laws and Regulations and (iv) the Anti-Corruption Laws.

(b)    None of the Parent or any of its Subsidiaries nor, to the knowledge of the Parent, any director or officer of any of the foregoing, (i) is a Designated Person or (ii) is the subject or target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or by the U.S. Department of State or sanctions administered by the United Nations, the European Union, the Federal Republic of Germany or Her Majesty’s Treasury of the United Kingdom, or any other relevant U.S. or foreign Governmental Authority which administers applicable economic or financial sanctions.

(c)    No part of the proceeds of the Loans or Letters of Credit will be used by the Borrowers or their respective Subsidiaries, directly or indirectly, or otherwise be made available, (a) in violation of the USA Patriot Act, (b) in violation of any Anti-Corruption Laws or (c) for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or by the U.S. Department of State or sanctions administered by the United Nations, the European Union, the

Federal Republic of Germany or Her Majesty’s Treasury of the United Kingdom, except to the extent licensed or otherwise not prohibited by OFAC or by the U.S. Department of State or by the United Nations, the European Union, the Federal Republic of Germany or Her Majesty’s Treasury of the United Kingdom, respectively.

(d)    The representations and warranties in this Section 5.17 are made only to the extent that they do not result in a violation of or conflict with Section 7 of the German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung) or Art. 5(1) of Council Regulation (EC) 2271/96; provided that, to the extent that any person cannot make any of the representations or warranties contained in this paragraph, such person shall be in compliance, in all material respects, with the equivalent requirements of law, if any, that are applicable to or binding upon such person or any of its property or to which such person or any of its property is subject in its local jurisdiction.

Section 5.18.    Security Documents. Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents, together with the Perfection Requirements and such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Administrative Agent of any Pledged Collateral required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid, enforceable and first-priority perfected Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein but subject to the Legal Reservations and to Liens permitted by Section 7.01 and except as such enforceability may be limited by Debtor Relief Laws.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, neither the Parent nor any other Loan Party makes any representation or warranty as to (A) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (B) on the Closing Date and until required pursuant to Section 6.13 or 4.01(a)(vi), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01(a)(vi).

Section 5.19.    No Regulated Entities.

(a)    Neither the Parent nor any U.S. Subsidiary is engaged in providing broker-dealer services except pursuant to an exemption or exclusion from registration as a broker-dealer under U.S. federal or state law. No Loan Party is subject to regulation under any Requirement of Law that prohibits its borrowing of the Loans under the provisions hereof.

(b)    The Parent and each other Restricted Subsidiary that is engaged in providing investment advisory services and is not otherwise exempt or excluded from a registration requirement is duly registered (i) if required in the United States, with the SEC under the Investment Advisers Act or an investment adviser in the state in which it maintains its principal office and place of business and (ii) with each other applicable governing body where the conduct of its investment advisory business requires such registration.

Section 5.20.    COMI. Except as consented to in writing by the Administrative Agent (such consent not to be unreasonably withheld or delayed), with respect to each Loan Party subject to the European Insolvency Regulation, as applicable, each Loan Party is not aware of any material reason to suggest that its centre of main interest (centre des intérêts principaux) (as that term is used in Article 3(1) of the European Insolvency Regulation) is not situated in its jurisdiction of incorporation.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent obligations not yet due and owing and obligations under Treasury Services Agreements, Cash Management Obligations or Secured Hedge Agreements) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Effective Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place), then after the Closing Date, the Parent, and, except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.14, the English Borrower shall and shall cause their respective Restricted Subsidiaries to:

Section 6.01.    Financial Statements.

(a)    Deliver to the Administrative Agent for prompt further distribution to each Lender, within the later of (x) 90 days after the end of each fiscal year and (y) the date the following statements would have been required to be filed under the rules and regulations of the SEC (giving effect to any automatic extension available under Rule 12b-25 of the Exchange Act for the filing of such statements), audited financial statements including balance sheets and statements of income and cash flows of the Parent and its Subsidiaries, on a consolidated basis (reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such financial statements), and setting forth in comparative form the corresponding figures as of the end of and for the preceding fiscal year and prepared in accordance with GAAP (together with, in all cases, customary management discussion and analysis), accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” qualification or explanatory note (other than solely as a result of (i) the upcoming maturity date of any Indebtedness occurring within one (1) year following the date such opinion is delivered or (ii) any prospective default under the Total Leverage Ratio or any financial covenant under the definitive documentation governing any other Indebtedness) or any qualification or exception as to the scope of such audit (it being understood that the delivery by the Parent of annual reports on Form 10-K of the Parent shall satisfy the requirements of this Section 6.01(a) to the extent that such annual reports include the information specified herein, other than the requirement that such financial statements be accompanied by such a report and opinion of an independent registered public accounting firm of nationally recognized standing without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit).

(b)    Deliver to the Administrative Agent for prompt further distribution to each Lender, within the later of (i) 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent and (ii) the date the following statements would have been required to be filed under the rules and regulations of the SEC (giving effect to any automatic extension available under Rule 12b-25 of the Exchange Act for the filing of such statements), unaudited financial statements including balance sheets and statements of income and cash flows of the Parent and its Subsidiaries, on a consolidated basis (reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such financial statements), and setting forth, starting with the fiscal quarter ending June 30, 2018, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (together with, in all cases, customary management discussion and analysis), all in reasonable detail and prepared in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, certified by a Responsible Officer of the Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (it being understood that the delivery by the Parent of quarterly reports on Form 10-Q of the Parent shall satisfy the requirements of this Section 6.01(b) to the extent that such quarterly reports include the information specified herein).

(c)    Within 90 days after the commencement of each fiscal year of the Parent (beginning with the budget for the 2019 fiscal year), a budget of the Parent and the Restricted Subsidiaries for such fiscal year as customarily prepared by management of the Parent (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Parent stating that such Projections have been prepared based on good faith estimates and assumptions believed by management of the Parent to be reasonable at the time of preparation and delivery of such Projections, it being understood and agreed that such Projections and assumptions as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Parent and its Subsidiaries, that no assurance can be given that any particular Projection will be realized and that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material.

Documents required to be delivered pursuant to Sections 6.01 and 6.02(a) through (f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Parent’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, upon reasonable written request by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent (which may be electronic copies delivered via electronic mail). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

(d)    The Parent hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Parent hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Parent hereby agrees that so long as the Parent or its Subsidiaries is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering it will, after having been given a reasonable opportunity to review the Borrower Materials prior to their intended distribution, identify that portion of the Borrower Materials, if any, that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Parent shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute

Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, the Parent shall be under no obligation to mark any Borrower Materials “PUBLIC”; provided, however, that the following Borrower Materials shall be deemed to be marked “PUBLIC” unless, after having been given a reasonable opportunity to review the Borrower Materials prior to their intended distribution, the Parent notifies the Administrative Agent promptly that any such document contains Material Non-Public Information: (1) the Loan Documents, (2) any notification of changes in the terms of the Facilities and (3) all information delivered pursuant to Sections 6.01(a), 6.01(b), 6.02(a) and 6.02(d). Notwithstanding anything herein to the contrary, the DQ List shall not be posted or otherwise distributed or made available to any Persons; provided, however, that the Administrative Agent may make the DQ List available to any Lender on a confidential basis upon request so long as such Lender agrees to keep the DQ List confidential.

Section 6.02.    Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)    no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

(b)    promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements that the Parent files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement to the extent that such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c)    [reserved];

(d)    together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), a list of each Subsidiary of the Parent that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (but only to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the Closing Date or the most recent list provided);

(e)    [reserved];

(f)    promptly after the furnishing thereof, copies of all “Focus – Part II” materials provided to, or any other material filing with, the SEC, in each case, pursuant to Rule 17a-5 under Section 17 of the Exchange Act; and

(g)    promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

In no event shall the requirements set forth in Section 6.02(g) require any Consolidated Party to provide any such information that (i) constitutes (x) non-financial trade secrets, (y) non-financial proprietary or (z) confidential information in respect of which the Parent or its Subsidiaries is restricted from disclosing such information under a binding contractual obligation; provided, however, that the Parent shall disclose to the extent practicable that information is being withheld pursuant to this clause (z) (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.03.    Notices. Promptly after a Responsible Officer of the Parent has obtained knowledge thereof, notify the Administrative Agent:

(a)    of the occurrence of any Default or Event of Default, in each case, except to the extent the Administrative Agent shall have furnished the Parent written notice thereof;

(b)    of the occurrence of a Foreign Plan Event that would reasonably be expected to result in a Material Adverse Effect or an ERISA Event that would reasonably be expected to result in a Material Adverse Effect;

(c)    of the filing or commencement of, or any written notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity, by or before any Governmental Authority against any Consolidated Party that would reasonably be expected to result in a Material Adverse Effect;

(d)    the making of any notification to the SEC required pursuant to Rule 17a-11 under Section 17 of the Exchange Act; and

(e)    of the occurrence of any other matter or development that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Parent delivered to the Administrative Agent for prompt further distribution to each Lender (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c), (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Parent has taken and proposes to take with respect thereto.

Section 6.04.    Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, (i) to the extent any such Tax is being contested in good faith by appropriate proceedings, with respect to which appropriate reserves have been established in accordance with GAAP and such contest operates to suspend the enforcement of any Lien securing such obligation or (ii) to the extent that the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 6.05.    Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(b)    take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, licenses and franchises necessary or desirable in the normal conduct of its business and maintain and operate such business in substantially the manner in which it is presently conducted and operated, except, in the case of Section 6.05(a) (other than with respect to the English Borrower) or this Section 6.05(b), to the extent (i) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

Section 6.06.    Maintenance of Properties; Intellectual Property. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect (a) all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted and (b) all of its IP Rights that are reasonably necessary for the operation of its business as currently conducted.

Section 6.07.    Maintenance of Insurance. Maintain with insurance companies that the Parent believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for similarly situated Persons engaged in the same or similar businesses as the Parent and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Not later than 90 days after the Closing Date (or the date any such insurance is obtained, in the case of insurance obtained after the Closing Date), each such policy of insurance (other than business interruption insurance, director and officer insurance and worker’s compensation insurance) shall as appropriate (i) name the Administrative Agent as additional insured thereunder or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders, as loss payee thereunder. If the improvements on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then, to the extent required by applicable Flood Insurance Laws, the Parent shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in the United States (and, subject to the Agreed Guaranty and Security Principles, any Covered Jurisdiction if customarily and reasonably available in such jurisdiction) on terms reasonably satisfactory to the Collateral Agent and Administrative Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent evidence of such flood insurance compliance in form and substance reasonably acceptable to the Administrative Agent.

Section 6.08.    Compliance with Laws. (a) Comply in all material respects with the requirements of all Laws (other than Laws referred to in clause (b) hereof), any regulatory consents, orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) comply in all respects with Anti-Money Laundering Laws, and in all material respects with Anti-Corruption Laws and Sanctions Laws or Regulations.

Section 6.09.    Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP in all material respects and which reflect all material financial transactions and matters involving the assets and business of each Consolidated Party (it being understood and agreed that certain Non-U.S. Subsidiaries maintain individual books and records in conformity with IFRS or general accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10.    Inspection Rights. Permit representatives and independent contractors of the Administrative Agent (and of each Lender, at its own expense) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Parent and at reasonable times during normal business hours as shall be mutually agreed upon following advanced written notice to the Parent and as often as may be reasonably desired; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided, further, that during the continuation of an Event of Default, the Administrative Agent (or any of its respective representatives or independent contractors), on behalf of the Lenders, may do any of the foregoing at the reasonable expense of the Parent at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give senior officers of the Parent a reasonable opportunity at a mutually agreeable time to participate in any discussions with the Parent’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, no Consolidated Party will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which access or inspection by, or disclosure to, the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11.    Additional Collateral; Additional Guarantors. At the Parent’s expense, subject to the terms, conditions, limitations, exceptions and other provisions of the Collateral and Guarantee Requirement and in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)    Upon (1) the formation or acquisition of any new direct or indirect wholly-owned Material U.S. Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party or (2) the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Material U.S. Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary) or (3) any Subsidiary becoming a Material U.S. Subsidiary (in each case, other than an Excluded Subsidiary) or (4) any Excluded Subsidiary that is a U.S. Subsidiary ceasing to be an Excluded Subsidiary:

(i)    within 90 days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its reasonable discretion:

(A)    cause each such Material U.S. Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent, other than with respect to any Excluded Assets, joinders to the Subsidiary Guarantee as Guarantors, U.S. Security Agreement Supplements, U.S. Intellectual Property Security Agreements and other security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the U.S. Security Agreement, the U.S. Intellectual Property Security Agreements and other security agreements in effect on, or within 90 days of, the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)    cause each such Material U.S. Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the

parent of each such Material U.S. Subsidiary) to deliver to the Administrative Agent any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank;

(C)    take and cause such Material U.S. Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and each direct or indirect parent of such Material U.S. Subsidiary to take whatever action (including the recording of Mortgages, the filing of UCC financing statements and delivery of stock and membership interest certificates) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)    if reasonably requested by the Administrative Agent, deliver to the Administrative Agent concurrently with the execution and delivery of any joinders, security agreements and other documents required to be delivered pursuant to the preceding clause (a)(i) a signed copy of an opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent (it being understood that any counsel that delivers an opinion on the Closing Date is reasonably acceptable to the Administrative Agent) as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii)    within 90 days after the reasonable request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent with respect to each Material Real Property, (A) copies of title reports, abstracts or existing environmental assessment reports, each in form and substance reasonably satisfactory to the Administrative Agent, and (B) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination and related notice consistent with the Collateral and Guarantee Requirement and, if necessary, evidence of flood insurance in compliance with the last sentence of Section 6.07; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Parent or one of its Subsidiaries if such consent cannot be reasonably obtained through commercially reasonable and diligent effort; and

(iv)    if reasonably requested by the Administrative Agent, within 90 days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clause (a)(i), (ii) or (iii) or Section 6.11(c) below.

(b)    Upon (1) the formation or acquisition of any new direct or indirect wholly-owned Material Non-U.S. Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party or (2) the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Material Non-U.S. Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary) or (3) any Subsidiary becoming a Material Non-U.S. Subsidiary (in each case, other than an Excluded Subsidiary) or (4) any Excluded Subsidiary that is a Non-U.S. Subsidiary ceasing to be an Excluded Subsidiary:

(i)    within 90 days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its discretion and, in each case, subject to the Agreed Guaranty and Security Principles:

(A)    cause each such Material Non-U.S. Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent, other than with respect to any Excluded Assets, joinders to the Subsidiary Guarantee as Guarantors, and other security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (substantially similar to any Collateral Documents already executed and delivered in a Covered Jurisdiction, if applicable, by any Loan Party or otherwise reasonably satisfactory in form and substance to the Administrative Agent) and other security agreements in effect on, or within 90 days of, the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)    cause each such Material Non-U.S. Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement (and the parent of each such Material Non-U.S. Subsidiary) to deliver to the Administrative Agent any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and

(C)    take and cause such Material Non-U.S. Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement and each direct or indirect parent of such Material Non-U.S. Subsidiary to take whatever action (including the recording of Mortgages, the filing of all necessary forms and the taking of all other necessary action required in connection with local law perfection requirements and delivery of share certificates and other similar documents of title relating to Equity Interests) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected Liens to the extent required by the Collateral and Guarantee Requirement, and to otherwise comply with the requirements of the Collateral and Guarantee Requirement;

(ii)    subject to the Agreed Guaranty and Security Principles, if reasonably requested by the Administrative Agent, concurrently with the execution and delivery of any joinders, security agreements and other documents required to be delivered pursuant to the preceding clause (b)(i), deliver to the Administrative Agent a signed copy of one or more opinions, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties or the Administrative Agent, as applicable, in each relevant jurisdiction as to such matters set forth in this Section 6.11(b) as the Administrative Agent may reasonably request;

(iii)    subject to the Agreed Guaranty and Security Principles, within 90 days after the reasonable request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent with respect to each Material Real Property, (A) copies of title reports, abstracts or existing environmental assessment reports (in each case to the extent applicable in the relevant jurisdiction), each in form and substance reasonably satisfactory to the Administrative Agent, and (B) if relevant and available in the applicable local jurisdiction, a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination and related notice consistent with the Collateral and Guarantee Requirement and, if necessary, evidence of flood insurance in compliance with the last sentence of Section 6.07; provided, however, that there shall be no obligation to deliver to the Administrative Agent any environmental assessment report whose disclosure to the Administrative Agent would require the consent of a Person other than the Parent or one of its Subsidiaries if such consent cannot be reasonably obtained through commercially reasonable and diligent effort; and

(iv)    subject to the Agreed Guaranty and Security Principles, if reasonably requested by the Administrative Agent, within 90 days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clause (b)(i), (ii) or (iii) or Section 6.11(c) below.

(c)    Following the acquisition by any Loan Party of Material Real Property that is required to be provided as Collateral pursuant to the Collateral and Guarantee Requirement and that is not automatically subject to another Lien pursuant to pre-existing Collateral Documents, (a) not later than 90 days after such acquisition and the reasonable request therefor by the Administrative Agent (or such longer period as the Administrative Agent may agree in writing in its discretion), cause the applicable Borrower to deliver to the Agents, if relevant and available in the applicable local jurisdiction, a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination and related notice consistent with the Collateral and Guarantee Requirement with respect to such Material Real Property and, if necessary, relevant and available in the applicable local jurisdiction, evidence of flood insurance in compliance with the last sentence of Section 6.07 (it being understood that the Administrative Agent shall promptly provide such documentation to the Lenders), and (b) subject to the Agreed Guaranty and Security Principles in the case of any acquisition of Material Real Property by a Loan Party that is a Non-U.S. Subsidiary, not later than 120 days after such acquisition, cause such Material Real Property to be subject to a Lien and Mortgage in favor of the Collateral Agent for the benefit of the Secured Parties and take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien. Notwithstanding the foregoing, the Administrative Agent shall not enter into, accept or record any mortgage in respect of such real property until the Administrative Agent shall have received written confirmation from each Lender that flood insurance compliance has been completed by such Lender with respect to such real property (such written confirmation not to be unreasonably withheld or delayed), it being understood that no Default shall result from the failure to file a Mortgage within 120 after such acquisition if such delay is solely the result of a Lender completing its flood insurance compliance.

(d)    Subject to the Agreed Guaranty and Security Principles, to the extent that, as of the date that is 30 days after the last day of any Test Period ending on December 31st for which financial statements have been delivered pursuant to Section 6.01(a), commencing with the Test Period ending on December 31, 2018, the Guarantor Coverage Requirement is not then satisfied, within 60 days after the date on which such financial statements are delivered (or such longer period as the Administrative Agent may agree to in its reasonable discretion), take the actions referred to in Section 6.11(a) with respect to one or more Restricted Subsidiaries (to be determined by the Parent in its sole discretion) organized, incorporated or established under the laws of a Covered Jurisdiction to the extent necessary to satisfy the

Guarantor Coverage Requirement or, in the event that taking such actions with respect to all Restricted Subsidiaries organized, incorporated or established under the laws of such jurisdictions would not result in satisfaction of the Guarantor Coverage Requirement, take such actions with respect to all such Restricted Subsidiaries organized, incorporated or established under the laws of such Covered Jurisdictions; provided, however, that, notwithstanding the foregoing or anything to the contrary herein or any in other Loan Document, no Excluded Subsidiary shall be required to become a Guarantor pursuant to the foregoing requirements.

Section 6.12.    Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) comply, and take commercially reasonable actions to cause all lessees and other Persons operating or occupying its Real Property to comply, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew all Environmental Permits necessary for its operations and Real Property; and (iii) in each case to the extent the Consolidated Parties are required by Environmental Laws or a Governmental Authority, conduct any assessment, investigation, remedial or other corrective action necessary to address Hazardous Materials at any Real Property in accordance with applicable Environmental Laws; provided, however, that none of the Consolidated Parties or any Subsidiary shall be required to undertake any assessment, investigation, remedial or other corrective action required by Environmental Laws or a Governmental Authority to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or IFRS, as applicable.

Section 6.13.    Further Assurances; Post-Closing Obligations.

(a)    Promptly upon reasonable written request by the Administrative Agent (i) correct any material defect or error pertaining to the perfection, priority or enforceability of the Liens hereunder that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement and subject in all respects to the limitations therein. If the Administrative Agent reasonably determines that it is required by applicable Law to have appraisals prepared in respect of the Mortgaged Property of any Loan Party, the Parent shall promptly provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA.

(b)    Except as otherwise agreed by the Administrative Agent in its reasonable discretion, execute and deliver the documents and complete the tasks set forth on Schedule 6.13(b), in each case within the time limits specified therein (or such longer period of time reasonably acceptable to the Administrative Agent in its sole discretion).

Section 6.14.    Designation of Subsidiaries.

(a)    The Parent may at any time after the Closing Date designate any Restricted Subsidiary of the Parent (other than the English Borrower and U.S. Midco) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (A) after giving effect to such designation, the Total Leverage Ratio determined on a Pro Forma Basis as of the last day of the then most recently ended Test Period shall not exceed the ratio set forth in Section 7.10 opposite the last fiscal quarter of such Test Period, (B) no Event of Default shall exist at the time of such designation or would exist immediately after giving effect to such designation and (C) no subsidiary may be re-designated more than once.

(b)    The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Parent therein at the date of designation in an amount equal to the fair market value as determined by the Parent in good faith at the date of such designation of the Equity Interests in such Unrestricted Subsidiary held by the Parent.

(c)    The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) an incurrence by the Parent of any Investments, Indebtedness or Liens of such Restricted Subsidiary existing at the date of designation and (ii) a Return on any Investment by the Parent in such Unrestricted Subsidiary pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Parent in good faith at the date of such designation of the Equity Interests in such Unrestricted Subsidiary held by the Parent.

Section 6.15.    Use of Proceeds. (a) Use the proceeds of the Initial Term A Loans on the Closing Date as follows:

(i)    to finance a portion of the Acquisition, and

(ii)    to pay Transaction Expenses.

(b)    Use the proceeds of Revolving Credit Loans and any Letters of Credit (i) on the Closing Date (x) to fund a portion of the Transaction Expenses in an aggregate amount not to exceed $500,000 and (y) to fund any OID or upfront fees required to be funded in connection with the “market flex” provisions of the Fee Letter, (ii) on and after the Closing Date, to cash collateralize letters of credit issued on behalf of the Acquired Business that are outstanding on the Closing Date and (iii) after the Closing Date, for working capital, capital expenditures and for other general corporate purposes of the Parent and its Restricted Subsidiaries (including for capital expenditures, acquisitions, working capital and/or purchase price adjustments, the payment of transaction fees and expenses, other investments, permitted restricted payments and restricted debt payments and other purposes not prohibited by the Loan Documents).

The Borrowers will not use the proceeds of the Loans or Letters of Credit or otherwise make available such proceeds to any Person (a)(i) in violation of the USA Patriot Act, (ii) in violation of any Anti-Corruption Laws, (iii) for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC or by the U.S. Department of State or sanctions administered by the United Nations, the European Union, the Federal Republic of Germany or Her Majesty’s Treasury of the United Kingdom, except to the extent licensed or otherwise not prohibited by OFAC or by the U.S. Department of State or by the United Nations, the European Union, the Federal Republic of Germany or Her Majesty’s Treasury of the United Kingdom, respectively or (iv) lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, in any other manner that would result in a violation of the immediately preceding subclause (i), (ii) or (iii) or (b) to the knowledge of the Parent, is a director or officer of a Person who is (i) a Designated Person or (ii) is the subject or target of any U.S. sanctions administered by OFAC or by the U.S. Department of State or sanctions administered by the United Nations, the European Union, the Federal Republic of Germany or Her Majesty’s Treasury of the United Kingdom, or any other relevant U.S. or foreign Governmental Authority which administers applicable economic or financial sanctions.

(c)    The obligations and undertakings in this Section 6.15 are made only to the extent that they do not result in a violation of or conflict with Section 7 of the German Foreign Trade and Payments Regulation (Außenwirtschaftsverordnung) or Art. 5(1) of Council Regulation (EC) 2271/96;

provided that, to the extent that any person cannot meet any of the obligations or undertakings contained in this paragraph, such person shall be in compliance, in all material respects, with the equivalent requirements of law, if any, that are applicable to or binding upon such person or any of its property or to which such person or any of its property is subject in its local jurisdiction.

Section 6.16.    Employee Benefits. Do, and cause each ERISA Affiliate to do each of the following: (a) maintain each Plan in compliance with the applicable provisions of ERISA, the Code and other United States federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

Section 6.17.    COMI Undertaking. No Loan Party that is subject to the European Insolvency Regulation shall, without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), knowingly take any action intended to cause its centre of main interests (centre des intérêts principaux) (as that term is used in Article 3(1) of the European Insolvency Regulation to be situated outside of its jurisdiction of incorporation.

Section 6.18.    Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a private corporate credit rating (but not a specific rating) from S&P and a private corporate family rating (but not a specific rating) from Moody’s, in each case in respect of the Borrowers, and (ii) a private rating (but not a specific rating) in respect of the Facilities from each of S&P and Moody’s; provided that in no event shall the Parent or the English Borrower be deemed to be in breach of this Section 6.18 if the Parent and the English Borrower have used commercially reasonable efforts to maintain such ratings and the failure to maintain such ratings results solely from the non-performance of either S&P or Moody’s for whatever reason.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligations hereunder (other than contingent obligations and Cash Management Obligations as to which no claim has been asserted and obligations under Treasury Services Agreements or Secured Hedge Agreements) which are accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit remains outstanding (unless the Effective Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), then from and after the Closing Date, the Parent and the English Borrower shall not and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

Section 7.01.    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a)    Liens (i) created pursuant to any Loan Document and (ii) on the Collateral securing Cash Management Obligations incurred pursuant to Section 7.03(l) and other Secured Obligations;

(b)    (i) Liens existing on the Closing Date and listed on Schedule 7.01(b) and Liens that secure any Permitted Refinancing of the Indebtedness or other obligations secured by such Liens to the extent permitted hereunder or (ii) Liens on assets of the Acquired Business permitted to survive the closing of the Acquisition under the Acquisition Agreement and any Permitted Refinancing of the Indebtedness or other obligations secured by such Liens; provided that, in connection with any such Permitted Refinancing, such Liens do not extend to any additional property other than the property that is encumbered on the Closing Date (plus improvements on such property, replacements of such property, additions and accessions thereto, after-acquired property and the proceeds and the products of the foregoing and customary security deposits in respect thereof and, in the case of multiple financings of equipment (or assets affixed or appurtenant thereto and additions and accessions) provided by any lender, other equipment (or assets affixed or appurtenant thereto and additions and accessions) financed by such lender);

(c)    Liens for Taxes, assessments or governmental charges that are not yet overdue after the expiry of any applicable grace period related thereto or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or IFRS, as applicable;

(d)    statutory or common law Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, so long as, in each case, such Liens secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Consolidated Party;

(f)    pledges or deposits to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)    easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects, in each case affecting Real Property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Consolidated Parties, taken as a whole, and any exceptions on the Mortgage Policies issued in connection with the Mortgaged Properties;

(h)    Liens (i) securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g), (ii) arising out of judgments or awards against any Consolidated Party with respect to which an appeal or other proceeding for review is then being pursued and for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP or IFRS as applicable and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP or IFRS as applicable;

(i)    Liens in connection with leases, licenses, subleases or sublicenses (including the provision of software or the licensing of other intellectual property rights) and terminations thereof, in each case granted to others in the ordinary course of business and which (i) do not, in the reasonable business judgment of the Parent, interfere in any material respect with the business of the Consolidated Parties, taken as a whole, (ii) do not secure any Indebtedness and (iii) are permitted by Section 7.05(g);

(j)    Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k)    Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) encumbering initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions, and (iv) that are contractual rights of setoff or rights of pledge relating to (A) purchase orders and other agreements entered into with customers of the Parent or any of its Restricted Subsidiaries in the ordinary course of business or (B) pooled deposit or sweep accounts of the Parent or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any of its Restricted Subsidiaries;

(l)    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02, to be applied against the purchase price for such Investment, or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m)    Liens (i) in favor of the Parent or any Subsidiary Guarantor or (ii) in favor of a Restricted Subsidiary that is not a Loan Party on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Sections 7.03(b) and (d);

(n)    any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Parent or any Restricted Subsidiary in the ordinary course of business;

(o)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(p)    Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02(a) and reasonable customary initial deposits and margin deposits and similar Liens attaching to other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(q)    Liens solely on any cash earnest money deposits made by the Parent or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(r)    ground leases in respect of Real Property on which facilities owned or leased by the Parent or any of its Restricted Subsidiaries are located;

(s)    Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are incurred within 270 days of the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(t)    Liens on property of any Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03 of Restricted Subsidiaries that are not Loan Parties;

(u)    Liens (x) existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14) or (y) created on the property of such Person securing Indebtedness to finance a Permitted Acquisition of such property or Person; provided that (A) in the case of clause (y), (i) such Lien shall be secured pursuant to collateral agreements, taken as a whole, no more favorable to the secured parties thereunder than the terms of the Collateral Documents, and (ii) the holders of the Indebtedness secured by such Lien (or any trustee, agent or similar representative on their behalf) and the Administrative Agent and/or the Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on such Collateral securing such obligations shall rank junior to the Liens on such Collateral securing the Obligations of the Parent, and (B) in the case of clause (y), (i) the Indebtedness secured by such Lien is not at any time guaranteed by any of the Parent’s Subsidiaries other than the Loan Parties that guarantee the Parent’s Obligations (or will guarantee the Parent’s Obligations after such Person becomes a Guarantor pursuant to the Collateral and Guarantee Requirement), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary to the extent such Equity Interests are owned by the Parent or any Subsidiary Guarantor); provided that (i) in the case of clause (x), such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) in the case of clause (x), such Lien does not extend to or cover any other assets or property (other than the proceeds, products and accessions thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) in the case of clause (x), the Indebtedness secured thereby is permitted under Section 7.03(g)(i) or in the case of clause (y), the Indebtedness secured thereby is permitted under Section 7.03(g)(ii);

(v)    (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Parent and its Restricted Subsidiaries, taken as a whole;

(w)    Liens arising from precautionary Uniform Commercial Code financing statement or similar filings securing obligations permitted to be incurred on a secured basis under Section 7.03 and elsewhere under this Section 7.01;

(x)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y)    Liens securing obligations in respect of any Secured Hedge Agreement and any Cash Management Obligations permitted under Section 7.03(p) (or any Permitted Refinancing in respect thereof);

(z)    the modification, replacement, renewal or extension of any Lien permitted by Section 7.01(b), (v) or (x); provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension, restructuring or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(aa)    Liens with respect to property or assets of the Parent or any of its Restricted Subsidiaries securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $20,000,000 and 17.5% of LTM EBITDA, in each case determined as of the date of incurrence;

(bb)    Liens on the Collateral securing obligations in respect of (i)(A) Permitted Junior Priority Refinancing Debt and (B) Indebtedness permitted pursuant to 7.03(s); provided that, solely in the case of this clause (B), (I) such Liens shall only rank on a junior priority basis to the Liens on Collateral securing the Obligations of the Parent and shall not be secured by any property or assets of the Parent or any of its Subsidiaries other than the Collateral, (II) such Lien shall be secured pursuant to documentation (taken as a whole and as reasonably determined by the Parent) that is no more favorable to the secured parties thereunder than the terms of the Collateral Documents, (III) the holders of the Indebtedness secured by such Liens (or any trustee, agent or similar representative on their behalf) and the Administrative Agent and/or the Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on such Collateral securing the Obligations of the Parent, and (IV) the Indebtedness secured by such Lien is not at any time guaranteed by any Persons that is not a U.S. Borrower Required Guarantor (or will be a U.S. Borrower Required Guarantor after such Person becomes a Guarantor pursuant to the Collateral and Guarantee Requirement) or (ii) any Permitted Refinancing in respect of any of the foregoing;

(cc)    (i) deposits of cash with the owner or lessor of premises leased and operated by the Parent or any of its Restricted Subsidiaries to secure the performance of the Parent’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises and (ii) cash collateral on deposit with banks or other financial institutions issuing letters of credit (or backstopping such letters of credit) or other equivalent bank guarantees issued naming as beneficiaries the owners or lessors of premises leased and operated by the Parent or any of its Restricted Subsidiaries, in each case in the ordinary course of business of the Parent and such Restricted Subsidiary to secure the performance of the Parent’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(dd)    Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(ee)    (i) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (ii) purchase options, call, customary rights of first refusal and tag, drag and similar rights of, and restrictions for the benefit of, a third party (including in joint venture agreements) with respect to Equity Interests held by the Parent or any Restricted Subsidiary in joint ventures;

(ff)    Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided that (i) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (ii) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (iii) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(gg)    assignments of, and sales or Liens on, accounts receivable in connection with the compromise or collection thereof pursuant to a Disposition permitted by Section 7.05(j);

(hh)    Liens that are contractual rights of set off or rights of pledge relating to purchase orders and other agreements entered into with customers of Parent or its Restricted Subsidiaries in the ordinary course of business;

(ii)    Liens on property subject to any sale-leaseback transaction permitted hereunder and general intangibles related thereto;

(jj)    in the case of any non-wholly-owned Restricted Subsidiary, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in any shareholders’ agreement or any related joint venture or similar agreement;

(kk)    Liens consisting of contractual restrictions on cash and Cash Equivalents held by Restricted Subsidiaries that prohibit distributions so long as such contractual restrictions are permitted under Section 7.09;

(ll)    Liens arising under the Gold Royalty Agreement; and

(mm)    Liens securing Indebtedness incurred under Section 7.03 (t) (other than Indebtedness constituting a Permitted Refinancing of Indebtedness described in Section 7.03 (j)); provided that such Lien may not be secured by any type of assets (plus proceeds or products thereof) over which a security interest was not granted to secure the Indebtedness being refinanced and may not be guaranteed by any Person who did not guarantee the Indebtedness being refinanced.

Section 7.02.    Investments. Make or hold any Investments, except:

(a)    Investments by the Parent or any of its Restricted Subsidiaries in assets that were cash or Cash Equivalents when such Investment was made;

(b)    loans or advances to current or former officers, directors, Investment Advisers and employees of any Loan Party (or, other than with respect to the Parent, any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes; (ii) in connection with such Person’s purchase of Equity Interests of the Parent or any of its Restricted Subsidiaries or to permit the payment of Taxes with respect thereto; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to a Loan Party in cash as common equity; and (iii) for any other purposes not described in the foregoing clauses (i) or (ii) not to exceed $20,000,000 in the aggregate at any time outstanding;

(c)    Investments (i) by the Parent or any Restricted Subsidiary in any Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party and (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that (A) no such Investments made pursuant to this clause (iii) in the form of intercompany loans shall be evidenced by a promissory note or other instrument in writing unless (x) such promissory note or other instrument in writing is pledged to or secured in favor of the Administrative Agent in accordance with the terms of the applicable Collateral Document and (y) all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the terms of the U.S. Intercompany Note or a Customary Intercreditor Agreement, as appropriate and (B) the aggregate amount of Investments made pursuant to this clause (iii) shall not exceed at any time outstanding the Non-Guarantor Cap (plus the amount of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts), in each case determined at the time such Investment is made;

(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)    Investments consisting of transactions permitted under Section 7.01, 7.03 (other than 7.03(c) and (d)), 7.04 (other than 7.04(c)(ii) or (e)), 7.05 (other than 7.05(e)), 7.06 (other than 7.06(d)) or 7.12;

(f)    Investments (i) existing or contemplated on the Closing Date or made pursuant to legally binding written contracts in existence on the Closing Date and, in each case, set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof that does not increase the value thereof and (ii) existing on the Closing Date by the Parent or any Restricted Subsidiary in the Parent or any other Restricted Subsidiary and any modification, renewal or extension thereof that does not increase the value thereof;

(g)    Investments in Swap Contracts permitted under Section 7.03(f);

(h)    promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i)    any acquisition by the Parent or any Restricted Subsidiary (any such acquisition under this Section 7.02(i), a “Permitted Acquisition”) of all or substantially all the assets of a Person or any Equity Interests in a Person that is in a line of business similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Parent and its Restricted Subsidiaries and that becomes a Restricted Subsidiary or division or line of business of a Person (or any subsequent Investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in a single transaction or series of related transactions, if immediately after giving effect thereto: (i) no Event of Default exists at the time of the consummation of such acquisition (limited, in connection with a Limited Condition Transaction, to no Event of Default pursuant to Sections 8.01(a) and (f)); (ii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and businesses acquired pursuant to such purchase or other acquisition shall constitute Collateral and (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary)

shall become a Guarantor, in each case in accordance with Section 6.11; and (iii) the aggregate amount of (I) cash consideration (excluding (A) any portion of such amount funded with the proceeds of Excluded Contributions that are Not Otherwise Applied and (B) in the case of the acquisition of the Equity Interests of any Person, any portion of such amount paid in respect of cash retained by such Person on its balance sheet) and/or (II) non-cash consideration in the form of any assets of the Parent or any of its Subsidiaries (other than payments consisting of Qualified Equity Interests of the Parent or the proceeds of any issuance of Qualified Equity Interests of the Parent), in each case paid in respect of Investments made by Loan Parties pursuant to this Section 7.02(i) in assets (other than Equity Interests) that are not (or do not become at the time of such acquisition) directly owned by a Loan Party or in Equity Interests of Persons that do not become Loan Parties shall not exceed the greater of $27,500,000 and 25.0% of LTM EBITDA, in each case determined as of the date such Investments are made (plus the amount of any return on Investments in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts);

(j)    Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(k)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(l)    advances of payroll payments to employees in the ordinary course of business;

(m)    Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of the Parent;

(n)    Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged, amalgamated or consolidated into the Parent or merged, amalgamated or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(o)    Investments in a Person that is or will become a Restricted Subsidiary made by a Restricted Subsidiary that is not a Loan Party to the extent such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary by a Loan Party permitted under this Section 7.02;

(p)    Investments in deposit accounts, securities accounts and commodities accounts maintained by the applicable Borrower or any of its Restricted Subsidiaries;

(q)    additional Investments, so long as (x) no Event of Default exists or would result from the making of such Investment and (y) the Total Leverage Ratio determined on a Pro Forma Basis (including after giving Pro Forma Effect to such additional Investment) as of the last day of the then most recently ended Test Period would not exceed 2.00 to 1.00;

(r)    in an aggregate amount not to exceed the Available Amount, so long as no Event of Default exists or would result from the making of such Investment;

(s)    Investments constituting any part of any Permitted Reorganization;

(t)    Investments funded with the proceeds of Excluded Contributions that are Not Otherwise Applied;

(u)    (x) Investments in AdvisorEngine in an aggregate amount not to exceed $10,000,000 and (y) the acquisition (by merger or otherwise) by a Loan Party of all, but not less than all, of the outstanding Equity Interests in AdvisorEngine;

(v)    Investments constituting a part of the Transactions;

(w)    loans and advances to the Parent not in excess of the amount (after giving effect to any other loans, advances or Restricted Payments in respect thereof) of Restricted Payments then permitted to be made to the Parent in accordance with Section 7.06, with such Investment being treated as a Restricted Payment for purposes of the applicable clause of Section 7.06, including any limitations, as if a Restricted Payment had been made pursuant to such clause in an amount equal to such Investment;

(x)    other Investments not to exceed the greater of $27,500,000 and 25.0% of LTM EBITDA (plus the amount of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts);

(y)    Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts and loans or advances made to distributors and suppliers in the ordinary course of business;

(z)    Investments made in connection with the performance of any obligations under the Gold Royalty Agreement; and

(aa)    Investments made in respect of Unrestricted Subsidiaries and joint ventures, non-wholly owned Subsidiaries and other similar agreements or partnerships not to exceed in the aggregate $15,000,000; provided that if any Investment made pursuant this Section 7.02(aa) is in Equity Interests of a Person that subsequently becomes a Loan Party, then such Investment shall be permitted without limitation as to its amount and shall not reduce the permissible basket of this Section 7.02(aa).

To the extent an Investment is permitted to be made by a Loan Party directly in any Restricted Subsidiary or any other Person that is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 7.02, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary, and further advanced or contributed to a Restricted Subsidiary for purposes of making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 7.02 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 7.02 as if made by the applicable Loan Party directly to the Target Person).

Section 7.03.    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (it being understood that no obligation arising under or payment to be made pursuant to the Gold Royalty Agreement shall constitute Indebtedness for the purposes of this Agreement), except:

(a)    Indebtedness of any Loan Party under the Loan Documents (including any Indebtedness incurred pursuant to Sections 2.14 and 2.15);

(b)    Indebtedness (i) outstanding on the Closing Date and listed on Schedule 7.03(b) and (ii) of the Acquired Business permitted to survive the closing of the Acquisition under the Acquisition Agreement; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the U.S. Intercompany Note or a Customary Intercreditor Agreement;

(c)    Guarantees by the Parent or any Restricted Subsidiary in respect of Indebtedness of the Parent or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting Junior Financing shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein, (B) if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the U.S. Borrower) to the Lenders as those contained in the subordination of such Indebtedness and (C) any Guarantee by a Loan Party of Indebtedness of a Restricted Subsidiary that is not a Loan Party shall only be permitted to the extent constituting an Investment permitted by Section 7.02;

(d)    Indebtedness of the Parent or any Loan Party owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) but only, in the case of Indebtedness of a non-Loan Party owing to a Loan Party, to the extent constituting an Investment permitted by Section 7.02; provided that (x) no such Indebtedness owed to a Loan Party shall be evidenced by a promissory note or other instrument in writing unless such promissory note is pledged to the Administrative Agent in accordance with the terms of the U.S. Security Agreement or other applicable Collateral Document and (y) the aggregate amount of such Indebtedness of any non-Loan Party owed to a Loan Party at any time outstanding shall not exceed the Non-Guarantor Cap;

(e)    Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, lease or improvement of a fixed or capital asset incurred by the Parent or any Restricted Subsidiary prior to or within 270 days after the acquisition, construction, repair, replacement, lease or improvement of the applicable asset in an aggregate amount not to exceed the greater of $25,000,000 and 22.0% of LTM EBITDA, in each case determined as of the date of incurrence, at any time outstanding;

(f)    Indebtedness in respect of Swap Contracts designed to hedge against the Parent’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof, provided that any such Guarantees by Loan Parties of such Indebtedness of Restricted Subsidiaries that are not Loan Parties shall only be permitted to the extent constituting an Investment permitted by Section 7.02(c)(iii);

(g)    Indebtedness (i) of the Parent or any Restricted Subsidiary assumed in connection with any Permitted Acquisition or other Investment not prohibited hereunder (provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition or other Investment or any Permitted Refinancing thereof) in an aggregate amount not to exceed the greater of $25,000,000 and 22% of LTM EBITDA, in each case determined as of the date of incurrence, at any time outstanding or (ii) incurred by the Parent or any U.S. Loan Party to finance any Permitted Acquisition that complies with the Applicable Requirements, so long as after giving Pro Forma Effect to such Permitted Acquisition and the assumption or incurrence of such Indebtedness, as applicable, (A) the Total Leverage Ratio does not exceed 2.25 to 1.00 and (B) no Event of Default exists or would result therefrom ; provided that in the case of Indebtedness incurred to finance a Limited Condition Transaction, such condition shall be deemed satisfied so long as no Event of Default under Section 8.01(a) or 8.01(f) exists after giving effect to the incurrence of such Indebtedness;

(h)    Indebtedness representing deferred compensation to current or former officers, managers, consultants, directors, Investment Advisers and employees (including their respective estates, spouses or former spouses) of any Consolidated Party incurred in the ordinary course of business;

(i)    [Reserved];

(j)    Indebtedness incurred by the Parent or any of its Restricted Subsidiaries in a Permitted Acquisition, any other Investment permitted hereunder, merger or any Disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k)    Indebtedness consisting of obligations of the Parent or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder;

(l)    Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(m)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(n)    Indebtedness incurred by the Parent or any of its Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(o)    obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by, or issued or created by or for the account of, the Parent or any Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees, bankers’ acceptances, or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(p)    Indebtedness in an aggregate principal amount not exceeding the amount of obligations in respect of any Secured Hedge Agreement and any Cash Management Obligations and not incurred in violation of Section 7.03(f) or Section 7.03(l);

(q)    Credit Agreement Refinancing Indebtedness;

(r)    Indebtedness incurred by a Non-U.S. Subsidiary or other Restricted Subsidiary that is not a Loan Party that does not exceed the greater of $22,000,000 and 20.0% of LTM EBITDA, in each case determined as of the date of incurrence, at any time outstanding;

(s)    Indebtedness of the Parent or any U.S. Loan Party that complies with the Applicable Requirements, so long as no Default or Event of Default is continuing or would result from the incurrence of such Indebtedness; provided that in the case of Indebtedness incurred to finance a Limited Condition Transaction, such condition shall be deemed satisfied so long as no Event of Default under Section 8.01(a) or 8.01(f) exists after giving effect to the incurrence of such Indebtedness; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the sum of (A) an amount equal to $50,000,000 (net of Indebtedness incurred pursuant to Section 2.14(d)(iii)(A)) plus (B) an unlimited amount so long as on and as of the date of such incurrence of such Indebtedness the Total Leverage Ratio determined on a Pro Forma Basis (including after giving Pro Forma Effect to any Specified Transaction to be financed (in whole or in part) with the proceeds of such Indebtedness, but excluding any Indebtedness incurred under clause (A)) and assuming all previously established and simultaneously established revolving credit facilities under Section 2.14 are fully drawn ) as of the last day of the then most recently ended Test Period would not exceed 2.25 to 1.00 at the time of incurrence; provided, further, that for purposes of the calculations in this Section 7.03(s), (A) to the extent the proceeds of any Indebtedness incurred under this Section 7.03(s) are used to repay Indebtedness, Pro Forma Effect shall be given to such repayment of Indebtedness and (B) Indebtedness incurred under clause (A) above shall be available at all times and not subject to any ratio test, whether incurred simultaneously with amounts under clause (B) or otherwise;

(t)    any Permitted Refinancings of Indebtedness incurred pursuant to Section 7.03(b), (e), (g), (j), (p), (s), (t), and (v);

(u)    all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Sections 7.03(a) through 7.03(t);

(v)    Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, executors, administrators, heirs, legatees, distributees, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent permitted by Section 7.06;

(w)    obligations in respect of the Closing Date Preferred Shares; and

(x)    additional Indebtedness incurred by the Parent or any of its Restricted Subsidiaries in an amount not to exceed the greater of $25,000,000 and 22.0% of LTM EBITDA, in each case determined as of the date of incurrence, at any time outstanding.

Section 7.04.    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)    any Restricted Subsidiary of the Parent may merge, amalgamate or consolidate with (A) the Parent (including a merger the purpose of which is to reorganize the Parent into a new jurisdiction in any State of the United States) or the English Borrower; provided that, in each case, the Parent or the English Borrower shall be the continuing or surviving Person or (B) one or more other Restricted Subsidiaries of the Parent; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)    (i) any Restricted Subsidiary of the Parent that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary of the Parent that is not a Loan Party, (ii) any Restricted Subsidiary of the Parent (other than the English Borrower) may liquidate or dissolve and (iii) any Restricted Subsidiary of the Parent (other than the English Borrower) may change its legal form if, with respect to clauses (ii) and (iii), the Parent determines in good faith that such action is in the best interest of the Consolidated Parties and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)    any Restricted Subsidiary of the Parent (other than the English Borrower) may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent or to another such Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Subsidiary Guarantor or the Parent or (ii) to the extent constituting an Investment or incurrence of Indebtedness, such Investment must be a permitted Investment in, and such Indebtedness must be permitted Indebtedness of, a Restricted Subsidiary that is not a Loan Party in accordance with Sections 7.02 (other than 7.02(e) or 7.02(h)) and 7.03, respectively;

(d)    so long as no Default has occurred and is continuing or would result therefrom, the Parent may merge, amalgamate or consolidate with any other Person; provided that the Parent shall be the continuing or surviving corporation;

(e)    so long as (in the case of a merger involving a Loan Party) no Default has occurred and is continuing or would result therefrom (limited, in connection with a merger involving a Limited Condition Transaction, to Events of Default pursuant to Sections 8.01(a) and (f)), any Restricted Subsidiary of the Parent (other than the English Borrower) may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be (x) a Restricted Subsidiary of the Parent and (y)(i) in the case of any Restricted Subsidiary that is a U.S. Subsidiary, a U.S. Subsidiary and (ii) in the case of any Restricted Subsidiary that is a Non-U.S. Subsidiary, a Non-U.S. Subsidiary formed or organized in the same jurisdiction, in each case which together with each of their Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 and Section 6.13 to the extent required pursuant to the Collateral and Guarantee Requirement;

(f)    so long as no Event of Default pursuant to Sections 8.01(a) or 8.01(f) has occurred and is continuing or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(c)) or a Restricted Payment permitted pursuant to Section 7.06 (other than Section 7.06(d));

(g)    the Acquisition and the Transactions may be consummated; and

(h)    any Permitted Reorganization.

Section 7.05.    Dispositions. Make any Disposition, except:

(a)    Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Parent or any of its Restricted Subsidiaries;

(b)    Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets (other than the lapse or abandonment of IP Rights, which is governed by clause (o) of this Section 7.05) and termination of leases and licenses in the ordinary course of business;

(c)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar or replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of similar or replacement property;

(d)    Dispositions of property to the Parent or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) such transaction must be permitted under Section 7.02 (other than 7.02(e) or (h));

(e)    to the extent constituting Dispositions, transactions permitted by (i) Section 7.01 (other than 7.01(i)), (ii) Section 7.02 (other than 7.02(e) or (h)), (iii) Section 7.04 (other than 7.04(f)) and (iv) Section 7.06 (other than 7.06(d));

(f)    Dispositions of cash and Cash Equivalents;

(g)    (i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license or the licensing of other intellectual property rights) and terminations thereof, in each case in the ordinary course of business and that, in the reasonable business judgment of the Parent, do not materially interfere with the business of the Consolidated Parties (taken as a whole), (ii) Dispositions of IP Rights, and inbound and outbound licenses to IP Rights, in each case in the ordinary course of business and that, in the reasonable business judgment of the Parent, do not interfere in any material respect with the business of the Consolidated Parties (taken as a whole) and (iii) a termination, buyout or settlement of obligations under the Gold Royalty Agreement;

(h)    transfers of property subject to Casualty Events;

(i)    other Dispositions of property; provided that (i) at the time of such Disposition, no Event of Default pursuant to Sections 8.01(a) or 8.01(f) shall have occurred and be continuing or would result from such Disposition and (ii) with respect to any Disposition pursuant to this Section 7.05(i) for a purchase price in excess of $7,500,000 individually (or $15,000,000 in the aggregate when taken together with any other Dispositions that were excluded during the term of this Agreement), the Parent or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than Permitted Liens); provided, however, that for the purposes of this clause (i), the following shall be deemed to be cash: (A) any securities received by the Parent or the applicable Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (B) aggregate non-cash consideration received by the Parent or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $5,000,000 and 4.5% of LTM EBITDA at the time received; and (iii) such Disposition is for fair market value as reasonably determined by the Parent in good faith;

(j)    Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof;

(k)    any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Consolidated Parties as a whole, as determined in good faith by the management of the Parent;

(l)    any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(m)    Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)    the unwinding or settling of any Swap Contract in the ordinary course of business;

(o)    the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

(p)    Dispositions of non-core assets acquired in connection with any Permitted Acquisition or other Investment permitted hereunder; provided that the Net Proceeds received in connection with any such Disposition shall be applied and/or reinvested (to the extent required) by Section 2.05(b)(ii);

(q)    the Disposition of the issued share capital of GBS pursuant to the Gold Royalty Agreement;

(r)    Dispositions of property so long as the aggregate fair market value of such property Disposed of under this clause (r) does not exceed the greater of $11,000,000 and 10% of LTM EBITDA; and

(s)    the Disposition of the inverse and leveraged exchange-traded fund business of Parent and its Subsidiaries; provided that the Net Proceeds received in connection with any such Disposition shall be applied and/or reinvested (to the extent required) by Section 2.05(b)(ii).

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(a), (d), (e), (g), (h), (m), (n) or (q) and except for Dispositions from a Loan Party to any other Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition as determined by the Borrower in good faith. To the extent any Collateral is Disposed of as permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06.    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a)    each Restricted Subsidiary may make Restricted Payments to the Parent and other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Restricted Subsidiary, to the Parent and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)    the Parent and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the form of Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)    the Parent may redeem and/or repurchase the Closing Date Preferred Shares, provided that with respect to any voluntary or mandatory redemption thereof, the Total Leverage Ratio determined on a Pro Forma Basis (including after giving Pro Forma Effect to such Restricted Payment) as of the last day of the then most recently ended Test Period prior to the date of irrevocable notice of such redemption would not exceed 1.75 to 1.00; provided that the Total Leverage Ratio may, at the U.S. Borrower’s election, be tested at the time such Restricted Payment is declared (and such Restricted Payment will thereupon constitute a Limited Condition Transaction and such ratio will not be tested upon the making thereof);

(d)    to the extent constituting Restricted Payments, the Parent and each of its Restricted Subsidiaries may enter into and consummate transactions permitted by any provision of Section 7.02 (other than 7.02(e)), 7.04, 7.05 (other than 7.05(e)(iv) and 7.05(g)) or 7.08;

(e)    so long as no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom, the Parent and each of its Restricted Subsidiaries may (i) pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Parent or any Restricted Subsidiary held by any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of any Consolidated Party or (ii) make Restricted Payments in the form of distributions to allow the Parent and each of its Restricted Subsidiaries to pay principal or interest on promissory notes that were issued to any future, present or former employee, officer, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of such Consolidated Party in lieu of cash payments for the repurchase, retirement or other acquisition or retirement for value of such Equity Interests held by such Persons, in each case, upon the death, disability, retirement or termination of employment of any such Person or pursuant to any employee, manager or director equity plan, employee, manager or director stock option plan or any other employee, manager or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, officer or consultant of any Consolidated Party; provided that the aggregate amount of Restricted Payments made pursuant to this Section 7.06(e) shall not exceed $20,000,000 in the aggregate during the term of this Agreement;

(f)    the Parent and each of its Restricted Subsidiaries may make additional Restricted Payments, so long on the date of declaration or delivery of notice of such Restricted Payment (i) no Event of Default shall have occurred and be continuing or would otherwise result therefrom, and (ii) the Total Leverage Ratio determined on a Pro Forma Basis (including after giving Pro Forma Effect to such Restricted Payment) as of the last day of the then most recently ended Test Period would not exceed 1.75 to 1.00;

(g)    the Parent and each Restricted Subsidiary may (i) pay cash in lieu of issuing fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition or permitted Investment and (ii) repurchase Equity Interests in connection with the exercise of stock options, warrants and other similar rights to the extent such Equity Interests constitute a portion of the exercise price of such stock options, warrants or other similar rights (including, for the avoidance of doubt, repurchases effected to settle any applicable Tax obligations of the holder of such Equity Interests related to such exercise);

(h)    each Restricted Subsidiary may make distributions to the U.S. Borrower and the English Borrower in order for the U.S. Borrower or the English Borrower, as the case may be, to make payments for Taxes in respect of a combined, consolidated or similar Tax return;

(i)    Restricted Payments by the Parent in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions to it or issuances of its new Equity Interests, provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby;

(j)    the Parent and each Restricted Subsidiary may make any Restricted Payment made in connection with the Transactions (and the fees and expenses related thereto) and Restricted Payments in respect of working capital adjustments, post-closing tax adjustments or purchase price adjustments pursuant to the Acquisition Agreement, and to satisfy indemnity and other similar obligations under the Acquisition Agreement;

(k)    additional Restricted Payments funded with the proceeds of Excluded Contributions that are Not Otherwise Applied;

(l)    the Parent may pay any dividends payable in respect of the Closing Date Preferred Shares pursuant to the terms thereof as in effect on the date of this Agreement (or as modified in a manner that is not adverse in any material respect to the Lenders);

(m)    the Parent may pay regular quarterly dividends in respect of the Common Stock in an aggregate amount per quarter not to exceed $0.03 per share (to be appropriately adjusted for any stock splits, reverse stock splits or recapitalizations of the Parent after the Closing Date); and

(n)    to the extent constituting Restricted Payments, the Parent and each Restricted Subsidiary may make Restricted Payments in connection with the performance of any obligations under the Gold Royalty Agreement.

Section 7.07.    Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Parent and the Restricted Subsidiaries on the Closing Date or any business reasonably related, complementary, corollary, synergistic or ancillary thereto (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

Section 7.08.    Transactions with Affiliates. Enter into any transaction of any kind with a value in excess of $5,000,000 with any Affiliate of the Parent, whether or not in the ordinary course of business, other than:

(a)    transactions among the Parent and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)    transactions on terms substantially as favorable to the Parent or its Restricted Subsidiary as would be obtainable by the Parent or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined by the U.S. Borrower in good faith);

(c)    the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions (including the transactions contemplated by the Acquisition Agreement, the Gold Royalty Agreement, the Closing Date Preferred Shares and any other “Transaction Document” as defined in the Acquisition Agreement);

(d)    the issuance of Equity Interests of the Parent to any officer, director, employee or consultant of the Parent or any of its Subsidiaries in connection with the Transactions (including the Closing Date Preferred Shares);

(e)    Investments permitted under Sections 7.02(b), (f), (l), (m), (n), (o), (s), (t), (u) and (w) and Restricted Payments permitted under Section 7.06;

(f)    employment and severance arrangements between the Parent and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(g)    the non-exclusive licensing of trademarks, copyrights or other IP Rights in the ordinary course of business to permit the commercial exploitation of IP Rights between or among Subsidiaries of the Parent;

(h)    the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Consolidated Parties;

(i)    transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(j)    (i) any purchase by the Parent of the Equity Interests of (or contribution to the equity capital of) any of its Restricted Subsidiaries and (ii) any intercompany loans made by the Parent to any Restricted Subsidiary; and

(k)    any transaction in respect of which the Parent delivers to the Administrative Agent a letter addressed to the board of directors (or equivalent governing body) of the Parent from an accounting, appraisal or investment banking firm of nationally recognized standing stating that such transaction is on terms that are no less favorable to the Parent or the applicable Restricted Subsidiary than might be obtained at the time in a comparable arm’s length transaction from a Person who is not an Affiliate.

Section 7.09.    Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of any Restricted Subsidiary of the Parent that is not a Subsidiary Guarantor to make Restricted Payments to the Parent or any Subsidiary Guarantor; provided that the foregoing shall not apply to Contractual Obligations that:

(a)    (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 or (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing (taken as a whole) of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such limitations in any material respect (as reasonably determined by the U.S. Borrower in good faith);

(b)    are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Parent, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Parent and do not extend to any Restricted Subsidiaries other than such Restricted Subsidiary and its subsidiaries; provided, further, that this clause (b) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14;

(c)    are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture and its equity entered into in the ordinary course of business;

(d)    are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations without restriction subject to a Customary Intercreditor Agreement, if applicable;

(e)    are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(f)    are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of the Parent or any Restricted Subsidiary;

(g)    are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business;

(h)    arise in connection with cash or other deposits permitted under Section 7.01 and 7.02 and limited to such cash or deposit;

(i)    comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Parent or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not adversely affect any Consolidated Party’s obligation or ability to make any payments required hereunder;

(j)    are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(k)    are restrictions regarding licensing or sublicensing by Parent and its Restricted Subsidiaries of intellectual property in the ordinary course of business;

(l)    are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder;

(m)    represent Indebtedness of a Restricted Subsidiary of the Parent which is not a Loan Party which is permitted by Section 7.03 and which does not apply to any Loan Party so long as the U.S. Borrower shall have determined in good faith that such restrictions will not adversely affect any Consolidated Party’s obligation or ability to make any payments required hereunder;

(n)    are customary restrictions (as reasonably determined by the U.S. Borrower in good faith) that arise in connection with (x) any Lien permitted by Section 7.01 and related solely to the property subject to such Lien or (y) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and related solely to the assets or Person subject to such Disposition; or

(o)    arise under the Gold Royalty Agreement.

Section 7.10.    Total Leverage Ratio. (a) Commencing with the fiscal quarter ending September 30, 2018, not permit the Total Leverage Ratio, as of the last day of any fiscal quarter of the Parent set forth below, to exceed the ratio set forth opposite such fiscal quarter below:

Fiscal Quarter Ending	Total Leverage Ratio

September 30, 2018 – March 31, 2019	2.75:1.00

June 30, 2019 – December 31, 2019	2.50:1.00

March 31, 2020 – June 30, 2020	2.25:1.00

September 30, 2020 and thereafter	2.00:1.00

(b) On the first Business Day occurring after the date on which the issued share capital of GBS is transferred by the English Borrower, directly or indirectly, to ETF Securities Limited pursuant to the terms of clause 5.3 of the Gold Royalty Agreement, the Total Leverage Ratio determined on a Pro Forma Basis ((including after giving Pro Forma Effect to such transfer) as of the last day of the then most recently ended Test Period shall not exceed the ratio level set forth in the table in Section 7.10(a) above applicable to the last fiscal quarter of such Test Period.

Section 7.11.    Fiscal Year. Make any change in its fiscal year; provided, however, that the Parent may, upon written notice to the Administrative Agent, change its fiscal year on no more than one occasion to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Parent and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.12.    Prepayments, Etc. of Subordinated Indebtedness; Certain Amendments.

(a)    Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (a “Restricted Debt Payment”) (it being understood that payments of scheduled principal, interest and mandatory prepayments and “AHYDO” payments and, in connection with the amendment or waiver of any Junior Financing, the payment of fees (other than in connection with any amendment that reduces or forgives the outstanding principal amount or effective yield) shall be permitted), any Indebtedness for borrowed money of a Loan Party that is (x) subordinated in right of payment to the Obligations expressly by its terms or (y) secured on a junior lien basis to the Liens securing the Obligations (other than, in each case, Indebtedness among the Parent and its Restricted Subsidiaries) (collectively, “Junior Financing”), except (i) the refinancing thereof with any Indebtedness to the extent such Indebtedness constitutes a Permitted Refinancing, (ii) the conversion or exchange of any Junior Financing to Qualified Equity Interests of the Parent, (iii) the prepayment, redemption and repurchase of Indebtedness of the Parent or any Restricted Subsidiary owed to the Parent or another Restricted Subsidiary or the prepayment, redemption and repurchase of any other Junior Financing with the proceeds of any other Junior Financing otherwise permitted by Section 7.03, (iv) additional Restricted Debt Payments funded with the proceeds of Excluded Contributions that are Not Otherwise Applied and (v) additional Restricted Debt Payments, so long as (A) no Event of Default shall have occurred and be continuing or would otherwise result therefrom, and (B) the Total Leverage Ratio determined on a Pro Forma Basis (including after giving Pro Forma Effect to such Restricted Debt Payment) as of the last day of the then most recently ended Test Period would not exceed 1.75 to 1.00; provided that the Total Leverage Ratio may, at the U.S. Borrower’s election, be tested at the time of delivery of the notice of such Restricted Debt Payment (and such restricted debt payment will thereupon constitute a Limited Condition Transaction and such ratio will not be tested upon the making thereof).

(b)    Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation (except to the extent permitted pursuant to any subordination agreement or Customary Intercreditor Agreement applicable thereto) in respect of any Junior Financing having an aggregate outstanding principal amount in excess of the Threshold Amount without the consent of the Administrative Agent, acting at the direction of the Required Lenders.

(c)    Amend, modify or change its Organization Documents in any manner that is materially adverse to the interests of the Lenders (except as may be required to comply with any applicable Requirement of Law).

Notwithstanding anything to the contrary in any Loan Document, the applicable Borrower may make scheduled payments of interest and fees on any Junior Financing, and may make any payments required by the terms of such Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01.    Events of Default. Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or any fees or other amounts payable hereunder or with respect to any other Loan Document; or

(b)    Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement applicable to it contained in (i) any of Section 6.03(a) (only with respect to notice of Events of Default), 6.05(a) (only with respect to the Borrowers), Section 6.15 or Article VII or (ii) Section 6.01 (a) and (b) and such failure continues for ten (10) Business Days; or

(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (d)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by the Parent of written notice thereof from the Administrative Agent; or

(d)    Representations and Warranties. Any representation, warranty, or certification made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, shall be incorrect in any respect) when made or deemed made; or

(e)    Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period) such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder, (ii) any Indebtedness if the sole remedy or option of the holder or holders or beneficiary or beneficiaries thereof in the event of the non-payment of such Indebtedness or the nonpayment or non-performance of obligations related thereto is to elect to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares and (iii) in the case of Indebtedness which the holder or holders or beneficiary or beneficiaries thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected, and, in the case of each of the foregoing clause (A) and (B), such failure remains unremedied or unwaived by the holder or holders or beneficiary or beneficiaries of such Indebtedness on the date the Maturity Date of the Loans is accelerated in accordance with Section 8.02; or

(f)    Insolvency Proceedings, Etc. Other than with respect to any dissolutions otherwise permitted hereunder, any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes a general assignment for the benefit of creditors or becomes unable, admits in writing its inability or fails generally to pay its debts as they become due; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g)    Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or final order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by either (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage or (ii) an indemnitor who has been notified of such judgment or order and has not denied coverage); and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(h)    Invalidity of Loan Documents. Any material provision of the Loan Documents, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent obligations not yet due and owing and Cash Collateralized or backstopped Letters of Credit), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than in accordance with its terms) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document (other than in accordance with its terms); or

(i)    Change of Control. There occurs any Change of Control; or

(j)    Collateral Documents. Any Collateral Document after delivery thereof pursuant to Sections 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (A) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements or take other required actions and (B) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified of such losses and has not denied coverage; or

(k)    Guaranties. Any Guaranty of any Guarantor shall cease, for any reason, to be in full force and effect in any material respect, other than as provided for in Section 9.14, as applicable, or as any Loan Party or any Affiliate of any such Loan Party shall so assert; or

(l)    ERISA. (i) An ERISA Event or Foreign Plan Event occurs which has resulted or would reasonably be expected to result in liability of a Loan Party, a Restricted Subsidiary or an ERISA Affiliate in an aggregate amount which would reasonably be expected to have a Material Adverse Effect, or (ii) a Loan Party, any Restricted Subsidiary or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to have a Material Adverse Effect.

Section 8.02.    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent, solely at the request of the Required Lenders, shall take any or all of the following actions:

(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers (to the extent permitted by applicable law);

(c)    require that the applicable Borrower Cash Collateralize its L/C Obligations (in an amount equal to 103% of the then Effective Amount thereof); and

(d)    exercise (or direct the Collateral Agent to exercise) on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of any event described in Section 8.01(f) (but without giving effect to any grace periods contemplated therein (other than the grace period for any non-consensual insolvency)) with respect to any Borrower that is a U.S. Loan Party or that is otherwise subject to proceedings under the U.S. Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the applicable Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03.    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02):

(a)    any amounts received on account of the Obligations of the U.S. Borrower or any U.S. Borrower Required Guarantor (including the proceeds of any Collateral securing such Obligations) shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of such Obligations of the U.S. Borrower or any U.S. Borrower Required Guarantor constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or Collateral Agent or in their capacities as such hereunder;

Second, to the payment in full of such Obligations of the U.S. Borrower or any U.S. Borrower Required Guarantor in respect of Unfunded Participations (the amounts so applied to be distributed among the L/C Issuers pro rata in accordance with the amounts of Unfunded Participations owed to them on the date of any such distribution);

Third, to payment of that portion of such Obligations of the U.S. Borrower or any U.S. Borrower Required Guarantor constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders hereunder (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of such Obligations of the U.S. Borrower or any U.S. Borrower Required Guarantor constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of such Obligations of the U.S. Borrower or any U.S. Borrower Required Guarantor constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Obligations of the U.S. Borrower and the U.S. Borrower Required Guarantors that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations of U.S. Borrower and the U.S. Borrower Required Guarantors then earned, due and payable have been paid in full, to the U.S. Borrower or as otherwise required by Law; and

(b)    any amounts received on account of the Obligations of the English Borrower or any English Borrower Required Guarantor (including the proceeds of any Collateral securing such Obligations) shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of such Obligations of the English Borrower or any English Borrower Required Guarantor constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or Collateral Agent in their capacities as such hereunder;

Second, to the payment in full of such Obligations of the English Borrower or any English Borrower Required Guarantor in respect of Unfunded Participations (the amounts so applied to be distributed among the L/C Issuers pro rata in accordance with the amounts of Unfunded Participations owed to them on the date of any such distribution);

Third, to payment of that portion of such Obligations of the English Borrower or any English Borrower Required Guarantor constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders hereunder (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of such Obligations of the English Borrower or any English Borrower Required Guarantor constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of such Obligations of the English Borrower or any English Borrower Required Guarantor constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to the payment of all other Obligations of the English Borrower and the English Borrower Required Guarantors that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations of the English Borrower and the English Borrower Required Guarantors then earned, due and payable have been paid in full, to the U.S. Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of

Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrowers as applicable or as otherwise required by any Customary Intercreditor Agreement. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

ARTICLE IX

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01.    Appointment and Authority.

(a)    Each of the Lenders and the L/C Issuers hereby irrevocably appoints the Collateral Agent and the Administrative Agent to act on its behalf as its Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent and the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental or related thereto. The provisions of this Article IX (other than Sections 9.01, 9.06 and 9.09 through and including 9.12) are solely for the benefit of the Collateral Agent, the Administrative Agent, the Lenders and the L/C Issuers, and no Loan Party has rights as a third party beneficiary of any of such provisions. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents (and for purposes of this Agreement, the term “Collateral Agent” shall include Credit Suisse AG Cayman Islands Branch in its capacity as the UK Security Trustee under the laws of England and Wales and as agent or trustee in relation to any Collateral Documents under the laws of any other jurisdiction other than those of any State of the United States), and each of the Lenders (including in its capacities as a potential Bank) and the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and as UK Security Trustee and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the second paragraph of Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or UK Security Trustee under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases and Customary Intercreditor Agreements) with respect to the Collateral and the Guaranties (including any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Section 9.02.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03.    Exculpatory Provisions. The Agents shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. The Collateral Agent and the UK Security Trustee shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s or the UK Security Trustee’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law or (ii) be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Parent or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; and

(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04.    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance, extension or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other Collateral-related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Parent and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

Section 9.06.    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers at all times other than upon the occurrence and during the continuation of an Event of Default under Section 8.01(a) or 8.01(f) (which consent of the Borrowers shall not be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above (including consent of the Borrowers); provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuers directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 9.07.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08.    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Administrative Agent, Collateral Agent or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or L/C Issuer hereunder.

Section 9.09.    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer or in any such proceeding.

Section 9.10.    Collateral and Guaranty Matters. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent, the Collateral Agent and the UK Security Trustee are each hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to the occurrence and continuance of an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to create, perfect and maintain perfected security interests in and liens upon the Collateral granted pursuant to the Collateral Documents. Each of the Lenders irrevocably authorizes each of the Administrative Agent, the Collateral Agent and the UK Security Trustee, at its option, and in its sole discretion:

(a)    to enter into and sign for and on behalf of the Lenders as Secured Parties the Collateral Documents for the benefit of the Lenders and the other Secured Parties;

(b)    to release any Lien on any property granted to or held by such Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent obligations and Letters of Credit which have been Cash Collateralized or otherwise backstopped) and the expiration or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which other arrangements reasonably satisfactory to the Administrative Agent, the Collateral Agent, the UK Security Trustee and the L/C Issuers shall have been made), (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 9.10(d);

(c)    to subordinate any Lien on any property granted to or held by such Agent under any Loan Document to another Lien (i) permitted to exist on such property and (ii) to be senior to the Liens of the Secured Parties under this Agreement; and

(d)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Credit Agreement Refinancing Indebtedness, any Junior Financing or any other Indebtedness having an aggregate principal amount in excess of the Threshold Amount.

Upon request by the Administrative Agent or the Collateral Agent or the UK Security Trustee at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, such Agent will (and each Lender irrevocably authorizes each such Agent to), at the applicable Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent, the Collateral Agent, the UK Security Trustee and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent or the UK Security Trustee, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and all powers, rights and remedies under the Collateral Documents (other than any Guarantee in favor of the Administrative Agent, which may be exercised solely by the Administrative Agent) may be exercised solely by the Collateral Agent or the UK Security Trustee, as applicable, for the benefit of the Secured Parties in accordance with the terms thereof, (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent or the UK Security Trustee, as applicable, on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code), the Collateral Agent, the UK Security Trustee or any Lender (except, in each case, with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code) may, in its own capacity and not as an agent for the other Lenders or Secured Parties, be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and (iii) the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition.

Section 9.11.    Secured Treasury Services Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Services Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Bank.

The Banks hereby authorize the Administrative Agent to enter into any Customary Intercreditor Agreement, any other intercreditor agreement permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and any such Customary Intercreditor Agreement or other intercreditor agreement is binding upon the Banks.

Section 9.12.    Lender Representation Regarding ERISA.

(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that at least one of the following is and will be true: (i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement; (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement; or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that: (i) none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto); (ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29

CFR § 2510.3-21(c)(1)(i)(A)-(E); (iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations); (iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and (v) no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement.

(c)    The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that it has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.13.    Administrative Agent or Collateral Agent as UK Security Trustee.

(a)    In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Administrative Agent or the Collateral Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of, the Administrative Agent or the Collateral Agent (or any other Person acting in such capacity) in its capacity as the UK Security Trustee to the extent that the rights, deliveries, indemnities or other obligations relate to the UK Security Documents or the security thereby created. Any obligations of the Administrative Agent or the Collateral Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of the Administrative Agent or the Collateral Agent in its capacity as the UK Security Trustee to the extent that the obligations relate to the UK Security Documents or the security thereby created. Additionally, in its capacity as the UK Security Trustee, the Administrative Agent or the Collateral Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of the Administrative Agent or the Collateral Agent contained in the provisions of the whole of this Article IX; (ii) all the powers of an absolute owner of the security constituted by the UK Security Documents and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the UK Security Documents and/or any of the Loan Documents.

(b)    Each Lender and the Administrative Agent hereby appoint the Collateral Agent as the UK Security Trustee and in that capacity to act as its trustee under and in relation to the UK Security Documents, when delivered, and to hold the assets subject to the security thereby created as trustee for itself and other Secured Parties on the trusts and other terms contained in the UK Security Documents and the Administrative Agent and each Secured Party hereby irrevocably authorize the UK Security Trustee to exercise such rights, remedies, powers and discretions as are specifically delegated to the UK Security Trustee by the terms of the UK Security Documents together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

(c)    Any reference in this Agreement to Liens stated to be in favor of the Administrative Agent or the Collateral Agent shall be construed so as to include a reference to Liens granted in favor of the UK Security Trustee.

(d)    The Lenders agree that at any time that the UK Security Trustee shall be a Person other than the Administrative Agent or the Collateral Agent, such other Person shall have the rights, remedies, benefits and powers granted to the Administrative Agent or the Collateral Agent in its capacity as the UK Security Trustee in this Agreement.

(e)    Any reference in this Section 9.13 to the rights, remedies, powers and benefits of, as indemnities or other obligations in favor of, the Collateral Agent in its capacity as the UK Security Trustee shall be deemed to be extended, mutatis mutandis, to any other agent or trustee appointed in respect of any Security Documents (or the security created thereby) governed by the laws of any other jurisdiction other than those of any State of the United States.

(f)    Nothing in this Section 9.13 shall require the UK Security Trustee or any other agent or trustee to act as a trustee at common law or to be holding any property on trust, in any jurisdiction outside the United States or the United Kingdom which may not operate under principles of trust or where such trust would not be recognized or its effects would not be enforceable.

Section 9.14.    Release of Guarantors and Collateral. If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests of any Guarantor are sold or otherwise transferred to a Person or Persons none of which is a Loan Party in a transaction permitted hereunder or (ii) any Guarantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary described in clauses (g), (h), (i), (j) or (k) in the definition thereof as a result of a transaction or designation permitted hereunder, then, in each case, such Guarantor shall be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and the pledge of such Equity Interests to the Administrative Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Parent shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 9.14 in accordance with the relevant provisions of the Collateral Documents.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder which are accrued and payable have been paid or satisfied (other than contingent obligations as to which no claim has been asserted, Cash Management Obligations and obligations pursuant to Secured Hedge Agreements), and no Letter of Credit remains outstanding (except any Letter of Credit the Effective Amount of which the L/C Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer has been put in place), (i) this Agreement and the Guaranties shall terminate with respect to all Obligations, except with respect to such Obligations that expressly survive such repayment pursuant to the terms of this Agreement, and (ii) all Liens on all property granted to or held by the Collateral Agent under any Loan Document shall automatically be released hereunder.

In addition: (i) if at any time any property subject to a Lien granted to or held by the Collateral Agent under any Loan Document is Disposed of as part of or in connection with any Disposition permitted hereunder, such Lien shall automatically be released upon consummation of such Disposition, (ii) subject to Section 10.01, if the release of a Lien on any property granted to or held by the Collateral Agent under any Loan Document is approved, authorized or ratified in writing by the Required Lenders, such Lien shall automatically be released upon the date so approved, authorized or ratified, and

(iii) if any property subject a Lien granted to or held by the Collateral Agent under any Loan Document is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to the first paragraph of this Section 9.14, all Liens on the property of such Guarantor granted to or held by the Collateral Agent under any Loan Document shall automatically be released.

ARTICLE X

MISCELLANEOUS

Section 10.01.    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent, the Collateral Agent or the UK Security Trustee, as applicable and to the extent such agent or trustee is a party thereto, with the consent of the Required Lenders) and the Borrowers or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that any amendment or waiver contemplated in clause (a) through (i) below shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders; provided further that no such amendment, waiver or consent shall:

(a)    increase the Commitment of any Lender without the written consent of such Lender holding such Commitment (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitments or Loans shall not constitute such an extension or increase);

(b)    extend any date scheduled for any payment of principal (including final maturity), interest or fees under Section 2.07, 2.08 or 2.09, respectively, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans or any obligation of the Borrowers to pay interest at the Default Rate, any Default or Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such an extension of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of “Total Leverage Ratio” or the component definitions thereof shall not constitute an extension of such scheduled payment);

(c)    reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the proviso to this Section 10.01 that appears immediately following clause (i) below) any prepayment penalty or premium, fees or reimbursement obligations payable hereunder or under any other Loan Document (or extend the timing of payments of such prepayment penalty or premium, fees or other amounts) without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) the waiver of (or amendment to the terms of) any obligation of the Borrowers to pay interest or other amounts at the Default Rate, any mandatory prepayment of the Loans or mandatory reduction of any Commitments or waiver of any Default or Event of Default shall not constitute such a reduction or forgiveness and (ii) any change to the definition of “Total Leverage Ratio” or the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(d)    change any provision of Section 2.12(a), 2.13 or 8.03, or the definition of “Multicurrency Revolving Credit Pro Rata Share” or “Pro Rata Share” in any manner that would alter the pro rata sharing of payments or other amounts required thereby, without the written consent of each Lender directly and adversely affected thereby; provided that modifications to Section 2.12(a), 2.13 or

8.03 or the definition of “Multicurrency Revolving Credit Pro Rata Share” or “Pro Rata Share”, as applicable, in connection with (x) any Incremental Amendment or (y) any Extension Amendment, in each case, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders;

(e)    change any provision of (i) this Section 10.01 or (ii) the definition “Required Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents to reduce the percentage set forth therein, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders (if such consent is otherwise required) or the Administrative Agent (if the consent of the Required Lenders is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Commitments or Revolving Credit Commitments, as applicable);

(f)    permit assignment of rights and obligations of any Borrower, without the written consent of each Lender directly and adversely affected thereby;

(g)    other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender;

(h)    other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the value of the Guaranties provided by the Guarantors, without the written consent of each Lender;

(i)    change any provisions of any Loan Document (i) in a manner that directly and adversely affects the rights or duties of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class), without the written consent of the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto if such Class of Lenders was the only Class or (ii) in a manner that results in any adverse change to any payment waterfall provisions set forth in any Loan Document or any adverse change to the Guaranties or the Collateral, in a way that affects the rights and duties of the Revolving Credit Lenders more adversely than the Term Lenders, without the written consent of the Required Revolving Lenders;

(j)    change the currency in which any Loan or L/C Borrowing is denominated without the written consent of each Lender holding such Loans or each L/C Issuer holding such L/C Borrowings; or

(k)    amend Section 2.04 or the definition of “Alternative Currency” or “Agreed Alternative Currency” in a manner that would add currencies to such definitions without the written consent of each Lender that is obligated to make Loans or other Credit Extensions to any Borrower in Alternative Currencies; provided that the designation of a currency as an Agreed Alternative Currency pursuant to the terms of such definition shall not constitute an amendment for purposes of this clause (k);

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, adversely affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) [reserved]; (iii) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to the Lenders required above, directly and adversely affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) [reserved]; and (vi)(x) no Lender consent is required to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment (except as expressly provided in Sections 2.14, 2.15 or 2.16, as applicable) or to effect any amendment expressly contemplated by Section 7.11 and (y) in connection with an amendment in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower All-In Yield and other customary amendments related thereto (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced Class of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, (y) the date scheduled for any payment of principal (including final maturity) of the loans of any Defaulting Lender may not be postponed without the consent of such Lender, and (z) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, no Lender consent is required for the Administrative Agent to enter into or to effect any amendment, modification or supplement to any Customary Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Commitment, any Indebtedness permitted to be incurred under Section 7.03(s) or any Permitted Junior Priority Refinancing Debt, for the purpose of adding the holders of such Indebtedness (or their Senior Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such Customary Intercreditor Agreement or other intercreditor agreement or arrangement (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Revolving Credit Loans and L/C Obligations and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term

Loans (plus accrued interest, fees, expenses and premium), (b) the Weighted Average Life to Maturity of Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans, at the time of such refinancing, (c) such Replacement Term Loans must satisfy the requirements of Credit Agreement Refinancing Indebtedness, (d) all other terms applicable to such Replacement Term Loans shall be as agreed between the applicable Borrower and the Lenders providing such Replacement Term Loans and (e) the Replacement Term Loans shall be subject to the DAM Exchange (and the holders of such Indebtedness shall have become a party to the Re-Allocation Agreement, by execution and delivery of a joinder thereto or other arrangement reasonably acceptable to the Administrative Agent).

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by the Loan Parties or the Restricted Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding the foregoing, only the consent of the Borrowers and the Required Revolving Lenders shall be necessary to (i) amend, modify or waive any condition precedent set forth in Section 4.02 with respect to the making of Revolving Credit Loans or the issuance of Letters of Credit or any increase in the Letter of Credit Sublimit or (ii) (except for any amendment, waiver or modification that would require the consent of each Revolving Credit Lender adversely affected thereby pursuant to the proviso to Section 10.01), amend, modify or waive any provision of this Agreement that solely affects the Revolving Credit Lenders in respect of any Revolving Credit Facility, including the final scheduled maturity, interest, fees, prepayment penalties and voting.

Notwithstanding anything to the contrary contained in Section 10.01, if at any time after the Closing Date, the Administrative Agent and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document so long as the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary contained in Section 10.01, this Agreement may be amended with the written consent of each Multicurrency Revolving Credit Lender, the Administrative Agent and the Borrowers to make technical changes to the extent necessary to integrate any Alternative Currency (other than any Alternative Currency permitted as of the Closing Date) in accordance with Section 2.04.

Section 10.02.    Notices and Other Communications.

(a)    Notices; Effectiveness; Electronic Communications.

(i)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(a)(ii)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A)    if to the Borrowers, the Administrative Agent or the L/C Issuers, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(B)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(a)(ii) shall be effective as provided in such Section 10.02(a)(ii).

(ii)    Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ any Restricted Subsidiary’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party or its partners, directors, officers, employees, agents, trustees, advisors or controlled Affiliates of such Agent Party; provided, however, that in no event shall any Person have any liability to any other Person hereunder for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided, further, that nothing in this sentence shall limit any Loan Party’s indemnification obligations set forth herein.

(c)    Change of Address, Etc. Each of the Borrowers, the Administrative Agent and the L/C Issuers may change its address, e-mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, e-mail address facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent and the L/C Issuers. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information.

(d)    Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the applicable Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in accordance with Section 10.05 hereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03.    No Waiver; Cumulative Remedies. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04.    Attorney Costs and Expenses. The Borrowers agree, (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Arrangers for all reasonable and documented out-of-pocket costs and expenses (with backup documentation supporting such request) incurred on or prior to the Closing Date in connection with the preparation, negotiation, syndication, execution, and delivery of this Agreement and the other Loan Documents, and, thereafter, in the case of the Administrative Agent, in connection with any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which shall be limited to Allen & Overy LLP and, if reasonably necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (b) from and after the Closing Date, to pay or reimburse the Administrative Agent, the L/C Issuers and the Lenders for all reasonable and documented out-of-pocket costs and expenses (with backup documentation supporting such request) following the occurrence and during the continuance of an Event of Default incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including Attorney Costs, which shall be limited to Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole and, if reasonably necessary, one local counsel in each relevant jurisdiction material to the interests of the Lenders taken as a whole). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within 30 days following receipt by either Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due in accordance with the immediately preceding sentence any costs, expenses or other amounts expressly payable by it under this Section 10.04, to the extent such payment is not being contested by any Loan Party, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion following five (5) Business Days’ prior written notice to the applicable Borrower. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.

Section 10.05.    Indemnification by the Borrower. Each Borrower shall indemnify and hold harmless each Agent, Agent-Related Person, Lender and Arranger and their respective controlled Affiliates and controlling Persons, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing and their respective successors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, and reasonable and documented out-of-pocket costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other expenses of one counsel to all Indemnitees taken as a whole and, if necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and, solely in the case of an actual or perceived conflict of interest, where the

Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of similarly situated affected Indemnitees), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability relating to any Loan Party or Subsidiary, or (d) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by a Borrower or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee or its Related Parties; provided that such indemnity shall not, as to any Indemnitee, be available (i) to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under this Agreement or any other Loan Document by such Indemnitee or any of its controlled Affiliates, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent, the UK Security Trustee, an Arranger or any other Agent or as an L/C Issuer, or in each case any similar role under any Facility and other than any claims arising out of any act or omission of the Borrowers or any of their Affiliates or (ii) with respect to any settlement entered into by an Indemnitee without the Borrowers’ written consent (such consent not to be unreasonably withheld or delayed), but, if such settlement occurs with Borrowers’ written consent or if there is a final judgment for the plaintiff in any action or claim with respect to any of the foregoing, the Borrowers will be liable for such settlement or for such final judgment. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of any obligations under this Agreement or any other Loan Document by, such Indemnitee or any of its controlled Affiliates, nor shall any Indemnitee or any Loan Party, Subsidiary or their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing and their respective successors have any liability for any special, punitive, indirect or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of the Borrowers or any Subsidiary (including, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, equity holders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. By accepting the benefits hereof, each Indemnitee agrees to refund and return any and all amounts paid by either Borrower to such Indemnitee to the extent items in clauses (x) through (z) above occur. All amounts due under this Section 10.05 shall be paid within 30 days following receipt by either Borrower of written demand therefor (together with backup documentation supporting such reimbursement request). The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

To the extent that either Borrower for any reason fails to pay any amount required under this Section 10.05 or Section 10.04 to be paid by it to the Administrative Agent or Collateral Agent (or any sub-agent thereof), the L/C Issuers or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent), the L/C Issuers or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuers in their capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity. The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(e).

Section 10.06.    Payments Set Aside. To the extent that any payment by or on behalf of either Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07.    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that each Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or any of the other Loan Documents without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 7.04), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h), and any other attempted assignment or transfer by any party hereto shall be null and void; provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (w) a Disqualified Lender, (x) any Person that is a Defaulting Lender, (y) a natural Person or (z) the Parent or any of its Subsidiaries. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement. For the avoidance of doubt, (i) the Administrative Agent shall have no obligation with respect to, and shall bear no responsibility or liability for, the monitoring or enforcing of the DQ List (or any provisions relating thereto) at any time and (ii) the Administrative Agent may share the DQ List with any Lender on a confidential basis upon request; provided that such Lender agrees to keep such identity confidential. Notwithstanding anything to the contrary herein, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

(b)    (i) Subject to the conditions set forth in Section 10.07(a) above and Section 10.07(b)(ii) below, any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)    the Borrowers; provided that (I) notice of an assignment of all or a portion of the Term Loans shall be provided to the English Borrower (but, for the avoidance of doubt, the consent of the Borrowers shall not be required for any such assignment, and any failure to provide such notice shall not invalidate any such assignment) and (II) no consent of the Borrowers shall be required for (1) an assignment of all or a portion of any Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or any Approved Fund thereof or (2) an assignment after the occurrence and during the continuance of an Event of Default under Section 8.01(a) or Section 8.01(f); provided that the applicable Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) of all or any portion of any Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or any Approved Fund thereof, or (iii) from an Agent to its Affiliates; and

(C)    each L/C Issuer at the time of such assignment; provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.

Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent any Lender is required to assign any portion of its Commitments, Loans and other rights, duties and obligations hereunder in order to comply with applicable Laws, such assignment may be made by such Lender without the consent of the applicable Borrower, the Administrative Agent, any L/C Issuer or any other party hereto so long as such Lender complies with the requirements of Section 10.07(b)(ii).

(ii)    Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the U.S. Dollar Equivalent of $5,000,000 (or an integral multiple of $1,000,000 in excess thereof) (in the case of each Revolving Credit Loan) and $1,000,000 (or an integral multiple of $1,000,000 in excess thereof) (in the case of a Term Loan) unless each of the Borrowers and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)    the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, together, in each case, with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)    the Assignee shall execute and deliver to the Administrative Agent and the applicable Borrower the documentation described in Section 3.01(d) applicable to it.

This Section 10.07(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the applicable Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, (1) the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and shall be required to acknowledge in writing to the Administrative Agent that it is bound by the terms of the Re-Allocation Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption and if the Eligible Assignee has expressly assumed, for the benefit of Borrowers, the assigning Lender’s obligations under the Re-Allocation Agreement, be released from its obligations under this Agreement and under the Re-Allocation Agreement to the extent of such assignment and assumption (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement and the Re-Allocation Agreement, such Lender shall cease to be a party hereto and shall cease to be a party to the Re-Allocation Agreement but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of each applicable Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and related interest amounts on) the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03 owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.07(b)(ii)(B) above, if applicable, and the written consent of the Administrative Agent and, if required, the applicable Borrower and each L/C Issuer to such assignment and any applicable Tax forms, the Administrative Agent shall (i) accept such Assignment and Assumption and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this Section 10.07(d). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the applicable Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations).

(e)    Any Lender may at any time, sell participations to any Person (other than a natural person, a Disqualified Lender, a Defaulting Lender, any Consolidated Party or any Affiliate of any Consolidated Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each applicable Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) such Lender shall sell such participation in accordance with the terms of this Agreement and the Re-Allocation Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (j) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f) and a Participant’s compliance with the requirements and the limitations of Section 3.01(d) (it being understood that any forms, information or other documentation required under such Sections shall be delivered to the participating Lender), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were the applicable Lender of record party to such participation. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation or that is a Granting Lender, as the case may be, shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and SPC and the principal amounts of (and related interest amounts on) each Participant’s and SPC’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations or any other relevant or successor provisions of the Code or of such Treasury Regulations). The Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or portion of the Loan (if funded by an SPC), as applicable, for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)    A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the participating Lender would have been entitled to receive with respect to the participation sold to such Participant.

(g)    Any Lender may, without the consent of the applicable Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the applicable Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the applicable Borrower under this Agreement except, in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the applicable Borrower (not to be unreasonably withheld, conditioned or delayed; for the avoidance of doubt, the applicable Borrower shall have a reasonable basis for withholding consent if an exercise by an SPC immediately after the grant would result in materially increased indemnification obligation to the applicable Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the applicable Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)    Notwithstanding anything to the contrary contained herein, without the consent of any Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and a Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and a Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)    Notwithstanding anything to the contrary contained herein, any L/C Issuer may, upon 30 days’ notice to the applicable Borrower and the Lenders, resign as an L/C Issuer; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer shall have identified a successor L/C Issuer reasonably acceptable to the applicable Borrower willing to accept its appointment as successor L/C Issuer. In the event of any such resignation of an L/C Issuer, the applicable Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer hereunder; provided that no failure by the applicable Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).

Section 10.08.    Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, funding sources, investment advisers and agents, including accountants, legal counsel and other advisors on a “need to know basis” in connection with the transactions hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential); provided that no such disclosure shall be made to such Persons that are Disqualified Lenders; (b) to the extent required or requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates); provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrowers as soon as practicable prior to such disclosure by such Person (other than at the request of a regulatory or self-regulatory authority in a routine or ordinary course examination) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrowers as soon as practicable prior to such disclosure by such Person (other than at the request of a regulatory or self-regulatory authority in a routine or ordinary course examination) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrowers), to (i) any direct or indirect contractual counterparty to a Swap Contract, or any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the applicable Borrower and its obligations, this Agreement or payments hereunder (in each case, other than any Person whom the Borrowers have affirmatively denied to provide consent to assignment in accordance with Section 10.07(b)(i)(A)); (f) with the prior written consent of the Borrowers; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or other obligation of confidentiality owed to the Borrowers or their Affiliates or becomes available to the Administrative Agent, the Collateral Agent, the UK Security Trustee, any other Agent, any Arranger, any Lender, any L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or their respective Related Parties (so long as such source is not known (after due inquiry) to the Administrative Agent, the Collateral Agent, the UK Security Trustee, such other Agent, such Arranger, such Lender, such L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party or any of their respective Affiliates); (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (i) to the extent such information is independently developed by the Administrative Agent, Collateral Agent, any Arranger, any Lender, any L/C Issuer or any of their respective Affiliates, in each case, so long as not based on the Information; (j) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrowers), to any pledgee referred to in Section 10.07(g); or (k) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions. Notwithstanding the foregoing, (i) the Administrative Agent shall not be responsible for compliance with this Section 10.08 by any other Person (other than its partners, directors, officers, employees, agents, trustees, advisors and controlled Affiliates),

(ii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required under this Section 10.08 to return any materials furnished by the Parent or any of its Subsidiaries, (iii) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Loan Documents and (iv) in no event shall any disclosure of Information be made to any Disqualified Lender. For the purposes of this Section 10.08, “Information” means all information received from or on behalf of the Loan Parties or their Affiliates relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisers or agents or any target of an acquisition or Investment, other than any such information that is publicly available to the applicable Agent, L/C Issuer or Lender prior to disclosure by or on behalf of any Loan Party or its Affiliates other than as a result of a breach of this Section 10.08 or any other confidentiality obligation owed to any Loan Party or their Affiliates.

Section 10.09.    Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by each Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than escrow, payroll, petty cash, trust and Tax accounts) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Administrative Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the applicable Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have at Law.

Section 10.10.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11.    Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or other electronic transmission.

Section 10.12.    Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Subject to Section 10.20, in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13.    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14.    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuers, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15.    GOVERNING LAW.

(a)    THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN

DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE) IN SECTION 10.02. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.15 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, THE ENGLISH BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE PARENT (AND THE PARENT HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16.    WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

Section 10.17.    Binding Effect. This Agreement shall become effective when it shall have been executed and delivered by the Loan Parties and each other party hereto and the Administrative Agent shall have been notified by each Lender and L/C Issuer that each such Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18.    USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and Tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent. Additionally, each Loan Party agrees to provide to the Administrative Agent or any Lender from time to time all additional documentation and other information about such Loan Party required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been reasonably requested in writing by the Administrative Agent or such Lender.

Section 10.19.    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and Tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties or except as otherwise provided herein, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arrangers nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20.    Intercreditor Agreements. Each Lender hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of any Customary Intercreditor Agreement and (b) authorizes and instructs the Administrative Agent to enter into any Customary Intercreditor Agreement as Administrative Agent and on behalf of such Lender. In the event of any conflict or inconsistency between the provisions of any Customary Intercreditor Agreement to a Loan Party is party and this Agreement, the provisions of such Customary Intercreditor Agreement shall control.

Section 10.21.    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction, in full or in part, of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of any EEA Resolution Authority.

Section 10.22.    OID Legend. THE INITIAL TERM A LOANS HAVE BEEN ISSUED WITH OID FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO THE ADMINISTRATIVE AGENT AT ITS ADDRESS SPECIFIED HEREIN.

Section 10.23.    Waiver of Sovereign Immunity. Each Loan Party that is incorporated outside the United States, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 10.23 shall be effective to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 10.24.    Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the applicable Borrower in the Agreement Currency, the applicable Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.25.    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WISDOMTREE INVESTMENTS, INC.

By	/s/ Peter Ziemba
	Name:	Peter Ziemba
	Title:	Executive Vice President

WISDOMTREE INTERNATIONAL HOLDINGS LTD

By	/s/ Peter Ziemba
	Name:	Peter Ziemba
	Title:	Director

WISDOMTREE INTERNATIONAL GROUP, INC.

By	/s/ Peter Ziemba
	Name:	Peter Ziemba
	Title:	Executive Vice President

[Signature to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Lender

By:	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

[Signature to Credit Agreement]

BANK OF AMERICA, N.A., as L/C Issuer and Lender

By:	/s/ Ankit Mehta
	Name:	Ankit Mehta
	Title:	Associate

[Signature to Credit Agreement]

Royal Bank of Canada, as Lender

By:	/s/ Alex Figueroa
	Name:	Alex Figueroa
	Title:	Authorized Signatory

[Signature to Credit Agreement]

Bank of Montreal – Chicago Branch, as Lender

By:	/s/ Adam Tarr
	Name:	Adam Tarr
	Title:	Director

[Signature to Credit Agreement]

Fifth Third Bank, as Lender

By:	/s/ Christine S. Reyling
	Name:	Christine S. Reyling
	Title:	Senior Vice President

[Signature to Credit Agreement]

PNC Bank, National Association, as Lender

By:	/s/ Brandon Swartz
	Name:	Brandon Swartz
	Title:	Vice President

[Signature to Credit Agreement]

Standard Chartered Bank, as Lender

By:	/s/ Daniel Mattern
	Name:	Daniel Mattern
	Title:	Associate Director

[Signature to Credit Agreement]

JPMorgan Chase Bank, N.A., as Lender

By:	/s/ Milena Kolev
	Name:	Milena Kolev
	Title:	Vice President

[Signature to Credit Agreement]

EXHIBIT A-1

FORM OF PARENT GUARANTEE

Exhibit A-1

PARENT GUARANTEE

dated as of

[                    ], 2018

made by

WIDOMTREE INVESTMENTS, INC.,

as Parent,

WISDOMTREE INTERNATIONAL GROUP, INC.,

as U.S. Midco,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

Exhibit A-1-2

Exhibit A-1-3

This PARENT GUARANTEE, dated as of [                    ], 2018, is made by WIDOMTREE INVESTMENTS, INC., a Delaware corporation (“Parent”), and WISDOMTREE INTERNATIONAL GROUP, INC., a Delaware corporation (“U.S. Midco”), in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent for the Secured Parties (as defined below).

Reference is made to the Credit Agreement, dated as of [                    ], 2018 among Parent, as borrower (in such capacity, the “U.S. Borrower”), U.S. Midco, WISDOMTREE INTERNATIONAL HOLDINGS LTD, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each Lender from time to time party thereto (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).

The Lenders have agreed to extend credit to the Borrowers on and subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement by the Guarantors (as defined below). The Guarantors are Affiliates of one another and will derive substantial direct and indirect benefits from the extensions of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01 Credit Agreement Definitions. (a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in Section 1.01 of the Credit Agreement.

(b) The rules of construction specified in Sections 1.02 through 1.15 (inclusive) of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, in addition to the terms defined in the preliminary statements above, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article III.

“Agreement” means this Parent Guarantee.

“Allocable Amount” has the meaning assigned to such term in Article III.

“Guaranteed Obligations” mean the “Secured Obligations” as defined in the Credit Agreement of the English Borrower and any other Consolidated Party organized outside of the United States (excluding, for the avoidance of doubt, any (i) Excluded Swap Obligations and (ii) Secured Obligations of the U.S. Borrower or any Person organized in the United States).

“Guarantors” means, collectively, Parent and U.S. Midco; provided that if any such Guarantor is released from its obligations hereunder as provided in Section 4.12(b), such Person shall cease to be a Guarantor hereunder and for all purposes effective upon such release.

Exhibit A-1-4

“Guarantee Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Secured Parties” has the meaning provided in the Credit Agreement.

“UFCA” has the meaning assigned to such term in Article III.

“UFTA” has the meaning assigned to such term in Article III.

Article II

Guarantee

Section 2.01 Guarantee. Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, in each case, whether such Guaranteed Obligations are now existing or hereafter incurred, and whether at maturity, by acceleration or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. To the fullest extent permitted by applicable Laws, each of the Guarantors waives promptness, presentment to, demand of payment from, and protest to, any Guarantor or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for non-payment.

Section 2.02 Guarantee of Payment. Each of the Guarantors further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any proceeding under any Debtor Relief Laws shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any Collateral or other security held for the payment of any of the Guaranteed Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any other Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or any Borrower and whether or not any other Guarantor or any Borrower be joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions.

Exhibit A-1-5

Section 2.03 No Limitations.

(a) Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.12 (but without prejudice to Section 2.04), to the fullest extent permitted by applicable Laws, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than payment in full in cash or performance of the Guaranteed Obligations) (other than (x) contingent obligations in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time and (y) Cash Management Obligations and obligations pursuant to Secured Hedge Agreements, in each case, for which the applicable Bank and the applicable Consolidated Party have agreed that such Cash Management Obligations or Secured Hedge Agreements, as applicable, shall continue to remain outstanding after the termination and release pursuant to Section 4.12 hereof (collectively, the “Continuing Obligations”)) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Laws and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), the obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of any security held by the Administrative Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Administrative Agent or any other Secured Party; (vi) any change in the corporate existence, structure or ownership of any Loan Party, the lack of legal existence of any Borrower or any other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the English Borrower or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party; (vii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against any Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date or (ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, any Borrower, any Guarantor or any other guarantor or surety as a matter of law or equity (in each case, other than the payment in full in cash or performance of all the Guaranteed Obligations (excluding the Continuing Obligations)). Each Guarantor expressly authorizes the applicable Secured Parties, to the extent permitted by the applicable Collateral Document, to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations all without affecting the obligations of any Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

Exhibit A-1-6

(b) To the fullest extent permitted by applicable Laws and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), each Guarantor waives any defense (other than payment in full in cash or performance of the Guaranteed Obligations) based on or arising out of any defense of the English Borrower or any other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guarantor, other than the payment in full in cash of all the Guaranteed Obligations (excluding the Continuing Obligations). The Administrative Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to them against any Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations (excluding the Continuing Obligations) have been paid in full in cash. To the fullest extent permitted by applicable Laws, each Guarantor waives any defense (other than payment in full in cash or performance of the Guaranteed Obligations) arising out of any such election even though such election operates, pursuant to applicable Laws, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable Laws, each Guarantor waives any and all suretyship defenses.

Section 2.04 Reinstatement. Notwithstanding anything to contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of any Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05 Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the English Borrower or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the English Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Section 2.06 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the English Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Exhibit A-1-7

Article III

Indemnity, Subrogation and Subordination

Section 3.01 Indemnity, Subrogation and Subordination. Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against the English Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Guaranteed Obligations (excluding the Continuing Obligations) and the termination of all Commitments to the English Borrower under the Credit Agreement. If any amount shall be paid to the English Borrower or any other Guarantor in violation of the foregoing restrictions on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the English Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Guaranteed Obligations constituting Loans or other advances made to another Loan Party under the Credit Agreement (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment in full, in cash, of all of the Guaranteed Obligations (excluding the Continuing Obligations). As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

Article IV

Miscellaneous

Section 4.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to a Guarantor shall be given in care of Parent.

Section 4.02 Waivers; Amendment.

(a) No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Laws. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Exhibit A-1-8

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 4.03 Administrative Agent’s Fees and Expenses; Indemnification.

(a) Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket fees and expenses incurred hereunder to the extent provided in Section 10.04 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor”.

(b) Each Guarantor, jointly with the other Guarantors and severally, agrees to indemnify and hold harmless the Administrative Agent and each other Indemnitee from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, and reasonable and documented out-of-pocket costs, expenses and disbursements to the extent provided in Section 10.05 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor”.

(c) Any such amounts payable as provided hereunder shall be additional Guaranteed Obligations guaranteed hereby and secured by the Collateral Documents. The provisions of this Section 4.03 shall survive the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Guaranteed Obligations (including any termination or release pursuant to Section 4.12 hereof), the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Administrative Agent or the Collateral Agent or the termination of any document governing any of the Guaranteed Obligations arising under any Secured Hedge Agreement or any Treasury Services Agreement. All amounts due under this Section 4.03 shall be paid within 30 days following receipt by either Guarantor of written demand thereof (together with backup documentation supporting such reimbursement request).

Section 4.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except as provided in Section 10.07 of the Credit Agreement, no Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 4.05 Survival of Agreement. All representations and warranties made hereunder shall be considered to have been relied upon by the Secured Parties, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.12 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Exhibit A-1-9

Section 4.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantors and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in .pdf format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 4.07 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08 GOVERNING LAW, ETC.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE GUARANTORS AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE GUARANTORS AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO

Exhibit A-1-10

THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 4.09 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 4.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 4.11 Obligations Absolute. To the fullest extent permitted under applicable Laws, all rights of the Administrative Agent and the other Secured Parties hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12, but without prejudice to reinstatement rights under Section 2.04, any other circumstance (other than payment in full in cash or performance of the Guaranteed Obligations) that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Agreement.

Section 4.12 Termination or Release.

(a) This Agreement shall terminate with respect to all Guaranteed Obligations, except with respect to Guaranteed Obligations that expressly survive such repayment pursuant to the terms of the Credit Agreement, when and as provided in Section 9.14 of the Credit Agreement.

(b) A Guarantor shall be automatically released from its obligations under this Agreement and the other Loan Documents when and as provided in Section 9.14 of the Credit Agreement.

(c) In connection with any termination or release pursuant to this Section 4.12, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Guarantor to effect such release, including delivery of certificates, securities and instruments in the Administrative Agent’s possession. Any execution and delivery of documents pursuant to this Section 4.12 shall be without recourse to or warranty by the Administrative Agent.

Exhibit A-1-11

Section 4.13 [Reserved].

Section 4.14 Recourse; Limited Obligations. This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Secured Party that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under applicable Laws applied in each jurisdiction in which enforcement is sought.

Section 4.15 Intercreditor Agreements.

The Guarantors and the Administrative Agent acknowledge that the exercise of the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of a Customary Intercreditor Agreement (if any). Except as specified herein, nothing contained in a Customary Intercreditor Agreement (if any) shall be deemed to modify any of the provisions of this Agreement, which, as among the Guarantors and the Administrative Agent shall remain in full force and effect.

Section 4.16 Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party and each Restricted Subsidiary that has executed a Guarantee, as the case may be, to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.16 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.16, or otherwise under this Agreement, as it relates to such other Loan Party or Restricted Subsidiary that has executed a Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the termination of this Agreement pursuant to Section 4.12(a). Each Qualified ECP Guarantor intends that this Section 4.16 constitute, and this Section 4.16 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party and each other Restricted Subsidiary that has executed a Guarantee for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

Exhibit A-1-12

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTORS:

WISDOMTREE INVESTMENTS, INC.

By:
Name:
Title:

WISDOMTREE INTERNATIONAL GROUP, INC.

By:
Name:
Title:

Signature Page to Parent Guarantee

Exhibit A-1-13

ADMINISTRATIVE AGENT:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Parent Guarantee

Exhibit A-1-14

EXHIBIT A-2

FORM OF SUBSIDIARY GUARANTEE

Exhibit A-2

SUBSIDIARY GUARANTEE

dated as of

[                    ], 2018

made by

THE GUARANTORS LISTED ON SCHEDULE I HERETO AND THE GUARANTORS PARTY

HERETO FROM TIME TO TIME,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

Exhibit A-2-2

SCHEDULES

Schedule I         —         Guarantors

EXHIBITS

Exhibit I            —         Form of Subsidiary Guarantee Supplement

Exhibit A-2-3

This SUBSIDIARY GUARANTEE, dated as of [                ], 2018, is made by the Guarantors listed on Schedule I hereto and the other Guarantors party hereto from time to time in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent for the Secured Parties (as defined below).

Reference is made to the Credit Agreement, dated as of [                ], 2018 among WISDOMTREE INVESTMENTS, INC., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”), WISDOMTREE INTERNATIONAL GROUP, INC., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), WISDOMTREE INTERNATIONAL HOLDINGS LTD, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each Lender from time to time party thereto (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).

The Lenders have agreed to extend credit to the Borrowers on and subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement by the Guarantors (as defined below). The Guarantors are Affiliates of one another and will derive substantial direct and indirect benefits from the extensions of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

Article I

Definitions

Section 1.01 Credit Agreement Definitions.

(a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in Section 1.01 of the Credit Agreement.

(b) The rules of construction specified in Sections 1.02 through 1.15 (inclusive) of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms. As used in this Agreement, in addition to the terms defined in the preliminary statements above, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article III.

“Agreement” means this Subsidiary Guarantee.

“Allocable Amount” has the meaning assigned to such term in Article III.

“English Obligations Guarantors” means those certain Restricted Subsidiaries listed on Schedule I hereto as such Schedule I may be supplemented pursuant to a Supplement to this Guarantee delivered pursuant to Section 4.13 hereof after the Closing Date.

Exhibit A-2-4

“Guaranteed Borrowers Obligations” mean, collectively, the Guaranteed English Borrower Obligations and the Guaranteed U.S. Borrower Obligations.

“Guaranteed English Borrower Obligations” mean the “Secured Obligations” as defined in the Credit Agreement of the English Borrower and any other Consolidated Party organized outside of the United States (excluding, for the avoidance of doubt, any (i) Excluded Swap Obligations and (ii) Secured Obligations of the U.S. Borrower or any Person organized in the United States).

“Guaranteed U.S. Borrower Obligations” mean the “Secured Obligations” as defined in the Credit Agreement of the U.S. Borrower and any other Consolidated Party organized in the United States (excluding, for the avoidance of doubt, any (i) Excluded Swap Obligations and (ii) Secured Obligations of the English Borrower or any Person organized outside of the United States).

“Guaranteed Obligations” means, collectively, the Guaranteed U.S. Borrower Obligations and the Guaranteed English Borrower Obligations.

“Guarantors” means, collectively, the U.S. Obligations Guarantors and the English Obligations Guarantors; provided that if any such Guarantor is released from its obligations hereunder as provided in Section 4.12(b), such Person shall cease to be a Guarantor hereunder and for all purposes effective upon such release.

“Guarantee Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Qualified ECP English Obligations Guarantor” means any English Obligations Guarantor that is a Qualified ECP Guarantor.

“Qualified ECP Guarantor” means, in respect of any Swap Obligations, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified ECP U.S. Obligations Guarantor” means any U.S. Obligations Guarantor that is a Qualified ECP Guarantor.

“Secured Parties” has the meaning provided in the Credit Agreement.

“UFCA” has the meaning assigned to such term in Article III.

“UFTA” has the meaning assigned to such term in Article III.

“U.S. Obligations Guarantors” means those certain Restricted Subsidiaries listed in Part B of Schedule I hereto as such Schedule I may be supplemented pursuant to a Supplement to this Guarantee delivered pursuant to Section 4.13 hereof after the Closing Date.

Exhibit A-2-5

Article II

Guarantee

Section 2.01 Guarantee.

(a) Each English Obligations Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other English Obligations Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed English Borrower Obligations, in each case, whether such Guaranteed English Borrower Obligations are now existing or hereafter incurred, and whether at maturity, by acceleration or otherwise. Each of the English Obligations Guarantors further agrees that the Guaranteed English Borrower Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such English Obligations Guarantor and that such English Obligations Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed English Borrower Obligation. To the fullest extent permitted by applicable Laws, each of the English Obligations Guarantors waives promptness, presentment to, demand of payment from, and protest to, any English Obligations Guarantor or any other Loan Party of any of the Guaranteed English Borrower Obligations, and also waives notice of acceptance of its guarantee and notice of protest for non-payment.

(b) Each U.S. Obligations Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other U.S. Obligations Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed U.S. Borrower Obligations, in each case, whether such Guaranteed U.S. Borrower Obligations are now existing or hereafter incurred, and whether at maturity, by acceleration or otherwise. Each of the U.S. Obligations Guarantors further agrees that the Guaranteed U.S. Borrower Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such U.S. Obligations Guarantor and that such U.S. Obligations Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed U.S. Borrower Obligation. To the fullest extent permitted by applicable Laws, each of the U.S. Obligations Guarantors waives promptness, presentment to, demand of payment from, and protest to, any U.S. Obligations Guarantor or any other Loan Party of any of the Guaranteed U.S. Borrower Obligations, and also waives notice of acceptance of its guarantee and notice of protest for non-payment.

Section 2.02 Guarantee of Payment. Each of the Guarantors further agrees that its respective guarantee hereunder constitutes a guarantee of payment when due (whether or not any proceeding under any Debtor Relief Laws shall have stayed the accrual of collection of any of the Guaranteed English Borrower Obligations and/or the Guaranteed U.S. Borrower Obligations, as applicable, or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any Collateral or other security held for the payment of any of the Guaranteed English Borrower Obligations and/or the Guaranteed U.S. Borrower Obligations, as applicable, or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of any other Guarantor or any other Person. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or any Borrower and whether or not any other Guarantor or any Borrower be joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Administrative Agent or any other Secured Party on any number of occasions.

Exhibit A-2-6

Section 2.03 No Limitations.

(a) Except for termination or release of a Guarantor’s respective obligations hereunder as expressly provided in Section 4.12 (but without prejudice to Section 2.04), to the fullest extent permitted by applicable Laws, the respective obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense (other than payment in full in cash or performance of the Guaranteed Obligations) (other than (x) contingent obligations in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time and (y) Cash Management Obligations and obligations pursuant to Secured Hedge Agreements, in each case, for which the applicable Bank and the applicable Consolidated Party have agreed that such Cash Management Obligations or Secured Hedge Agreements, as applicable, shall continue to remain outstanding after the termination and release pursuant to Section 4.12 hereof (collectively, the “Continuing Obligations”)) or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the applicable Guaranteed Obligations, any impossibility in the performance of any of the applicable Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable Laws and except for termination or release of a Guarantor’s respective obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), the respective obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by (i) the failure of the Administrative Agent, any other Secured Party or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, or any impairment of any security held by the Administrative Agent or any other Secured Party for the applicable Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the applicable Guaranteed Obligations; (v) the failure to perfect any security interest in, or the release of, any of the Collateral held by or on behalf of the Administrative Agent or any other Secured Party; (vi) any change in the corporate existence, structure or ownership of any Loan Party, the lack of legal existence of any Borrower or any other Guarantor or legal obligation to discharge any of the Guaranteed English Borrower Obligations and/or the Guaranteed U.S. Borrower Obligations, as applicable, by the English Borrower or the U.S. Borrower, as applicable, or any other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of any Loan Party; (vii) the existence of any claim, set-off or other rights that any Guarantor may have at any time against any Borrower, the Administrative Agent, any other Secured Party or any other Person, whether in connection with the Credit Agreement, the other Loan Documents or any unrelated transaction; (viii) this Agreement having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor ab initio or at any time after the Closing Date or (ix) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, any Borrower, any Guarantor or any other guarantor or surety as a matter of law or equity (in each case, other than the payment in full in cash or performance of all the Guaranteed English Borrower Obligations and/or the Guaranteed U.S. Borrower Obligations, as applicable (in each case, excluding the Continuing Obligations)). Each Guarantor expressly authorizes the applicable Secured Parties, to the extent permitted by the applicable Collateral Document, to take and hold security for the payment and performance of the Guaranteed English Borrower Obligations and/or the Guaranteed U.S. Borrower Obligations, as applicable, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed English Borrower

Exhibit A-2-7

Obligations and/or the Guaranteed U.S. Borrower Obligations, as applicable, all without affecting the obligations of any Guarantor hereunder. Anything contained in this Agreement to the contrary notwithstanding, the obligations of each Guarantor under this Agreement shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Agreement subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal or state law.

(b) To the fullest extent permitted by applicable Laws and except for termination or release of a Guarantor’s respective obligations hereunder in accordance with the terms of Section 4.12 (but without prejudice to Section 2.04), each Guarantor waives any defense (other than payment in full in cash or performance of the Guaranteed Obligations) based on or arising out of any defense of the Borrowers or any other Guarantor or the unenforceability of the Guaranteed English Borrower Obligations and/or the Guaranteed U.S. Borrower Obligations, as applicable, or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Guarantor, other than the payment in full in cash of all the Guaranteed English Borrower Obligations and/or the Guaranteed U.S. Borrower Obligations, as applicable, (in each case, excluding the Continuing Obligations). The Administrative Agent and the other Secured Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed English Borrower Obligations and/or the Guaranteed U.S. Borrower Obligations, as applicable, make any other accommodation with any Borrower or any other Guarantor or exercise any other right or remedy available to them against any Guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed English Borrower Obligations and/or the Guaranteed U.S. Borrower Obligations (in each case, excluding the Continuing Obligations), as applicable, have been paid in full in cash. To the fullest extent permitted by applicable Laws, each Guarantor waives any defense (other than payment in full in cash or performance of the Guaranteed Obligations) arising out of any such election even though such election operates, pursuant to applicable Laws, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower or any other Guarantor, as the case may be, or any security. To the fullest extent permitted by applicable Laws, each Guarantor waives any and all suretyship defenses.

Section 2.04 Reinstatement. Notwithstanding anything to contrary contained in this Agreement, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed English Borrower Obligations and/or the Guaranteed U.S. Borrower Obligations, as applicable, is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization (or any analogous proceeding in any jurisdiction) of any Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Agreement.

Section 2.05 Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the English Borrower or the U.S. Borrower, as applicable, or any other Guarantor to pay any Guaranteed English Borrower Obligations and/or Guaranteed U.S. Borrower Obligations, as applicable, when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Guaranteed English Borrower Obligations and/or Guaranteed U.S. Borrower Obligations, as applicable. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the English Borrower or the U.S. Borrower, as applicable, or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

Exhibit A-2-8

Section 2.06 Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the English Borrower’s and/or U.S. Borrower’s and each other applicable Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of its applicable Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Article III

Indemnity, Subrogation and Subordination

Section 3.01 Indemnity, Subrogation and Subordination. Upon payment by any applicable Guarantor of any applicable Guaranteed Obligations, all rights of such Guarantor against the applicable Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the applicable Guaranteed Obligations (excluding the Continuing Obligations) and the termination of all Commitments to the applicable Borrower under the Credit Agreement. If any amount shall be paid to the applicable Borrower or any other Guarantor in violation of the foregoing restrictions on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the applicable Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Administrative Agent to be credited against the payment of the applicable Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any applicable Guarantor shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the applicable Guaranteed Obligations constituting Loans or other advances made to another Loan Party under the Credit Agreement (an “Accommodation Payment”), then such Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other applicable Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the applicable Guarantors; provided that such rights of contribution and indemnification shall be subordinated to the prior payment in full in cash of all of the applicable Guaranteed Obligations (excluding the Continuing Obligations). As of any date of determination, the “Allocable Amount” of each Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Credit Agreement without (a) rendering such Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA.

Exhibit A-2-9

Article IV

MISCELLANEOUS

Section 4.01 Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to a Guarantor shall be given in care of the U.S. Borrower.

Section 4.02 Waivers; Amendment.

(a) No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Laws. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 4.03 Administrative Agent’s Fees and Expenses; Indemnification.

(a) Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket fees and expenses incurred hereunder to the extent provided in Section 10.04 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor”.

(b) Each Guarantor, jointly with the other Guarantors and severally, agrees to indemnify and hold harmless the Administrative Agent and each other Indemnitee from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, and reasonable and documented out-of-pocket costs, expenses and disbursements to the extent provided in Section 10.05 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Guarantor”.

(c) Any such amounts payable as provided hereunder shall be additional applicable Guaranteed Obligations guaranteed hereby and secured by the Collateral Documents. The provisions of this Section 4.03 shall survive the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Guaranteed Obligations (including any termination or release pursuant to Section 4.12 hereof), the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any resignation of the Administrative Agent or the Collateral Agent or the termination of any document governing any of the Guaranteed Obligations arising under any Secured Hedge Agreement or any Treasury Services Agreement. All amounts due under this Section 4.03 shall be paid within 30 days following receipt by any applicable Guarantor of written demand thereof (together with backup documentation supporting such reimbursement request).

Exhibit A-2-10

Section 4.04 Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor or any Secured Party that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except as provided in Section 10.07 of the Credit Agreement, no Guarantor may assign any of its rights or obligations hereunder without the written consent of the Administrative Agent.

Section 4.05 Survival of Agreement. All representations and warranties made hereunder shall be considered to have been relied upon by the Secured Parties, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement or any other Loan Document, and shall continue in full force and effect until this Agreement is terminated as provided in Section 4.12 hereof, or with respect to any individual Guarantor until such Guarantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 4.06 Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Guarantors and the Administrative Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Administrative Agent, the other Secured Parties and their respective permitted successors and assigns, subject to Section 4.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in .pdf format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 4.07 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08 GOVERNING LAW, ETC.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE GUARANTORS AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND

Exhibit A-2-11

UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE ADMINISTRATIVE AGENT AND THE OTHER SECURED PARTIES RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 4.08 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, EACH GUARANTOR THAT IS NOT A U.S. PERSON HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE U.S. BORROWER (AND THE U.S. BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.

(c) THE GUARANTORS AND THE ADMINISTRATIVE AGENT EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 4.09 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 4.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 4.11 Obligations Absolute. To the fullest extent permitted under applicable Laws, all rights of the Administrative Agent and the other Secured Parties hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the applicable Guaranteed Obligations or any other agreement or instrument relating to any of the

Exhibit A-2-12

foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the applicable Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the applicable Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.12, but without prejudice to reinstatement rights under Section 2.04, any other circumstance (other than payment in full in cash or performance of the Guaranteed Obligations) that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the applicable Guaranteed Obligations or this Agreement.

Section 4.12 Termination or Release.

(a) This Agreement shall terminate with respect to all Guaranteed Obligations, except with respect to Guaranteed Obligations that expressly survive such repayment pursuant to the terms of the Credit Agreement, when and as provided in Section 9.14 of the Credit Agreement.

(b) A Guarantor shall be automatically released from its obligations under this Agreement and the other Loan Documents when and as provided in Section 9.14 of the Credit Agreement.

(c) In connection with any termination or release pursuant to this Section 4.12, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Guarantor to effect such release, including delivery of certificates, securities and instruments in the Administrative Agent’s possession. Any execution and delivery of documents pursuant to this Section 4.12 shall be without recourse to or warranty by the Administrative Agent.

Section 4.13 Additional Restricted Subsidiaries. To the extent required by Section 6.11 of the Credit Agreement, a Restricted Subsidiary shall be a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein, and such Restricted Subsidiary shall execute and deliver to the Administrative Agent a Guarantee Supplement. Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Guarantee Supplement, such Restricted Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

Section 4.14 Recourse; Limited Obligations. This Agreement is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and each applicable Secured Party that this Agreement shall be enforced against each Guarantor to the fullest extent permissible under applicable Laws applied in each jurisdiction in which enforcement is sought.

Section 4.15 Intercreditor Agreements.

The Guarantors and the Administrative Agent acknowledge that the exercise of the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of a Customary Intercreditor Agreement (if any). Except as specified herein, nothing contained in a Customary Intercreditor Agreement (if any) shall be deemed to modify any of the provisions of this Agreement, which, as among the Guarantors and the Administrative Agent shall remain in full force and effect.

Exhibit A-2-13

Section 4.16 Keepwell.

(a) Each Qualified ECP U.S. Obligations Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other U.S. Loan Party and each U.S. Restricted Subsidiary that has executed a Guarantee, as the case may be, to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP U.S. Obligations Guarantor shall only be liable under this Section 4.16(a) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.16(a), or otherwise under this Agreement, as it relates to such other U.S. Loan Party or U.S. Restricted Subsidiary that has executed a Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP U.S. Obligations Guarantor under this Section 4.16(a) shall remain in full force and effect until the termination of this Agreement pursuant to Section 4.12(a). Each Qualified ECP U.S. Obligations Guarantor intends that this Section 4.16(a) constitute, and this Section 4.16(a) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party and each other Restricted Subsidiary that has executed a Guarantee for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b) Each Qualified ECP English Obligations Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other English Loan Party and each English Restricted Subsidiary that has executed a Guarantee, as the case may be, to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP English Obligations Guarantor shall only be liable under this Section 4.16(b) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.16(b), or otherwise under this Agreement, as it relates to such other English Loan Party or English Restricted Subsidiary that has executed a Guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP English Obligations Guarantor under this Section 4.16(b) shall remain in full force and effect until the termination of this Agreement pursuant to Section 4.12(a). Each Qualified ECP English Obligations Guarantor intends that this Section 4.16(b) constitute, and this Section 4.16(b) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party and each other Restricted Subsidiary that has executed a Guarantee for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

Exhibit A-2-14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GUARANTORS:

WISDOMTREE ASSET MANAGEMENT, INC.

By:
Name:
Title:

WISDOMTREE COMMODITY SERVICES, LLC

By:
Name:
Title:

ELECTRA TARGET HOLDCO LIMITED

By:
Name:
Title:

WISDOMTREE EUROPE HOLDINGS LIMITED

By:
Name:
Title:

ETF SECURITIES (UK) LIMITED

By:
Name:
Title:

ETFS MANAGEMENT COMPANY (JERSEY) LIMITED

By:
Name:
Title:

Signature Page to Subsidiary Guarantee

Exhibit A-2-15

ETFS HOLDINGS (JERSEY) LIMITED

By:
Name:
Title:

WISDOMTREE EUROPE LTD

By:
Name:
Title:

Signature Page to Subsidiary Guarantee

Exhibit A-2-16

ADMINISTRATIVE AGENT:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to Subsidiary Guarantee

Exhibit A-2-17

SCHEDULE I TO SUBSIDIARY GUARANTEE1

GUARANTORS

Part A: English Obligations Guarantors

1.	WISDOMTREE ASSET MANAGEMENT, INC.

2.	WISDOMTREE COMMODITY SERVICES, LLC

3.	ELECTRA TARGET HOLDCO LIMITED

4.	WISDOMTREE EUROPE HOLDINGS LIMITED

5.	ETF SECURITIES (UK) LIMITED

6.	ETFS MANAGEMENT COMPANY (JERSEY) LIMITED

7.	ETFS HOLDINGS (JERSEY) LIMITED

8.	WISDOMTREE EUROPE LTD

Part B: U.S. Obligations Guarantors

1.	WISDOMTREE ASSET MANAGEMENT, INC.

2.	WISDOMTREE COMMODITY SERVICES, LLC

[1]	This schedule to be supplemented from time to time in connection with each Guarantor that delivers a Supplement to the Guarantee pursuant to Section 4.13 hereto.

Exhibit A-2-18

EXHIBIT I TO SUBSIDIARY GUARANTEE

FORM OF SUBSIDIARY GUARANTEE SUPPLEMENT

SUPPLEMENT NO.        dated as of                     , 20     , to the Subsidiary Guarantee dated as of [                ], 2018, made by the Guarantors listed on Schedule I thereto, the other Guarantors party thereto from time to time in favor of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent for the Secured Parties (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Guarantee”).

Reference is made to the Credit Agreement, dated as of [                ], 2018, among WIDOMTREE INVESTMENTS, INC., a Delaware corporation (“U.S. Borrower”), WISDOMTREE INTERNATIONAL GROUP, INC., a Delaware corporation (“U.S. Midco”), WISDOMTREE INTERNATIONAL HOLDINGS LTD, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each Lender from time to time party thereto (as amended, extended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guarantee, as applicable.

The Guarantors (as defined in the Guarantee) have entered into the Guarantee in order to induce the Lenders to make Loans to the English Borrower and U.S. Borrower, as applicable, and the L/C Issuers to make Letters of Credit available in favor of the English Borrower and the U.S. Borrower, as applicable, or any Restricted Subsidiary of such applicable Borrower. Section 4.13 of the Guarantee provides that additional Restricted Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

1. In accordance with Section 4.13 of the Guarantee, the New Subsidiary by its signature below becomes a [U.S. Obligations Guarantor] [and/or] [English Obligations Guarantor] under the Guarantee with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by the Borrowers with respect to the Guarantors under the Credit Agreement are true and correct in all material respects (except to the extent any such representations and warranty is qualified as to “Material Adverse Effect”, in which case such representation and warranty, to the extent qualified by a “Material Adverse Effect”, shall be true and correct in all respects) with respect to the New Subsidiary on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (except to the extent any such representations and warranty is qualified as to “Material Adverse Effect”, in which case such representation and warranty, to the extent qualified by a “Material Adverse Effect”, shall be true and correct in all respects) as of such earlier date. Each reference to a “Guarantor” in the Guarantee shall be deemed to include the New Subsidiary as if originally named therein as a Guarantor. The Guarantee is hereby incorporated herein by reference.

Exhibit A-2-19

2. The New Subsidiary represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and, subject to the Legal Reservations, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Administrative Agent has executed a counterpart hereof. Delivery of an executed counterpart of a signature page of this Supplement by telecopy or other electronic imaging means (including in .pdf format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Supplement.

4. Schedule I to the Guarantee is hereby supplemented by Schedule I attached hereto.

5. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect, subject to the termination of the Guarantee pursuant to Section 4.11 hereof.

6. (a) THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) The other terms of Section 4.08 of the Guarantee with respect to submission to jurisdiction, venue, waiver of jury trial and consent to service of process are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

7. If any provision of this Supplement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Supplement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8. All communications and notices hereunder shall be in writing and given as provided in Section 4.01 of the Guarantee.

9. The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, as provided in Section 4.03(a) of the Guarantee.

Exhibit A-2-20

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Subsidiary Guarantee as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit A-2-21

SUPPLEMENT TO SCHEDULE I TO SUBSIDIARY GUARANTEE

Part A: English Obligations Guarantors

[            ]

Part B: U.S. Obligations Guarantors

[            ]

Exhibit A-2-22

EXHIBIT B

FORM OF COMMITTED LOAN NOTICE

                    , 20

Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent

Eleven Madison Avenue

9th Floor

New York, New York 10010

Attention: Loan Operations – Agency Manager

Fax: (212)-322-2291

Email: agency.loanops@credit-suisse.com

Re:	Committed Loan Notice

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of [●], 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to them in the Credit Agreement), among WisdomTree Investments, Inc., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”), WisdomTree International Group, Inc., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), the other Loan Parties from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each lender from time to time party thereto.

The undersigned hereby requests (select one):

☐    A Revolving Credit Borrowing         ☐    A conversion or continuation of Revolving Credit Loans

☐    A Term Borrowing                            ☐    A conversion or continuation of Term Loans

1.	On (a Business Day).

2.	In the principal amount of [$][£][€][2] .

3.	Comprised of .

4.	[Type of Loan requested]

5.	For LIBOR Rate Loans: with an Interest Period of months.

[2]	Select as applicable or insert the relevant Agreed Alternative Currency.

Exhibit B

6.	Wire Instructions: .[3]

Very truly yours,

[WISDOMTREE INTERNATIONAL HOLDINGS LTD][WISDOMTREE INVESTMENTS, INC.][4]

By:
Name:
Title:

[3]	Insert relevant wire instructions.
[4]	Select as applicable.

Exhibit B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

                    , 20

Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent

Eleven Madison Avenue

9th Floor

New York, New York 10010

Attention: Loan Operations – Agency Manager

Each Lender party to the

Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of [●], 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to them in the Credit Agreement), among WisdomTree Investments, Inc., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”), WisdomTree International Group, Inc., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), the other Loan Parties from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each lender from time to time party thereto. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned hereby certifies to the Administrative Agent and the Lenders as follows:

(a) I am a duly elected Responsible Officer of the Parent.

(b) I am familiar with the terms of the Credit Agreement and the other Loan Documents, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements.

(c) The review described in paragraph (b) above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes or constituted a Default, Event of Default or an event, condition or circumstance requiring a mandatory prepayment under Sections 2.05(b)(ii) through (ix) of the Credit Agreement at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate. [If unable to provide the foregoing certification, attach an Annex A fully describing the nature and extent of the Default, Event of Default or required mandatory prepayment and the actions the Parent has taken or proposes to take with respect thereto.]

(d) [There have been no changes in the identity or status of any Restricted Subsidiary or any Unrestricted Subsidiary for such period.] [Set forth on Attachment I hereto are changes, if any, in the identity of any of the Restricted Subsidiaries or Unrestricted Subsidiaries for such period.]

Exhibit C

(e) [Set forth on Attachment II hereto are calculations of the Total Leverage Ratio, demonstrating compliance with Section 7.10 of the Credit Agreement to the extent applicable for the fiscal quarter of the Parent ending [                    ].]5

[Signature Page Follows]

[5]	To be included only in quarterly compliance certificates beginning with the quarterly compliance certificate for the fiscal quarter ending on June 30, 2018.

Exhibit C

Very truly yours,

WISDOMTREE INVESTMENTS, INC., as the Parent

By:
Name:
Title:

Exhibit C

EXHIBIT D-1

FORM OF TERM NOTE

$	, 2018 New York, New York

FOR VALUE RECEIVED, the undersigned, WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 (the “English Borrower”), hereby unconditionally promises to pay to [                                ] or its registered assigns (the “Lender”) the principal sum of                                      ($            ) or, if less, the then unpaid principal amount of all Term Loans (such term and each other capitalized term used herein without definition shall have the meanings assigned thereto in the Credit Agreement referred to below) made by the Lender to the English Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the Administrative Agent’s Office on the Maturity Date.

The English Borrower also hereby unconditionally promises to pay interest in like currency and funds at the Administrative Agent’s Office on the unpaid principal amount of each Term Loan made by the Lender from the date of such Term Loan until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Term Note is one of the Term Notes referred to in the Credit Agreement, dated as of [●], 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among WisdomTree Investments, Inc., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”), WisdomTree International Group, Inc., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), the English Borrower, the other Loan Parties from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each lender from time to time party thereto, and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, this Term Note is subject to mandatory repayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Term Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The English Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Term Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS TERM NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Exhibit D-1

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS TERM NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

WISDOMTREE INTERNATIONAL HOLDINGS LTD

By:
Name:
Title:

Exhibit D-1-2

EXHIBIT D-2

FORM OF REVOLVING CREDIT NOTE

$	, 2018 New York, New York

FOR VALUE RECEIVED, the undersigned [WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 (the “English Borrower”)][WisdomTree Investments, Inc., a Delaware corporation (the “U.S. Borrower”)6, hereby unconditionally promises to pay to [                            ] or its registered assigns (the “Lender”) the principal sum of                              ($        ) or, if less, the then unpaid principal amount of all Revolving Credit Loans (such term and each other capitalized term used herein without definition shall have the meanings assigned thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, at the Administrative Agent’s Office on the Maturity Date.

The [English Borrower][U.S. Borrower]7 also hereby unconditionally promises to pay interest in like currency and funds at the Administrative Agent’s Office on the unpaid principal amount of each Revolving Credit Loan made by the Lender from the date of such Revolving Credit Loan until paid at the rates and at the times provided in Section 2.08 of the Credit Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement, dated as of [●], 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among [the U.S. Borrower][WisdomTree Investments, Inc., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”)]8, WisdomTree International Group, Inc., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), [the English Borrower][WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower”)]9, the other Loan Parties from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each lender from time to time party thereto, and is entitled to the benefits thereof and of the other Loan Documents. As provided in the Credit Agreement, this Revolving Credit Note is subject to mandatory repayment prior to the Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Revolving Credit Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The [English Borrower][U.S. Borrower]10 hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Credit Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

[6]	Select as applicable.
[7]	Select as applicable.
[8]	Select as applicable.
[9]	Select as applicable.
[10]	Select as applicable.

Exhibit D-2-1

THIS REVOLVING CREDIT NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Exhibit D-2-2

THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS REVOLVING CREDIT NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[WISDOMTREE INTERNATIONAL HOLDINGS LTD][WISDOMTREE INVESTMENTS, INC.][11]

By:
Name:
Title:

[11]	Select as applicable.

Exhibit D-2-3

EXHIBIT E

FORM OF SOLVENCY CERTIFICATE

of

THE PARENT AND ITS SUBSIDIARIES

[                    ], 2018

Pursuant to the Credit Agreement, entered into as of [                    ], 2018, (the “Credit Agreement”) among WISDOMTREE INVESTMENTS, INC., a Delaware corporation (the “Parent”), WISDOMTREE INTERNATIONAL GROUP, INC., a Delaware corporation, WISDOMTREE INTERNATIONAL HOLDINGS LTD, a company incorporated under the laws of England and Wales with registered number 11046784, the lenders from time to time party thereto (the “Lenders”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender, L/C Issuer, Administrative Agent and Collateral Agent (in such capacity, the “Agent”) the undersigned hereby certifies to the Agent and the Lenders, solely in such undersigned’s capacity as chief financial officer of the Parent, and not individually (and without personal liability), as follows:

As of the date hereof, on a pro forma basis after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

(a) the fair value of the assets (on a going concern basis) of the Parent and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise as they become due in the ordinary course of business;

(b) the present fair saleable value of the property (on a going concern basis) of the Parent and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business;

(c) the Parent and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and

(d) the Parent and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of the date hereof for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, would reasonably be expected to become an actual and matured liability in the ordinary course of business. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Parent and its subsidiaries (taken as a whole). In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Parent and its subsidiaries (taken as a whole) after consummation of the transactions contemplated by the Credit Agreement.

[Signature Page Follows]

Exhibit E

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as chief financial officer of the Parent, on behalf of the Parent, and not individually, as of the date first stated above.

WISDOMTREE INVESTMENTS, INC.

By
Name:
Title:

Exhibit E-2

EXHIBIT F-1

FORM OF U.S. SECURITY AGREEMENT

Exhibit F-1

U.S. SECURITY AGREEMENT

dated as of [            ], 2018

among

WISDOMTREE INVESTMENTS, INC.,

as U.S. Borrower,

THE SUBSIDIARY GUARANTORS PARTY HERETO FROM TIME TO TIME,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Collateral Agent

Exhibit F-1-2

Table of Contents

(continues)

Exhibit F-1-3

Table of Contents

(continues)

SCHEDULES

Schedule I	—	Subsidiary Guarantors
Schedule II	—	Equity Interests
Schedule III	—	Commercial Tort Claims
Schedule IV	—	UCC Filings
EXHIBITS
Exhibit I Exhibit II Exhibit III Exhibit IV Exhibit V	— — — — —	[Form of] U.S. Security Agreement Supplement Reserved [Form of] Trademark Security Agreement [Form of] Patent Security Agreement [Form of] Copyright Security Agreement

Exhibit F-1-4

This U.S. SECURITY AGREEMENT, dated as of [            ], 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”), among WISDOMTREE INVESTMENTS, INC., a Delaware corporation (the “U.S. Borrower”), WISDOMTREE INTERNATIONAL GROUP, INC., a Delaware corporation (“U.S. Midco”), the Subsidiary Guarantors set forth on Schedule I hereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent (as defined below) for the Secured Parties (as defined below).

Reference is made to the Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the U.S. Borrower, U.S. Midco, WISDOMTREE INTERNATIONAL HOLDINGS LTD, a private limited company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each L/C Issuer and Lender from time to time party thereto.

The Lenders have agreed to extend credit to the U.S. Borrower and the English Borrower subject to the terms and conditions set forth in the Credit Agreement, the L/C Issuers have agreed to issue letters of credit subject to the terms and conditions set forth in the Credit Agreement, the Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and/or Treasury Services Agreements, as applicable, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements and in such Treasury Services Agreements, as applicable. The obligations of the Lenders to extend such credit, the obligations of the L/C Issuers to issue such letters of credit, the obligation of the Banks to enter into and/or maintain such Secured Hedge Agreements and/or Treasury Services Agreements are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement by each Grantor (as defined below). The Grantors are Affiliates of one another, will derive substantial direct and indirect benefits from (i) the extensions of credit to the Borrowers pursuant to the Credit Agreement, (ii) the issuance of Letters of Credit for the account of the Borrowers pursuant to the Credit Agreement, (iii) the entering into and/or maintaining by the Banks of Secured Hedge Agreements with the Borrowers and/or one or more of their Restricted Subsidiaries, and (iv) the entering into and/or maintaining by the Banks of Treasury Services Agreements with the Borrowers and/or one or more of their Restricted Subsidiaries, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit, the L/C Issuers to issue such letters of credit, the Banks to enter into and/or maintain such Secured Hedge Agreements and/or Treasury Services Agreements, as applicable. Accordingly, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01 Credit Agreement

Exhibit F-1-5

(a) Capitalized terms used in this Agreement, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) Unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Articles 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Articles 8 or 9.

(c) The rules of construction specified in Sections 1.02 through 1.15 (inclusive) of the Credit Agreement also apply to this Agreement.

Section 1.02 Other Defined Terms

As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Article VI.

“Account(s)” means “accounts” as defined in Section 9-102 of the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Administrative Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“After-Acquired Intellectual Property” has the meaning assigned to such term in Section 4.02(e).

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Allocable Amount” has the meaning assigned to such term in Article VI.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Bankruptcy Event of Default” means any Event of Default under Section 8.01(f) of the Credit Agreement.

“Blue Sky Laws” has the meaning assigned to such term in Section 5.01.

“Borrower” and “Borrowers” have the respective meanings assigned to such terms in the second paragraph to this Agreement.

“Closing Date Grantor” has the meaning assigned to such term in Section 2.02.

Exhibit F-1-6

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Collateral Account” means any Cash Collateral Account (as defined in the Credit Agreement), which cash collateral account shall be maintained with the Collateral Agent for the benefit of the relevant Secured Parties in accordance with the Credit Agreement.

“Collateral Agent” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by or assigned to any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, whether registered or unregistered and whether published or unpublished, (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule 6(c) to the Perfection Certificate and all: (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of such copyrights, (ii) reissues, renewals, and extensions thereof and amendments thereto, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Customary Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Grantor now or hereafter has any right, title or interest.

“English Borrower” has the meaning assigned to such term in the second paragraph to this Agreement.

Exhibit F-1-7

“Equipment” shall mean (x) any “equipment” as such term is defined in Article 9 of the UCC and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, appliances, furniture, fixtures, tools and vehicles now or hereafter owned by any Grantor in each case, regardless of whether characterized as equipment under the UCC and (y) and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefore, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“General Intangibles” has the meaning provided in Article 9 of the UCC and shall in any event include all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Grantor, as the case may be, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), rights to the payment of Money, rights to the payment of insurance claims, rights to the payment of proceeds, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Grantor.

“Grant of Security Interest” means a Grant of Security Interest in certain IP Collateral substantially in the form of Exhibit III, IV or V attached hereto.

“Grantor” means the U.S. Borrower, U.S. Midco and each Subsidiary Guarantor listed on Schedule I hereto as of the Closing Date and any additional Subsidiary Guarantor that delivers a U.S. Security Agreement Supplement pursuant to Section 7.13 of this Agreement.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned, licensed or hereafter acquired by any Grantor, including: inventions, designs, Patents, Copyrights, Licenses, Trademarks, Domain Names, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software, databases, all other proprietary information and all embodiments or fixations thereof and related documentation, registrations and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“IP Collateral” means the Collateral consisting of Intellectual Property.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement granting rights under Intellectual Property to which any Grantor is a party.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to develop, commercialize, import, make, have made, offer for sale, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any such right with respect to any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

Exhibit F-1-8

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule 6(a) to the Perfection Certificate, and (b) all (i) rights and privileges arising under applicable Law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof and amendments thereto, (v) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect to any of the foregoing including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Permitted Contractual Restrictions” means any restrictions or limitations that:

(a) (x) exist on the Closing Date and (to the extent not otherwise permitted by this definition) are listed on Schedule 7.09 to the Credit Agreement or (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing (taken as a whole) of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such limitations in any material respect (as reasonably determined by the U.S. Borrower in good faith);

(b) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Parent, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary of the Parent and do not extend to any Subsidiaries other than such Subsidiary and its Subsidiaries;

(c) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 of the Credit Agreement and applicable solely to such joint venture and its equity entered into in the ordinary course of business;

(d) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 of the Credit Agreement but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations without restriction subject to a Customary Intercreditor Agreement, if applicable;

(e) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 of the Credit Agreement that are, taken as a whole, in the good faith judgment of the U.S. Borrower, no more restrictive with respect to the Parent or any Restricted Subsidiary than customary market terms

Exhibit F-1-9

for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in the Credit Agreement), so long as the U.S. Borrower shall have determined in good faith that such restrictions will not adversely affect any Consolidated Party’s obligation or ability to make any payments required under the Credit Agreement; or

(f) are customary restrictions (as reasonably determined by the U.S. Borrower in good faith) that arise in connection with (x) any Lien permitted by Section 7.01 of the Credit Agreement and related solely to the property subject to such Lien or (y) arise in connection with any Disposition permitted by Section 7.04 or 7.05 of the Credit Agreement and related solely to the assets or Person subject to such Disposition.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means any promissory notes, stock certificates, unit certificates constituting Securities, limited or unlimited liability membership certificates constituting Securities or other Securities or Instruments now or hereafter included in the Pledged Collateral, including all Pledged Equity and all other certificates, instruments or other documents representing or evidencing any Pledged Collateral (other than, in each case, any Excluded Assets, which shall, for the avoidance of doubt be excluded from Pledged Securities).

“Secured Obligations” means, the Obligations, the Cash Management Obligations and all obligations owing to the Secured Parties by any Consolidated Party under any Secured Hedge Agreement (but excluding in any event Excluded Swap Obligations).

“Securities Act” has the meaning assigned to such term in Section 5.01.

“Security” means a “security” as such term is defined in Article 8 of the UCC and, in any event, shall include any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 3.01(a).

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement (not including vendor or distribution agreements that allow incidental use of intellectual property rights in connection with the sale or distribution of such products or services).

Exhibit F-1-10

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, the goodwill of the business symbolized thereby or associated therewith, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule 6(b) to the Perfection Certificate, (b) all rights and privileges arising under applicable Law with respect to such Grantor’s use of any trademarks, (c) all extensions and renewals thereof and amendments thereto, (d) all income, fees, royalties, damages and payments now and hereafter due and/or payable with respect to any of the foregoing, including damages, claims and payments for past, present or future infringements thereof, (e) all rights corresponding thereto throughout the world and (f) all rights to sue for past, present and future infringements or dilutions thereof or other injuries thereto.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, perfection or the effect of perfection or non-perfection or the priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or priority or availability of such remedy, as the case may be.

“UFCA” has the meaning assigned to such term in Article VI.

“UFTA” has the meaning assigned to such term in Article VI.

“U.S. Borrower” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“U.S. Midco” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“U.S. Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.

“U.S. Intellectual Property Security Agreement” has the meaning assigned to such term in Section 3.01(d).

Exhibit F-1-11

Article II

Pledge of Securities

Section 2.01 Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby assigns and pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a continuing security interest in, all of such Grantor’s right, title and interest in, to and under (a) (i) all Equity Interests held by it on the date hereof (including those Equity Interests listed on Schedule II) and (ii) any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests (the foregoing clauses (i) and (ii) collectively, the “Pledged Equity”), in each case including all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Equity and all warrants, rights or options issued thereon or with respect thereto; provided that the Pledged Equity shall not include (A) any Excluded Assets (which include, for the avoidance of doubt, in the case of Secured Obligations of the U.S. Borrower and the U.S. Borrower Required Guarantors, (x) 35% of the voting Equity Interests of U.S. Midco, (y) all of the Equity Interests of the English Borrower and (z) any Equity Interests of a Subsidiary of U.S. Midco or the English Borrower) or (B) any Equity Interests in a Person that is not a wholly-owned Subsidiary of such Grantor to the extent that (1) the organizational documents or other agreements with other equity holders of such Person do not permit the pledge of such Equity Interests (so long as such prohibition was not entered into in contemplation of the applicable Grantor becoming a Grantor or at the time the applicable Grantor becomes a Grantor) or (2) the pledge of such Equity Interests (including any exercise of remedies) would result in a change of control, repurchase obligation or other materially adverse consequences to any of the Grantors or such Person, in the case of each of clauses (1) and (2), after giving effect to applicable anti-assignment provisions of the UCC or other applicable Law; (b) [reserved]; (c) subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of, and Security Entitlements in respect of, any of the foregoing (the items referred to in clauses (a) through (e) above (other than, in each case, any Excluded Assets, which shall, for the avoidance of doubt be excluded from Pledged Collateral), being collectively referred to as the “Pledged Collateral”).

Section 2.02 Delivery of the Pledged Collateral.

(a) On the Closing Date (in the case of any Grantor that grants a Lien on any of its assets hereunder on the Closing Date (each, a “Closing Date Grantor”)) or on the date on which such Grantor signs and delivers its first U.S. Security Agreement Supplement (in the case of any other Grantor), each Grantor shall deliver or cause to be delivered to the Collateral Agent, for the benefit of the Secured Parties, any and all Pledged Securities (other than any Securities that are uncertificated, but only for so long as such Securities remain uncertificated). Thereafter, whenever such Grantor acquires any other Pledged Security (other than any Securities that are uncertificated, but only for so long as such Securities remain uncertificated), such Grantor shall promptly deliver or cause to be delivered to the Collateral Agent such Pledged Security as Collateral.

Exhibit F-1-12

(b) Upon delivery to the Collateral Agent, any certificate representing Pledged Collateral shall be accompanied by undated stock or membership interest powers, as applicable, duly executed in blank or other undated instruments of transfer duly-executed in blank reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be deemed to supplement Schedule II and be made a part hereof; provided that failure to provide any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(c) Notwithstanding the foregoing, to the extent that any Closing Date Grantor does not or cannot deliver any Pledged Collateral not in its possession on the Closing Date after such Closing Date Grantor’s use of commercially reasonable efforts to obtain such Pledged Collateral prior to the Closing Date, such Closing Date Grantor shall not be required to deliver such Pledged Collateral until the date that is ten (10) days after the Closing Date (subject to extensions approved by the Collateral Agent in its reasonable discretion).

(d) The assignment, pledge and security interest granted in Section 2.01 are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

Section 2.03 Representations, Warranties and Covenants. Each Grantor, jointly and severally, represents, warrants and covenants, as to itself and the other Grantors, to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a) Schedule II sets forth, as of the Closing Date and as of each date on which a supplement to Schedule II is delivered pursuant to Section 2.02(b), a true and correct list of all the issued and outstanding units of each class of the Equity Interests required to be pledged hereunder and directly owned beneficially, or of record, by such Grantor specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Pledged Equity;

(b) the Pledged Equity issued by each Grantor or its respective Subsidiaries has been duly and validly authorized and issued by the issuers thereof and is fully paid and non-assessable (other than Pledged Equity consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and non-assessable);

(c) each of the Grantors (i) holds the Pledged Securities indicated on Schedule II hereto, as supplemented pursuant to Section 2.02(b), as owned by such Grantor free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) other Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and (ii) will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

Exhibit F-1-13

(d) except for restrictions and limitations imposed or permitted by the Loan Documents or securities laws generally and Permitted Contractual Restrictions, the Pledged Equity is freely transferable and assignable, and none of the Pledged Equity is subject to any option, right of first refusal, shareholders agreement, charter or by-law or other organizational document provisions or contractual restriction of any nature that could reasonably be expected to prohibit, impair, delay or otherwise affect, in each case, in any manner material and adverse to the Secured Parties the pledge of such Pledged Equity hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e) each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f) no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity and perfection of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

(g) by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will (i) obtain a legal, valid and first-priority (subject only to any Liens permitted pursuant to Section 7.01 of the Credit Agreement that have priority as a matter of law), perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations, (ii) have Control of such Pledged Securities and (iii) assuming that neither the Collateral Agent nor any of the other Secured Parties have “notice of an adverse claim” (as defined in Section 8-105 of the UCC) with respect to such Pledged Securities at the time such Pledged Securities constituting Securities that are certificated are delivered to the Collateral Agent, be a protected purchaser (within the meaning of Section 8-303 of the UCC) thereof;

(h) the pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein; and

(i) subject to the terms of this Agreement and to the extent permitted by applicable Law, each Grantor hereby agrees that upon the occurrence and during the continuation of an Event of Default, it will comply with instructions of the Collateral Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder and are Securities that are uncertificated without further consent by the applicable owner or holder of such Pledged Equity.

Section 2.04 Certification of Limited Liability Company and Limited Partnership Interests. Each Grantor acknowledges and agrees that, to the extent any interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is a “security” within the meaning of Article 8 of the UCC and is governed by Article 8 of the UCC, such interest shall be represented by a certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the Closing Date by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent, subject to a Customary Intercreditor Agreement (if any).

Exhibit F-1-14

Section 2.05 Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the U.S. Borrower prior written notice of its intent to exercise such rights, (a) the Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to cause each of the Pledged Securities to be transferred of record into the name of the Collateral Agent and (b) the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement; provided that, notwithstanding the foregoing, if an Event of Default under Section 8.01(f) of the Credit Agreement shall have occurred and be continuing, the Collateral Agent shall not be required to give the notice referred to above in order to exercise the rights described above. If an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given the U.S. Borrower prior written notice of its intent to exercise such rights, each Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section 2.05.

Section 2.06 Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the U.S. Borrower that the rights of the Grantors under this Section 2.06 are being suspended:

(i) Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

(ii) The Collateral Agent shall promptly execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request in writing for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above, in each case as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent.

(iii) Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities, to the extent (and only to the extent) that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or

Exhibit F-1-15

other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties and shall be promptly delivered to the Collateral Agent in the same form as so received (with any necessary endorsement reasonably requested by the Collateral Agent). So long as no Event of Default has occurred and is continuing, the Collateral Agent shall promptly deliver to each Grantor (at the expense of such Grantor) any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities.

(b) Upon the occurrence and during the continuance of any Event of Default, after the Collateral Agent shall have notified the U.S. Borrower of the suspension of the rights of the Grantors under Section 2.06(a), then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to Section 2.06(a)(iii) shall cease (other than with respect to dividends, payments and proceeds expressly permitted by the Credit Agreement to be paid to a party other than the Collateral Agent or any Secured Party after the occurrence and during the continuance of an Event of Default), and all such rights shall thereupon become, subject to the rights of the applicable agent or trustee under a Customary Intercreditor Agreement (if any), vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be promptly delivered to the Collateral Agent upon demand in the same form as so received (with any necessary stock or membership interest powers and other instruments of transfer reasonably requested by the Collateral Agent). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of Section 2.06(a)(iii) in the absence of any such Event of Default and that remain in such account, and such Grantor’s right to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities shall be automatically reinstated.

(c) Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the U.S. Borrower of the suspension of the rights of the Grantors under Section 2.06(a), then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii), shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time

Exhibit F-1-16

to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the sole and exclusive right to exercise the voting and consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of Section 2.06(a)(i), and the obligations of the Collateral Agent under Section 2.06(a)(ii) shall be automatically reinstated.

(d) Any notice given by the Collateral Agent to the U.S. Borrower suspending the rights of the Grantors under this Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under Sections 2.06(a)(i) or (iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing. Notwithstanding anything to the contrary contained in Section 2.06(a), (b) or (c), if an Event of Default under Section 8.01(f) of the Credit Agreement shall have occurred and be continuing, the Collateral Agent shall not be required to give any notice referred to in said Sections in order to exercise any of its rights described in such Sections, and the suspension of the rights of each of the Grantors under each such Section shall be automatic upon the occurrence of such Event of Default.

Section 2.07 Collateral Agent Not a Partner or Limited Liability Company Member Nothing contained in this Agreement shall be construed to make the Collateral Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Collateral Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of Pledged Equity consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Party, any Grantor and/or any other Person.

Article III

Security Interests in Personal Property

Section 3.01 Security Interest (a) As security for the payment or performance, as the case may be, in full of the Secured Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all of such Grantor’s right, title and interest in, to or under any and all of the following assets and properties, whether now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i) all Accounts;

Exhibit F-1-17

(ii) all Chattel Paper;

(iii) all Documents;

(iv) all Equipment;

(v) all General Intangibles;

(vi) all Instruments;

(vii) all Inventory;

(viii) all Investment Property:

(ix) all books and records pertaining to the Article 9 Collateral;

(x) all Goods and Fixtures;

(xi) all Money, cash, cash equivalents, Deposit Accounts, Securities Accounts and Commodities Accounts;

(xii) all Letter-of-Credit Rights;

(xiii) all Commercial Tort Claims described on Schedule III from time to time;

(xiv) the Collateral Account, and all cash, Money, Securities and other investments deposited therein;

(xv) all licenses, permits, rights, orders, variances, franchises or authorizations of or from any governmental authority or agency, to the extent permitted to be assigned by the terms thereof or by applicable law;

(xvi) all Supporting Obligations;

(xvii) all Security Entitlements in any or all of the foregoing;

(xviii) all Intellectual Property; and

(xix) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that “Collateral” shall not include, and the Security Interest shall not attach to, any Excluded Assets (which include, for the avoidance of doubt, in the case of Secured Obligations of the U.S. Borrower and the U.S. Borrower Required Guarantors, all of the assets of U.S. Midco).

Exhibit F-1-18

(b) Each Grantor hereby irrevocably authorizes the Collateral Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements or continuation statements (including fixture filings solely in the jurisdiction of organization of the applicable Grantor) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) describe the collateral covered thereby in any manner that the Collateral Agent reasonably determines is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement including indicating the Collateral as all assets or all personal property of such Grantor or words of similar effect and (ii) contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the Material Real Property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

(c) The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d) Each Grantor hereby further authorizes the Collateral Agent to file a Grant of Security Interest pursuant to the applicable intellectual property security agreement substantially in the form of Exhibit III, IV or V (each, a “U.S. Intellectual Property Security Agreement”), as applicable, covering relevant IP Collateral consisting of U.S. Patents (and U.S. Patents for which applications are pending), U.S. registered Trademarks (and U.S. Trademarks for which registration applications are pending) and U.S. registered Copyrights (and U.S. Copyrights for which registration applications are pending) with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable, and such other documents with the United States Patent and Trademark Office or United States Copyright Office as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by such Grantor hereunder, and naming such Grantor, as debtor, and the Collateral Agent, as secured party.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, nothing in this Section 3.01 or any other provision in this Agreement or any other Loan Document shall be construed to require (and the Collateral Agent shall not be authorized to require) (A) the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets, (B) the perfection of pledges of or security interests in motor vehicles and other assets subject to certificates of title to the extent a Lien thereon cannot be perfected by the filing of a UCC financing statement (or the equivalent), (C) other than with respect to any Cash Collateral Account, the perfection of pledges of or security interests in Cash and Cash Equivalents, deposit accounts, securities accounts, commodities accounts and similar accounts by means of control or any similar arrangement (including by means of control agreements), (D) with respect to Collateral of any Grantor that is a U.S. Loan Party, the perfection of pledges of or security interests in such Collateral by any means other than (1) the filing of financing statements under the UCC, (2) the filing of any necessary filings with the United States Patent and

Exhibit F-1-19

Trademark Office or United States Copyright Office, (3) the recording of Mortgages in the applicable real estate records with respect to Mortgaged Properties and (4) the delivery to the Collateral Agent to be held in its possession of all Pledged Collateral, (E) the taking of any actions (other than the actions listed in clauses (D)(1) through (D)(4) above) with respect to any assets not located in the United States other than, solely with respect to assets of the English Borrower or a Grantor that is an English Borrower Required Guarantor organized or formed in a Covered Jurisdiction, any actions required in the jurisdiction applicable to the creation or perfection of the security interests in such assets, (F) the entering into of any security document governed by the laws of a jurisdiction other than (I) in the case of any Grantor that is U.S. Loan Party, a jurisdiction within the United States other than, solely in the case of U.S. Midco, the English Borrower Share Pledge, (II) in the case of the English Borrower, England and Wales and (III) in the case of a Grantor that is an English Borrower Required Guarantor organized or formed in a Covered Jurisdiction, the jurisdiction in which such Grantor is organized or (G) the obtaining of landlord waivers, estoppels, collateral access letters or similar third-party agreements or consents, and (ii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement, the other Collateral Documents and the Credit Agreement.

Section 3.02 Representations and Warranties Each Grantor represents and warrants, as to itself and the other Grantors, to the Collateral Agent and the Secured Parties that:

(a) Each Grantor has valid rights (not subject to any Liens other than Liens permitted by Section 7.01 of the Credit Agreement) in the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder (which rights are in any event, sufficient under Section 9-203 of the UCC), and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b) The Perfection Certificate delivered to the Administrative Agent on or prior to the Closing Date has been duly executed and delivered to the Collateral Agent and the information set forth therein, including the exact legal name of each Grantor and its jurisdiction of organization, taken as a whole, is correct and complete in all material respects as of the Closing Date. The UCC financing statements (including fixture filings, as applicable) prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule IV of this Agreement (or specified by notice from the applicable Grantor to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.11 of the Credit Agreement and the Collateral and Guarantee Requirement), are all the filings, recordings and registrations (other than any filings required to be made in the United States Patent and Trademark Office or the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of Intellectual Property) necessary to establish a legal, valid and perfected security interest in favor of the Collateral Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC, and no further or subsequent

Exhibit F-1-20

filing, refiling, recording, rerecording, registration pursuant to the UCC or reregistration with respect to such Article 9 Collateral is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of amendment or continuation statements. Each Grantor represents and warrants that, as of the Closing Date, to the extent required by the Collateral and Guarantee Requirement, fully executed Grants of Security Interest in the form attached as Exhibit III, IV or V, as applicable, containing a description of all IP Collateral consisting of U.S. Patents (and U.S. Patents for which applications are pending), U.S. registered Trademarks (and U.S. Trademarks for which registration applications are pending) or U.S. registered Copyrights (and U.S. Copyrights for which registration applications are pending), as applicable, have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office or the United States Copyright Office, as applicable, pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder.

(c) The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations, (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC and (iii) a perfected security interest in all Article 9 Collateral (other than with respect to any Copyright that is not material to the business of the Grantors, taken as a whole) in which a security interest may be perfected by the recording of the relevant Grants of Security Interest with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any nonconsensual Lien that is expressly permitted pursuant to Section 7.01 of the Credit Agreement and has priority as a matter of law and (ii) any other Lien that is expressly permitted pursuant to Section 7.01 of the Credit Agreement and has priority as a matter of law.

(d) The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office, or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

(e) All Commercial Tort Claims of each Grantor where the amount of the damages claimed by such Grantor is in excess of $10,000,000 in existence on the date of this Agreement (or on the date upon which such Grantor becomes a party to this Agreement) are described on Schedule III hereto, as supplemented pursuant to Section 3.04(c).

Exhibit F-1-21

(f) Except as could not reasonably be expected to have a Material Adverse Effect, with respect to the IP Collateral:

(i) such Grantor is the exclusive owner of all right, title and interest in and to the IP Collateral or has the right or license to use the IP Collateral subject only to the terms of the Licenses;

(ii) the operation of such Grantor’s business as currently conducted and the use of the IP Collateral in connection therewith do not conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party;

(iii) the IP Collateral set forth on the Perfection Certificate includes all of the patents, patent applications, domain names, trademark registrations and applications, copyright registrations and applications owned by such Grantor as of the date hereof;

(iv) the IP Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or in part, and to such Grantor’s knowledge, is valid and enforceable. Such Grantor is not aware of any uses of any material item of IP Collateral that could be expected to lead to such item becoming invalid or unenforceable;

(v) such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each and every item of IP Collateral in full force and effect, and to protect and maintain its interest therein;

(vi) no claim, action, suit, investigation, litigation or proceeding has been asserted in writing or is pending or, to such Grantor’s knowledge, threatened against such Grantor (A) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the IP Collateral, (B) alleging that the Grantor’s rights in or use of the IP Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (C) alleging that the IP Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement. To such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the material IP Collateral or the Grantor’s rights in or use thereof. The consummation of the transactions contemplated by the Loan Documents will not result in the termination or impairment of any of the IP Collateral;

Exhibit F-1-22

(vii) with respect to each material License: (A) such License is valid and binding and in full force and effect; (B) such Grantor has not received any notice of termination or cancellation under such License; (C) such Grantor has not received any notice of a breach or default under such License; and (D) neither such Grantor nor, to such Grantor’s knowledge, any other party to such License is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such License; and

(viii) to such Grantor’s knowledge, (A) none of the material trade secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; and (B) no employee, independent contractor or agent of such Grantor is in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s material IP Collateral.

Section 3.03 Covenants (a) The U.S. Borrower agrees to promptly (and in any event within thirty (30) calendar days after the occurrence of such event, or such later date as the Collateral Agent may agree in its reasonable discretion) notify the Collateral Agent of any change (i) in the legal name of any Grantor, (ii) in the identity or type of organization or corporate structure of any Grantor, (i) in the jurisdiction of organization of any Grantor, (iv) in the location of any Grantor under the UCC or (v) in the organizational identification number of any Grantor. In addition, if any Grantor does not have an organizational identification number on the Closing Date (or the date such Grantor becomes a party to this Agreement) and later obtains one, the U.S. Borrower shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably necessary to maintain the security interests (and the priority thereof) of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings, publications and registrations, have been made (or will be made in a timely fashion) under the UCC or other applicable Law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first-priority security interest to the extent required under the Loan Documents (subject only to any Lien that is expressly permitted pursuant to Section 7.01 of the Credit Agreement and has priority as a matter of law).

(b) Each Grantor shall, at its own expense, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of the business, and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 7.01 of the Credit Agreement.

(c) [Reserved].

(d) Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to preserve, protect and perfect

Exhibit F-1-23

the Security Interest created hereby, including the payment of any fees and Taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents required hereby.

(e) Upon the occurrence and continuance of an Event of Default, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, this Agreement or any other Loan Document and within a reasonable period of time after the Collateral Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Collateral Agent within 30 days following receipt by such Grantor of an invoice relating thereto setting forth such expenses in reasonable detail for all reasonable and documented out-of-pocket costs and expenses (with backup documentation supporting such request) incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f) If at any time any Grantor shall take a security interest in any property (other than Excluded Assets) of an Account Debtor or any other Person the value of which equals or exceeds $10,000,000 to secure payment and performance of an Account or related contracts, such Grantor shall promptly assign such security interest to the Collateral Agent for the benefit of the applicable Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g) Neither the Collateral Agent nor any Secured Party shall be or become liable to observe or perform the conditions and obligations to be observed and performed by any Grantor under any contract, agreement or instrument relating to the Article 9 Collateral.

Section 3.04 Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense and subject to a Customary Intercreditor Agreement (if any), to take the following actions with respect to the following Article 9 Collateral:

(a) Instruments. If any Grantor shall at any time hold or acquire any Instruments constituting Collateral and (x) evidencing an amount equal to or in excess of $10,000,000 or (y) otherwise required to be endorsed, assigned and delivered to the Collateral Agent, such Grantor shall, in each case (subject to a Customary Intercreditor Agreement (if any)), promptly endorse, assign and deliver the same to the Collateral Agent for the benefit of the applicable Secured Parties, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

Exhibit F-1-24

(b) Investment Property. Except to the extent otherwise provided in Article II, if any Grantor shall at any time hold or acquire any Securities that are certificated, such Grantor shall promptly endorse, assign and deliver the same to the Collateral Agent for the benefit of the Secured Parties, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request. If any Securities now or hereafter acquired by any Grantor are uncertificated and are issued to such Grantor or its nominee directly by the issuer thereof, upon the Collateral Agent’s request and following the occurrence and continuation of an Event of Default such Grantor shall promptly notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (but only to the extent such Securities and other Investment Property constitute Collateral) (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such Securities, without further consent of any Grantor or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the Securities. If any Securities, whether certificated or uncertificated, or other Investment Property are held by any Grantor or its nominee through a Securities Intermediary, upon the Collateral Agent’s request and following the occurrence and continuation of an Event of Default, such Grantor shall promptly notify the Collateral Agent thereof and at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent shall either (i) cause such Securities Intermediary to agree to comply with Entitlement Orders or other instructions from the Collateral Agent to such Securities Intermediary as to such Security Entitlements without further consent of any Grantor or such nominee, or (ii) in the case of Financial Assets or other Investment Property held through a Securities Intermediary, arrange for the Collateral Agent to become the Entitlement Holder with respect to such Investment Property, with the Grantor being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property.

(c) Commercial Tort Claims. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Claim with a value (as reasonably determined by the U.S. Borrower) of $10,000,000 or more, such Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such Grantor and provide supplements to Schedule III describing the details thereof and shall grant to the Collateral Agent a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

Article IV

Special Provisions Concerning IP Collateral

Section 4.01 Grant of License to Use Intellectual Property. Without limiting the provisions of Section 3.01 hereof or any other rights of the Collateral Agent as the holder of a Security Interest in any IP Collateral, for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the IP Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located, solely in connection with (x) the marketing of the Grantors’ services and (y) the

Exhibit F-1-25

operation of the Grantors’ businesses, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that any such license granted by the Collateral Agent to a third party shall be limited to the purposes set forth in this Section 4.01 and include reasonable and customary terms necessary to preserve the existence, validity and value of the affected IP Collateral, including without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, protecting and maintaining the quality standards of the Trademarks in the manner set forth below (it being understood and agreed that, without limiting any other rights and remedies of the Collateral Agent under this Agreement, any other Loan Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Collateral Agent rights in and to such IP Collateral above and beyond (x) the rights to such IP Collateral that each Grantor has reserved for itself and (y) in the case of IP Collateral that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such IP Collateral hereunder).

The use of such license by the Collateral Agent may only be exercised, at the option of the Collateral Agent, during the continuation of an Event of Default; provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall immediately terminate at such time as the Collateral Agent is no longer lawfully entitled to exercise its rights and remedies under this Agreement. Nothing in this Section 4.01 shall require a Grantor to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor. In the event the license set forth in this Section 4.01 is exercised with regard to any Trademarks, then the following shall apply: (i) all goodwill arising from any licensed or sublicensed use of any Trademark shall inure to the benefit of the Grantor; (ii) the licensed or sublicensed Trademarks shall only be used in association with goods or services of a quality and nature consistent with the quality and reputation with which such Trademarks were associated when used by Grantor prior to the exercise of the license rights set forth herein; and (iii) at the Grantor’s request and expense, licensees and sublicensees shall provide reasonable cooperation in any effort by the Grantor to maintain the registration or otherwise secure the ongoing validity and effectiveness of such licensed Trademarks, including, without limitation the actions and conduct described in Section 4.02 below.

Section 4.02 Protection of Collateral Agent’s Security (a) Except to the extent permitted by subsection 4.02(g) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its IP Collateral for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority located in the United States to (i) maintain the validity and enforceability of any registered IP Collateral and maintain such IP Collateral in full force and effect, and (ii) pursue the registration and maintenance of each Patent, Trademark, or Copyright registration, issuance or application, now or hereafter included in such IP Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S.

Exhibit F-1-26

Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities located in the United States, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.

(b) In the event that any Grantor becomes aware that any material item of the IP Collateral is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor reasonably deems appropriate under the circumstances to protect or enforce such IP Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(c) Each Grantor shall use proper statutory notice as commercially practical in connection with its use of each material item of its IP Collateral. Except to the extent permitted by subsection 4.02(g) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its IP Collateral may lapse, be terminated or become invalid or unenforceable or dedicated to the public domain (or, in the case of a trade secret, lose its competitive value).

(d) Except to the extent permitted by subsection 4.02(g) below, or to the extent that failure to act could not reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its IP Collateral.

(e) Each Grantor agrees that, should it obtain an ownership or other interest in any IP Collateral after the Closing Date (the “After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of Trademarks, the goodwill symbolized thereby, shall automatically become part of the IP Collateral subject to the terms and conditions of this Agreement with respect thereto.

(f) Together with the delivery of each Compliance Certificate pursuant to Section 6.02(a) of the Credit Agreement, each Grantor shall sign and deliver to the Collateral Agent an appropriate U.S. Security Agreement Supplement and related Grant of Security Interest with respect to applications for U.S. registration or U.S. registrations of IP Collateral owned by it as of the last day of the applicable fiscal year or fiscal quarter, as the case may be, to the extent that such IP Collateral is not covered by any previous U.S. Security Agreement Supplement (and Grant of Security Interests) so signed and delivered by it. In each case, it will promptly cooperate as reasonably necessary to enable the Collateral Agent to make any necessary or reasonably desirable recordations with the U.S. Copyright Office or the U.S. Patent and Trademark Office, as appropriate.

(g) Notwithstanding the foregoing provisions of this Section 4.02 or elsewhere in this Agreement, nothing in this Agreement shall prevent any Grantor from abandoning or discontinuing the use or maintenance of any or its IP Collateral, or from failing to take action to enforce license agreements or pursue actions against infringers, if such Grantor has previously determined in its reasonable business judgment that such abandonment, discontinuance, or failure to take action is desirable in the conduct of its business.

Exhibit F-1-27

Article V

Remedies

Section 5.01 Remedies Upon Default Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Collateral Agent shall have the right to exercise any and all rights afforded to a secured party under this Agreement, the UCC or other applicable Law, and, subject to a Customary Intercreditor Agreement (if any), also may (or, at the request of the Required Lenders, shall) (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Collateral Agent promptly, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; provided that the Collateral Agent shall provide the applicable Grantor with reasonable notice thereof prior to or promptly after such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Collateral Agent shall provide the applicable Grantor with reasonable notice thereof prior to or promptly after such exercise; (iv) withdraw any and all cash or other Collateral from any Collateral Account and apply such cash and other Collateral to the payment of any and all Secured Obligations in the manner provided in Section 5.02 of this Agreement; (v) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate; and (vi) with respect to any IP Collateral, on demand, cause the Security Interest to become an assignment, transfer and conveyance of any of or all such IP Collateral (provided that no such demand may be made unless an Event of Default has occurred and has continued for thirty (30) days) by the applicable Grantors to the Collateral Agent, the Collateral Agent being free to sell, transfer, offer for sale, otherwise dispose of such IP Collateral, or license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such IP Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine; provided, however, that such terms shall include all terms and restrictions that are customarily required to ensure the continuing validity and effectiveness of the IP Collateral at issue, such as, without limitation, notice, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to Patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and confidentiality protections for trade secrets.

Each Grantor acknowledges and recognizes that (a) the Collateral Agent may be unable to effect a public sale of all or a part of the Collateral consisting of securities by reason of certain prohibitions contained in the Securities Act of 1933, 15 U.S.C. §77, (as amended and in

Exhibit F-1-28

effect, the “Securities Act”) or the securities laws of various states (the “Blue Sky Laws”), but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof, (b) private sales so made may be at prices and upon other terms less favorable to the seller than if such securities were sold at public sales, (c) neither the Collateral Agent nor any other Secured Party has any obligation to delay sale of any of the Collateral for the period of time necessary to permit such securities to be registered for public sale under the Securities Act or the Blue Sky Laws, and (d) private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner. To the maximum extent permitted by Law, each Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Grantors ten (10) days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. The Collateral Agent may conduct one or more going out of business sales, in the Collateral Agent’s own right or by one or more agents and contractors. Such sale(s) may be conducted upon any premises owned, leased, or occupied by any Grantor. The Collateral Agent and any such agent or contractor, in conjunction with any such sale, may augment the Inventory with other goods (all of which other goods shall remain the sole property of the Collateral Agent or such agent or contractor). Any amounts realized from the sale of such goods which constitute augmentations to the Inventory (net of an allocable share of the costs and expenses incurred in their disposition) shall be the sole property of the Collateral Agent or such agent or contractor and neither any Grantor nor any Person claiming under or in right of any Grantor shall have any interest therein. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future

Exhibit F-1-29

delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by applicable Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by applicable Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by applicable Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes of determining the Grantors’ rights in the Collateral, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full; provided, however, that such agreements shall include all terms and restrictions that are customarily required to ensure the continuing validity and effectiveness of the IP Collateral at issue, such as, without limitation, quality control and inurement provisions with regard to Trademarks, patent designation provisions with regard to patents, and copyright notices and restrictions or decompilation and reverse engineering of copyrighted software, and protecting the confidentiality of trade secrets. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default and after notice to the U.S. Borrower of its intent to exercise such rights (except in the case of an Event of Default under Section 8.01(f) of the Credit Agreement, in which case no such notice shall be required) for the purpose of, subject to a Customary Intercreditor Agreement (if any), (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto.

By accepting the benefits of this Agreement and each other Collateral Document, the Secured Parties expressly acknowledge and agree that this Agreement and each other Collateral Document may be enforced only by the action of the Collateral Agent and that no other Secured Party shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Parties upon the terms of this Agreement and the other Collateral Documents.

Exhibit F-1-30

Section 5.02 Application of Proceeds Subject to a Customary Intercreditor Agreement (if any), the Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with the provisions of Section 8.03 of the Credit Agreement. The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. It is understood and agreed that the Grantors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Secured Obligations.

Article VI

Indemnity, Subrogation and Subordination

Upon payment by any Grantor of any Secured Obligations, all rights of such Grantor against the U.S. Borrower or any other Grantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Secured Obligations (other than (i) contingent indemnity obligations for then unasserted claims; (ii) L/C Obligations as to which arrangements satisfactory to the applicable L/C Issuer shall have been made; (iii) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Bank shall have been made; and (iv) Cash Management Obligations as to which arrangements satisfactory to the applicable Bank shall have been made) and the termination of all Commitments. If any amount shall be paid to the U.S. Borrower or any other Grantor in contravention of the foregoing subordination on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the U.S. Borrower or any other Grantor, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Collateral Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Grantor (other than the U.S. Borrower) shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Secured Obligations (an “Accommodation Payment”), then the Grantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Grantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Grantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Grantors. As of any date of determination, the “Allocable Amount” of each Grantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Grantor hereunder and under the Credit Agreement without (a) rendering such Grantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code,

Exhibit F-1-31

Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Grantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Grantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

Article VII

Miscellaneous

Section 7.01 Notices All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to a Grantor other than the U.S. Borrower shall be given in care of the U.S. Borrower.

Section 7.02 Waivers; Amendment (a) No failure or delay by the Collateral Agent in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent hereunder and under the other Loan Documents are cumulative and are not exclusive of any other rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of any Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any other Secured Party may have had notice or knowledge of such Default or Event of Default at the time.

(b) Subject to a Customary Intercreditor Agreement (if any), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into in accordance with Section 10.01 of the Credit Agreement.

Section 7.03 Collateral Agent’s Fees and Expenses; Indemnification

(a) Each Grantor agrees to reimburse the Collateral Agent for its reasonable and documented out-of-pocket costs, expenses and disbursements (including Attorney Costs) to the extent required by Section 10.04 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Grantor”.

(b) Each Grantor agrees to indemnify and hold harmless the Collateral Agent and each other Indemnitee from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, and reasonable and documented out-of-pocket costs, expenses and disbursements to the extent required by Section 10.05 of the Credit Agreement; provided that each reference therein to the “Borrower” shall be deemed to be a reference to “each Grantor”.

Exhibit F-1-32

(c) The agreements in this Section 7.03 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

Section 7.04 Successors and Assigns Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns. Except in a transaction expressly permitted under the Credit Agreement, no Grantor may assign any of its rights or obligations hereunder without the written consent of the Collateral Agent.

Section 7.05 Survival of Agreement All representations and warranties made hereunder shall be considered to have been relied upon by the Secured Parties, regardless of any investigation made by any such Lender or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until this Agreement is terminated as provided in Section 7.12 hereof, or with respect to any individual Grantor until such Grantor is otherwise released from its obligations under this Agreement in accordance with the terms hereof.

Section 7.06 Counterparts; Effectiveness; Several Agreement This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by each Closing Date Grantor and the Collateral Agent and thereafter shall be binding upon and inure to the benefit of each Grantor, the Collateral Agent and the other Secured Parties and their respective permitted successors and assigns, subject to Section 7.04 hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in .pdf format via electronic mail) shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 7.07 Severability If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Exhibit F-1-33

Section 7.08 GOVERNING LAW, ETC.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE GRANTORS AND THE COLLATERAL AGENT EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE COLLATERAL AGENT RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER THIS AGREEMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE GRANTORS AND THE COLLATERAL AGENT EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 7.09 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Exhibit F-1-34

Section 7.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.11 Security Interest Absolute To the fullest extent permitted under applicable Laws, all rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any Secured Hedge Agreements, any Treasury Services Agreements, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (a) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any Secured Hedge Agreements, any Treasury Services Agreements, or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) subject only to termination or release of a Grantor’s obligations hereunder in accordance with the terms of Section 7.11, but without prejudice to reinstatement rights under Section 2.04 of the Parent Guarantee and/or the Subsidiary Guarantee, any other circumstance (other than payment in full in cash or performance of the Guaranteed Obligations) that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Section 7.12 Termination or Release

(a) This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations, except with respect to Secured Obligations that expressly survive such repayment pursuant to the terms of the Credit Agreement, when and as provided in Section 9.14 of the Credit Agreement.

(b) A Grantor shall be automatically released from its obligations under this Agreement and the other Loan Documents, and the Security Interest in any Collateral shall be automatically released, when and as provided in Section 9.14 of the Credit Agreement.

(c) In connection with any termination or release pursuant to this Section 7.12, the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to effect and evidence such termination, payoff or release and perform such other actions reasonably requested by such Grantor to effect such release, including delivery of certificates, securities and instruments in the Administrative Agent’s possession and authorizing such Grantor or its representatives to file any UCC amendment or termination statements or other Lien release documentation with respect to such release. Any execution and delivery of documents pursuant to this Section 7.12 shall be without recourse to or warranty by the Collateral Agent.

Exhibit F-1-35

(d) The Collateral Agent shall have no liability whatsoever to any Secured Party as the result of any release of Collateral by it as permitted (or which the Collateral Agent in good faith believes to be permitted) by this Section 7.12.

Section 7.13 Additional Restricted Subsidiaries To the extent required by Section 6.11 of the Credit Agreement a Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein, and such Restricted Subsidiary shall execute and deliver to the Administrative Agent a U.S. Security Agreement Supplement. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 7.14 Collateral Agent Appointed Attorney-in-Fact

(a) Each Grantor hereby appoints the Collateral Agent the true and lawful attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, subject to a Customary Intercreditor Agreement (if any), upon the occurrence and during the continuance of an Event of Default and (unless an Event of Default under Section 8.01(f) of the Credit Agreement has occurred and is continuing, in which case no such notice shall be required) delivery of notice by the Collateral Agent to the U.S. Borrower of its intent to exercise such rights, with full power of substitution either in the Collateral Agent’s name or in the name of such Grantor (i) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (ii) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (iii) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (iv) to send verifications of Accounts to any Account Debtor; (v) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (vi) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (vii) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Collateral Agent or to a Collateral Account and adjust, settle or compromise the amount of payment of any Account or related contracts; (viii) to make, settle and adjust claims in respect of Collateral under policies of insurance and to endorse the name of such Grantor on any check, draft, instrument or any other item of payment with respect to the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto; and (ix) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to

Exhibit F-1-36

present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact.

(b) All acts in accordance with this Section 7.14 of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Collateral Agent, for the benefit of the Secured Parties, under this Section 7.14 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.

Section 7.15 General Authority of the Collateral Agent By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Collateral Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Collateral Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Section 7.16 Collateral Agent’s Duties Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

Section 7.17 Recourse; Limited Obligations This Agreement is made with full recourse to each Grantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Grantor contained herein, in the Credit Agreement and the other Loan Documents and otherwise in writing in connection herewith or therewith, with respect to the Secured Obligations of each applicable Secured Party. It is the desire and intent of each Grantor and each applicable Secured Party that this Agreement shall be enforced against each Grantor to the fullest extent permissible under applicable Law applied in each jurisdiction in which enforcement is sought.

Exhibit F-1-37

Section 7.18 Mortgages In the event that any of the Collateral hereunder is also subject to a valid and enforceable Lien under the terms of a Mortgage and the terms thereof are inconsistent with the terms of this Agreement, then with respect to such Collateral, the terms of such Mortgage shall control in the case of fixtures and real property leases, letting and licenses of, and contracts, and agreements relating to the lease of, real property, and the terms of this Agreement shall control in the case of all other Collateral.

Section 7.19 Customary Intercreditor Agreement.

(a) Notwithstanding anything herein to the contrary, the Liens granted to the Collateral Agent under this Agreement and the exercise of the rights and remedies of the Collateral Agent hereunder and under any other Collateral Document may be subject to the provisions of a Customary Intercreditor Agreement (if any). In the event of any conflict between the terms of a Customary Intercreditor Agreement (if any) and this Agreement or any other Collateral Document, the terms of such Customary Intercreditor Agreement (if any) shall govern and control. Notwithstanding anything to the contrary herein, the Collateral Agent acknowledges and agrees that no Grantor shall be required to take or refrain from taking any action at the request of the Collateral Agent with respect to the Collateral if such action or inaction would be inconsistent with the terms of such Customary Intercreditor Agreement (if any).

(b) Nothing contained in a Customary Intercreditor Agreement (if any) shall be deemed to modify any of the provisions of this Agreement, which, as among the Grantors and the Collateral Agent shall remain in full force and effect in accordance with its terms.

Section 7.20 Right of Setoff

Subject to Section 10.09 of the Credit Agreement, if an Event of Default shall have occurred and be continuing, each Lender and each other Secured Party is hereby authorized by each Grantor at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Secured Party to or for the credit or the account of any Grantor against any and all of the obligations of the Grantor now or hereafter existing under this Agreement or any other Loan Document to such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Grantor may be contingent or unmatured or are owed to a branch or office of such Secured Party different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff) that such Secured Party may have. Each Lender agrees to notify the U.S. Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

[Signature Pages Follow]

Exhibit F-1-38

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WISDOMTREE INVESTMENTS, INC., as the U.S. Borrower

By:
Name:
Title:

WISDOMTREE INTERNATIONAL GROUP, INC., as U.S. Midco

By:
Name:
Title:

Signature Page to U.S. Security Agreement

Exhibit F-1-39

SUBSIDIARY GUARANTORS:

WISDOMTREE ASSET MANAGEMENT, INC., as a Subsidiary Guarantor

By:
Name:
Title:

WISDOMTREE COMMODITY SERVICES, LLC, as a Subsidiary Guarantor

By:
Name:
Title:

Signature Page to U.S. Security Agreement

Exhibit F-1-40

COLLATERAL AGENT:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to U.S. Security Agreement

Exhibit F-1-41

SCHEDULE I TO U.S. SECURITY AGREEMENT

SUBSIDIARY GUARANTORS

[            ]

Exhibit F-1-42

SCHEDULE II TO U.S. SECURITY AGREEMENT

PLEDGED COLLATERAL

EQUITY INTERESTS

Subsidiary	Grantor	Number and Percentage of Equity Interests of Subsidiary Held By Grantor and Pledged By Grantor	Stock Certificate No. (if applicable)

Exhibit F-1-43

SCHEDULE III TO U.S. SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

[            ]

Exhibit F-1-44

SCHEDULE IV TO U.S. SECURITY AGREEMENT

UCC FILINGS

Grantor	Jurisdiction

Exhibit F-1-45

EXHIBIT I

TO U.S. SECURITY AGREEMENT

[FORM OF] U.S. SECURITY AGREEMENT SUPPLEMENT

SUPPLEMENT NO.                 dated as of                , 20 (this “Supplement”), to the U.S. Security Agreement dated as of [            ], 2018 (the “Security Agreement”), among WISDOMTREE INVESTMENTS, INC., a Delaware corporation (the “U.S. Borrower”), WISDOMTREE INTERNATIONAL GROUP, INC., a Delaware corporation (“U.S. Midco”), the Subsidiary Guarantors set forth on Schedule I thereto and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent for the Secured Parties (the “Collateral Agent”).

A. Reference is made to (i) the Credit Agreement, dated as of [            ], 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among the U.S. Borrower, U.S. Midco, WISDOMTREE INTERNATIONAL HOLDINGS LTD, a private limited company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each L/C Issuer and Lender from time to time party thereto and (ii) the Guaranties (as defined in the Credit Agreement).

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement, as applicable.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans. Section 7.13 of the Security Agreement provides that additional Restricted Subsidiaries of the Grantors may become Grantors under the Security Agreement by execution and delivery of an instrument substantially in the form of this Supplement. The undersigned Restricted Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

Section 1. In accordance with Section 7.13 of the Security Agreement, the New Subsidiary by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects (except to the extent any such representation and warranty is qualified as to materiality, in which case such representation and warranty, to the extent qualified by materiality, shall be true and correct in all respects) on and as

Exhibit F-1-46

of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects (except to the extent any such representation and warranty is qualified as to materiality, in which case such representation and warranty, to the extent qualified by materiality, shall be true and correct in all respects) as of such earlier date. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Secured Obligations does hereby create and grant to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Subsidiary as if originally named therein as a Grantor. The Security Agreement is hereby incorporated herein by reference.

Section 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or electronic (including .pdf file) transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

Section 4. The New Subsidiary hereby represents and warrants that the Perfection Certificate attached hereto and updated schedules to the Security Agreement attached hereto as Schedule I have been duly executed and delivered to the Collateral Agent and the information set forth therein, including the exact legal name of the New Subsidiary and its jurisdiction of organization, is correct and complete in all material respects as of the date hereof.

Section 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

Section 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Exhibit F-1-47

Section 8. All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Security Agreement.

Exhibit F-1-48

IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:
Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to U.S. Security Agreement Supplement]

Exhibit F-1-49

SCHEDULE I TO SECURITY AGREEMENT SUPPLEMENT

[ATTACH COMPLETED PERFECTION CERTIFICATE FOR NEW SUBSIDIARY AND ALL SCHEDULES TO U.S. SECURITY AGREEMENT, UPDATED FOR NEW SUBSIDIARY]

Exhibit F-1-50

EXHIBIT II

TO SECURITY AGREEMENT

RESERVED

Exhibit F-1-51

EXHIBIT III

TO SECURITY AGREEMENT

[FORM OF] TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Trademark Security Agreement”) dated            , 20 , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Credit Suisse AG, Cayman Islands Branch, as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

Reference is made to (i) the Credit Agreement, dated as of [            ], 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among WISDOMTREE INVESTMENTS, INC., a Delaware corporation (the “U.S. Borrower”), WISDOMTREE INTERNATIONAL GROUP, INC., a Delaware corporation (“U.S. Midco”), WISDOMTREE INTERNATIONAL HOLDINGS LTD, a private limited company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each L/C Issuer and Lender from time to time party thereto, (ii) each Secured Hedge Agreement, and (iii) each Treasury Services Agreement. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement, the L/C Issuers have agreed to issue letters of credit subject to the terms and conditions set forth in the Credit Agreement, the Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and/or Treasury Services Agreements, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements or in such Treasury Services Agreement, as applicable.

Whereas, as a condition precedent to the Lenders extension of such credit, the obligation of the L/C Issuers to issue letters of credit, the obligation of the Banks to enter into and/or maintain such Secured Hedge Agreements and/or Treasury Services Agreements, each Grantor has executed and delivered that certain U.S. Security Agreement dated [            ], 2018, made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

Whereas, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Trademark Security Agreement for recording with the U.S. Patent and Trademark Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

Exhibit F-1-52

SECTION 1. Terms. Terms defined in the Credit Agreement and Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement and Security Agreement.

SECTION 2. Grant of Security. Each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties a continuing security interest in all of such Grantor’s right, title and interest in, to and under the Trademarks, including the Trademarks set forth on Schedule A attached hereto; provided that, in no event shall any security interest be granted in any “intent-to-use” application for registration of a Trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent that, and during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law (it being understood that after such period such intent-to-use application shall be automatically subject to the security interest granted herein).

SECTION 3. Security for Obligations. The grant of a security interest in the Trademarks by each Grantor under this Trademark Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4. Recordation. Each Grantor authorizes and requests that the Commissioner for Trademarks record this Trademark Security Agreement.

SECTION 5. Execution in Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Trademark Security Agreement by facsimile or electronic (including .pdf file) transmission shall be as effective as delivery of a manually signed counterpart of this Trademark Security Agreement.

SECTION 6. Security Agreement. This Trademark Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 7. Governing Law. THIS TRADEMARK SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank]

Exhibit F-1-53

IN WITNESS WHEREOF, the undersigned have executed this Trademark Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent and Grantee

By:
Name:
Title:

By:
Name:
Title:

Exhibit F-1-54

SCHEDULE A

MARK	SERIAL/REG. NO.	APP./REG. DATE

Exhibit F-1-55

EXHIBIT IV

TO SECURITY AGREEMENT

[FORM OF] PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Patent Security Agreement”) dated             , 20 , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Credit Suisse AG, Cayman Islands Branch, as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

Reference is made to (i) the Credit Agreement, dated as of [            ], 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among WISDOMTREE INVESTMENTS, INC., a Delaware corporation (the “U.S. Borrower”), WISDOMTREE INTERNATIONAL GROUP, INC., a Delaware corporation (“U.S. Midco”), WISDOMTREE INTERNATIONAL HOLDINGS LTD, a private limited company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each L/C Issuer and Lender from time to time party thereto, (ii) each Secured Hedge Agreement, and (iii) each Treasury Services Agreement. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement, the L/C Issuers have agreed to issue letters of credit subject to the terms and conditions set forth in the Credit Agreement, the Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and/or Treasury Services Agreements, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements or in such Treasury Services Agreement, as applicable.

Whereas, as a condition precedent to the Lenders extension of such credit, the obligation of the L/C Issuers to issue letters of credit, the obligation of the Banks to enter into and/or maintain such Secured Hedge Agreements and/or Treasury Services Agreements, each Grantor has executed and delivered that certain U.S. Security Agreement dated [            ], 2018, made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

Whereas, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Patent Security Agreement for recording with the U.S. Patent and Trademark Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

Exhibit F-1-56

SECTION 1. Terms. Terms defined in the Credit Agreement and Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement and Security Agreement.

SECTION 2. Grant of Security. Each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in, to and under the Patents, including the Patents set forth on Schedule A attached hereto.

SECTION 3. Security for Obligations. The grant of a security interest in the Patent by each Grantor under this Patent Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4. Recordation. Each Grantor authorizes and requests that the Commissioner for Patents record this Patent Security Agreement.

SECTION 5. Execution in Counterparts. This Patent Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Patent Security Agreement by facsimile or electronic (including .pdf file) transmission shall be as effective as delivery of a manually signed counterpart of this Patent Security Agreement.

SECTION 6. Security Agreement. This Patent Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 7. Governing Law. THIS PATENT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank]

Exhibit F-1-57

IN WITNESS WHEREOF, the undersigned have executed this Patent Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent and Grantee

By:
Name:
Title:

By:
Name:
Title:

Exhibit F-1-58

SCHEDULE A

PATENT	PATENT NO.	FILING/ISSUE DATE

Exhibit F-1-59

EXHIBIT V

TO SECURITY AGREEMENT

[FORM OF] COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Copyright Security Agreement”) dated                 , 20 , is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Credit Suisse AG, Cayman Islands Branch, as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

Reference is made to (i) the Credit Agreement, dated as of [            ], 2018 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among WISDOMTREE INVESTMENTS, INC., a Delaware corporation (the “U.S. Borrower”), WISDOMTREE INTERNATIONAL GROUP, INC., a Delaware corporation (“U.S. Midco”), WISDOMTREE INTERNATIONAL HOLDINGS LTD, a private limited company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each L/C Issuer and Lender from time to time party thereto, (ii) each Secured Hedge Agreement, and (iii) each Treasury Services Agreement. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement, the L/C Issuers have agreed to issue letters of credit subject to the terms and conditions set forth in the Credit Agreement, the Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements and/or Treasury Services Agreements, on the terms and conditions set forth in the Credit Agreement, in such Secured Hedge Agreements or in such Treasury Services Agreement, as applicable.

Whereas, as a condition precedent to the Lenders extension of such credit, the obligation of the L/C Issuers to issue letters of credit, the obligation of the Banks to enter into and/or maintain such Secured Hedge Agreements and/or Treasury Services Agreements, each Grantor has executed and delivered that certain U.S. Security Agreement dated [            ], 2018, made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

Whereas, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this Copyright Security Agreement for recording with the U.S. Copyright Office.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

Exhibit F-1-60

SECTION 1. Terms. Terms defined in the Credit Agreement and Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement and Security Agreement.

SECTION 2. Grant of Security. Each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in, to and under the Copyrights, including the Copyrights set forth on Schedule A attached hereto.

SECTION 3. Security for Obligations. The grant of a security interest in the Copyrights and exclusive Copyright Licenses by each Grantor under this Copyright Security Agreement is made to secure the payment or performance, as the case may be, in full of the Secured Obligations.

SECTION 4. Recordation. Each Grantor authorizes and requests that the Commissioner for Copyrights record this Copyright Security Agreement.

SECTION 5. Execution in Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Copyright Security Agreement by facsimile or electronic (including .pdf file) transmission shall be as effective as delivery of a manually signed counterpart of this Copyright Security Agreement.

SECTION 6. Security Agreement. This Copyright Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 7. Governing Law. THIS COPYRIGHT SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Remainder of this page intentionally left blank]

Exhibit F-1-61

IN WITNESS WHEREOF, the undersigned have executed this Copyright Security Agreement as of the date first above written.

[NAME OF GRANTOR], Grantor

By:
Name:
Title:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent and Grantee

By:
Name:
Title:

By:
Name:
Title:

Exhibit F-1-62

SCHEDULE A

COPYRIGHTS

COPYRIGHT	COPYRIGHT NO.	APP./REG. DATE

Exhibit F-1-63

EXHIBIT F-2

FORM OF ENGLISH BORROWER SHARE PLEDGE

Exhibit F-2

SHARE CHARGE

DATED ______________________ 2018

BETWEEN

WISDOMTREE INTERNATIONAL GROUP, INC.

as Chargor

—and—

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as UK Security Trustee

Exhibit F-2-2

Exhibit F-2-3

THIS DEED is dated ________________________ 2018 and made

BETWEEN:

(1)	WISDOMTREE INTERNATIONAL GROUP, INC. a Delaware corporation with registered address at 850 New Burton Road, Suite 201, Kent County, Dover, Delaware 19904 (the Chargor); and

(2)	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (the UK Security Trustee) as security trustee for the Secured Parties (as defined in the Credit Agreement defined below).

BACKGROUND:

(A)	The Chargor enters into this Deed in connection with the Credit Agreement.

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

(C)	The UK Security Trustee will hold and administer the security created under this Deed for the benefit of the Secured Parties subject to the terms of the Credit Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

Act means the Law of Property Act 1925.

Company means WisdomTree International Holdings Ltd, a limited liability company incorporated in England and Wales with registered number 11046784.

Credit Agreement means the New York law credit agreement dated on or about the date hereof between (among others) WisdomTree Investments, Inc. as Parent, the Chargor as U.S. Midco and the UK Security Trustee as amended, restated, amended and restated, modified, supplemented or extended from time to time.

Event of Default has the meaning given to that term in the Credit Agreement.

Loan Documents has the meaning given to that term in the Credit Agreement.

Loan Parties has the meaning given to that term in the Credit Agreement.

Party means a party to this Deed.

Receiver means an administrative receiver, receiver and manager or a receiver, in each case, appointed under this Deed.

Exhibit F-2-4

Related Rights means:

(a)	any dividend, interest or other distribution paid or payable;

(b)	any right, money or property accruing or offered at any time by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(c)	any right against any clearance system;

(d)	any right under any custody or other agreement (including any right to require delivery up of any cash or other assets); and

(e)	any cash or securities account maintained by any custodian or other entity,

in relation to the Shares.

Secured Obligations means all Secured Obligations (as defined in the Credit Agreement) and all Guaranteed Obligations (as defined in the Parent Guarantee), in each case whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, together with all interest accruing thereon and all losses incurred by any Secured Party in connection therewith except for any money, obligation or liability which, if it were so included, would cause the infringement of section 678 or section 679 of the Companies Act 2006, provided that, for the purposes of this Deed, Secured Obligations and Guaranteed Obligations shall exclude any Obligations of the U.S. Borrower, any U.S. Borrower Required Guarantors, and any other Subsidiary organized under the laws of the United States or any jurisdiction thereof (other than the Chargor).

Security means the security created or evidenced by or pursuant to this Deed.

Security Assets means all assets of the Chargor the subject of any security created by this Deed.

Shares means all present and future shares, stock and securities in the capital of the Company which are owned by the Chargor, including but not limited to the shares specified in Schedule 1 (Shares).

1.2	Construction

(a)	Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	In this Deed, unless a contrary intention appears, a reference to:

(i)	an agreement includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(ii)	an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement and amend, amending and amended shall be construed accordingly;

(iii)	assets includes present and future properties, revenues and rights of every description;

Exhibit F-2-5

(iv)	including means including without limitation and includes and included shall be construed accordingly;

(v)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and loss shall be construed accordingly;

(vi)	person includes those items in the definition of Person in the Credit Agreement;

(vii)	regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

(c)	In this Deed, unless a contrary intention appears, a reference to:

(i)	any Secured Party, Chargor or any other person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s (and any subsequent) successors in title, permitted assignees and transferees and, in the case of the UK Security Trustee, any person for the time being appointed as UK Security Trustee or UK Security Trustees (and any subsequent successors) in accordance with the Loan Documents;

(ii)	any Loan Document or other agreement or instrument is to be construed as a reference to that agreement or instrument as amended, novated, varied, released, supplemented, extended, restated or replaced (in each case, however fundamentally), including by way of increase of the facilities or other obligations or addition of new facilities or other obligations made available under them or accession or retirement of the parties to these agreements but excluding any amendment or novation made contrary to any provision of any Loan Document;

(iii)	any clause or schedule is a reference to, respectively, a clause of and schedule to this Deed and any reference to this Deed includes its schedules;

(iv)	an Event of Default is “continuing” if it has not been remedied or waived; and

(v)	a provision of law is a reference to that provision as amended or re enacted.

(d)	The obligations of the Chargor under this Deed shall be in addition to the covenants for title deemed to be included in this Deed by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

(e)	The terms of this Deed shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step expressly permitted by the Credit Agreement.

(f)	Section 1 of the Trustee Act 2000 shall not apply to the duties of the UK Security Trustee in relation to the trusts created by this Deed or any other Loan Document.

(g)	Unless the context otherwise requires, a reference to a Security Asset includes the proceeds of sale of that Security Asset.

(h)	In the event of any conflict or inconsistency between the terms of this Deed and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall prevail.

Exhibit F-2-6

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Loan Document, a person who is not a Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of any Loan Document, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

2.	COVENANT TO PAY

The Chargor covenants, as primary obligor and not only as surety, with the UK Security Trustee (for the benefit of itself and the other Secured Parties) that it will, on demand, pay or discharge the Secured Obligations at the times and in the manner provided in the Credit Agreement or relevant Loan Document.

3.	CREATION OF SECURITY

3.1	General

(a)	All the security created under this Deed:

(i)	is created in favour of the UK Security Trustee for the benefit of the Secured Parties;

(ii)	is created over present and future assets of the Chargor;

(iii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iv)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

(b)	The UK Security Trustee holds the benefit of this Deed on trust for the Secured Parties.

3.2	Fixed charge

(a)	The Chargor, as continuing security for the payment of the Secured Obligations, charges in favour of the UK Security Trustee with full title guarantee by way of first fixed charge all the Shares and the Related Rights.

4.	REPRESENTATIONS—GENERAL

4.1	Nature of security

The Chargor represents and warrants to the UK Security Trustee on the date of this Deed that:

(a)	it is the sole legal and beneficial owner of the Shares;

(b)	all of those Shares are fully paid; and

Exhibit F-2-7

(c)	it has complied in all respects with any notices served on it under sections 790D and 790E of the Companies Act 2006 (including any timeframe specified in such notice) in relation to Shares which constitute Security Assets.

5.	RESTRICTIONS ON DEALINGS

The Chargor must not:

(a)	create or agree to create or permit to subsist any Security or Lien on all or any part of any Security Asset; or

(b)	sell, transfer, lend, licence, lease or otherwise dispose of all or any part of any Security Asset or the right to receive or to be paid the proceeds arising on the disposal of the same, or agree or attempt to do so, in each case, except as permitted or not prohibited by the Credit Agreement or otherwise with the prior consent of the UK Security Trustee.

6.	Protection of Security

6.1	Deposit of Documents

The Chargor must, save where already delivered to the UK Security Trustee:

(a)	promptly (and in any event, within five Business Days of the date of this Deed) deposit with the UK Security Trustee, or as the UK Security Trustee may direct, all stocks and share certificates and/or other documents of title or evidence of ownership in relation to the Shares; and

(b)	promptly (and in any event, within five Business Days of the date of this Deed) execute and deliver to the UK Security Trustee, or to whoever the UK Security Trustee may direct, all stock transfer forms which may be requested by the UK Security Trustee in order to enable the UK Security Trustee or its nominees to be registered, after the Security has become enforceable in accordance with Clause 7.1 (Event of Default), as the owner or otherwise obtain a legal title to the Security Assets.

6.2	Issue of further shares

On the issue or allotment of any further shares in the capital of the Company to the Chargor or other Loan Party after date of this Deed, the Chargor must, or must procure that promptly following the issue or allotment of such shares (and in any event, within five Business Days of the date of such issuance or allotment):

(i)	those shares must be pledged pursuant to an English Borrower Share Pledge; and

(ii)	the UK Security Trustee must have received all certificates or other instruments (if any) representing such shares, together with transfer forms or other instruments of transfer with respect thereto endorsed in blank.

Exhibit F-2-8

6.3	Calls

If the Chargor fails to pay a call or other payments due and payable in respect of the Security Assets, the UK Security Trustee may (but shall not under any circumstance be under any obligation to) pay such calls or other payments on behalf of the Chargor. The Chargor must promptly on request (and in any event within five Business Days of demand) reimburse the UK Security Trustee for any payment made by the UK Security Trustee under this Clause and, pending reimbursement, that payment will constitute part of the Secured Liabilities.

6.4	Other obligations in respect of Shares

The UK Security Trustee is not obliged to:

(a)	perform any obligation of the Chargor;

(b)	make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or the Chargor; or

(c)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed,

in respect of any Shares.

6.5	Voting rights

(a)	Before this Security becomes enforceable in accordance with Clause 7.1 (Event of Default):

(i)	the Chargor may exercise its voting rights, powers and other rights in respect of the Security Assets in any manner which it chooses and if the UK Security Trustee is holding any such Security Assets on behalf of the Chargor, the UK Security Trustee shall exercise such right and powers in such manner as the Chargor may direct in writing; and

(ii)	all dividends, distributions, principal and interest or other income paid or payable in relation to any Security Assets must be paid directly to the Chargor.

(b)	The Chargor must indemnify the UK Security Trustee against any loss or liability incurred by the UK Security Trustee as a consequence of the UK Security Trustee acting in respect of the Security Assets on the direction of the Chargor (and complying with any such direction of the Chargor), save where caused by the UK Security Trustee’s gross negligence or wilful default.

(c)

After this Security has become enforceable in accordance with Clause 7.1 (Event of Default), and upon prior written notice from the UK Security Trustee to the Chargor, the UK Security Trustee may (i) exercise (in the name of the Chargor and without any further consent or authority on the part of the Chargor) any voting rights and any powers or rights which may be exercised by the legal or beneficial owner of any Security Asset, any person who is the holder of any Security Asset or otherwise and (ii) receive all Related Rights and other rights to dividends, distributions, principal and interest paid or other income paid or payable, in each case, in relation to any Security Asset or, any such dividends, distributions, principal and interest paid or other income paid or payable if received by the Chargor or any nominee of the Chargor, shall be held on trust for and forthwith paid or transferred to the UK Security Trustee; provided, however, that the

Exhibit F-2-9

Chargor shall be entitled to receive such dividends, payments and proceeds expressly permitted by the Credit Agreement to be paid to a party other than the UK Security Trustee after the occurrence and during the continuance of an Event of Default notwithstanding that the Security has become enforceable and delivery of such prior written notice. Notwithstanding anything to the contrary contained herein, after any Event of Default is cured and/or waived in accordance with the terms and provisions of the Credit Agreement (and provided that no steps have been taken to enforce this Security at such time), any and all (i) voting rights, powers and other consensual rights, in each case, in relation to any Security Asset and (ii) rights to dividends, distributions, principal and interest paid or other income paid or payable, in each case, in relation to any Security Asset, shall automatically revert back to the Chargor and the UK Security Trustee shall have no more right (absent the occurrence and continuation of a subsequent Event of Default that is not thereafter cured and/or waived) to exercise such rights in the name of the Chargor or otherwise.

6.6	Financial Collateral

(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of the Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)) the UK Security Trustee will have the right after this Security has become enforceable in accordance with Clause 7.1 (Event of Default) to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	Where any financial collateral is appropriated:

(i)	if the financial collateral is listed or traded on a recognised exchange its value will be taken as the value at which it could have been sold on the exchange on the date of appropriation; or

(ii)	in any other case, the value of the financial collateral will be such amount as the UK Security Trustee reasonably determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it, and each Secured Party will give credit for the proportion of the value of the financial collateral appropriated to its use.

6.7	PSC Regime

The Chargor must:

(a)	comply on time with any notice it receives or has received under section 790D or 790E of the Companies Act 2006; and

(b)	promptly notify the UK Security Trustee if it receives a warning notice or restrictions notice under schedule 1B of the Companies Act 2006,

in each case, in relation to the Shares.

Exhibit F-2-10

7.	WHEN SECURITY BECOMES ENFORCEABLE

7.1	Event of Default

This Security will become enforceable if (i) an Event of Default has occurred and is continuing and (ii) any required notices to the English Borrower have been received by the English Borrower in accordance with Section 8.01 (Events of Default) of the Credit Agreement.

7.2	Discretion

After this Security has become enforceable, the UK Security Trustee may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders direct.

7.3	Power of sale

The power of sale and other powers conferred by Section 101 of the Act, as amended by this Deed, will be immediately exercisable at any time after this Security has become enforceable.

8.	ENFORCEMENT OF SECURITY

8.1	General

(a)	For the purposes of the power of sale and other powers conferred by Section 101 of the Act, the Secured Obligations are deemed to have become due and payable on the date of this Deed but shall only be exercisable after this Security has become enforceable in accordance with Clause 7.1 (Event of Default).

(b)	Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to this Security.

8.2	No liability as mortgagee in possession

Neither the UK Security Trustee nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable save where caused by the UK Security Trustee’s or Receiver’s, as applicable, gross negligence or wilful default.

8.3	Privileges

Each Receiver and the UK Security Trustee is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers duly appointed under the Act, except that Section 103 of the Act does not apply.

8.4	Protection of third parties

No person (including a purchaser) dealing with the UK Security Trustee or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Obligations have become payable;

Exhibit F-2-11

(b)	whether any power which the UK Security Trustee or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the UK Security Trustee or to that Receiver is to be applied.

8.5	Redemption of prior mortgages

(a)	At any time after this Security has become enforceable in accordance with Clause 7.1 (Event of Default), the UK Security Trustee may:

(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on the Chargor.

(b)	The Chargor must pay to the UK Security Trustee the reasonable and documented costs and expenses incurred by the UK Security Trustee in connection with any such redemption and/or transfer, including the payment of any principal or interest.

8.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts will likely become due, the UK Security Trustee (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

9.	RECEIVER

9.1	Appointment of Receiver

(a)	Except as provided below, the UK Security Trustee may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:

(i)	this Security has become enforceable; or

(ii)	the Chargor so requests the UK Security Trustee in writing at any time.

(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The UK Security Trustee is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under section 1A of the Insolvency Act 1986.

Exhibit F-2-12

(e)	The UK Security Trustee may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the UK Security Trustee is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.

9.2	Removal

The UK Security Trustee may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

9.3	Remuneration

The UK Security Trustee may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 109(6) of the Act will not apply.

9.4	Agent of the Chargor

(a)	A Receiver will be deemed to be the agent of the Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor alone is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

9.5	Relationship with UK Security Trustee

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable in accordance with Clause 7.1 (Event of Default) be exercised by the UK Security Trustee in relation to any Security Asset without first appointing a Receiver and notwithstanding the appointment of a Receiver.

10.	POWERS OF RECEIVER

10.1	General

(a)	A Receiver has all of the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law; this includes:

(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act, 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act, 1986.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

Exhibit F-2-13

10.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset.

10.3	Carry on business

A Receiver may carry on any business of the Chargor in any manner he thinks fit.

10.4	Employees

(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by the Chargor.

10.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

10.6	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

(c)	Fixtures, other than landlord’s fixtures, may be severed and sold separately from the property containing them without the consent of the Chargor.

10.7	Leases

A Receiver may let any Security Asset for any term and at any rent (with or without a premium) which he thinks fit and may accept a surrender of any lease or tenancy of any Security Asset on any terms which he thinks fit (including the payment of money to a lessee or tenant on a surrender).

10.8	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

10.9	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

Exhibit F-2-14

10.10	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

10.11	Subsidiaries

A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

10.12	Delegation

A Receiver may delegate his powers in accordance with this Deed.

10.13	Lending

A Receiver may lend money or advance credit to any customer of the Chargor.

10.14	Protection of assets

A Receiver may:

(a)	effect any repair or insurance and do any other act which the Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset;

(b)	commence and/or complete any building operation; and

(c)	apply for and maintain any planning permission, building regulation approval or any other Authorisation,

in each case as he thinks fit.

10.15	Other powers

A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of the Chargor for any of the above purposes.

11.	APPLICATION OF FUNDS

(a) Any moneys received by the UK Security Trustee or any Receiver after this Security has become enforceable shall be applied in the order provided in section 8.03 (Application of Funds) of the Credit Agreement.

Exhibit F-2-15

(b)	This Clause is subject to the payment of any claims having priority over this Security. This Clause does not prejudice the right of any Secured Party to recover any shortfall from the Chargor.

12.	DELEGATION

12.1	Power of Attorney

The UK Security Trustee, if permitted by and in accordance with the Credit Agreement, or any Receiver, may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

12.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the UK Security Trustee or any Receiver may think fit (acting reasonably).

12.3	Liability

Neither the UK Security Trustee nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate.

13.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the UK Security Trustee, each Receiver and any of its delegates or sub-delegates to be its attorney to take any action which the Chargor is obliged to take under this Deed, which power may be exercised (i) after the security has become enforceable in accordance with Clause 7.1 (Event of Default) or (ii) where such obligation relates to further assurance or perfection and the Chargor has failed to comply with such obligation within ten Business Days of receiving notice requiring it to do so (and, in each case, the UK Security Trustee may delegate that power or on such terms as it sees fit). The Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

14.	PRESERVATION OF SECURITY

14.1	Continuing security

The security created under this Deed shall remain in full force and effect as a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment, satisfaction, settlement or discharge in whole or in part.

14.2	Reinstatement

If any payment by a Loan Party or any discharge given by a Secured Party (whether in respect of the obligations of any Loan Party or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Loan Party will continue as if the payment, discharge, avoidance or reduction had not occurred; and

Exhibit F-2-16

(b)	each Secured Party will be entitled to recover the value or amount of that security or payment from each Loan Party, as if the payment, discharge, avoidance or reduction had not occurred.

14.3	Waiver of defences

The obligations of the Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party), other than an express written release by the UK Security Trustee of the obligations of the Chargor under this Deed. This includes:

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment of a Loan Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document; or

(h)	any insolvency or similar proceedings.

14.4	Immediate recourse

(a)	The Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from the Chargor under this Deed.

(b)	This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

14.5	Appropriations

Until all amounts which may be or become payable by the Loan Parties under or in connection with the Loan Documents have been irrevocably paid in full (other than contingent indemnification obligations not then due and payable), each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of the Chargor under this Deed:

Exhibit F-2-17

(a)	(i) refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(ii)         apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from the Chargor or on account of the Chargor’s liability under this Deed.

14.6	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Loan Parties under or in connection with the Loan Documents have been irrevocably paid in full; or

(b)	the UK Security Trustee otherwise directs,

the Chargor will not, after a claim has been made or by virtue of any payment or performance by it under this Deed:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of the Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.

The Chargor must hold in trust for and must promptly pay or transfer to the UK Security Trustee for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the UK Security Trustee under this Clause.

14.7	Release of Chargors’ right of contribution

If the Chargor ceases to be a Chargor in accordance with the terms of the Loan Documents for the purpose of any sale or other disposal of the Chargor, or the Chargor is designated an Unrestricted Subsidiary or becomes an Excluded Subsidiary:

(a)	the Chargor will be released by each other Chargor from any liability whatsoever to make a contribution to any other Loan Party arising by reason of the performance by any other Chargor of its obligations under the Loan Documents; and

Exhibit F-2-18

(b)	each other Chargor will waive any rights it may have by reason of the performance of its obligations under the Loan Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Secured Party under any Loan Document or of any other security taken under, or in connection with, any Loan Document where the rights or security are granted by or in relation to the aspects of the retiring Chargor.

14.8	Additional security

(a)	The Security constituted by this Deed is cumulative, in addition to, independent of and shall neither be merged into nor in any way exclude or be prejudiced or affected by any other security or other right now or subsequently held by any Secured Party.

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.

14.9	Security held by Chargor

The Chargor may not, without the prior consent of the UK Security Trustee or unless otherwise permitted by the Loan Documents, hold any security from any other Loan Party in respect of the Chargor’s liability under this Deed. The Chargor will hold any security held by it in breach of this provision on trust for the UK Security Trustee.

15.	MISCELLANEOUS

15.1	Covenant to pay

The Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents.

15.2	Tacking

Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).

15.3	New Accounts

(a)	If any subsequent charge or other interest affects any Security Asset which is prohibited by the Loan Documents, the Secured Party may open a new account with the Chargor.

(b)	If the Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to the Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.

15.4	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any other Secured Document or otherwise, if any time deposit matures on any account the Chargor has with any Loan Party when:

Exhibit F-2-19

(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,

that time deposit will automatically be renewed for any further maturity which that Secured Party considers appropriate.

15.5	Notice of assignment

This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group and contained in any other Security Document.

16.	RELEASE

(a)	Once all the Secured Obligations have been irrevocably paid in full in cash, all Term Commitments (as defined in the Credit Agreement) have terminated or expired and none of the UK Security Trustee nor any other Secured Party has any actual or contingent liability to advance further monies to or incur any liability on behalf of the Chargor or any other Loan Party under the Loan Documents, the UK Security Trustee shall, at the request and cost of the Chargor, promptly take any action including preparing and delivering all documents and instruments (including any termination or release letter or deed), revoking any powers of attorney and performing all acts or deeds (including returning title documents, share certificates, related stock transfer forms and any other document belonging to the Chargor) which are, in each case, necessary or otherwise requested by the Chargor to release or re-assign the Security Assets from the Security constituted by this Deed.

(b)	Where the Chargor makes a disposal permitted by the terms of the Credit Agreement, upon the disposal of the Chargor permitted by the terms of the Credit Agreement, upon the designation of the Chargor as an Unrestricted Subsidiary or upon the Chargor becoming an Excluded Subsidiary (as defined in the Credit Agreement), described in clauses (g), (h), (i), (j) or (k) in the definition thereof of the Credit Agreement, the UK Security Trustee shall, at the request and costs of the Chargor, take all or any action (including the provision of a letter of non-crystallisation) necessary to release the Secured Asset which is the subject of such disposal from this Security.

17.	AMENDMENT

No amendment, modification, termination or waiver of any provision of this Deed will be effective without the written consent of the UK Security Trustee and the Chargor, subject to any Lender consent requirement under the Credit Agreement.

18.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

Exhibit F-2-20

19.	JURISDICTION

19.1	Governing Law

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

19.2	Jurisdiction

(a)	All parties agree that the courts of England are (subject to paragraphs (b) and (c) below to have exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Deed or otherwise arising in connection with this Deed and for such purposes irrevocably submit to the jurisdiction of the English courts.

(b)	The agreement contained in paragraph (a) is included for the benefit of the UK Security Trustee who shall retain the right to take proceedings in any other courts with jurisdiction. To the extent permitted by law, the UK Security Trustee may take concurrent proceedings in any number of jurisdictions.

(c)	The Chargor agrees that a judgement or order of any court referred to in this Clause 19.2 is conclusive and binding and may be enforced against it in the courts of any other jurisdiction.

20.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same instrument.

THIS DEED has been entered into as a deed on the date stated at the beginning of this Deed.

Exhibit F-2-21

SCHEDULE 1

Shares

Name of Chargor	Name of company in which shares are held	Number and class of shares
WisdomTree International Group, Inc.	WisdomTree International Holdings Ltd	1 Ordinary Share of USD 1

Exhibit F-2-22

SIGNATORIES

Chargor

EXECUTED AS A DEED by
WISDOMTREE INTERNATIONAL GROUP, INC.

By:

Name:

Title:

Exhibit F-2-23

UK Security Trustee

EXECUTED AS A DEED by

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:

Name:

Title:

Exhibit F-2-24

EXHIBIT F-3

FORM OF TARGET SHARE SIA

Exhibit F-3

Dated                    2018

WisdomTree International Holdings Ltd

and

Credit Suisse AG, Cayman Islands Branch as Collateral Agent

SHARE SECURITY AGREEMENT

Security Interests (Jersey) Law 2012

Exhibit F-3-2

CONTENTS

1.	Definitions and interpretation	4
2.	Covenant to pay	7
3.	Creation and perfection of security interest	7
4.	Registration of security interest	8
5.	Release of security interest	9
6.	Representations and warranties	9
7.	Covenants	10
8.	Contractual recognition of bail-in	11
9.	Authority	11
10.	Dividends	12
11.	Events of Default	12
12.	Enforcement by the Collateral Agent	13
13.	Further assurance and power of attorney	14
14.	Security continuing and independent	15
15.	Remedies and waiver	16
16.	Fees, costs and expenses	17
17.	Indemnity	17
18.	Set-off	17
19.	Suspense account	17
20.	Illegality	18
21.	Certificate of Collateral Agent	18
22.	Amalgamation and consolidation	18
23.	Regulatory Laws	18
24.	Amendment and waiver	18
25.	Assignment	18
26.	Notices	19
27.	Counterparts	19
28.	Governing law and jurisdiction	19
Schedule 1		21
Schedule 2		22

Exhibit F-3-3

This agreement is made on                     2018

BETWEEN:

1	WisdomTree International Holdings Ltd, a private limited company incorporated under the laws of England and Wales with registered number 11046784 and having its registered office at 3rd Floor, 31-41 Worship Street, London, United Kingdom, EC2A 2DX (the Grantor); and

2	Credit Suisse AG, Cayman Islands Branch, acting through its office at Eleven Madison Avenue, 9th Floor, New York, NY 10010 in its capacity as collateral agent and security trustee for the Secured Parties (the Collateral Agent).

RECITALS:

A	The Grantor and the Collateral Agent have entered into the Credit Agreement.

B	It is a condition of the Credit Agreement that the Grantor enters into this agreement for the purposes of creating a security interest under the Law over, amongst other things, the entire issued share capital of the Company.

It is agreed as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement, words and expressions shall, except where the context otherwise requires, have the meanings given to them in the Credit Agreement.

1.2	In this agreement, the following words and expressions shall, except where the context otherwise requires, have the following meanings:

Additional Securities means any shares of the Company issued to, transferred to or otherwise acquired by the Grantor, after the date hereof (including, without limitation, the Related Rights).

Business Day shall have the meaning given to it in the Credit Agreement.

Collateral means the Securities and the Proceeds.

Company means Electra Target Holdco Limited, a company incorporated under the laws of Jersey with registered number 125128 and having its registered office at Po Box 83, Ordnance House, 31 Pier Road, St. Helier, Jersey, JE4 8PW.

Credit Agreement means the New York law credit agreement dated [•] 2018 between (among others) WisdomTree Investments, Inc., a Delaware corporation, as Parent and US Borrower, WisdomTree International Group, Inc., a Delaware corporation, as US Midco, WisdomTree International Holdings Ltd as English Borrower, Credit Suisse AG, Cayman Islands Branch as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each Lender from time to time party thereto.

Encumbrance means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention, security interest, trust arrangement or any other agreement or arrangement which has the effect of creating security.

Exhibit F-3-4

Events of Default means any of the events or circumstances specified in clause 11.

Law means the Security Interests (Jersey) Law 2012.

Loan Document shall have the meaning given to it in the Credit Agreement.

Order means the Security Interests (Registration and Miscellaneous Provisions) (Jersey) Order 2013.

Original Securities means the shares specified in Schedule 1 (including, without limitation, the Related Rights).

Parent shall have the meaning given to it in the Credit Agreement.

Proceeds means any proceeds (as defined in the Law) derived directly or indirectly from a dealing with the Securities or from a dealing with the proceeds of the Securities.

Regulatory Laws means the Financial Services (Jersey) Law 1998, the Collective Investment Funds (Jersey) Law 1988 and the Control of Borrowing (Jersey) Law 1947 and all regulations, Orders (including, without limitation, the Control of Borrowing (Jersey) Order 1958), and legislation passed or made in Jersey under any of the aforesaid laws.

Related Rights means all rights of the Grantor relating to the Securities including, without limitation, any rights to receive additional securities, assets or rights or any offers in respect thereof (whether by way of bonus issue, option rights, exchange, substitution, conversion or otherwise) or to receive monies (whether by way of redemption, return of capital, distribution, income or otherwise).

Secured Obligations means all Secured Obligations (as defined in the Credit Agreement) and all Guaranteed Obligations (as defined in the Parent Guarantee), in each case whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, together with all interest accruing thereon and all losses incurred by any Secured Party in connection therewith and includes, for the avoidance of doubt, further advances, provided that, for this purposes of this agreement, Secured Obligations and Guaranteed Obligations shall exclude any Obligations of the U.S. Borrower, any U.S. Borrower Required Guarantors, and any other Subsidiary organised under the laws of the United States or any jurisdiction thereof (other than WisdomTree International Group, Inc.).

Secured Parties shall have the meaning given to it in the Credit Agreement.

Securities means the Original Securities and any Additional Securities.

Security Period means the period commencing on the date hereof and ending on the date upon all of the Secured Obligations have been irrevocably paid in full in cash, all Term Commitments (as defined in the Credit Agreement) have terminated or expired and neither the Collateral Agent nor any other Secured Party has any actual or contingent liability to advance further monies to or incur any liability on behalf of the Grantor or any other Loan Party under the Loan Documents.

Subsidiary shall have the meaning given to it in the Credit Agreement.

Exhibit F-3-5

1.3	If the Collateral Agent considers that any amount paid, performed or discharged in respect of the Secured Obligations is capable of being avoided or otherwise set aside on the insolvency or bankruptcy of the Grantor (or any other person) or otherwise, then that amount shall not be considered to have been irrevocably paid, performed or discharged for the purposes of this agreement.

1.4	In the interpretation of this agreement, the following provisions apply save where the context requires otherwise:

(a)	for the purposes of the Law, the Collateral Agent shall be the secured party, the Grantor shall be the grantor, the Collateral (including, without limitation, any after-acquired property) shall be the collateral, the Events of Default shall be the events of default and this agreement shall be the security agreement;

(b)	advances, control, further advances, investment security and proceeds shall have the meanings given to them in the Law;

(c)	prescribed unit trust shall have the meaning given to it in Article 2(2) of the Order;

(d)	references to constitutional documents of an entity shall include, without limitation, the certificate(s) of incorporation or establishment, the memorandum and articles of association and, where the entity is the trustee of a trust, the trust instrument constituting the relevant trust;

(e)	any reference to a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(f)	where references are made to the Collateral Agent holding title to or having possession or control of the Collateral or any part thereof, such references shall include any person holding title to or having possession or control of the Collateral or any part thereof for or on behalf of the Collateral Agent, whether as trustee or in some other capacity;

(g)	references to the Collateral Agent include its successors, assignees and transferees. References to the Grantor include its successors, permitted assignees and permitted transferees, if any;

(h)	words and expressions not otherwise defined in this agreement shall be construed in accordance with the Law;

(i)	except where the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting a gender include every gender and references to persons include bodies corporate and unincorporate;

(j)	references to recitals, clauses and Schedules are, unless the context otherwise requires, references to recitals and clauses hereof and Schedules hereto and references to sub-clauses are, unless otherwise stated, references to the sub-clause of the clause in which the reference appears;

Exhibit F-3-6

(k)	the recitals and the Schedules form part of this agreement and shall have the same force and effect as if they were expressly set out in the body of this agreement and any reference to this agreement shall include the recitals and the Schedules;

(l)	any reference to this agreement or to any agreement or document referred to in this agreement shall be construed as a reference to such agreement or document as amended, varied, modified, supplemented, restated, novated or replaced from time to time;

(m)	any reference to any statute or statutory provision shall, unless the context otherwise requires, be construed as a reference to such statute or statutory provision as the same may have been or may be amended, modified, extended, consolidated, re-enacted or replaced from time to time;

(n)	clause headings and the index are inserted for convenience only and shall not affect the construction of this agreement; and

(o)	an Event of Default is continuing if it has not been remedied or waived.

1.5	This agreement is a Loan Document as defined in the Credit Agreement.

2.	COVENANT TO PAY

The Grantor, as primary obligor and not merely as surety, hereby covenants with the Collateral Agent on demand to pay, perform and/or discharge the Secured Obligations in the manner and at the time provided for in the Loan Documents.

3.	CREATION AND PERFECTION OF SECURITY INTEREST

3.1	As a continuing security for the payment, performance and discharge of the Secured Obligations, so that the Collateral Agent shall have a first priority security interest in the Collateral pursuant to the Law, the Grantor hereby grants a security interest in the Collateral to the Collateral Agent.

3.2	The Grantor hereby undertakes to the Collateral Agent that:

(a)	within ten Business Days of the date of this agreement, it shall deliver to the Collateral Agent, or to its order, certificates of title in respect of the Original Securities, together with an undated and signed duly completed stock transfer form in a form acceptable to the Collateral Agent (or, in each case, procure such delivery);

(b)	within ten Business Days of the date of this agreement, it shall deliver to the Collateral Agent a certified copy of the register of members of the Company noting the Collateral Agent’s security interest created pursuant to this agreement; and

(c)	when (i) an Event of Default has occurred and is continuing; and (ii) any required notices to the Borrower have been received by the Borrower in accordance with Section 8.01 (Events of Default) of the Credit Agreement, promptly upon written request from the Collateral Agent:

(i)	it shall do any and all such acts and things and execute and deliver all such instruments and any documents that the Collateral Agent requires to enable it to obtain consent under the Regulatory Laws to the transfer of title in respect of the Securities to the Collateral Agent or its duly appointed nominee;

Exhibit F-3-7

(ii)	it shall assign, transfer and/or otherwise make over to the Collateral Agent (or its duly appointed nominee) title to the Securities; and

(iii)	it shall execute and deliver to the Company a notice materially in the form set out in Schedule 2 in respect of the Securities and shall procure that the Company executes and delivers to the Collateral Agent an acknowledgement materially in the form set out in Schedule 2.

3.3	The Grantor covenants and undertakes to the Collateral Agent, so that the same shall be continuing covenants and undertakings throughout the Security Period, that if Additional Securities are issued to, transferred to or otherwise acquired by the Grantor, it shall promptly upon acquiring such Additional Securities:

(a)	deliver to the Collateral Agent, or to its order, certificates of title in respect of such Additional Securities, together with an undated and signed duly completed stock transfer form in a form acceptable to the Collateral Agent (or, in each case, procure such delivery); and

(b)	deliver to the Collateral Agent a certified copy of the register of members of the Company noting the Collateral Agent’s security interest over such Additional Securities created pursuant to this agreement.

3.4	The Grantor acknowledges that value has been given in respect of this agreement.

3.5	It is acknowledged and agreed by the parties that the parties have not entered into (i) any agreement referred to in Article 18(1) of the Law which defers or delays any attachment of the security interest constituted by or pursuant to this agreement or (ii) any agreement to the contrary referred to in Article 19(2) of the Law.

4.	REGISTRATION OF SECURITY INTEREST

4.1	Subject to clause 4.4, the Collateral Agent may in its sole discretion (but shall not be obliged to) at any time:

(a)	register the security interest created by this agreement under the Law by registration of a financing statement for any period determined by the Collateral Agent; and

(b)	register a financing change statement under the Law in respect of any change to the details in the financing statement (including, without limitation, any amendment, renewal or discharge of the financing statement) for any period determined by the Collateral Agent.

4.2	The Grantor shall, promptly following written request from the Collateral Agent, deliver to the Collateral Agent such information and/or certified copy documents as the Collateral Agent may reasonably require for the purposes of the registration contemplated by this clause including, without limitation, a certified copy of the constitutional documents or identity documents of the Grantor.

Exhibit F-3-8

4.3	The Grantor hereby consents to the registration contemplated by this clause and waives its right to receive a copy of any verification statement in respect of such registration.

4.4	Clause 4.1 shall not apply where the Grantor is the trustee(s) of a trust (other than a prescribed unit trust) granting a security interest over trust property under this agreement.

5.	RELEASE OF SECURITY INTEREST

5.1	Upon the expiry of the Security Period, the Collateral Agent shall, at the request and expense of the Grantor:

(a)	return to the Grantor the certificates of title to the Securities, together with such undated and signed duly completed stock transfer forms as are in its possession at such time, and/or assign, transfer or otherwise make over to the Grantor any title to the Securities held by the Collateral Agent, without recourse or warranty;

(b)	enter into a security release agreement with the Grantor (in such form as the Collateral Agent may reasonably determine) providing for the security interest created by this agreement to be extinguished and revoking any powers of attorney; and

(c)	register a financing change statement for the discharge of any financing statement registered in respect of the security interest created by this agreement.

5.2	Where the Grantor makes a disposal permitted by the terms of the Credit Agreement, upon the disposal of the Grantor permitted by the terms of the Credit Agreement, upon the designation of the Grantor as an Unrestricted Subsidiary (as defined in the Credit Agreement) or upon the Grantor becoming an Excluded Subsidiary (as defined in the Credit Agreement) described in clauses (g), (h), (i), (j) or (k) in the definition thereof, the Collateral Agent shall, at the request and cost of the Grantor, take all or any action necessary to release the Collateral which is the subject of such disposal from the security interest created by this agreement.

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Grantor hereby represents and warrants to the Collateral Agent that:

(a)	the Grantor is the sole legal and beneficial owner of and has good title to and rights in the Collateral subject only to the rights granted in favour of the Collateral Agent by this agreement;

(b)	the Securities have been validly issued are fully paid and constitute the entire issued capital of the Company and the certificates of title representing them as delivered to the Collateral Agent pursuant to this agreement are the only certificates of title in respect thereof;

(c)	the Collateral is not subject to any options, warrants, pre-emption or similar rights and free from all Encumbrances, registrations of any security interests over the Collateral under the Law and rights of set-off other than those created under this agreement in favour of the Collateral Agent or otherwise permitted under the Credit Agreement;

Exhibit F-3-9

(d)	the Grantor has not granted any power of attorney in respect of the exercise of any rights or powers in connection with the Securities, other than to the Collateral Agent;

(e)	the articles of association of the Company do not permit the directors of the Company from time to time to refuse to register a transfer of title to the Securities for the purposes of creating or enforcing the security created hereunder; and

(f)	it is not the trustee(s) of a trust (other than a prescribed unit trust) granting a security interest over trust property under this agreement.

6.2	The representations and warranties in clause 6.1 are given on the date hereof and repeated at the time of each Credit Extension.

7.	COVENANTS

7.1	The Grantor covenants and undertakes to the Collateral Agent that:

(a)	if the Grantor fails to pay a call or other payments due and payable in respect of the Collateral, the Collateral Agent may (but shall not under any circumstance be under any obligation to) pay such calls or other payments on behalf of the Grantor and it must promptly on request (and in any event within five Business Days of demand) reimburse the Collateral Agent for any payment made by the Collateral Agent under this clause and, pending reimbursement, that payment will constitute part of the Secured Obligations;

(b)	it shall not, save with the prior written consent of the Collateral Agent, create or permit to subsist any registration of a security interest on all or any part of the Collateral under the Law (other than registration of the security interest created by this agreement in favour of the Collateral Agent) except as permitted or not prohibited by the Credit Agreement or otherwise with the prior consent of the Collateral Agent;

(c)	if the Grantor changes its name, the Grantor shall give to the Collateral Agent (for the purposes of registering a financing change statement if applicable) within 5 Business Days after the occurrence of such change in name:

(i)	notice in writing that it has changed its name (along with the correct spelling of its new name); and

(ii)	a certified copy of the constitutional documents stating the Grantor’s new name (or as soon as practicable after they are issued, if later); and

(d)	upon (i) the occurrence of an Event of Default which is continuing and (ii) any required notices to the Borrower having been received by the Borrower in accordance with Section 8.01 (Events of Default) of the Credit Agreement, the Grantor shall promptly do any and all such acts and things and execute and deliver all such instruments and any documents that the Collateral Agent reasonably requires to enable it to obtain consent under the Regulatory Laws to the transfer of title in respect of the Securities to the Collateral Agent or its duly appointed nominee under clause 3.2(c) above.

7.2	The covenants and undertakings given in clause 7.1 are continuing covenants and undertakings throughout the Security Period.

Exhibit F-3-10

8.	CONTRACTUAL RECOGNITION OF BAIL-IN

The provisions of Section 10.21 (Acknowledgement and Consent to Bail-In of EEA Financial Institutions) of the Credit Agreement shall apply mutatis mutandis as if set out in full herein.

9.	AUTHORITY

9.1	Notwithstanding the provisions of clause 3, until (i) an Event of Default has occurred and is continuing and (ii) any required notices to the Borrower have been received by the Borrower in accordance with Section 8.01 (Events of Default) of the Credit Agreement, the Grantor (or its agent) is hereby authorised by the Collateral Agent to exercise any voting rights in respect of the Securities (and, where title to the Securities has been assigned, transferred or otherwise made over to the Collateral Agent, the Collateral Agent shall, at the request, cost and expense of the Grantor, execute such forms of proxy as are reasonably required to allow the Grantor to exercise such rights) provided that the Grantor shall not, save with the prior written consent of the Collateral Agent, take or permit any action pursuant to such authorisation:

(a)	that does not comply with the Grantor’s memorandum and articles of association and the Loan Documents; or

(b)	to amend the memorandum or articles of association of the Company in any manner that is materially adverse to the interests of the Secured Parties (except as may be required to comply with any applicable requirements of law).

9.2	At any time when (i) an Event of Default has occurred and is continuing and (ii) any required notices to the Borrower have been received by the Borrower in accordance with Section 8.01 (Events of Default) of the Credit Agreement:

(a)	the Collateral Agent shall be entitled to exercise any voting rights, give instructions and exercise any other rights in respect of the Collateral (or direct the Grantor to do so);

(b)	the Grantor shall not be authorised to, and shall not, give instructions or exercise any rights in respect of the Collateral; and

(c)	where the assignment, transfer or making over of title to the Securities has not been effected pursuant to clause 3.2(c), the Grantor shall forthwith exercise all voting or other rights in respect thereof in such manner as the Collateral Agent shall direct from time to time and, in the absence of such directions, only with the object of enhancing or preserving the Collateral and its value.

9.3	The Collateral Agent may, in such manner as it shall determine, exercise, or cause to be exercised, or refrain from exercising, any voting or other rights which it may have pursuant to this clause 9 and it shall not be liable for any such exercise or failure to exercise such rights.

9.4	For the purposes of Article 24 of the Law, except as expressly provided in this agreement, the Collateral Agent does not authorise the Grantor or any other person to deal with the Securities and any such dealing is prohibited.

Exhibit F-3-11

10.	DIVIDENDS

10.1	All dividends or other income or distributions arising in respect of the Collateral (in this clause, dividends) shall be declared, made and/or paid in accordance with and as permitted under the Credit Agreement.

10.2	Subject to clause 10.1, prior to (i) the occurrence of an Event of Default which is continuing and (ii) any required notices to the Borrower having been received by the Borrower in accordance with Section 8.01 (Events of Default) of the Credit Agreement:

(a)	all dividends shall be receivable by the Grantor, which may retain such dividends for its own benefit, and such dividends shall be released from the security created hereunder; and

(b)	the Collateral Agent shall, to the extent that dividends are received by it, account to the Grantor for such dividends after deducting its costs and expenses for doing so.

10.3	Subject to clause 10.1, following (i) the occurrence of an Event of Default which is continuing and (ii) any required notices to the Borrower having been received by the Borrower in accordance with Section 8.01 (Events of Default) of the Credit Agreement:

(a)	all dividends shall be receivable by the Collateral Agent, which shall apply the same against the Secured Obligations; and

(b)	the Grantor shall, to the extent that dividends are received by it, account to the Collateral Agent for such dividends and, pending delivery, shall hold such dividends on trust for the Collateral Agent;

provided, however, that the Grantor shall be entitled to receive such dividends, payments and proceeds expressly permitted by the Credit Agreement to be paid to a party other than the Collateral Agent following the occurrence of an Event of Default which is continuing and receipt of such required notices.

10.4	The provisions of clause 10.3 are without prejudice to the right of the Collateral Agent to credit monies received, recovered or realised to a separate suspense account pursuant to clause 19.

10.5	Notwithstanding anything to the contrary contained in clause 9 and this clause 10, after any Event of Default is cured and/or waived in accordance with the terms and provisions of the Credit Agreement (and provided that no steps have been taken to enforce the security interest created by this agreement at such time), any and all (i) voting rights, powers and other consensual rights, in each case, in relation to any Collateral and (ii) rights to dividends, distributions, principal and interest paid or other income paid or payable, in each case, in relation to any Collateral, shall automatically revert back to the Grantor and the Collateral Agent shall have no more right (absent the occurrence and continuation of a subsequent Event of Default that is not thereafter cured and/or waived) to exercise such rights in the name of the Grantor or otherwise.

11.	EVENTS OF DEFAULT

There shall be an Event of Default if an Event of Default as defined in the Credit Agreement occurs, as if each such Event of Default were set out in full herein.

Exhibit F-3-12

12.	ENFORCEMENT BY THE COLLATERAL AGENT

12.1	The power of enforcement in respect of the security interest created by this agreement shall become exercisable when:

(a)	an Event of Default has occurred and is continuing; and

(b)	the Collateral Agent has served on the Grantor written notice specifying the Event of Default,

provided that any required notices to the Borrower have been received by the Borrower in accordance with Section 8.01 (Events of Default) of the Credit Agreement.

12.2	The Collateral Agent may exercise the power of enforcement in respect of the security interest created by this agreement by doing any one or more of the following (to the extent that they are not in conflict) in relation to the Collateral:

(a)	appropriating the Collateral;

(b)	selling the Collateral;

(c)	taking any of the following ancillary actions:

(i)	taking control or possession of the Collateral;

(ii)	exercising any rights of the Grantor in relation to the Collateral;

(iii)	instructing any person who has an obligation in relation to the Collateral to carry out the obligation for the benefit of the Collateral Agent;

(d)	applying any other remedy that this agreement provides for as a remedy that is exercisable pursuant to the power of enforcement, to the extent that such remedy is not in conflict with the Law.

12.3	Subject to Part 7 of the Law:

(a)	the power of enforcement may be exercised as determined by the Collateral Agent in its absolute discretion;

(b)	the power of enforcement may be exercised by the Collateral Agent in respect of all or any part of the Collateral; and

(c)	the exercise or non-exercise of the power of enforcement by the Collateral Agent shall not constitute a waiver of any rights or remedies, and all rights and remedies of the Collateral Agent are reserved and may be exercised without notice.

12.4	Subject to Article 44(3) and (4) of the Law, not less than 14 days before appropriating or selling the Collateral, the Collateral Agent shall give written notice to the following persons (if any):

(a)	any person who, 21 days before the appropriation or sale, has a registered security interest in the Collateral; and

Exhibit F-3-13

(b)	any person other than the Grantor who has an interest in the Collateral and has, not less than 21 days before the appropriation or sale, given the Collateral Agent notice of that interest,

and where no person is entitled to receive such notice, the Collateral Agent may appropriate or sell the Collateral immediately.

12.5	The Grantor acknowledges and agrees that no notice of appropriation or sale of the Collateral needs to be given by the Collateral Agent to the Grantor under Article 44 of the Law.

12.6	Subject to the Law, the Collateral Agent shall apply the proceeds of sale of the Collateral (or the value of any Collateral which has been appropriated) in the following order:

(a)	in payment of the Collateral Agent’s reasonable costs incurred in, and incidental to, exercise of the power of enforcement;

(b)	in or towards payment and discharge of the Secured Obligations; and

(c)	in payment of the amount of any resulting surplus to the Grantor (or any other person entitled to receive it under Article 49 of the Law) or into the Royal Court of Jersey.

12.7	Within 14 days after any appropriation or sale of the Collateral by the Collateral Agent, the Collateral Agent shall give a written statement of account to the Grantor and any other person entitled to receive it under Article 48 of the Law.

12.8	Save with the prior written consent of the Collateral Agent, the Grantor shall not be entitled to reinstate this agreement (as defined in Article 54 of the Law) during the Security Period.

12.9	To the extent permitted by the laws of Jersey:

(a)	the Collateral Agent shall have no duty to preserve or enhance the Collateral or its value; and

(b)	the Collateral Agent shall have no liability for any loss arising out of (i) the exercise or non-exercise of the power of enforcement or any other rights under this agreement, or (ii) the taking of any other action in respect of the Collateral as is permitted by this agreement, whether before or after the power of enforcement becomes exercisable.

13.	FURTHER ASSURANCE AND POWER OF ATTORNEY

13.1	The Grantor shall, at any time and from time to time, upon the written request of the Collateral Agent promptly do any and all such acts and things and execute and deliver all such instruments and any documents (including, without limitation, any replacement or supplemental security agreements) as the Collateral Agent may consider reasonably require for creating, attaching, perfecting, protecting, maintaining or enforcing its security or rights under this agreement or the Law.

13.2

In accordance with Article 5(2)(a) of the Powers of Attorney (Jersey) Law, 1995 (the Powers of Attorney Law), the Grantor, by way of security, hereby irrevocably and severally appoints the Collateral Agent and any of its duly appointed nominees as the Grantor’s attorney (with full

Exhibit F-3-14

power of substitution in accordance with Article 8 of the Powers of Attorney Law) with authority in the name of and on behalf of the Grantor to take any action which the Grantor is obliged to take under this agreement and/or which the Collateral Agent may deem necessary or advisable for creating, perfecting, maintaining or enforcing the security contemplated hereunder, giving full effect to this agreement or for securing, protecting or exercising the rights of the Collateral Agent hereunder or under the Law, including without limitation:

(a)	completing, dating, executing and/or delivering any stock transfer forms and/or notices in respect of the Collateral;

(b)	exercising any voting or other rights in respect of the Collateral; and

(c)	taking any action which the Grantor is required to take pursuant to this agreement,

provided that such power may only be exercised after (i) an Event of Default has occurred and is continuing or (ii) where such obligation relates to further assurance or perfection and the Grantor has failed to comply with such obligation within ten Business Days of receiving notice requiring it to do so (and, in each case, the Collateral Agent may delegate that power or on such terms as it sees fit).

13.3	The Grantor hereby covenants with the Collateral Agent to ratify and confirm any lawful exercise or purported exercise of the power of attorney referred to in this clause.

14.	SECURITY CONTINUING AND INDEPENDENT

14.1	The security created pursuant to this agreement shall take effect as a continuing security for the payment or performance of all or any part of the Secured Obligations and shall be independent of and in addition to and it shall not be prejudiced or be affected by and shall not affect or prejudice any other security now or hereafter held by the Collateral Agent in respect of the payment or performance of all or any part of the Secured Obligations.

14.2	The security, and the obligations and liabilities, created pursuant to this agreement shall not be in any way discharged, impaired or otherwise affected by:

(a)	any partial or intermediate payment or performance of the Secured Obligations;

(b)	any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Collateral Agent may now or hereafter have from or against any person in respect of any obligations of the Grantor under the Loan Documents or any other document or any other person;

(c)	any act or omission by the Collateral Agent in taking up, creating, attaching, perfecting or enforcing any security, indemnity or guarantee from or against the Grantor or any other person;

(d)	any defect in, termination, amendment, variation, novation or supplement of or to any of the Loan Documents or to any document pursuant to which obligations are due by the Grantor or any other person to the Collateral Agent;

Exhibit F-3-15

(e)	any grant of time, indulgence, waiver or concession given to the Grantor or any other person;

(f)	any of the insolvency, bankruptcy, liquidation, administration, winding-up, incapacity, limitation, disability, the discharge by operation of law, and any change in the constitution, name and style of any party to any of the Loan Documents or any other person;

(g)	any release, invalidity, illegality, unenforceability, irregularity or frustration of any actual or purported obligation of the Grantor or any other person in respect of any of the Loan Documents or any other document;

(h)	any claim or enforcement of payment from any of the other parties to the Loan Documents or any other person; or

(i)	any act or omission which would have discharged or affected the liability of the Grantor or by anything done or omitted by any person which but for this provision might operate to exonerate or discharge the Grantor or otherwise reduce or extinguish its liability under this agreement.

14.3	The Collateral Agent is not obliged, before exercising any of the rights, powers or remedies it may have pursuant to this agreement or by law, to make any demand of, or take action or file any claim or proof in respect of, any person other than the Grantor or to enforce any other security in respect of the Loan Documents.

14.4	If the Collateral or any part thereof is released from the security interest created hereunder in reliance upon a payment or other performance or discharge which is subsequently avoided or set aside for any reason whatsoever (including, without limitation, in connection with the insolvency or bankruptcy of the Grantor), the obligations and liabilities of the Grantor under this agreement, and the rights of the Collateral Agent under this agreement, shall continue as if such payment and release had not occurred.

14.5	The Grantor irrevocably waives and abandons any and all rights under the laws of Jersey:

(a)	whether by virtue of the droit de division or otherwise, to require that any liability under the Loan Documents be divided or apportioned with any other person or reduced in any manner whatsoever; and

(b)	whether by virtue of the droit de discussion or otherwise, to require that recourse be had to the assets of any other person before any claim is enforced against the Grantor under the Loan Documents.

15.	REMEDIES AND WAIVER

15.1	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any right or remedy under this agreement shall operate as a waiver of any such right or remedy or constitute an election to affirm this agreement. No election to affirm this agreement on the part of the Collateral Agent shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this agreement are cumulative and not exclusive of any rights or remedies provided by law.

Exhibit F-3-16

15.2	The rights and remedies under or pursuant to this agreement, the security interests created hereunder, and any rights or other remedies provided by law (including the Law as it applies to the security created hereunder) are cumulative and not mutually exclusive and any of such rights and remedies may be, but need not be, exercised at the Collateral Agent’s discretion.

16.	FEES, COSTS AND EXPENSES

16.1	All costs and expenses (including legal fees and security registration fees) incurred by the Collateral Agent and/or its nominees and agents in connection with the negotiation, preparation, printing and/or execution of this agreement, the creation, attachment, perfection, preservation and/or enforcement of any of the Collateral Agent’s rights under this agreement, the Collateral Agent’s compliance with any demand for registration of a financing change statement served by the Grantor on the Collateral Agent under Article 75 of the Law, or the exercise or purported exercise of any of the Collateral Agent’s powers arising pursuant to this agreement shall be paid in accordance with the provisions of Section 10.4 (Attorney Costs and Expenses) of the Credit Agreement.

17.	INDEMNITY

The Grantor must indemnify the Collateral Agent against any loss or liability incurred by the Collateral Agent as a consequence of the Collateral Agent acting in respect of the Collateral on the direction of the Grantor (and complying with any such direction of the Grantor), including, without limitation, in connection with any information provided by or on behalf of the Grantor to the Collateral Agent or its representatives for the purposes of enabling the Collateral Agent or its representatives to register a financing statement or financing change statement being seriously misleading, save where caused by the Collateral Agent’s gross negligence or wilful default.

18.	SET-OFF

The Collateral Agent may when (i) an Event of Default has occurred and is continuing and (ii) any required notices to the Borrower have been received by the Borrower in accordance with Section 8.01 (Events of Default) of the Credit Agreement, set off any obligation due from the Grantor to any Lender under the Loan Documents against any obligation owed by any Lender to the Grantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Collateral Agent may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

19.	SUSPENSE ACCOUNT

Monies received, recovered or realised by the Collateral Agent under this agreement as a result of exercising the power of enforcement in respect of the security interest created by this agreement may, at the discretion of the Collateral Agent, be credited to a separate or suspense account for so long as the Collateral Agent may think fit without any intermediate obligation on the part of the Collateral Agent to apply the same in or towards payment, performance or discharge of the Secured Obligations.

Exhibit F-3-17

20.	ILLEGALITY

If at any time one or more of the provisions of this agreement becomes invalid, illegal or unenforceable in any respect, that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions of this agreement shall not be affected or impaired in any way.

21.	CERTIFICATE OF COLLATERAL AGENT

Any certification or determination by the Collateral Agent of a rate or amount under this agreement is, in the absence of manifest error, conclusive evidence of the matter to which it relates, including without limitation, the amount of the Secured Obligations and its reasonable costs and expenses incurred in enforcing this agreement (or any rights hereunder) for the purposes of Articles 48 or 54 of the Law.

22.	AMALGAMATION AND CONSOLIDATION

The rights and benefits of the Collateral Agent under this agreement shall remain valid and binding for all purposes notwithstanding any change, amalgamation, consolidation or otherwise which may be made in the constitution of the Collateral Agent and shall be available to such entity as shall carry on the business of the Collateral Agent for the time being.

23.	REGULATORY LAWS

23.1	Notwithstanding any other provision of this agreement, but subject to clause 23.2 below, the Collateral Agent shall not exercise any power or authority granted to it under this agreement, if it would result in any breach by the Parent or any Subsidiary of any Regulatory Law at the date of this agreement.

23.2	Upon (i) the occurrence of an Event of Default which is continuing and (ii) any required notices to the Borrower having been received by the Borrower in accordance with Section 8.01 (Events of Default) of the Credit Agreement, the Grantor shall do any and all such acts and things and execute and deliver all such instruments and any documents that the Collateral Agent (acting reasonably) requires to enable it to obtain consent under the Regulatory Laws to the transfer of title in respect of the Securities to the Collateral Agent or its duly appointed nominee.

24.	AMENDMENT AND WAIVER

No variation, amendment or waiver of this agreement shall be valid unless in writing and signed by or on behalf of the parties hereto.

25.	ASSIGNMENT

25.1	The Collateral Agent may grant a participation in or make an assignment or transfer or otherwise dispose of, the whole or any part of its rights and benefits under this agreement in accordance with the provisions of Section 10.07 (Successors and Assigns) of the Credit Agreement. For the purpose of any such participation, assignment, transfer or disposal, the Collateral Agent may disclose information about the Grantor and the financial condition of the Grantor as may have been made available to the Collateral Agent by the Grantor or which is otherwise publicly available.

Exhibit F-3-18

25.2	Except as permitted by Section 7.04 (Fundamental Changes) of the Credit Agreement, the Grantor shall not assign or transfer all or any part of its rights, benefits and/or obligations under this agreement without the prior written consent of the Collateral Agent.

26.	NOTICES

26.1	The provision of Section 10.02 (Notices and Other Communications) of the Credit Agreement shall apply to this agreement mutatis mutandis as if set out in full herein.

26.2	Without prejudice to any other mode of service allowed under any relevant law, the Grantor:

(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the Jersey courts in connection with this agreement and to accept service of notices pursuant to this agreement on its behalf, such appointment to take effect from the date of this agreement; and

(b)	agrees that failure by a process agent to notify the Grantor of the process will not invalidate the proceedings concerned.

26.3	If any person appointed as agent for service is unable for any reason to act as agent for service of process, the Grantor must immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Collateral Agent. Failing this, the Collateral Agent may appoint another agent for this purpose.

27.	COUNTERPARTS

This agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this agreement.

28.	GOVERNING LAW AND JURISDICTION

28.1	This agreement shall be governed by and construed in accordance with the laws of Jersey and the parties hereby irrevocably agree for the exclusive benefit of the Collateral Agent that the courts of Jersey are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including any dispute relating to the existence, validity or termination of this agreement) and that accordingly any suit, action or proceeding arising out of or in connection with this agreement (in this clause referred to as Proceedings) may be brought in such court.

28.2	Nothing contained in this clause shall limit the right of the Collateral Agent to take Proceedings against the Grantor in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdiction preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.

28.3	The Grantor irrevocably waives (and irrevocably agrees not to raise) any objection which it may have now or hereafter to the taking of any Proceedings in any such court as referred to in this clause and any claim that any such Proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any Proceedings brought in any such court as is referred to in this clause shall be conclusive and binding upon the Grantor and may be enforced in the court of any other jurisdiction.

Exhibit F-3-19

The parties have duly executed this agreement on the date set out at the beginning of this agreement.

Exhibit F-3-20

SCHEDULE 1

THE ORIGINAL SECURITIES

One ordinary share of no par value of the Company (being the entire issued share capital of the Company).

Exhibit F-3-21

SCHEDULE 2

NOTICE AND ACKNOWLEDGEMENT - TITLE SECURITY

Notice

To:	Electra Target Holdco Limited (the Company)

Po Box 83
Ordnance House
31 Pier Road
St. Helier
Jersey
JE4 8PW

From:	WisdomTree International Holdings Ltd (the Grantor)

3rd Floor
31-41 Worship Street
London
United Kingdom
EC2A 2DX

And:	Credit Suisse AG, Cayman Islands Branch (the Collateral Agent)

Eleven Madison Avenue 9th Floor, New York, NY 10010

Date:

We hereby give you notice that, pursuant to a security interest agreement dated [date] made between the Grantor and the Collateral Agent (the Security Interest Agreement), the Grantor has granted to the Collateral Agent a security interest in respect of, among other things, [Number] [class] shares [of [value] each] of the Company (being the entire issued share capital of the Company) currently registered in the name of the Grantor (including, without limitation, all rights of the Grantor relating to such securities) (the Securities). Under the Security Interest Agreement, the Grantor has also agreed to assign, transfer and/or otherwise make over to the Collateral Agent title to the Securities.

We enclose the originals of (i) a dated and signed duly completed stock transfer form in respect of the transfer of title to the Securities to [the Collateral Agent] [name of Collateral Agent’s nominee] and (ii) certificates of title in respect of the Securities.

Exhibit F-3-22

We hereby instruct you to:

1	enter the name of [the Collateral Agent] [name of Collateral Agent’s nominee] in the register of members of the Company as the holder of the Securities; and

2	issue a certificate of title to reflect such entry and deliver the same to the Collateral Agent at the address set out below.

This notice may not be varied or revoked without the Collateral Agent’s prior written consent.

This notice may be executed in any number of counterparts and by each party on a separate counterpart each of which counterparts when so executed and delivered shall be an original but all such counterparts shall together constitute one and the same instrument.

Please sign and forward to the Collateral Agent at the above address the enclosed form of acknowledgement (for the attention of Loan Operations – Agency Manager).

This notice shall be governed by and construed in accordance with the laws of Jersey.

Signed for and on behalf of WisdomTree International Holdings Ltd

Signature

Print name

Title

Exhibit F-3-23

Signed for and on behalf of Credit Suisse AG, Cayman Islands Branch as Collateral Agent

Signature

Print name

Title

Exhibit F-3-24

Acknowledgement

To:	WisdomTree International Holdings Ltd (the Grantor)

3rd Floor
31-41 Worship Street
London
United Kingdom
EC2A 2DX

And:	Credit Suisse AG, Cayman Islands Branch (the Collateral Agent)

From:	Electra Target Holdco Limited (the Company)
Po Box 83
Ordnance House
31 Pier Road
St. Helier
Jersey
JE4 8PW

Date:

We hereby acknowledge receipt of a notice dated [date] (the Notice) from the Grantor and the Collateral Agent relating to the creation of a security interest in respect of the Securities. Terms defined in the Notice shall have the same meaning where used herein.

We	confirm that:

1	we have not, as at the date hereof, received notice of any other security interest or encumbrance over any of the Securities and we hereby undertake to notify the Collateral Agent of any such notice received in the future;

2	for such time as such security interest continues, the Collateral Agent acts as secured party only and will not, save as required by law, be held liable by, or under any obligation to, the Company in respect of the Securities;

3	the names of the persons identified as the transferees of the Securities in the Notice have been entered in the register of members as the holders of the Securities and we enclose originals of the certificate of title reflecting such holding; and

Exhibit F-3-25

4	for the purpose of the giving of notice to us, without prejudice to any other form of notice, we agree that an email sent to Legalnotice@wisdomtree.com shall be sufficient notice.

This acknowledgement shall be governed by and construed in accordance with the laws of Jersey.

Signed for and on behalf of Electra Target Holdco Limited

Signature

Print name

Title

Exhibit F-3-26

Signatories

Grantor

Signed for and on behalf of WisdomTree International Holdings Ltd

Signature

Print name

Title

Collateral Agent

Signed for and on behalf of Credit Suisse AG, Cayman Islands Branch

Signature

Print name

Title

Exhibit F-3-27

EXHIBIT F-4

FORM OF UK SECURITY AGREEMENT

Exhibit F-4

DEBENTURE

DATED                                          2018

BETWEEN

THE COMPANIES LISTED IN SCHEDULE 1

as Chargors

- and -

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

as UK Security Trustee

Exhibit F-4-2

Exhibit F-4-3

Schedule

1.	Chargors	30
	Part 1 UK Chargors	30
	Part 2 Non-UK Chargors	30
2.	Security Assets	31
	Part 1 Shares	31
	Part 2 Real Property	32
	Part 3 Intellectual Property	33
	Part 4 Assigned Agreements	34
	Part 5 Bank Accounts	35
	Part 6 Insurance Policies	36
3.	Forms of Letter for Account Bank	37
	Part 1 Notice To Account Bank	37
	Part 2 Acknowledgement of Account Bank	39
4.	Forms of Letter for Assigned Agreements	40
	Part 1 Notice to Counterparty	40
	Part 2 Acknowledgement of Counterparty	41
5.	Form of Insurance Notice	42
6.	Form of Security Accession Deed	44

Signatories		49

Exhibit F-4-4

THIS DEED is dated                                          2018 and made

BETWEEN:

(1)	THE COMPANIES listed in Part 1 of Schedule 1 as chargors (the UK Chargors) and Part 2 of Schedule 1 as chargors (the Non-UK Chargors) (each an Initial Chargor, together the Initial Chargors); and

(2)	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (the UK Security Trustee) as security trustee for the Secured Parties (as defined in the Credit Agreement defined below).

BACKGROUND:

(A)	Each Chargor enters into this Deed in connection with the Credit Agreement (as defined below).

(B)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

(C)	The UK Security Trustee will hold and administer the security created under this Deed for the benefit of the Secured Parties subject to the terms of the Credit Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Deed:

Account Bank means, in relation to any Bank Account, the bank with which that Bank Account is maintained.

Act means the Law of Property Act 1925.

Assigned Agreements means the Intra-Group Loan Agreements and any other agreements designated as Assigned Agreements by the relevant Chargor and the UK Security Trustee.

Bank Accounts means current, deposit or other accounts opened or maintained by a Chargor (other than a Non-UK Chargor) in England and Wales from time to time including without limitation the accounts set out in Part 5 of Schedule 2 (Security Assets) to this Deed or in the Schedule of any relevant Security Accession Deed, including the debt or debts represented thereby.

Chargor means each Initial Chargor together with any person which grants Security over its assets in favour of the UK Security Trustee by executing a Security Accession Deed.

Credit Agreement means the New York law credit agreement dated on or about the date of this Deed between (among others) WisdomTree Investments, Inc. as Parent, the Chargor as U.S. Midco and the UK Security Trustee as amended, restated, amended and restated, modified, supplemented or extended from time to time.

Event of Default has the meaning given to that term in the Credit Agreement.

Exhibit F-4-5

Insurance Notice means a notice substantially in the form set out in Schedule 5 (Form of Insurance Notice).

Insurance Policy means any contract or policy of insurance (other than a contract or policy which relates to third party liabilities) taken out by a Chargor (other than a Non-UK Chargor) or on its behalf or in which it has an interest, including those specified in Part 6 of Schedule 2 (Security Assets) to this Deed or in the Schedule of any relevant Security Accession Deed.

Intellectual Property means with respect to a Chargor (other than a Non-UK Chargor) all of its rights, title and interest from time to time in:

(a)	any patents, utility models, trademarks, service marks, designs, business names, copyrights, database rights, design rights, registered designs, domain names, moral rights, inventions, confidential information, trade secrets, knowhow and all other intellectual property rights throughout the world and interests (which may now or in the future subsist), whether registered or unregistered; and

(b)	the benefit of all applications (and all goodwill associated with such applications) and rights to use such assets of that Chargor, including all rights under any agreements relating to the use or exploitation of any such rights, which may now or in the future subsist, including without limitation those set out in Part 3 of Schedule 2 (Security Assets) to this Deed or in the Schedule of any relevant Security Accession Deed.

Intra-Group Loan Agreement means any intra-group loan agreement to which a Chargor is party as a lender, including those specified in Part 4 of Schedule 2 (Security Assets) to this Deed or in the Schedule of any relevant Security Accession Deed.

Intra-Group Receivables means any and all present and future receivables, claims, rights, title or monies regardless of their nature (including, without limitation, principal, interest, default interest, commissions, costs and indemnities), in any currency or currencies, whether actual or contingent, whether owed jointly and severally or in any other capacity whatsoever and whether subordinated or not, owed from time to time by any member of the Group to a Chargor.

Investments means:

(a)	any shares, stocks, debentures, bonds or other securities and investments (including the Shares);

(b)	any dividend, interest or other distribution paid or payable in relation to any of the above;

(c)	any right, money or property accruing or offered at any time in relation to any of the above by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise;

(d)	any right against any clearance system in relation to any of the above;

(e)	any right under any custody or other agreement (including any right to require delivery up of any cash or other assets) in relation to any of the above; and

Exhibit F-4-6

(f)	any cash or securities account maintained by any custodian or other entity in relation to any of the above,

in each case whether held directly by or to the order of a Chargor (now or in the future owned by it or (to the extent of its interest) in which or in the future it has an interest) or by any agent, nominee, fiduciary or clearance system on its behalf.

Loan Documents has the meaning given to that term in the Credit Agreement.

Loan Parties has the meaning given to that term in the Credit Agreement.

Party means a party to this Deed.

Plant and Machinery means in relation to any Chargor (other than a Non-UK Chargor) any plant, machinery, computers, office equipment or vehicles owned by it or in which it has an interest.

Real Property means:

(a)	any freehold and/or leasehold property specified in Part 2 of Schedule 2 (Security Assets) to this Deed or in the Schedule of any relevant Security Accession Deed; and/or

(b)	such other freehold or leasehold property acquired by a Chargor (other than a Non-UK Chargor) after the date of this Deed,

together with any buildings, fixtures, fittings, fixed plant or machinery from time to time situated on or forming part of such freehold or leasehold property and including all Related Rights.

Receivables means Intra-Group Receivables and Trade Receivables.

Receiver means an administrative receiver, receiver and manager or a receiver, in each case, appointed under this Deed.

Related Rights means, in relation to any asset:

(a)	the proceeds of sale of any part of that asset;

(b)	all rights and benefits under any licence, assignment, agreement for sale or agreement for lease in respect of that asset;

(c)	all rights, powers, benefits, claims, contracts, warranties, remedies, security, guarantees, indemnities or covenants for title in respect of that asset; and

(d)	any moneys and proceeds paid or payable in respect of that asset.

Secured Obligations means all Secured Obligations (as defined in the Credit Agreement) and all Guaranteed Obligations (as defined in the Parent Guarantee), in each case, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, together with all interest accruing thereon and all losses incurred by any Secured Party in connection therewith except for any money, obligation or liability which, if it were so included, would cause the infringement of section 678 or section 679 of the Companies Act 2006, provided that, for the purposes of this Deed, Secured Obligations and

Exhibit F-4-7

Guaranteed Obligations shall exclude any Obligations of the U.S. Borrower, any U.S. Borrower Required Guarantors, and any other Subsidiary organised under the laws of the United States or any jurisdiction thereof.

Security means the security created or evidenced by or pursuant to this Deed.

Security Accession Deed means a deed substantially in the form set out in Schedule 6 (Form of Security Accession Deed).

Security Assets means all assets of each Chargor the subject of any security created by this Deed or any relevant Security Accession Deed.

Shares means, in relation to a Chargor, the shares in any subsidiary incorporated in England and Wales owned legally or beneficially by it or held by the UK Security Trustee or any nominee on its behalf (including the shares identified in respect of that Chargor in Part 1 of Schedule 2 (Security Assets) to this Deed or in the Schedule of any relevant Security Accession Deed.

Trade Receivables means all book and other debts arising in the ordinary course of trading owing to a Chargor (other than a Non-UK Chargor).

1.2	Construction

(a)	Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b)	Unless the context otherwise requires, the interpretative provisions set out in Section 1.02 (Other Interpretive Provisions) to Section 1.07 (Timing of Payment or Performance) (inclusive) and Section 1.14 (Jersey Terms) of the Credit Agreement shall apply mutatis mutandis to this Deed as though they were set out in full in this Deed, so far as they are relevant. In addition, in this Deed, unless a contrary intention appears, a reference to:

(i)	an agreement includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(ii)	an amendment includes any amendment, supplement, variation, novation, modification, replacement or restatement and amend, amending and amended shall be construed accordingly;

(iii)	assets includes present and future properties, revenues and rights of every description;

(iv)	including means including without limitation and includes and included shall be construed accordingly;

(v)	losses includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and loss shall be construed accordingly;

(vi)	person includes those items in the definition of Person in the Credit Agreement;

(vii)	regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation.

Exhibit F-4-8

(c)	In this Deed, unless a contrary intention appears, a reference to:

(i)	any Secured Party, Chargor or any other person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s (and any subsequent) successors in title, permitted assignees and transferees and, in the case of the UK Security Trustee, any person for the time being appointed as UK Security Trustee or UK Security Trustees (and any subsequent successors) in accordance with the Loan Documents;

(ii)	any Loan Document or other agreement or instrument is to be construed as a reference to that agreement or instrument as amended, novated, varied, released, supplemented, extended, restated or replaced (in each case, however fundamentally), including by way of increase of the facilities or other obligations or addition of new facilities or other obligations made available under them or accession or retirement of the parties to these agreements but excluding any amendment or novation made contrary to any provision of any Loan Document;

(iii)	any clause or schedule is a reference to, respectively, a clause of and schedule to this Deed and any reference to this Deed includes its schedules;

(iv)	an Event of Default is “continuing” if it has not been remedied or waived; and

(v)	a provision of law is a reference to that provision as amended or re enacted.

(d)	The terms of the other Loan Documents and of any side letters between any Parties in relation to any Loan Document are incorporated in this Deed to the extent required to ensure that any purported disposition of any freehold or leasehold property contained in this Deed is a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(e)	The obligations of the Chargor under this Deed shall be in addition to the covenants for title deemed to be included in this Deed by virtue of Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994.

(f)	The terms of this Deed shall not operate or be construed so as to prohibit or restrict any transaction, matter or other step expressly permitted by the Credit Agreement.

(g)	Section 1 of the Trustee Act 2000 shall not apply to the duties of the UK Security Trustee in relation to the trusts created by this Deed or any other Loan Document.

(h)	Unless the context otherwise requires, a reference to a Security Asset includes the proceeds of sale of that Security Asset.

(i)	In the event of any conflict or inconsistency between the terms of this Deed and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall prevail.

1.3	Third Party Rights

(a)	Unless expressly provided to the contrary in a Loan Document, a person who is not Party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Deed.

(b)	Notwithstanding any term of any Loan Document, the consent of any person who is not a Party is not required to rescind or vary this Deed at any time.

Exhibit F-4-9

2.	COVENANT TO PAY

Each Chargor covenants, as primary obligor and not only as surety, with the UK Security Trustee (for the benefit of itself and the other Secured Parties) that it will, on demand, pay or discharge the Secured Obligations at the times and in the manner provided in the Credit Agreement or relevant Loan Document.

3.	CREATION OF SECURITY

3.1	General

(a)	All the security created under this Deed:

(i)	is created in favour of the UK Security Trustee for the benefit of the Secured Parties;

(ii)	is created over present and future assets of each Chargor;

(iii)	is security for the payment, discharge and performance of all the Secured Obligations; and

(iv)	is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

(b)	If the rights of a Chargor under a document (including a lease) cannot be secured without the consent of a party to that document this Security will secure all amounts which that Chargor may receive, or has received, under that document but exclude the document itself.

(c)	There shall be excluded from the security created by this Deed or any relevant Security Accession Deed, but in each case only to the extent that such prohibition or condition restricts the type of security interest purported to be created by the relevant Clause of this Deed or any relevant Security Accession Deed:

(i)	any asset which a Chargor is prohibited from creating Security on or over by reason of any contract, license, lease, instrument or other arrangement which has been entered into with a third party on arms’ length terms in relation to that asset and which contract, license, lease, instrument or other arrangement is otherwise not prohibited by the terms of the Credit Agreement (including any asset which a Chargor is precluded from creating Security over without the prior consent of a third party), in each case to the extent of that prohibition and for so long as such prohibition is in existence or until consent has been received from the third party;

(ii)	any Security which would be unlawful under the laws of the jurisdiction in which such asset or undertaking is situated (or which would conflict with the mandatory fiduciary duties of their or any affiliates’ directors or contravene any legal prohibition or result in a risk of personal or criminal liability on the part of any officer or member of a Chargor) provided that such Chargor has used its reasonable endeavours to overcome such obstacles, in each case to the extent of that that can be done at reasonable cost; and

(iii)	any asset or undertaking representing more than 65 per cent. of the total combined voting power of all classes of shares entitled to vote of (i) any “controlled foreign corporation” (as defined under Section 957 of the Internal Revenue Code of 1986, as amended) that is directly owned for US federal income tax purposes by the US Borrower (a “First Tier CFC Subsidiary”) or (ii) any US or non-US entity through which such First Tier CFC Subsidiary is owned, if such entity is treated as a disregarded entity for US federal tax purposes.

Exhibit F-4-10

For the purposes of this paragraph (c), the term “third party” in relation to a Chargor means any person which is not a member of the Group or an affiliate of a member of the Group.

(d)	For all assets and undertakings referred to in sub-paragraphs (i) and (ii) above and to the extent that such assets are material and that each relevant Chargor determines in good faith that such endeavours will not involve placing commercial relationships with third parties in jeopardy or incurring any material cost, that Chargor undertakes to (i) notify the UK Security Trustee promptly of the existence of such assets and undertakings and (ii) use reasonable endeavours to apply for a consent or waiver of the relevant prohibition or condition which affects the charging of such asset as soon as reasonably practicable after the date of this Deed or any relevant Security Accession Deed (or, as applicable, the creation of the relevant prohibition or condition to the extent arising after the date of this Deed or any relevant Security Accession Deed unless that Chargor has already used its commercially reasonable endeavours at the time of negotiation of the relevant contract, license, lease, instrument or other arrangement to avoid the inclusion of the relevant prohibition or condition or otherwise to limit its scope).

(e)	Immediately upon satisfaction of the relevant condition or upon receipt of the relevant waiver or consent, or upon the relevant prohibition otherwise ceasing to apply, the formerly excluded assets or undertakings shall stand charged or assigned to the UK Security Trustee under the relevant Clause of this Deed or any relevant Security Accession Deed (as applicable). If reasonably required by the UK Security Trustee, at any time following satisfaction of that condition or receipt of that waiver or consent, that Chargor will forthwith execute a valid fixed charge or legal assignment over the relevant assets on substantially the same terms as set out in this Deed.

(f)	Where an asset is excluded from the Security created by this Deed or any relevant Security Accession Deed as a result of paragraph (c) above, that Security shall (to the extent it would not breach the provisions of paragraph (c) above) operate as an assignment or charge of all proceeds and/or receivables which that Chargor derives from or is entitled to in respect of the relevant asset(s) that have been so excluded from such Security.

(g)	The UK Security Trustee holds the benefit of this Deed on trust for the Secured Parties.

(h)	The fact that no, or incomplete, details of any Security Asset are inserted in Schedule 2 (Security Assets) does not affect the validity or enforceability of this Security.

3.2	Fixed Security

Each UK Chargor, as continuing security for the payment of the Secured Obligations, charges in favour of the UK Security Trustee with full title guarantee the following assets, both present and future, from time to time owned by it or in which it has an interest:

(a)	by way of first legal mortgage, all Real Property in England and Wales vested in the relevant UK Chargor on the date on which it becomes a party to this Deed or a party to any relevant Security Accession Deed; and

(b)	by way of first fixed charge:

(i)	all other estates, interests, rights and title from time to time in and to any freehold or leasehold property (including that not effectively mortgaged under Clause 3.2(a) above) together with all buildings and fixtures (including trade fixtures) on that property and all Related Rights;

Exhibit F-4-11

(ii)	all of its Investments;

(iii)	all of its Intellectual Property and Related Rights;

(iv)	the Bank Accounts and Related Rights;

(v)	all Plant and Machinery owned by it and its interest in any Plant and Machinery in its possession;

(vi)	all of its goodwill and uncalled capital;

(vii)	the benefit of any authorisation (statutory or otherwise) held in connection with its business or the use of any Security Asset;

(viii)	the right to recover and receive compensation which may be payable to it in respect of any authorisation referred to in paragraph (vii) above;

(ix)	if not effectively assigned by Clause 3.3 (Security Assignment), all of its rights, title and interest in (and claims under) the Assigned Agreements and the Insurance Policies; and

(x)	without prejudice to the first fixed charge in Clause 3.2(b)(ix) above and assignment in Clause 3.3 (Security Assignment) below, all Receivables and all rights and claims against third parties and against any security in respect of those Receivables.

3.3	Security Assignment

Each UK Chargor, as continuing security for the payment of the Secured Obligations, assigns absolutely by way of security with full title guarantee to the UK Security Trustee all its right, title and interest from time to time in and to the Assigned Agreements, the Insurance Policies and all Related Rights, provided that on payment and discharge in full of the Secured Obligations the UK Security Trustee will re-assign the relevant Assigned Agreements to that Chargor (or as it shall direct) without delay and in a manner satisfactory to such Chargor (acting reasonably).

3.4	Non-UK Chargor Share Charges

Each Non-UK Chargor, as continuing security for the payment of the Secured Obligations, charges in favour of the UK Security Trustee with full title guarantee by way of first fixed charge its Investments in entities incorporated in England and Wales, both present and future from time to time owned by it or in which it has an interest.

3.5	Floating charge

(a)	Each UK Chargor charges by way of a first floating charge all its assets not at any time otherwise effectively mortgaged, charged or assigned by way of fixed mortgage, charge or assignment under this Clause.

Exhibit F-4-12

(b)	Except as provided below, the UK Security Trustee may by notice to a UK Chargor convert the floating charge created by that UK Chargor under this Clause into a fixed charge as regards any of that UK Chargor’s assets specified in that notice, if:

(i)	this Security has become enforceable in accordance with Clause 11.1 (Event of Default); or

(ii)	the UK Security Trustee (acting reasonably) considers those assets which are material in the context of the business of the Group as a whole to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy.

(c)	The floating charge created by this Clause may not be converted into a fixed charge solely by reason of:

(i)	the obtaining of a moratorium; or

(ii)	anything done with a view to obtaining a moratorium,

under section 1A of the Insolvency Act 1986.

(d)	The floating charge created by this Clause will (in addition to the circumstances in which the same will occur under general law) automatically convert into a fixed charge over all of a UK Chargor’s assets:

(i)	if an administrator is appointed or the UK Security Trustee receives notice of an intention to appoint an administrator; or

(ii)	on the convening of any meeting of the members of that UK Chargor to consider a resolution to wind that UK Chargor up.

(e)	The floating charge created by this Clause is a qualifying floating charge for the purpose of paragraph 14 of Schedule B1 to the Insolvency Act 1986.

(f)	The giving by the UK Security Trustee of a notice under paragraph (b) above in relation to any asset of a UK Chargor will not be construed as a waiver or abandonment of the UK Security Trustee’s rights to give any other notice in respect of any other asset or of any other right of any other Secured Party under this Deed or any other Loan Document.

4.	REPRESENTATIONS—GENERAL

4.1	Nature of security

Subject to the Legal Reservations, each Chargor represents and warrants to the UK Security Trustee that this Deed is not liable to be avoided or otherwise set aside on the liquidation or administration of that Chargor or otherwise.

4.2	Times for making representations

The representations and warranties set out in this Deed (including in this Clause) are made by:

(a)	each Initial Chargor listed in Schedule 1 (The Chargors) on the date of this Deed; and

(b)	each Chargor which becomes party to this Deed by a Security Accession Deed on the date on which that Chargor becomes a Chargor.

Exhibit F-4-13

5.	RESTRICTIONS ON DEALINGS

No Chargor may:

(a)	create or agree to create or permit to subsist any Security or Lien on all or any part of any Security Asset; or

(b)	sell, transfer, lend, licence, lease or otherwise dispose of all or any part of any Security Asset or the right to receive or to be paid the proceeds arising on the disposal of the same, or agree or attempt to do so, in each case, except as permitted or not prohibited by the Credit Agreement or otherwise with the prior consent of the UK Security Trustee.

6.	LAND

6.1	Title

Each UK Chargor represents and warrants to the UK Security Trustee that it is the legal and beneficial owner of its Real Property.

6.2	Delivery of Documents of Title

Each UK Chargor shall, if requested by the UK Security Trustee in writing, as soon as reasonably practicable, deliver (or procure delivery to the UK Security Trustee of), and the UK Security Trustee shall be entitled to hold and retain, all deeds, certificates and other documents (if any) constituting or evidencing title relating to any Real Property constituting the Security Assets as at the date of such request and subject to the Security created by paragraph (a) of Clause 3.2 (Fixed Security).

6.3	The Land Registry

(a)	In the case of any Real Property subject to the Security created by paragraph (a) of Clause 3.2 (Fixed Security) acquired by or on behalf of a UK Chargor after the execution of this Deed or any relevant Security Accession Deed and title to which is or will be registered under the Land Registration Act 2002, that UK Chargor shall (i) notify the UK Security Trustee as soon as reasonably practicable in writing of such acquisition and (ii), if requested by the UK Security Trustee in writing, notify the UK Security Trustee as soon as reasonably practicable (and in any event within ten Business Days of request) in writing of the title number(s) and, contemporaneously with the making of an application to the Land Registry for the registration of that UK Chargor as the Registered Proprietor of such property, at the request of the UK Security Trustee apply to the Land Registry to enter an agreed notice of any mortgage on the Charges Register of such property. For the avoidance of doubt, the UK Security Trustee shall not be liable to any party for the failure by a UK Chargor to perfect any Security.

(b)	Each UK Chargor consents and agrees to an application being made to enter a restriction in the Proprietorship Register of any registered land that is Real Property subject to the Security created by paragraph (a) of Clause 3.2 (Fixed Security), using the prescribed Land Registry form and in the following or substantially similar terms:

“No disposition of the registered estate by the proprietor of the registered estate or by the proprietor of any registered charge, not being a charge registered before the entry of this restriction, is to be registered without a written consent signed by the proprietor for the time being of the charge dated [•] in favour of [•] as UK Security Trustee referred to in the charges register.”

Exhibit F-4-14

(c)	Except as set out in Clauses 6.2(a) and (b) above, for the avoidance of doubt, and notwithstanding any further assurance provisions contained in the Loan Documents, the UK Security Trustee agrees that it will not, and will not require any UK Chargor to, make any application to the Land Registry for any restriction to be entered on the Proprietorship Register of any real property now or in future registered at the Land Registry.

7.	INVESTMENTS

7.1	Investments

Each Chargor represents and warrants to the UK Security Trustee that:

(a)	it is the sole legal and beneficial owner of the Shares charged pursuant to this Deed or any relevant Security Accession Deed which represent the whole of the issued share capital in any relevant company;

(b)	its Shares are fully paid; and

(c)	it has complied in all respects with any notices served on it under sections 790D and 790E of the Companies Act 2006 (including any timeframe specified in such notice) in relation to its Shares.

7.2	Deposit

Each Chargor must, save where already delivered to the UK Security Trustee:

(a)	promptly (and in any event, within five Business Days of the date of this Deed or any relevant Security Accession Deed) deposit with the UK Security Trustee, or as the UK Security Trustee may direct, all stocks and share certificates and/or other documents of title or evidence of ownership in relation to the Shares; and

(b)	promptly (and in any event, within five Business Days of the date of this Deed or any relevant Security Accession Deed) execute and deliver to the UK Security Trustee, or to whoever the UK Security Trustee may direct, all stock transfer forms which may be reasonably requested by the UK Security Trustee in order to enable the UK Security Trustee or its nominees to be registered, after the Security has become enforceable in accordance with Clause 11.1 (Event of Default), as the owner or otherwise obtain a legal title to the Security Assets.

7.3	Calls

If a Chargor fails to pay a call or other payments due and payable in respect of any of its Investments, the UK Security Trustee may (but shall not under any circumstance be under any obligation to) pay such calls or other payments on behalf of that Chargor. That Chargor must promptly on request (and in any event within five Business Days of demand) reimburse the UK Security Trustee for any payment made by the UK Security Trustee under this Clause and, pending reimbursement, that payment will constitute part of the Secured Obligations.

7.4	Other obligations in respect of Investments

The UK Security Trustee is not obliged to:

Exhibit F-4-15

(a)	perform any obligation of a Chargor;

(b)	make any payment, or to make any enquiry as to the nature or sufficiency of any payment received by it or a Chargor; or

(c)	present or file any claim or take any other action to collect or enforce the payment of any amount to which it may be entitled under this Deed,

in respect of any Investment.

7.5	Voting rights

(a)	Before this Security becomes enforceable in accordance with Clause 11.1 (Event of Default):

(i)	the relevant Chargor may exercise its voting rights, powers and other rights in respect of the Investments in any manner which it chooses and if the UK Security Trustee is holding any such Investments on behalf of any Chargor, the UK Security Trustee shall exercise such right and powers in such manner as the Chargor may direct in writing; and

(ii)	all dividends, distributions, principal and interest or other income paid or payable in relation to any Investments must be paid directly to the relevant Chargor.

(b)	Each Chargor must indemnify the UK Security Trustee against any loss or liability incurred by the UK Security Trustee as a consequence of the UK Security Trustee acting in respect of the Investments on the direction of any Chargor (and complying with any such direction of that Chargor), save where caused by the UK Security Trustee’s gross negligence or wilful default.

(c)	After this Security has become enforceable in accordance with Clause 11.1 (Event of Default), and upon prior written notice from the UK Security Trustee to any Chargor, the UK Security Trustee may (i) exercise (in the name of the relevant Chargor and without any further consent or authority on the part of the relevant Chargor) any voting rights and any powers or rights which may be exercised by the legal or beneficial owner of any Investment, any person who is the holder of any Investment or otherwise and (ii) receive all Related Rights and other rights to dividends, distributions, principal and interest paid or other income paid or payable, in each case, in relation to any Investment or, any such dividends, distributions, principal and interest paid or other income paid or payable if received by the relevant Chargor or any nominee of the relevant Chargor, shall be held on trust for and forthwith paid or transferred to the UK Security Trustee; provided, however, that the Chargor shall be entitled to receive such dividends, payments and proceeds expressly permitted by the Credit Agreement to be paid to a party other than the UK Security Trustee after the occurrence and during the continuance of an Event of Default notwithstanding that the Security has become enforceable and delivery of such prior written notice. Notwithstanding anything to the contrary contained herein, after any Event of Default is cured and/or waived in accordance with the terms and provisions of the Credit Agreement (and provided that no steps have been taken to enforce this Security at such time), any and all (i) voting rights, powers and other consensual rights, in each case, in relation to any Investments and (ii) rights to dividends, distributions, principal and interest paid or other income paid or payable, in each case, in relation to any Investments, shall automatically revert back to the relevant Chargor and the UK Security Trustee shall have no more right (absent the occurrence and continuation of a subsequent Event of Default that is not thereafter cured and/or waived) to exercise such rights in the name of the relevant Chargor or otherwise.

Exhibit F-4-16

7.6	Financial Collateral

(a)	To the extent that the assets mortgaged or charged under this Deed constitute “financial collateral” and this Deed and the obligations of a Chargor under this Deed constitute a “security financial collateral arrangement” (in each case for the purpose of and as defined in the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226)) the UK Security Trustee will have the right after this Security has become enforceable in accordance with Clause 11.1 (Event of Default) to appropriate all or any part of that financial collateral in or towards the satisfaction of the Secured Obligations.

(b)	Where any financial collateral is appropriated:

(i)	if the financial collateral is listed or traded on a recognised exchange its value will be taken as the value at which it could have been sold on the exchange on the date of appropriation; or

(ii)	in any other case, the value of the financial collateral will be such amount as the UK Security Trustee reasonably determines having taken into account advice obtained by it from an independent investment or accountancy firm of national standing selected by it, and each Secured Party will give credit for the proportion of the value of the financial collateral appropriated to its use.

7.7	PSC Regime

Each Chargor must:

(a)	comply on time with any notice it receives or has received under section 790D or 790E of the Companies Act 2006; and

(b)	promptly notify the UK Security Trustee if it receives a warning notice or restrictions notice under schedule 1B of the Companies Act 2006,

in each case, in relation to the Shares.

8.	BANK ACCOUNTS

8.1	Representations

Each UK Chargor represents to the UK Security Trustee that:

(a)	it is the sole legal and beneficial owner of the credit balance from time to time in each Bank Account which it maintains; and

(b)	those credit balances are free of any Security (except for that created by or under this Deed or unless otherwise permitted or not prohibited by the Loan Documents) and any other rights or interests in favour of third parties.

8.2 Notices of charge

Each relevant UK Chargor must:

(a)	within five Business Days of the date of this Deed or any relevant Security Accession Deed (or, in respect of any Bank Account which becomes the subject of this Security after the date of this Deed or any relevant Security Accession Deed, within five Business Days of such date), serve a notice of charge, substantially in the form of Part 1 of Schedule 3 (Forms of Letter for Account Bank) to this Deed on each Account Bank; and

Exhibit F-4-17

(b)	use its reasonable endeavours to ensure that each Account Bank acknowledges the notice, substantially in the form of Part 2 of Schedule 3 (Forms of Letter for Account Bank) to this Deed within 20 Business Days of service in respect of any notice delivered pursuant to paragraph (a) above provided that the relevant Chargor’s obligation under this paragraph (b) will cease on the expiry of the 20 Business Days period referred to in this paragraph (b).

9.	ASSIGNED AGREEMENTS

9.1	Notices of assignment

Each relevant UK Chargor must in respect of an Intra-Group Loan Agreement:

(a)	within five Business Days of the date of this Deed or any relevant Security Accession Deed (or, in respect of any Intra-Group Loan Agreement which becomes the subject of this Security after the date of this Deed or any relevant Security Accession Deed, within five Business Days of such date), serve a notice of assignment, substantially in the form of Part 1 of Schedule 4 (Forms of Letter for Assigned Agreements) to this Deed, on each counterparty to the relevant Intra-Group Loan Agreement; and

(b)	procure that each such party acknowledges that notice, substantially in the form of Part 2 of Schedule 4 (Forms of Letter for Assigned Agreements) to this Deed.

10.	INSURANCES

10.1	Notices of assignment

Each relevant UK Chargor must in respect of an Insurance Policy:

(a)	within five Business Days of the date of this Deed or any relevant Security Accession Deed (or, in respect of any Insurance Policy which becomes the subject of this Security after the date of this Deed or any relevant Security Accession Deed, within five Business Days of such date) give notice, by way of Insurance Notice, to the insurer in relation to each Insurance Policy that it has assigned or charged its right under the relevant Insurance Policy to the UK Security Trustee under this Deed; and

(b)	use its reasonable endeavours to ensure that the relevant insurer acknowledges the notice, substantially in the form as included at the end of the Insurance Notice within 20 Business Days of service of such Insurance Notice, provided that the relevant Chargor’s obligation under this paragraph (b) will cease on the expiry of the 20 Business Days period referred to in this paragraph (b).

11.	WHEN SECURITY BECOMES ENFORCEABLE

11.1	Event of Default

This Security will become enforceable if (i) an Event of Default has occurred and is continuing and (ii) any required notices to the English Borrower have been received by the English Borrower in accordance with Section 8.01 (Events of Default) of the Credit Agreement.

Exhibit F-4-18

11.2	Discretion

After this Security has become enforceable, the UK Security Trustee may in its absolute discretion enforce all or any part of this Security in any manner it sees fit or as the Required Lenders direct.

11.3	Power of sale

The power of sale and other powers conferred by Section 101 of the Act, as amended by this Deed, will be immediately exercisable at any time after this Security has become enforceable.

12.	ENFORCEMENT OF SECURITY

12.1	General

(a)	For the purposes of the power of sale and other powers conferred by Section 101 of the Act, the Secured Obligations are deemed to have become due and payable on the date of this Deed but shall only be exercisable after this Security has become enforceable in accordance with Clause 11.1 (Event of Default).

(b)	Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to this Security.

(c)	The statutory powers of leasing conferred on the UK Security Trustee are extended so as to authorise the UK Security Trustee to lease, make agreements for leases, accept surrenders of leases and grant options as the UK Security Trustee may think fit and without the need to comply with any provision of section 99 or 100 of the Act, provided that such powers shall only be exercisable after the Security has become enforceable in accordance with Clause 11.1 (Event of Default).

12.2	No liability as mortgagee in possession

Neither the UK Security Trustee nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable save where caused by the UK Security Trustee’s or Receiver’s, as applicable, gross negligence or wilful default.

12.3	Privileges

Each Receiver and the UK Security Trustee is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers duly appointed under the Act, except that Section 103 of the Act does not apply.

12.4	Protection of third parties

No person (including a purchaser) dealing with the UK Security Trustee or a Receiver or its or his agents will be concerned to enquire:

(a)	whether the Secured Obligations have become payable;

(b)	whether any power which the UK Security Trustee or a Receiver is purporting to exercise has become exercisable or is being properly exercised;

Exhibit F-4-19

(c)	whether any money remains due under the Loan Documents; or

(d)	how any money paid to the UK Security Trustee or to that Receiver is to be applied.

12.5 Redemption of prior mortgages

(a)	At any time after this Security has become enforceable in accordance with Clause 11.1 (Event of Default), the UK Security Trustee may:

(i)	redeem any prior Security Interest against any Security Asset; and/or

(ii)	procure the transfer of that Security Interest to itself; and/or

(iii)	settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed will be, in the absence of manifest error, conclusive and binding on each Chargor.

(b)	Each Chargor must pay to the UK Security Trustee the reasonable and documented costs and expenses incurred by the UK Security Trustee in connection with any such redemption and/or transfer, including the payment of any principal or interest.

12.6	Contingencies

If this Security is enforced at a time when no amount is due under the Loan Documents but at a time when amounts will likely become due, the UK Security Trustee (or the Receiver) may pay the proceeds of any recoveries effected by it into a suspense account.

13.	RECEIVER

13.1	Appointment of Receiver

(a)	Except as provided below, the UK Security Trustee may appoint any one or more persons to be a Receiver of all or any part of the Security Assets if:

(i)	this Security has become enforceable; or

(ii)	a Chargor so requests the UK Security Trustee in writing at any time.

(b)	Any appointment under paragraph (a) above may be by deed, under seal or in writing under its hand.

(c)	Except as provided below, any restriction imposed by law on the right of a mortgagee to appoint a Receiver (including under section 109(1) of the Act) does not apply to this Deed.

(d)	The UK Security Trustee is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under section 1A of the Insolvency Act 1986.

(e)	The UK Security Trustee may not appoint an administrative receiver (as defined in section 29(2) of the Insolvency Act 1986) over the Security Assets if the UK Security Trustee is prohibited from so doing by section 72A of the Insolvency Act 1986 and no exception to the prohibition on appointing an administrative receiver applies.

Exhibit F-4-20

13.2	Removal

The UK Security Trustee may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it thinks fit, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

13.3	Remuneration

The UK Security Trustee may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 109(6) of the Act will not apply.

13.4	Agent of each Chargor

(a)	A Receiver will be deemed to be the agent of each Chargor for all purposes and accordingly will be deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. Each Chargor alone is responsible for the contracts, engagements, acts, omissions, defaults and losses of a Receiver and for liabilities incurred by a Receiver.

(b)	No Secured Party will incur any liability (either to a Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

13.5	Relationship with UK Security Trustee

To the fullest extent allowed by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) or by law on a Receiver may after this Security becomes enforceable in accordance with Clause 11.1 (Event of Default) be exercised by the UK Security Trustee in relation to any Security Asset without first appointing a Receiver and notwithstanding the appointment of a Receiver.

14.	POWERS OF RECEIVER

14.1	General

(a)	A Receiver has all of the rights, powers and discretions set out below in this Clause in addition to those conferred on it by any law; this includes:

(i)	in the case of an administrative receiver, all the rights, powers and discretions conferred on an administrative receiver under the Insolvency Act, 1986; and

(ii)	otherwise, all the rights, powers and discretions conferred on a receiver (or a receiver and manager) under the Act and the Insolvency Act, 1986.

(b)	If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receiver.

14.2	Possession

A Receiver may take immediate possession of, get in and collect any Security Asset.

14.3	Carry on business

A Receiver may carry on any business of any Chargor in any manner he thinks fit.

Exhibit F-4-21

14.4	Employees

(a)	A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he thinks fit.

(b)	A Receiver may discharge any person appointed by any Chargor.

14.5	Borrow money

A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to this Security or otherwise and generally on any terms and for whatever purpose which he thinks fit.

14.6	Sale of assets

(a)	A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks fit.

(b)	The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over any period which he thinks fit.

(c)	Fixtures, other than landlord’s fixtures, may be severed and sold separately from the property containing them without the consent of the relevant Chargor.

14.7	Leases

A Receiver may let any Security Asset for any term and at any rent (with or without a premium) which he thinks fit and may accept a surrender of any lease or tenancy of any Security Asset on any terms which he thinks fit (including the payment of money to a lessee or tenant on a surrender).

14.8	Compromise

A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claim, account, dispute, question or demand with or by any person who is or claims to be a creditor of any Chargor or relating in any way to any Security Asset.

14.9	Legal actions

A Receiver may bring, prosecute, enforce, defend and abandon any action, suit or proceedings in relation to any Security Asset which he thinks fit.

14.10	Receipts

A Receiver may give a valid receipt for any moneys and execute any assurance or thing which may be proper or desirable for realising any Security Asset.

14.11	Subsidiaries

A Receiver may form a Subsidiary of any Chargor and transfer to that Subsidiary any Security Asset.

Exhibit F-4-22

14.12	Delegation

A Receiver may delegate his powers in accordance with this Deed.

14.13	Lending

A Receiver may lend money or advance credit to any customer of any Chargor.

14.14	Protection of assets

A Receiver may:

(a)	effect any repair or insurance and do any other act which any Chargor might do in the ordinary conduct of its business to protect or improve any Security Asset;

(b)	commence and/or complete any building operation; and

(c)	apply for and maintain any planning permission, building regulation approval or any other Authorisation,

in each case as he thinks fit.

14.15	Other powers

A Receiver may:

(a)	do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed or law;

(b)	exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of that Security Asset; and

(c)	use the name of any Chargor for any of the above purposes.

15.	APPLICATION OF FUNDS

(a)	Any moneys received by the UK Security Trustee or any Receiver after this Security has become enforceable shall be applied in the order provided in section 8.03 (Application of Funds) of the Credit Agreement.

(b)	This Clause is subject to the payment of any claims having priority over this Security. This Clause does not prejudice the right of any Secured Party to recover any shortfall from any Chargor.

16.	DELEGATION

16.1	Power of Attorney

The UK Security Trustee, if permitted by and in accordance with the Credit Agreement, or any Receiver, may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by it under this Deed.

Exhibit F-4-23

16.2	Terms

Any such delegation may be made upon any terms (including power to sub-delegate) which the UK Security Trustee or any Receiver may think fit (acting reasonably).

16.3	Liability

Neither the UK Security Trustee nor any Receiver will be in any way liable or responsible to any Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any delegate or sub-delegate (unless such loss or liability is caused by its gross negligence or wilful misconduct).

17.	POWER OF ATTORNEY

Each Chargor, by way of security, irrevocably and severally appoints the UK Security Trustee, each Receiver and any of its delegates or sub-delegates to be its attorney to take any action which that Chargor is obliged to take under this Deed, which power may be exercised (i) after the Security has become enforceable in accordance with Clause 11.1 (Event of Default) or (ii) where such obligation relates to further assurance or perfection and the Chargor has failed to comply with such obligation within ten Business Days of receiving notice requiring it to do so (and, in each case, the UK Security Trustee may delegate that power or on such terms as it sees fit). Each Chargor ratifies and confirms whatever any attorney does or purports to do under its appointment under this Clause.

18.	PRESERVATION OF SECURITY

18.1	Continuing security

The security created under this Deed shall remain in full force and effect as a continuing security and will extend to the ultimate balance of the Secured Obligations, regardless of any intermediate payment, satisfaction, settlement or discharge in whole or in part.

18.2	Reinstatement

If any payment by a Loan Party or any discharge given by a Secured Party (whether in respect of the obligations of any Loan Party or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Loan Party will continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Secured Party will be entitled to recover the value or amount of that security or payment from each Loan Party, as if the payment, discharge, avoidance or reduction had not occurred.

18.3	Waiver of defences

The obligations of each Chargor under this Deed will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Deed (whether or not known to it or any Secured Party), other than an express written release by the UK Security Trustee of the obligations of such Chargor under this Deed. This includes:

(a)	any time or waiver granted to, or composition with, any person;

Exhibit F-4-24

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment of a Loan Document or any other document or security;

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Loan Document or any other document or security or the failure by any member of the Group to enter into or be bound by any Loan Document; or

(h)	any insolvency or similar proceedings.

18.4	Immediate recourse

(a)	Each Chargor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Loan Party or any other person before claiming from that Chargor under this Deed.

(b)	This waiver applies irrespective of any law or any provision of a Loan Document to the contrary.

18.5	Appropriations

Until all amounts which may be or become payable by the Loan Parties under or in connection with the Loan Documents have been irrevocably paid in full (other than contingent indemnification obligations not then due and payable), each Secured Party (or any trustee or agent on its behalf) may without affecting the liability of any Chargor under this Deed:

(a) (i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) against those amounts; or

(ii)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)	hold in an interest-bearing suspense account any moneys received from any Chargor or on account of that Chargor’s liability under this Deed.

18.6	Non-competition

Unless:

Exhibit F-4-25

(a)	all amounts which may be or become payable by the Loan Parties under or in connection with the Loan Documents have been irrevocably paid in full; or

(b)	the UK Security Trustee otherwise directs,

no Chargor will, after a claim has been made or by virtue of any payment or performance by it under this Deed:

(i)	be subrogated to any rights, security or moneys held, received or receivable by any Secured Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Chargor’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Loan Party or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Loan Party, or exercise any right of set-off as against any Loan Party.

Each Chargor must hold in trust for and must promptly pay or transfer to the UK Security Trustee for the Secured Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the UK Security Trustee under this Clause.

18.7	Release of Chargors’ right of contribution

If any Chargor ceases to be a Chargor in accordance with the terms of the Loan Documents for the purpose of any sale or other disposal of that Chargor, or such Chargor is designated an Unrestricted Subsidiary or becomes an Excluded Subsidiary:

(a)	that Chargor will be released by each other Chargor from any liability whatsoever to make a contribution to any other Loan Party arising by reason of the performance by any other Chargor of its obligations under the Loan Documents; and

(b)	each other Chargor will waive any rights it may have by reason of the performance of its obligations under the Loan Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any right of any Secured Party under any Loan Document or of any other security taken under, or in connection with, any Loan Document where the rights or security are granted by or in relation to the aspects of the retiring Chargor.

18.8 Additional security

(a)	The Security constituted by this Deed is cumulative, in addition to, independent of and shall neither be merged into nor in any way exclude or be prejudiced or affected by any other security or other right now or subsequently held by any Secured Party.

(b)	No prior security held by any Secured Party (in its capacity as such or otherwise) over any Security Asset will merge into this Security.

Exhibit F-4-26

18.9	Security held by Chargor

No Chargor may, without the prior consent of the UK Security Trustee or unless otherwise permitted by the Loan Documents, hold any security from any other Loan Party in respect of that Chargor’s liability under this Deed. Each Chargor will hold any security held by it in breach of this provision on trust for the UK Security Trustee.

19.	MISCELLANEOUS

19.1	Covenant to pay

Each Chargor must pay or discharge the Secured Obligations in the manner provided for in the Loan Documents.

19.2	Tacking

Each Lender must perform its obligations under the Credit Agreement (including any obligation to make available further advances).

19.3	New Accounts

(a)	If any subsequent charge or other interest affects any Security Asset which is prohibited by the Loan Documents, the Secured Party may open a new account with a Chargor.

(b)	If the Secured Party does not open a new account, it will nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice of that charge or other interest.

(c)	As from that time all payments made to the Secured Party will be credited or be treated as having been credited to the new account and will not operate to reduce any Secured Obligation.

19.4	Time deposits

Without prejudice to any right of set-off any Secured Party may have under any other Secured Document or otherwise, if any time deposit matures on any account a Chargor has with any Loan Party when:

(a)	this Security has become enforceable; and

(b)	no Secured Obligation is due and payable,

that time deposit will automatically be renewed for any further maturity which that Secured Party considers appropriate.

19.5	Notice of assignment

This Deed constitutes notice in writing to each Chargor of any charge or assignment of a debt owed by that Chargor to any other member of the Group and contained in any other Security Document.

Exhibit F-4-27

20.	RELEASE

(a)	Once all the Secured Obligations have been irrevocably paid in full in cash, all Term Commitments (as defined in the Credit Agreement) have terminated or expired and none of the UK Security Trustee nor any other Secured Party has any actual or contingent liability to advance further monies to or incur any liability on behalf of each Chargor or any other Loan Party under the Loan Documents, the UK Security Trustee shall, at the request and cost of any Chargor, promptly take any action including preparing and delivering all documents and instruments (including any termination or release letter or deed), revoking any powers of attorney and performing all acts or deeds (including returning title documents, share certificates, related stock transfer forms and any other document belonging to the relevant Chargor) which are, in each case, necessary or otherwise requested by that Chargor to release or re-assign the Security Assets from the Security constituted by this Deed.

(b)	Where a Chargor makes a disposal permitted by the terms of the Credit Agreement, upon the disposal of a Chargor permitted by the terms of the Credit Agreement, upon the designation of a Chargor as an Unrestricted Subsidiary or upon such Chargor becoming an Excluded Subsidiary (as defined in the Credit Agreement), described in clauses (g), (h), (i), (j) or (k) in the definition thereof of the Credit Agreement, the UK Security Trustee shall, at the request and costs of the relevant Chargor, take all or any action (including the provision of a letter of non-crystallisation) necessary to release the Secured Asset which is the subject of such disposal from this Security.

21.	AMENDMENT

No amendment, modification, termination or waiver of any provision of this Deed will be effective without the written consent of the UK Security Trustee and the Chargors, subject to any Lender consent requirement under the Credit Agreement.

22.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby and, if any part of the security intended to be created by or pursuant to this Deed is invalid, unenforceable or ineffective for any reason, that shall not affect or impair any other part of the security.

23.	JURISDICTION

23.1	Governing Law

This Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

23.2	Jurisdiction

(a)	All parties agree that the courts of England are (subject to paragraphs (b) and (c) below to have exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Deed or otherwise arising in connection with this Deed and for such purposes irrevocably submit to the jurisdiction of the English courts.

(b)	The agreement contained in paragraph (a) is included for the benefit of the UK Security Trustee who shall retain the right to take proceedings in any other courts with jurisdiction. To the extent permitted by law, the UK Security Trustee may take concurrent proceedings in any number of jurisdictions.

Exhibit F-4-28

(c)	Each Chargor agrees that a judgement or order of any court referred to in this Clause 20.2 is conclusive and binding and may be enforced against it in the courts of any other jurisdiction.

23.3	Service of Process

(a)	Each Non-UK Chargor irrevocably appoints WisdomTree International Holdings Ltd as its agent, and WisdomTree International Holdings Ltd accepts such appointment, under this Deed for service of process in any proceedings before the English courts in connection with this Deed.

(b)	If WisdomTree International Holdings Ltd is unable for any reason to act as agent for service of process for a Non-UK Chargor, the relevant Non-UK Chargor must immediately appoint another agent on terms acceptable to the UK Security Trustee. Failing this, the UK Security Trustee may appoint another process agent for this purpose at the cost of the relevant Non-UK Chargor as the case may be.

(c)	Each Non-UK Chargor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

24.	COUNTERPARTS

This Deed may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same instrument.

THIS DEED has been entered into as a deed on the date stated at the beginning of this Deed.

Exhibit F-4-29

SCHEDULE 1

CHARGORS

PART 1

UK CHARGORS

Name of Chargor	Registered number

PART 2

NON-UK CHARGORS

Name of Chargor	Country of incorporation	Registered number

Exhibit F-4-30

SCHEDULE 2

SECURITY ASSETS

PART 1

SHARES

Name of Chargor	Name of company in which shares are held	Number and class of shares

Exhibit F-4-31

PART 2

REAL PROPERTY

[            ]

Exhibit F-4-32

PART 3

PART 4 INTELLECTUAL PROPERTY

1. TRADEMARK REGISTRATIONS AND APPLICATIONS

[            ]

2. PATENTS AND PATENT APPLICATIONS

[            ]

3. COPYRIGHTS

[            ]

Exhibit F-4-33

PART 4

ASSIGNED AGREEMENTS

[            ]

Exhibit F-4-34

PART 5

BANK ACCOUNTS

Name of Chargor	Account Bank/Address	Account number / IBAN number	Sort Code / SWIFT	Currency

Exhibit F-4-35

PART 6

INSURANCE POLICIES

Name of Chargors	Insurer	Policy number	Insurance Broker(s) Name and Contact Details

Exhibit F-4-36

SCHEDULE 3

FORMS OF LETTER FOR ACCOUNT BANK

PART 1

NOTICE TO ACCOUNT BANK

[On the letterhead of the Chargor]

To:	[Account Bank]

Copy:	[UK Security Trustee]

[Date]

Dear Sir/Madam,

Debenture dated [ ● ] between [ ● ]

and [ ● ] (the Debenture)

This letter constitutes notice to you that under the Debenture we (the Chargor) have charged (by way of a first fixed charge) in favour of [●] (the UK Security Trustee) all our rights in respect of any amount standing to the credit of the account maintained by us with you (Account no. [                ] sort code [                ]) (the Restricted Account) and the debt represented by it and all our rights generally in relation to the Restricted Account.

We irrevocably instruct and authorise you to:

(a)	disclose to the UK Security Trustee any information relating to the Restricted Account requested from you by the UK Security Trustee;

(b)	following written notice from the UK Security Trustee that the security created under the Debenture has become enforceable, comply with the terms of any written notice or instruction relating to the Restricted Account received by you from the UK Security Trustee;

(c)	following written notice from the UK Security Trustee that the security created under the Debenture has become enforceable, hold all sums standing to the credit of the Restricted Account to the order of the UK Security Trustee; and

(d)	following written notice from the UK Security Trustee that the security created under the Debenture has become enforceable, pay or release any sum standing to the credit of the Restricted Account in accordance with the written instructions of the UK Security Trustee.

For the avoidance of doubt, you may continue to deal with the Chargor in relation to the Restricted Account until you receive written notice to the contrary from the UK Security Trustee. Following notice from the UK Security Trustee that the Security created under the Debenture has become enforceable, we shall not be permitted to withdraw any amount from the Restricted Account without the prior written consent of the UK Security Trustee.

Exhibit F-4-37

We acknowledge that you may comply with the instructions in this letter without any further permission from us or enquiry by you.

The instructions in this letter may not be revoked or amended without the prior written consent of the UK Security Trustee.

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Please confirm your agreement to the above by sending the attached acknowledgement to the UK Security Trustee at [●] with a copy to us.

Yours faithfully,

(Authorised Signatory)

[●]

Exhibit F-4-38

PART 2

ACKNOWLEDGEMENT OF ACCOUNT BANK

[On the letterhead of the Account Bank]

To:	[UK Security Trustee]

Copy:	[●]

[Date]

Dear Sir/Madam,

Debenture dated [                     ] between [ ● ]

and [ ● ] (the Debenture)

We confirm receipt from [●] (the Chargor) of a notice dated [                ] of a charge upon the terms of the Debenture over all the rights of the Chargor to any amount standing to the credit of its account with us (Account no. [                ], sort code [                ]) (the Restricted Account) and the debt represented by it and all rights of the Chargor generally in relation to the Restricted Account.

We confirm that we:

(a)	accept the instructions contained in the notice and agree to comply with the notice;

(b)	have not received notice of the interest of any third party in the Restricted Account; and

(c)	have neither claimed nor exercised, nor will claim or exercise, any security interest, set-off, counter-claim or other right in respect of the Restricted Account.

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully,

(Authorised signatory)

[Account Bank]

Exhibit F-4-39

SCHEDULE 4

FORMS OF LETTER FOR ASSIGNED AGREEMENTS

PART 1

NOTICE TO COUNTERPARTY

To: [Contract party]

[Date]

Dear Sir/Madam,

Debenture dated [                     ] between [ ● ]

and [ ● ] (the Debenture)

This letter constitutes notice to you that under the Debenture we have assigned by way of security to [●] (the UK Security Trustee) all our rights in respect of [insert details of Contract] (the Contract).

We confirm that:

(a)	we will remain liable under the Contract to perform all the obligations assumed by us under the Contract; and

(b)	none of the UK Security Trustee, its agents, any receiver or any other person will at any time be under any obligation or liability to you under or in respect of the Contract.

We will also remain entitled to exercise all our rights, powers and discretions under the Contract, and you should continue to give notices under the Contract to us, unless and until you receive notice from the UK Security Trustee to the contrary stating that the security has become enforceable. In this event, all the rights, powers and discretions will be exercisable by, and notices must be given to, the UK Security Trustee or as it directs.

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Please acknowledge receipt of this letter by sending the attached acknowledgement to the UK Security Trustee at [●], with a copy to ourselves.

Yours faithfully,

(Authorised signatory)

[●]

Exhibit F-4-40

PART 2

ACKNOWLEDGEMENT OF COUNTERPARTY

To:	[UK Security Trustee]

Copy: [●]

[Date]

Dear Sir/Madam,

We confirm receipt from [●] (the Chargor) of a notice dated [                ] of an assignment on the terms of the Debenture dated [                ] of all the Chargor’s rights in respect of [insert details of the Contract] (the Contract).

We confirm that we will pay all sums due, and give notices, under the Contract as directed in that notice.

This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully,

(Authorised signatory)

[Counterparty]

Exhibit F-4-41

SCHEDULE 5

FORM OF INSURANCE NOTICE

To:	[insert name and address of insurance company]

Dated: [•]

Dear Sir/Madam

Re:	[here identify the relevant insurance policy(ies)] (the Policies)

We notify you that, [●] (the Chargor) has assigned to [●] (the UK Security Trustee) for the benefit of itself and certain other banks and financial institutions (the Secured Parties) all its right, title and interest in the Policies as security for certain obligations owed by the Chargor to the Secured Parties by way of a debenture dated [•].

We further notify you that:

1.	the Chargor may nevertheless amend or terminate the Policies without the prior written consent of the UK Security Trustee until you receive written notice to the contrary from the UK Security Trustee;

2.	you may continue to deal with the Chargor in relation to the Policies until you receive written notice to the contrary from the UK Security Trustee. Thereafter the Chargor will cease to have any right to deal with you in relation to the Policies and therefore from that time you should deal only with the UK Security Trustee;

3.	you are authorised to disclose information in relation to the Policies to the UK Security Trustee on request; and

4.	the provisions of this notice may only be revoked with the written consent of the UK Security Trustee.

Please sign and return the enclosed copy of this notice to the UK Security Trustee (with a copy to the Chargor) by way of confirmation that:

(a)	you agree to act in accordance with the provisions of this notice;

(b)	you [will note/have noted] the UK Security Trustee’s interest as first chargee on each of the Policies;

(c)	[after receipt of written notice in accordance with paragraph 2 above], you will pay all monies to which the Chargor is entitled under the Policies direct to the UK Security Trustee (and not to the Chargor) unless the UK Security Trustee otherwise agrees in writing;

(d)	you have not received notice that the Chargor has assigned its rights under the Policies to a third party or created any other interest (whether by way of security or otherwise) in the Policies in favour of a third party; and

(e)	you have not claimed or exercised nor do you have any outstanding right to claim or exercise against the Chargor, any right of set-off, counter-claim or other right relating to the Policies.

The	provisions of this notice are governed by English law.

Exhibit F-4-42

Yours faithfully

for and on behalf of

[insert name of Chargor]

[On acknowledgement copy]

To:	[insert name and address of UK Security Trustee]

Copy to:	[insert name and address of Chargor]

We acknowledge receipt of the above insurance notice dated [●] and confirm the matters set out in paragraphs (a) to (e) above.

for and on behalf of

[insert name of insurance company]

Dated: [•]

Exhibit F-4-43

SCHEDULE 6

FORM OF SECURITY ACCESSION DEED

THIS DEED is dated [●]

BETWEEN:

(1)	[●], a company incorporated in [England and Wales] with registered number [●] (the Additional Chargor);

(2)	WISDOMTREE INTERNATIONAL HOLDINGS LTD, for itself and as agent for and on behalf of each of the existing Chargors (the Parent); and

(3)	CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as security trustee for the Secured Parties (the UK Security Trustee).

BACKGROUND:

(A)	The Additional Chargor is a [wholly-owned] Subsidiary of the Parent.

(B)	The Parent has entered into a debenture dated [●] (the Debenture) between the Parent, the Chargors under and as defined in the Debenture and the UK Security Trustee.

(C)	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

Terms defined in the Debenture shall have the same meanings when used in this deed unless given a different meaning in this deed. This deed is a Loan Document (as defined in the Credit Agreement).

1.2	Construction

Clause 1.2 (Construction) of the Debenture will be deemed to be set out in full in this deed, but as if references in those clauses to the Debenture were references to this deed.

2.	ACCESSION

With effect from the date of this deed, the Additional Chargor agrees to be a party to the Debenture as a Chargor for the purposes of the Debenture with immediate effect and agrees to be bound by all of the terms of the Debenture as if it had originally been a party to it as a Chargor.

3.	COVENANT TO PAY

The Additional Chargor covenants, as primary obligor and not only as surety, with the UK Security Trustee (for the benefit of itself and the other Secured Parties) that it will, on demand, pay or discharge the Secured Obligations at the times and in the manner provided in the Credit Agreement or the relevant Loan Document.

Exhibit F-4-44

4.	SECURITY

4.1	General

(a)	All the security created under this deed:

(i) is created in favour of the UK Security Trustee for the benefit of the Secured Parties;

(ii) is created over present and future assets of the Additional Chargor;

(iii) is security for the payment, discharge and performance of all the Secured Obligations; and

(iv) is made with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

(b)	The UK Security Trustee holds the benefit of this deed on trust for the Secured Parties.

(c)	The fact that no, or incomplete, details of any Security Asset are inserted in the Schedule to this deed does not affect the validity or enforceability of this Security.

4.2	Fixed Security

The Additional Chargor, as continuing security for the payment of the Secured Obligations, charges in favour of the UK Security Trustee with full title guarantee the following assets, both present and future, from time to time owned by it or in which it has an interest:

(a)	by way of first legal mortgage, all Real Property in England and Wales vested in the Additional Chargor on the date on which it becomes a party to this Security Accession Deed; and

(b)	by way of first fixed charge:

(i)	all other estates, interests, rights and title from time to time in and to any freehold or leasehold property (including that not effectively mortgaged under Clause 4.2(a) above) together with all buildings and fixtures (including trade fixtures) on that property and all Related Rights;

(ii)	all of its Investments;

(iii)	all of its Intellectual Property and Related Rights;

(iv)	all Bank Accounts and Related Rights;

(v)	all Plant and Machinery owned by it and its interest in any Plant and Machinery in its possession;

(vi)	all of its goodwill and uncalled capital;

(vii)	the benefit of any authorisation (statutory or otherwise) held in connection with its business or the use of any Security Asset;

Exhibit F-4-45

(viii)	the right to recover and receive compensation which may be payable to it in respect of any authorisation referred to in paragraph (vii) above;

(ix)	if not effectively assigned by Clause 4.3 (Security Assignment), all of its rights, title and interest in (and claims under) the Assigned Agreements and the Insurance Policies; and

(x)	without prejudice to the first fixed charge in Clause 4.2(b)(ix) above and assignment in Clause 4.3 (Security Assignment) below, all Receivables and all rights and claims against third parties and against any security in respect of those Receivables.

4.3	Security Assignment

The Additional Chargor, as continuing security for the payment of the Secured Obligations, assigns absolutely by way of security with full title guarantee to the UK Security Trustee all its right, title and interest from time to time in and to the Assigned Agreements, the Insurance Policies and all Related Rights, provided that on payment and discharge in full of the Secured Obligations the UK Security Trustee will re-assign the relevant Assigned Agreements to that Chargor (or as it shall direct) without delay and in a manner satisfactory to such Chargor (acting reasonably).

4.4	Floating Charge

The Additional Chargor charges by way of a first floating charge all its assets not at an time otherwise effectively mortgaged, charged or assigned by way of fixed mortgage, charge or assignment under Clauses 4.2 (Fixed Security) or 4.3 (Security Assignment).

5.	MISCELLANEOUS

5.1	Consent of Existing Chargors

The existing Chargors agree to the terms of this deed and agree that its execution will in no way prejudice or affect the security granted by each of them under (and covenants given by each of them in) the Debenture.

5.2	Construction of Debenture

With effect from the date of this deed:

(a)	the Debenture will be read and construed for all purposes as if the Additional Chargor had been an original party in the capacity of Chargor (but so that the Security created on this accession will be created on the date of this deed);

(b)	any reference in the Debenture to this deed and similar phrases will include this deed and all references in the Debenture to Schedule 2 (or any part of it) will include a reference to the schedule to this deed (or relevant part of it); and

(c)	the Parent, as agent for each of the Chargors under the Debenture, agrees to all matters provided for in this deed.

Exhibit F-4-46

5.3	Governing Law

This deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS DEED has been executed and delivered as a deed on the date stated at the beginning of this deed.

Exhibit F-4-47

SCHEDULE

SECURITY ASSETS

[To be completed]

Exhibit F-4-48

SIGNATORIES (TO SECURITY ACCESSION DEED)

The Additional Chargor

EXECUTED AS A DEED by	)
[●]	)
acting by	)

Director

In the presence of:

Witness’s signature:

Name:

Address:

The Parent

EXECUTED AS A DEED by		)
WISDOMTREE INTERNATIONAL		)
HOLDINGS LTD	)
acting by		)

Director

In the presence of:

Witness’s signature:

Name:

Address:

UK Security Trustee

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:

Name:

Title:

Exhibit F-4-49

SIGNATORIES (TO DEBENTURE)

Chargors

EXECUTED AS A DEED by	)
WISDOMTREE INTERNATIONAL	)
HOLDINGS LTD	)
acting by	)

Director

In the presence of:

Witness’s signature:

Name:

Address:

EXECUTED AS A DEED by	)
WISDOMTREE EUROPE LTD	)
acting by	)

Director

In the presence of:

Witness’s signature:

Name:

Address:

EXECUTED AS A DEED by	)
ETF SECURITIES (UK) LIMITED	)
acting by	)

Director

In the presence of:

Witness’s signature:

Name:

Address:

Exhibit F-4-50

SIGNATORIES (TO DEBENTURE)

EXECUTED AS A DEED by	)
ELECTRA TARGET HOLDCO LIMITED	)
acting by	)

Director

In the presence of:

Witness’s signature:

Name:

Address:

EXECUTED AS A DEED by	)
WISDOMTREE EUROPE	)
HOLDINGS LIMITED	)
acting by	)

Director

In the presence of:

Witness’s signature:

Name:

Address:

Exhibit F-4-51

SIGNATORIES (TO DEBENTURE)

UK Security Trustee

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:

Name:

Title:

By:

Name:

Title:

Exhibit F-4-52

SIGNATORIES (TO DEBENTURE)

Process Agent

WISDOMTREE INTERNATIONAL	)
HOLDINGS LTD	)
acting by	)

Director

In the presence of:

Witness’s signature:

Name:

Address:

Exhibit F-4-53

EXHIBIT G

FORM OF INTERCOMPANY NOTE

INTERCOMPANY SUBORDINATED DEMAND PROMISSORY NOTE

Note Number: [ ]	Dated: [ ], 2018

FOR VALUE RECEIVED, the Borrowers (as defined below) and each of the Subsidiaries of the Borrowers (collectively, the “Group Members” and each, a “Group Member”) that is a party to this intercompany subordinated demand promissory note (this “Promissory Note”) as a Payor (as defined below) promises to pay to such other Group Member that makes loans to such Group Member (each Group Member which borrows money pursuant to this Promissory Note is referred to herein as a “Payor” and each Group Member which makes loans and advances pursuant to this Promissory Note is referred to herein as a “Payee”), on demand, in lawful money of the United States of America, in immediately available funds and at the appropriate office of the Payee, the aggregate unpaid principal amount of all loans and advances heretofore and hereafter made by such Payee to such Payor now or hereafter owing by such Payor to such Payee as shown in the books and records of such Payee. The failure to show any such indebtedness or any error in showing such indebtedness shall not affect the obligations of any Payor hereunder. Unless otherwise defined herein, terms defined in the Credit Agreement (hereinafter defined) and used herein shall have the meanings assigned to them in that certain Credit Agreement dated as of [●], 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among WisdomTree Investments, Inc., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”), WisdomTree International Group, Inc., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), the other Loan Parties from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each lender from time to time party thereto.

The unpaid principal amount represented by the Promissory Note from time to time outstanding shall bear interest at a rate equal to the rate as may be agreed upon in writing from time to time by the relevant Payor and Payee. Each Payor and any endorser of this Promissory Note hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

In accordance with the Credit Agreement, the U.S. Security Agreement and the other Loan Documents to which any Payee is a party, this Promissory Note has been pledged by each Payee that is a Loan Party to the Collateral Agent, for the benefit of the Secured Parties, as security for such Payee’s Secured Obligations. Each Payor acknowledges and agrees that, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent and the other Secured Parties may exercise all the rights of the Payees that are Loan Parties under this Promissory Note in accordance with the terms and conditions of the Credit Agreement, the U.S. Security Agreement and the other Loan Documents and will not be subject to any abatement, reduction, recoupment, defense, setoff or counterclaim available to such Payor.

Each Payee agrees that any and all claims of such Payee against any Payor that is a Loan Party under this Promissory Note, or against any Collateral of any Payor that is a Loan Party, shall be subordinated in right of payment to such Payee’s Secured Obligations for so long as any Commitment,

Exhibit G

any Loan or other Obligation (other than contingent obligations not yet due and owing and obligations under Cash Management Obligations or Secured Hedge Agreements, in each case, for which the applicable Bank and the applicable Consolidated Party have agreed that such Cash Management Obligations or Secured Hedge Agreements, as applicable, shall continue to remain outstanding after all other Obligations have been terminated and released) under the Credit Agreement which is accrued and payable remains unpaid or unsatisfied, any Letter of Credit remains outstanding (unless the Effective Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place); provided that each Payor may make payments to the applicable Payee from time to time to the extent such payments are not prohibited by the Credit Agreement. Notwithstanding any right of any Payee to ask, demand, sue for, take or receive any payment from any Payor, all rights, Liens and security interests of such Payee, whether now or hereafter arising and howsoever existing, in any Collateral of any Payor that is a Loan Party shall be and hereby are subordinated to the rights of the Administrative Agent or any Secured Party in such Collateral for so long as any Commitment, any Loan or other Obligation (other than contingent obligations not yet due and owing and obligations under Cash Management Obligations or Secured Hedge Agreements, in each case, for which the applicable Bank and the applicable Consolidated Party have agreed that such Cash Management Obligations or Secured Hedge Agreements, as applicable, shall continue to remain outstanding after all other Obligations have been terminated and released) under the Credit Agreement which is accrued and payable remains unpaid or unsatisfied, any Letter of Credit remains outstanding (unless the Effective Amount of the L/C Obligations related thereto has been Cash Collateralized or a backstop letter of credit reasonably satisfactory to the applicable L/C Issuer is in place).

This Promissory Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Promissory Note shall inure to the benefit of each Payee and their respective successors and assigns, including subsequent holders hereof. Notwithstanding anything to the contrary contained herein, in any other Loan Document or in any other promissory note or other instrument, this Promissory Note (i) replaces and supersedes any and all promissory notes or other instruments which create or evidence any loans or advances made on or before the date hereof by any Payee to any other Group Member, and (ii) shall not be deemed replaced, superseded or in any way modified by any promissory note or other instrument entered into on or after the date hereof which purports to create or evidence any loan or advance by any Payee to any other Group Member.

THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

The terms and provisions of this Promissory Note are severable, and if any term or provision shall be determined to be superseded, illegal, invalid or otherwise unenforceable in whole or in part pursuant to applicable Laws by a Governmental Authority having jurisdiction, such determination shall not in any manner impair or otherwise affect the validity, legality or enforceability of that term or provision in any other jurisdiction or any of the remaining terms and provisions of this Promissory Note in any jurisdiction.

From time to time after the date hereof, additional Subsidiaries of the applicable Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Promissory Note (each additional Subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release

Exhibit G-2

of any other Payor or Payee hereunder. This Promissory Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other person becomes or fails to become or ceases to be a Payor or Payee hereunder.

This Promissory Note may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Promissory Note by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Promissory Note.

Exhibit G-3

IN WITNESS WHEREOF, each Payor and Payee has caused this Intercompany Subordinated Demand Promissory Note to be executed and delivered by its proper and duly authorized officer as of the date set forth above.

WISDOMTREE INVESTMENTS, INC. as a Payor and Payee

By:
Name:
Title:

WISDOMTREE INTERNATIONAL HOLDINGS LTD as a Payor and Payee

By:
Name:
Title:

WISDOMTREE INTERNATIONAL GROUP, INC. as a Payor and Payee

By:
Name:
Title:

WISDOMTREE ASSET MANAGEMENT, INC. as a Payor and Payee

By:
Name:
Title:

WISDOMTREE COMMODITY SERVICES, LLC as a Payor and Payee

By:
Name:
Title:

Exhibit G-4

ELECTRA TARGET HOLDCO LIMITED as a Payor and Payee

By:
Name:
Title:

WISDOMTREE ASSET MANAGEMENT CANADA, INC. as a Payor and Payee

By:
Name:
Title:

WISDOMTREE EUROPE HOLDINGS LIMITED as a Payor and Payee

By:
Name:
Title:

ETF SECURITIES (UK) LIMITED as a Payor and Payee

By:
Name:
Title:

ETFS MANAGEMENT COMPANY (JERSEY) LIMITED as a Payor and Payee

By:
Name:
Title:

Exhibit G-5

ETFS HOLDINGS (JERSEY) LIMITED as a Payor and Payee

By:
Name:
Title:

WISDOMTREE MANAGEMENT LIMITED as a Payor and Payee

By:
Name:
Title:

BOOST MANAGEMENT LIMITED as a Payor and Payee

By:
Name:
Title:

WISDOMTREE EUROPE LTD as a Payor and Payee

By:
Name:
Title:

ETFS OIL SECURITIES LIMITED as a Payor and Payee

By:
Name:
Title:

ETFS METAL SECURITIES LIMITED as a Payor and Payee

By:
Name:
Title:

Exhibit G-6

ETFS COMMODITY SECURITIES LIMITED as a Payor and Payee

By:
Name:
Title:

ETFS HEDGED COMMODITY SECURITIES LIMITED as a Payor and Payee

By:
Name:
Title:

ETFS EQUITY SECURITIES LIMITED as a Payor and Payee

By:
Name:
Title:

ETFS FOREIGN EXCHANGE LIMITED as a Payor and Payee

By:
Name:
Title:

Exhibit G-7

ETFS HEDGED METAL SECURITIES LIMITED as a Payor and Payee

By:
Name:
Title:

SWISS COMMODITY SECURITIES LIMITED as a Payor and Payee

By:
Name:
Title:

GOLD BULLION SECURITIES LIMITED as a Payor and Payee

By:
Name:
Title:

WISDOMTREE JAPAN INC. as a Payor and Payee

By:
Name:
Title:

WISDOMTREE ASIA HOLDINGS PTE. LTD. as a Payor and Payee

By:
Name:
Title:

WISDOMTREE MANAGEMENT LIMITED as a Payor and Payee

By:
Name:
Title:

Exhibit G-8

WISDOMTREE IRELAND LIMITED as a Payor and Payee

By:
Name:
Title:

Exhibit G-9

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [●], 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among WisdomTree Investments, Inc., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”), WisdomTree International Group, Inc., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), the other Loan Parties from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Lender, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(d)(ii)(C) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to them in the Credit Agreement.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date:                 , 20[    ]

Exhibit H-1

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [●], 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among WisdomTree Investments, Inc., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”), WisdomTree International Group, Inc., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), the other Loan Parties from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Lender, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(d)(ii)(D) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to them in the Credit Agreement.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

Date:                 , 20[    ]

Exhibit H-2

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [●], 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among WisdomTree Investments, Inc., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”), WisdomTree International Group, Inc., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), the other Loan Parties from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Lender, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(d)(ii)(D) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to them in the Credit Agreement.

[NAME OF FOREIGN PARTICIPANT]

By:
Name:
Title:

Date:                 , 20[    ]

Exhibit H-3

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [●], 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among WisdomTree Investments, Inc., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”), WisdomTree International Group, Inc., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), the other Loan Parties from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Lender, and each lender from time to time party thereto.

Pursuant to the provisions of Section 3.01(d)(ii)(D) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the applicable Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the applicable Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the applicable Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the applicable Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings assigned to them in the Credit Agreement.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date:                 , 20[    ]

Exhibit H-4

EXHIBIT I

FORM OF ASSIGNMENT AND ASSUMPTION

Date:                     , 20

This Assignment and Assumption (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other Loan Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Facilities identified below (including, without limitation, any Letters of Credit and guarantees and any participations in any of the foregoing included in such Facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

By its execution and delivery hereof, the Assignee hereby agrees to be bound as a Lender by the terms of that certain Re-Allocation Agreement, dated as of [    ], 2018, by and among the Assignor, the Administrative Agent, and each other Lender party thereto.

1.	Assignor:	[Assignor [is] [is not] a Defaulting Lender.]

2.	Assignee:	[and is a [Term Lender] [Revolving Lender]] [and is an Affiliate/Approved Fund of [identify Lender]12]

3.	Borrower:	[WisdomTree Investments, Inc., a Delaware corporation (the “U.S. Borrower”)] [WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 (the “English Borrower”)][13]

[12]	Select as applicable.
[13]	Select as applicable.

Exhibit I

4.	Administrative Agent:	Credit Suisse AG, Cayman Islands Branch, as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	The Credit Agreement dated as of [●], 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among [the U.S. Borrower] [WisdomTree Investments, Inc., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”)], WisdomTree International Group, Inc., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), [the English Borrower][WisdomTree International Holdings Ltd, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower”)], the other Loan Parties from time to time party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each lender from time to time party thereto.

6.	Assigned Interest[14]:

Facility Assigned[15]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[16]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

7.	[Trade Date: ][17]

Effective Date:                         , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

[14]	Must comply with the minimum assignment amounts set forth in Section 10.07(b)(ii)(A), to the extent applicable.
[15]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Credit Commitment”, “Term Commitment”, etc.)
[16]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[17]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit I-2

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and Accepted:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Name:
Title:][18]

[WISDOMTREE INVESTMENTS, INC. as the U.S. Borrower

By:
Name:
Title:][19]

[WISDOMTREE INTERNATIONAL HOLDINGS LTD as the English Borrower

By:
Name:
Title:][20]

[[EACH ISSUING LENDER],

By:
Name:
Title:][21]

[18]	Only to be included if consent of the Administrative Agent is required pursuant to the Credit Agreement.
[19]	Only to be included if consent of the Administrative Agent is required pursuant to the Credit Agreement.
[20]	Only to be included if consent of the Administrative Agent is required pursuant to the Credit Agreement.
[21]	Only to be included if consent of the Administrative Agent is required pursuant to the Credit Agreement.

Exhibit I-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby, and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Lender and otherwise meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement) and the requirements contained in Section 10.07 of the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) attached to this Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

Exhibit I-4

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than section 5-1401 of the New York General Obligations Law).

Exhibit I-5

EXHIBIT J

FORM OF PERFECTION CERTIFICATE

Date: [            ], 2018

Reference is made to the Credit Agreement dated as of [            ], 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WISDOMTREE INVESTMENTS, INC., a Delaware corporation (the “Parent” and in its capacity as a borrower under the Revolving Credit Facility, the “U.S. Borrower”), WisdomTree International Group, Inc., a Delaware corporation and a direct Subsidiary of the Parent (“U.S. Midco”), WISDOMTREE INTERNATIONAL HOLDINGS LTD, a company incorporated under the laws of England and Wales with registered number 11046784 and a direct Subsidiary of U.S. Midco (the “English Borrower” and, together with the U.S. Borrower, each a “Borrower” and collectively, the “Borrowers”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, L/C Issuer and Lender and each lender from time to time party thereto. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the U.S. Security Agreement referred to therein, as applicable.

The undersigned, the Executive Vice President of the Parent, hereby certifies to the Administrative Agent and each other Secured Party as follows:

1. Names.

(a)	Set forth on Schedule 1(a) is (i) the exact legal name of each Grantor, as such name appears in its respective certificate of formation or organization, (ii) the jurisdiction of formation or organization of each Grantor that is a registered organization, (iii) the Organizational Identification Number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization, (iv) the U.S. Federal Taxpayer Identification Number of each Grantor and (v) the address of the chief executive office of each Grantor.

(b)	Set forth on Schedule 1(b) is (i) each other legal name each Grantor has had in the past five years, together with the date of the relevant change and (ii) each other name (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(c)	Except as set forth on Schedule 1(c), no Grantor has changed its identity or corporate structure in any way or acquired any division or line of business from any other person within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions (including acquisitions of all or substantially all of the assets of another person), as well as any change in the form, nature or jurisdiction of organization.

2. Current Locations.

(a)	Set forth on Schedule 2(a) opposite the name of each Grantor are all locations where such Grantor maintains any books or records relating to any Accounts (with each location at which chattel paper, if any, is kept being indicated by an “*”).

Exhibit J

(b) Set forth on Schedule 2(b) opposite the name of each Grantor are all the places of business and other locations where such Grantor maintains any Equipment or other Collateral (with each location at which Collateral that could reasonably constitute Fixtures is located, being indicated by an “*”), in each case not identified in Schedules 1(a) or 2(a).

3. Schedule of Filings. Attached hereto as Schedule 3 is a schedule setting forth each filing, made in connection with financing statements, and the proper Uniform Commercial Code filing office in which such filing is to be made.

4. Stock Ownership and other Equity Interests. Attached hereto as Schedule 4 is a true and correct list of stock, partnership interests, limited liability company membership interests or other Equity Interests owned by each Grantor, in each case specifying the issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests.

5. Mortgage Filings. Attached hereto as Schedule 5 is a schedule setting forth, with respect to each Mortgaged Property, (a) the exact name of the Person that owns such property as such name appears in its certificate of incorporation or other organizational document, (b) if different from the name identified pursuant to clause (a), the exact name of the current record owner of such property reflected in the records of the filing office for such property identified pursuant to the following clause and (c) the filing office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

6. Intellectual Property.

(a)	Attached hereto as Schedule 6(a) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth, with respect to each Grantor, each Patent (including each Patent application) owned by such Grantor and the name of the registered owner, type, registration or application number and the expiration date (if already registered) thereof.

(b)	Attached hereto as Schedule 6(b) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth, with respect to each Grantor, each Trademark (including each Trademark application) owned by such Grantor and the name of the registered owner, the registration or application number and the expiration date (if already registered) thereof.

(c)	Attached hereto as Schedule 6(c) in proper form for filing with the United States Copyright Office is a schedule setting forth, with respect to each Grantor, each Copyright (including each Copyright application) owned by such Grantor and the name of the registered owner, the title and the registration number (if already registered) thereof. Also set forth on Schedule 6(c) in proper form for filing with United States Copyright Office is a schedule setting forth all material or exclusive Copyright Licenses (where the Grantor is a licensee) granted to any Grantor.

7. Commercial Tort Claims. Attached hereto as Schedule 7 is a true and correct list of commercial tort claims in excess of $10,000,000 held by any U.S. Borrower Required Guarantors, including a brief description thereof.

[Remainder of Page Intentionally Left Blank]

Exhibit J-2

IN WITNESS WHEREOF, the undersigned have duly executed this certificate as of the date first written above.

WISDOMTREE INVESTMENTS, INC.,

By:
Name:
Title:

Exhibit J-3

SCHEDULE 1(a)

Legal Names of Grantors

Grantor Name	Jurisdiction of Formation	Organizational Identification Number	U.S. Tax Identification Number	Chief Executive Office Address

Exhibit J-4

SCHEDULE 1(b)

Prior Legal Names and Trade Names

(i) Prior Legal Names

Grantor	Prior Legal Name	Date of Change

(ii) Trade Names

[            ]

Exhibit J-5

SCHEDULE 1(c)

Changes in Corporate Identity/Structure

Grantor	Description of Change	Date of Change

Exhibit J-6

SCHEDULE 2(a)

Locations of Books or Records of Accounts

Grantor	Address(es)

Exhibit J-7

SCHEDULE 2(b)

Other Locations of Equipment or Collateral

[            ]

Exhibit J-8

SCHEDULE 3

Financing Statements and Filing Offices

Grantor	Type of Filing	Filing Office

Exhibit J-9

SCHEDULE 4

Equity Interests

Issuer (Subsidiary)	Holder / Grantor	% of Shares Owned	Number of Shares Owned	Certificate No(s).

Exhibit J-10

SCHEDULE 5

Mortgage Filings

[            ]

Exhibit J-11

SCHEDULE 6(a)

Patents

[             ]

Exhibit J-12

SCHEDULE 6(b)

Trademarks

U.S. Trademarks:

[            ]

International Trademarks:

[        ]

Exhibit J-13

SCHEDULE 6(c)

Copyrights

[            ]

Exhibit J-14

SCHEDULE 7

Commercial Tort Claims

[        ]

Exhibit J-15